    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 5, 1997

                                                      REGISTRATION NO. 333
===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                   UNDER THE
                             SECURITIES ACT OF 1933

                            ------------------------

                                     HOMESIDE LENDING, INC.
                     (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            FLORIDA                           6162                         59-2725415
(STATE OR OTHER JURISDICTION OF   (PRIMARY STANDARD INDUSTRIAL          (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)   CLASSIFICATION CODE NUMBER)         IDENTIFICATION NO.)

                            ------------------------

                              7301 BAYMEADOWS WAY
                             JACKSONVILLE, FL 32256
                                 (904) 281-3000
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

            ROBERT J. JACOBS, EXECUTIVE VICE PRESIDENT AND SECRETARY
                             HOMESIDE LENDING, INC.
                              7301 BAYMEADOWS WAY
                             JACKSONVILLE, FL 32256
                                 (904) 281-3000
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                            ------------------------

                        COPIES OF ALL COMMUNICATIONS TO:

                MARY ELLEN O'MARA               AND               JONATHAN B. MILLER
           HUTCHINS, WHEELER & DITTMAR                             BROWN & WOOD LLP
            A PROFESSIONAL CORPORATION                          ONE WORLD TRADE CENTER
                101 FEDERAL STREET                             NEW YORK, NEW YORK 10048
           BOSTON, MASSACHUSETTS 02110                              (212) 839-5300
                  (617) 951-6600

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the Registration Statement becomes effective.

                            ------------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE
================================================================================

--------------------------------------------------------------------------------------------------------------
                                             PROPOSED MAXIMUM                          AMOUNT OF
TITLE OF EACH CLASS OF                      AGGREGATE OFFERING                       REGISTRATION
SECURITIES TO BE REGISTERED                      PRICE (1)                                FEE
--------------------------------------------------------------------------------------------------------------
Debt Securities...................             $1,000,000,000                          $303,031
--------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------

(1) Estimated pursuant to Rule 457 under the Securities Act of 1933 solely for the purpose of calculating the registration fee.

                            ------------------------

        THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
===============================================================================

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                             SUBJECT TO COMPLETION

            PRELIMINARY PROSPECTUS SUPPLEMENT DATED FEBRUARY 5, 1997

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED             , 1997)

                                 $1,000,000,000

                             HOMESIDE LENDING, INC.

                               MEDIUM-TERM NOTES
                   DUE NINE MONTHS OR MORE FROM DATE OF ISSUE
                            ------------------------
    HomeSide Lending, Inc. (the "Issuer") may offer from time to time up to $1,000,000,000 aggregate initial offering price, or the equivalent thereof in one or more foreign or composite currencies, of its Medium-Term Notes Due Nine Months or More From Date of Issue (the "Notes"). Such aggregate initial offering price is subject to reduction as a result of the sale by the Issuer of other Debt Securities described in the accompanying Prospectus. Each Note will mature on any day nine months or more from the date of issue, as specified in the applicable pricing supplement hereto (each, a "Pricing Supplement"), and may be subject to redemption at the option of the Issuer or repayment at the option of the Holder thereof, in each case, in whole or in part, prior to its Stated Maturity Date, if specified in the applicable Pricing Supplement. In addition, each Note will be denominated and/or payable in United States dollars or a foreign or composite currency, as specified in the applicable Pricing Supplement. The Notes, other than Foreign Currency Notes, will be issued in minimum denominations of $1,000 and integral multiples thereof, unless otherwise specified in the applicable Pricing Supplement, while Foreign Currency Notes will be issued in the minimum denominations specified in the applicable Pricing Supplement.

    The Issuer may issue Notes that bear interest at fixed rates ("Fixed Rate Notes") or at floating rates ("Floating Rate Notes"). The applicable Pricing Supplement will specify whether a Floating Rate Note is a Regular Floating Rate Note, a Floating Rate/Fixed Rate Note or an Inverse Floating Rate Note and whether the rate of interest thereon is determined by reference to one or more of the CD Rate, the CMT Rate, the Commercial Paper Rate, the Eleventh District Cost of Funds Rate, the Federal Funds Rate, LIBOR, the Prime Rate or the Treasury Rate (each, an "Interest Rate Basis"), or any other interest rate basis or formula, as adjusted by any Spread and/or Spread Multiplier. Interest on each Floating Rate Note will accrue from its date of issue and, unless otherwise specified in the applicable Pricing Supplement, will be payable monthly, quarterly, semiannually or annually in arrears, as specified in the applicable Pricing Supplement, and on the Maturity Date. Unless otherwise specified in the applicable Pricing Supplement, the rate of interest on each Floating Rate Note will be reset daily, weekly, monthly, quarterly, semiannually or annually, as specified in the applicable Pricing Supplement. Interest on each Fixed Rate Note will accrue from its date of issue and, unless otherwise specified in the applicable Pricing Supplement, will be payable semiannually in arrears on and of each year and on the Maturity Date. The Issuer may also issue Discount Notes, Indexed Notes and Amortizing Notes.

    The interest rate, or formula for the determination of the interest rate, if any, applicable to each Note and the other variable terms thereof will be established by the Issuer on the date of issue of such Note and will be specified in the applicable Pricing Supplement. Interest rates or formulas and other terms of Notes are subject to change by the Issuer, but no such change will affect any Note previously issued or as to which an offer to purchase has been accepted by the Issuer.

    Each Note will be issued in book-entry form (a "Book-Entry Note") or in fully registered certificated form (a "Certificated Note"), as specified in the applicable Pricing Supplement. Each Book-Entry Note will be represented by one or more fully registered global securities (the "Global Securities") deposited with or on behalf of The Depository Trust Company (or such other depositary identified in the applicable Pricing Supplement) (the "Depository") and registered in the name of the Depository or the Depository's nominee. Interests in the Global Securities will be shown on, and transfers thereof will be effected only through, records maintained by the Depository (with respect to its participants) and the Depository's participants (with respect to beneficial owners). Except in limited circumstances, Book-Entry Notes will not be exchangeable for Certificated Notes.

     SEE "RISK FACTORS" COMMENCING ON PAGE S-11 FOR A DISCUSSION OF CERTAIN RISKS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE NOTES OFFERED HEREBY.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT, THE PROSPECTUS OR ANY
  SUPPLEMENT HERETO. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

==================================================================================================================================
                                                PRICE TO                   AGENTS' DISCOUNTS                 PROCEEDS TO
                                                PUBLIC(1)                AND COMMISSIONS(1)(2)              ISSUER(1)(3)

Per Note.............................              100%                     [.125% - .750%]              [99.875% - 99.250%]
----------------------------------------------------------------------------------------------------------------------------------
Total(4).............................         $1,000,000,000                   $      -$                      $      -$
==================================================================================================================================

(1) Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Chase Securities Inc., NationsBank Capital Markets, Inc. and Smith Barney Inc. (the "Agents"), individually or in a syndicate, may purchase Notes, as principal, from the Issuer for resale to investors and other purchasers at varying prices relating to prevailing market prices at the time of resale as determined by the applicable Agent or, if so specified in the applicable Pricing Supplement, for resale at a fixed offering price. Unless otherwise specified in the applicable Pricing Supplement, any Note sold to an Agent as principal will be purchased by such Agent at a price equal to 100% of the principal amount thereof less a percentage of the principal amount equal to the commission applicable to an agency sale (as described below) of a Note of identical maturity. If agreed to by the Issuer and an Agent, such Agent may utilize its reasonable efforts on an agency basis to solicit offers to purchase the Notes at 100% of the principal amount thereof, unless otherwise specified in the applicable Pricing Supplement. The Issuer will pay a commission to an Agent, ranging from [.125% to .750%] of the principal amount of a Note, depending upon its stated maturity, sold through an Agent. Commissions with respect to Notes with stated maturities in excess of 30 years that are sold through such Agent will be negotiated between the Issuer and such Agent at the time of such sale. See "Plan of Distribution."

(2) The Issuer has agreed to indemnify the Agents against, and to provide contribution with respect to, certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Plan of Distribution."
(3) Before deducting expenses payable by the Issuer estimated at $      .
(4) Or the equivalent thereof in one or more foreign or composite currencies.
                            ------------------------
    The Notes are being offered on a continuing basis by the Issuer to or through the Agents. Unless otherwise specified in the applicable Pricing Supplement, the Notes will not be listed on any securities exchange. There is no assurance that the Notes offered hereby will be sold or, if sold, that there will be a secondary market for the Notes or liquidity in the secondary market if one develops. The Issuer reserves the right to cancel or modify the offer made hereby without notice. The Issuer or an Agent, if it solicits the offer on an agency basis, may reject any offer to purchase Notes in whole or in part. See "Plan of Distribution."

                            ------------------------
MERRILL LYNCH & CO.
                  CHASE SECURITIES INC.
                                  NATIONSBANK CAPITAL MARKETS, INC.
                                                               SMITH BARNEY INC.

         The date of this Prospectus Supplement is             , 1997.

     IN CONNECTION WITH AN OFFERING OF NOTES PURCHASED BY ONE OR MORE AGENTS AS PRINCIPAL ON A FIXED OFFERING PRICE BASIS, SUCH AGENT(S) MAY OVERALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF NOTES AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                            ------------------------

     Unless otherwise referred to herein or the context otherwise requires, references to "HomeSide" shall mean HomeSide Lending, Inc. (the "Issuer"), a Florida corporation, and its consolidated subsidiaries. The Issuer was formerly known as BancBoston Mortgage Corporation ("BBMC"). The Issuer is an indirect wholly-owned subsidiary of HomeSide, Inc. (the "Parent"), a Delaware corporation. The Parent was formed in December 1995, but had no operations prior to its acquisition of BBMC on March 15, 1996 (hereafter the "HLI Acquisition"), which was accounted for as a purchase transaction. BBMC prior to its acquisition is hereinafter sometimes referred to as "HLI". The Parent acquired Barnett Mortgage Company ("BMC"), now known as HomeSide Holdings, Inc. ("HHI"), on May 31, 1996 (the "HHI Acquisition"), which was accounted for as a purchase transaction. HHI is a wholly-owned subsidiary of the Parent, and the Issuer is a wholly-owned subsidiary of HHI. All of the assets and liabilities of HHI, except for certain portions of HHI's GNMA servicing rights, have been transferred to the Issuer. BBMC and BMC operated on a fiscal year end of December 31. The Parent, HHI and the Issuer have adopted a February 28 fiscal year end and all references herein to 1997 refer to the fiscal year ending February 28, 1997.

     All combined or pro forma financial information for HomeSide as of November 30, 1996 or for the period March 16, 1996 to November 30, 1996 has been prepared using HomeSide information as of November 30, 1996 or for the period beginning March 16, 1996 and HHI information (excluding the net income related to the assets retained by HHI) beginning April 1, 1996 to May 30, 1996. All information for HomeSide presented as of or for the period ended March 31, 1996 has been prepared by combining information for BBMC for the period ended March 15, 1996 with information for HomeSide for the period March 16, 1996 to March 31, 1996. HomeSide's executive offices are located at 7301 Baymeadows Way, Jacksonville, Florida 32256, telephone number (904) 281-3000.

--------------------------------------------------------------------------------

                         PROSPECTUS SUPPLEMENT SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information, risk factors and financial statements, including the related notes, appearing elsewhere in this Prospectus Supplement or the Prospectus.

                                    HOMESIDE

     HomeSide is one of the largest full-service residential mortgage banking companies in the United States, formed through the acquisition of the mortgage banking operations of The First National Bank of Boston ("Bank of Boston" or "BKB") and Barnett Banks, Inc. ("Barnett"). HomeSide's strategy emphasizes variable cost mortgage origination and low cost servicing. On a combined basis HomeSide's origination volume and servicing portfolio would have been $14.7 billion and $73.9 billion, respectively, for and as of the year ended December 31, 1995, ranking HomeSide as the 5th largest originator and 7th largest servicer in the United States for 1995 based on data published by National Mortgage News. For and as of the nine months ended November 30, 1996, HomeSide's loan originations and acquisitions were $18.9 billion and its servicing portfolio was $87.7 billion.

     The residential mortgage market totaled over $3.6 trillion in 1995 and is the second largest debt market in the world, exceeded only by the United States Treasury market. The residential mortgage market has grown at a compound annual rate of approximately 8% since 1985. HomeSide competes in a mortgage banking market which is highly fragmented with no single company controlling or dominating the market. In 1995 the largest originator represented 5.2% of the market and the largest servicer represented 3.7%, while the top 25 originators and servicers represented 38.1% and 39.1% of their markets, respectively. Residential mortgage lenders compete primarily on the basis of loan pricing and service, making effective cost management essential. The industry has experienced rapid consolidation which has been accelerated by the introduction of significant technology improvements and the economies of scale present in mortgage servicing. The top 25 mortgage loan servicers have increased their aggregate market share from 20.7% in 1990 to 39.1% in 1995.

     HomeSide's business strategy is to increase the volume of its loan originations and the size of its servicing portfolio while continuing to improve operating efficiencies. In originating mortgages, HomeSide focuses on variable cost channels of production, including correspondent, broker, consumer direct, affinity, and co-issue sources. HomeSide also pursues strategic relationships such as its existing 5-year agreements to acquire and service residential mortgage loans from BKB and Barnett production sources, which, for the period May 31, 1996 through November 30, 1996, represented 19.5% of HomeSide's loan production. Management believes that these variable cost channels of production deliver consistent origination opportunities for HomeSide without the fixed cost investment associated with traditional retail mortgage branch networks. HomeSide believes that its ongoing investment in technology will further enhance and expand existing processing capabilities and improve its efficiency. Based on independent surveys of direct cost per loan and loans serviced per employee, management believes that HomeSide has been one of the industry's most efficient mortgage servicers.

     HomeSide plans to build its core operations through (i) improved economies of scale in servicing costs; (ii) increased productivity using proprietary technology; and (iii) expanded and diversified variable cost origination channels. In addition, HomeSide intends to pursue additional loan portfolio acquisitions and strategic origination relationships similar to the existing BKB and Barnett arrangements.

     HomeSide's business activities consist primarily of:

        - Mortgage production: origination and purchase of residential single family mortgage loans through multiple channels including correspondents, strategic partners (BKB and Barnett), mortgage brokers, co-issue partners, direct consumer telemarketing and affinity programs;

        - Servicing: administration, collection and remittance of monthly mortgage principal and interest payments, collection and payment of property taxes and insurance premiums and management of certain loan default activities;
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

        - Secondary marketing: sale of residential single family mortgage loans as pools underlying mortgage-backed securities guaranteed or issued by governmental or quasi-governmental agencies or as whole loans or private securities to investors; and

        - Risk management: management of a program designed primarily to protect the economic performance of the servicing portfolio that could otherwise be adversely affected by increased loan prepayments due to declines in interest rates.

     Ownership. The Issuer is an indirect wholly-owned subsidiary of the Parent. Thomas H. Lee Equity Fund III, L.P. (the "Fund") and certain affiliates of Thomas H. Lee Company (collectively, "THL"), Madison Dearborn Capital Partners, L.P. ("MDP"), Bank of Boston and Siesta Holdings, Inc., an affiliate of Barnett ("Siesta") own in the aggregate approximately 79% of the outstanding common stock, par value $0.01 per share, of the Parent (the "Common Stock"). THL, MDP, Bank of Boston and Siesta are collectively referred to herein as the "Principal Shareholders." See "Security Ownership of Certain Beneficial Owners and Management" in the accompanying Prospectus.

                                  RISK FACTORS

     See "Risk Factors" starting on page S-11 for a discussion of certain factors which should be considered by prospective investors in evaluating an investment in the securities offered hereby.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                    HOMESIDE
        SUMMARY UNAUDITED HISTORICAL FINANCIAL AND OPERATING INFORMATION

     The following table sets forth summary unaudited historical financial and operating information for the Issuer and its subsidiaries for the period ended May 31, 1996, for each of the three months ended August 31, 1996 and November 30, 1996 and for the period March 16, 1996 to November 30, 1996. As a result of the acquisition of HHI by the Parent on May 31, 1996, certain assets and liabilities were transferred to the Issuer and consequently are included in results for HomeSide as of and for the period commencing May 31, 1996. Such information should be read in conjunction with, and is qualified in its entirety by reference to, HomeSide's consolidated financial statements, pro forma financial information and related notes included elsewhere in this Prospectus.


                                   FOR THE PERIOD   FOR THE THREE    FOR THE THREE        FOR THE PERIOD
                                   MARCH 16, 1996    MONTHS ENDED     MONTHS ENDED        MARCH 16, 1996
                                  TO MAY 31, 1996  AUGUST 31, 1996  NOVEMBER 30, 1996  TO NOVEMBER 30, 1996
                                  ---------------  ---------------  -----------------  --------------------
                                                          (DOLLARS IN THOUSANDS)
CONSOLIDATED STATEMENT OF
  OPERATIONS DATA:
Revenues:
Mortgage servicing fees..........   $    41,485      $    82,179      $    90,492        $   214,156
Amortization of mortgage
  servicing rights...............       (16,442)         (39,753)         (48,120)          (104,315)
                                    -----------      -----------      -----------        -----------
  Net servicing revenue..........        25,043           42,426           42,372            109,841
Interest income..................        12,719           22,270           25,241             60,230
Interest expense.................       (12,592)         (17,684)         (16,140)           (46,416)
                                    -----------      -----------      -----------        -----------
  Net interest revenue...........           127            4,586            9,101             13,814
Net mortgage origination
  revenue........................        10,810           16,273           16,521             43,604
Other income.....................           107              355               79                541
                                    -----------      -----------      -----------        -----------
          Total revenues.........        36,087           63,640           68,073            167,800
Expenses:
Salaries and employee benefits...        11,480           21,177           20,650             53,307
Occupancy and equipment..........         1,846            3,084            3,337              8,267
Servicing losses on
  investor-owned loans...........         3,938            4,058            4,957             12,953
Other expenses...................         5,345           12,196           11,391             28,932
                                    -----------      -----------      -----------        -----------
          Total expenses.........        22,609           40,515           40,335            103,459
Income before income taxes.......        13,478           23,125           27,738             64,341
Income tax expense...............         5,526            9,481           11,373             26,380
                                    -----------      -----------      -----------        -----------
Net income(e)....................   $     7,952      $    13,644      $    16,365        $    37,961
                                    ===========      ===========      ===========        ===========
SELECTED OPERATING DATA:
Volume of loans originated and
  acquired.......................   $ 3,780,236      $ 9,565,199(b)   $  5,540,875       $18,886,310(b)
Loan servicing portfolio
  (at period end)................    77,351,849       84,818,725(b)     87,712,746        87,712,746
Loan servicing portfolio
  (average during the period)....    43,670,497(a)    81,223,664        86,535,928        69,643,494(c)
Weighted average interest rate
  for the servicing portfolio (at
  period end)....................          7.86%            7.92%            7.91%              7.91%
Weighted average servicing fee
  for the servicing portfolio (at
  period end)....................         0.367%           0.363%           0.359%             0.359%
EBITDA(d)........................   $    43,743      $    83,720      $    93,868        $   221,331
Ratio of EBITDA to total interest
  expense........................          3.47x            4.73x            5.82x              4.77x

(footnotes on following page)
--------------------------------------------------------------------------------

                                                        AT             AT                AT
                                                   MAY 31, 1996  AUGUST 31, 1996  NOVEMBER 30, 1996
                                                   ------------  ---------------  -----------------
                                                                (DOLLARS IN THOUSANDS)
SELECTED BALANCE SHEET DATA:
Mortgage loans held for sale...................... $   974,484     $ 1,290,841       $ 1,101,229
Mortgage servicing rights.........................   1,216,106       1,409,226         1,321,639
Total assets......................................   2,640,669       2,909,346         2,833,601
Warehouse credit facility.........................     954,994       1,245,591         1,074,583
Long-term debt(e).................................     968,059         864,067           957,508
Total liabilities.................................   2,101,703       2,356,705         2,276,265
Total stockholder's equity........................     538,966         552,641           557,336

---------------

(a) Period information is for the period March 1, 1996 through May 31, 1996.

(b) Includes bulk purchases of $4.1 billion.

(c) Period information is for the period March 1, 1996 through November 30,
    1996.

(d) EBITDA represents earnings before total interest expense, taxes, depreciation and amortization, including amortization of mortgage servicing rights. Depreciation and amortization, excluding amortization of mortgage servicing rights, was $1.2 million, $3.2 million, $1.9 million and $6.3 million for the period March 16, 1996 to May 31 1996, the three months ended August 31, 1996 and November 30, 1996 and the period March 16, 1996 to November 30, 1996, respectively. In addition to EBITDA, other major elements of cash flows from investing and financing activities are important in determining available cash flow. Cash flows used in operating activities totalled $127.0 million, $210.5 million and $169.0 million for the period March 16, 1996 to May 31, 1996, the three months ended August 31, 1996 and the period March 16, 1996 to November 30, 1996, respectively, and cash flows provided by operating activities totalled $168.6 million for the three months ended November 30, 1996. EBITDA includes substantially all expenditures for operating expenses.

    Cash flows used in investing activities were $363.2 million, $205.8 million, $106.8 million and $675.7 million for the period March 16, 1996 to May 31 1996, the three months ended August 31, 1996 and November 30, 1996 and the period March 16, 1996 to November 30, 1996, respectively.

    The Bank Credit Agreement, as hereinafter defined, represents the major source of financing for cash flows. Cash flow provided by financing activities totalled $748.6 million, $185.9 million and $845.9 million for the period March 16, 1996 to May 31 1996, the three months ended August 31, 1996 and the period March 16, 1996 to November 30, 1996, respectively. Cash flow used in financing activities was $88.6 million for the three months ended November 30, 1996. Unused line of credit totalled approximately $449.3 million at November 30, 1996.

    Management believes that the presentation of EBITDA facilities the reader's evaluation of the Issuer's debt service capacity, and that EBITDA is a generally recognized statistic for performing such evaluations. EBITDA should not be considered as an alternative to net income as an indicator of the Issuer's operating performance or to cash flow as a measure of liquidity but rather to provide additional information related to the Issuer's ability to service debt.

(e) On May 14, 1996 the Parent issued $200 million of 11.25% Notes due 2003. All of the outstanding common stock of HomeSide and HHI is pledged as security on the notes. The only significant asset of the Parent is its investment in HomeSide and HHI common stock. The Parent is dependent on cash payments from HomeSide to service its debt obligations. The notes, and related interest expense, are not reflected in the financial statements of HomeSide.

--------------------------------------------------------------------------------

                                    HOMESIDE

  SUMMARY UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL AND OPERATING INFORMATION

     The summary unaudited pro forma consolidated financial information for HomeSide set forth below has been derived from financial information included in the accompanying Prospectus and all such information is presented on a pro forma basis, giving effect to the HHI Acquisition and the HLI Acquisition by the Parent. In addition, the unaudited pro forma consolidated financial information gives effect to the issuance of Common Stock by the Parent to the public as if such transaction occurred on March 16, 1996, for income statement data as if each such transaction had occurred on March 15, 1996. The unaudited pro forma consolidated financial information does not purport to represent what HomeSide's results of operations would have been if the HLI Acquisition and the HHI Acquisition had actually been completed as of the dates indicated and is not intended to project HomeSide's financial position or results of operations for any future period. The following summary information should be read in conjunction with, and is qualified in its entirety by reference to, the historical financial statements of BBMC and HHI and the unaudited pro forma consolidated financial information for HomeSide and the related notes thereto included in the accompanying Prospectus.

                                                               FOR THE     FOR THE      FOR THE       FOR THE
                                                                PERIOD      THREE        THREE        PERIOD
                                                FOR THE YEAR  MARCH 16,     MONTHS      MONTHS       MARCH 16,
                                                   ENDED         1996       ENDED        ENDED       1996 TO
                                                DECEMBER 31,  TO MAY 31,  AUGUST 31,  NOVEMBER 30,  NOVEMBER 30,
                                                    1995         1996        1996         1996          1996
                                                ------------  ----------  ----------  ------------  ------------
                                                                     (DOLLARS IN MILLIONS)
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
  DATA:
Revenues:
Mortgage servicing fees........................    $ 296.4      $  61.3     $  82.1      $  90.5       $ 233.9
Gain on risk management contracts(a)...........      108.7           --          --           --            --
Amortization of mortgage servicing rights......     (170.0)       (25.7)      (39.8)       (48.1)       (113.6)
                                                   -------      -------     -------      -------       -------
  Net servicing revenue........................      235.1         35.6        42.3         42.4         120.3
Interest income................................       66.9         19.3        22.3         25.2          66.8
Interest expense...............................      (49.0)       (14.7)      (17.1)       (15.5)        (47.3)
                                                   -------      -------     -------      -------       -------
  Net interest revenue.........................       17.9          4.6         5.2          9.7          19.5
Net mortgage origination revenue...............        0.7         11.8        16.3         16.5          44.6
Other income...................................        0.7          0.1         0.4          0.1           0.6
                                                   -------      -------     -------      -------       -------
         Total revenues........................      254.4         52.1        64.2         68.7         185.0
         Total expenses........................      142.7         35.3        40.6         40.3         116.2
                                                   -------      -------     -------      -------       -------
Income before income taxes.....................      111.7         16.8        23.6         28.4          68.8
Income tax expense.............................       45.7          6.9         9.7         11.7          28.3
                                                   -------      -------     -------      -------       -------
Net income(e)..................................    $  66.0      $   9.9     $  13.9      $  16.7       $  40.5
                                                   =======      =======     =======      =======       =======
SELECTED OPERATING DATA:
Volume of loans originated and acquired........    $14,652      $ 4,762     $ 9,565(c)   $ 5,541       $19,868(c)
Loan servicing portfolio (at period end).......     73,886       77,352      84,819(c)    87,713        87,713
Loan servicing portfolio (average during the
  period)......................................     68,873       76,708(b)   81,224       86,536        69,643(d)
Weighted average interest rate for the
  servicing portfolio (at period end)..........       8.01%        7.86%       7.92%        7.91%         7.91%
Weighted average servicing fee for the
  servicing portfolio (at period end)..........      0.351%       0.355%      0.363%       0.359%        0.359%

(footnotes on following page)
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                                                                           AT
                                                                                    NOVEMBER 30, 1996
                                                                                -------------------------
                                                                                  ACTUAL   AS ADJUSTED(f)
                                                                                ---------- --------------
                                                                                   (DOLLARS IN THOUSANDS)
SELECTED BALANCE SHEET DATA:

Total assets..................................................................  $2,833,601   $2,833,601
Warehouse credit facility.....................................................   1,074,583    1,074,583
Long-term debt(e).............................................................     957,508      918,710
Total liabilities.............................................................   2,276,265    2,237,467
Total stockholder's equity....................................................     557,336      596,134

---------------

(a) The non-cash portion of gain on risk management contracts was $86.5 million pro forma HomeSide for the HLI Acquisition and HHI Acquisition for the year ended December 31, 1995. See Note 3 of HomeSide's November 30, 1996 financial statements on F-5 in the accompanying Prospectus for a description of HomeSide's hedge accounting policy.

(b) Period information is for the period March 1, 1996 through May 31, 1996.

(c) Includes bulk purchases of $4.1 billion.

(d) Period information is for the period March 1, 1996 through November 30,
    1996.

(e) On May 14, 1996, the Parent issued $200 million of 11.25% Notes due 2003. All of the outstanding common stock of HomeSide and HHI is pledged as security on the notes. The only significant asset of the Parent is its investment in HomeSide common stock. The Parent is dependent on cash payments from HomeSide to service its debt obligations. The notes, and related interest expense, are not reflected in the financial statements of HomeSide.

(f) Adjusted to give effect to the sale of Common Stock by the Parent and the application of a portion of the net proceeds contributed to HomeSide as if such transaction had occurred on November 30, 1996. See "Index to Financial Statements -- Unaudited Pro Forma Consolidated Financial Information" in the accompanying Prospectus.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                      HLI
             SUMMARY HISTORICAL FINANCIAL AND OPERATING INFORMATION

     The following table sets forth summary historical financial and operating information for HLI (formerly BancBoston Mortgage Corporation) for the periods prior to its acquisition by the Parent. Such information should be read in conjunction with, and is qualified in its entirety by reference to, the consolidated financial statements, pro forma financial information and related notes included in the accompanying Prospectus.

                                                                                                   FOR THE THREE   FOR THE PERIOD
                                                                                                      MONTHS         JANUARY 1,
                                                  YEARS ENDED DECEMBER 31,                             ENDED          1996 TO
                             -------------------------------------------------------------------     MARCH 31,        MARCH 15,
                                1991          1992          1993          1994          1995           1995            1996
                             -----------   -----------   -----------   -----------   -----------   -------------   --------------
                                                                    (DOLLARS IN THOUSANDS)
CONSOLIDATED STATEMENTS OF
  OPERATIONS DATA:
Revenues:
Mortgage servicing fees....  $    92,362   $   105,890   $   111,822   $   140,491   $   173,038     $    43,657     $    38,977
Gain (loss) on risk
  management contracts.....           --            --         6,688        (6,702)      108,702           3,612        (128,795)
Amortization of mortgage
  servicing rights.........      (37,213)      (73,908)     (112,492)      (66,801)     (108,013)        (23,103)         (7,245)
                             -----------   -----------   -----------   -----------   -----------     -----------     -----------
  Net servicing revenue....       55,149        31,982         6,018        66,988       173,727          24,166         (97,063)
Interest income............       41,252        46,865        50,156        31,585        24,324           4,122           8,423
Interest expense...........      (27,686)      (38,855)      (44,199)      (33,952)      (27,128)         (6,079)        (10,089)
                             -----------   -----------   -----------   -----------   -----------     -----------     -----------
  Net interest revenue.....       13,566         8,010         5,957        (2,367)       (2,804)         (1,957)         (1,666)
Net mortgage origination
  revenue (expense)........        6,508         1,123         6,173         4,983         3,417          (1,083)          7,638
Gain on sales of servicing
  rights...................       12,034        14,769           651        10,862        10,230           4,285              --
Other income...............           52            17            50           147           511              13             253
                             -----------   -----------   -----------   -----------   -----------     -----------     -----------
        Total revenues.....       87,309        55,901        18,849        80,613       185,081          25,424         (90,838)

Expenses:
  Salaries and employee
    benefits...............       27,328        30,053        33,096        40,370        45,381          11,696          10,287
  Occupancy and equipment..        7,809         7,788         7,966         9,012        10,009           2,358           2,041
  Servicing losses on
    investor-owned loans...        2,880         8,138         2,770         7,177         9,981             733           5,560
  Real estate acquired.....        1,195         1,124         1,600           253         1,054             218             291
  Other expenses...........       17,552        20,461        22,058        19,326        21,896           4,713           7,377
                             -----------   -----------   -----------   -----------   -----------     -----------     -----------
        Total expenses.....       56,764        67,564        67,490        76,138        88,321          19,718          25,556
                             -----------   -----------   -----------   -----------   -----------     -----------     -----------
Income (loss) before income
  taxes and cumulative
  effects of changes in
  accounting principles....  $    30,545   $   (11,663)  $   (48,641)  $     4,475   $    96,760     $     5,706     $  (116,394)
                             ===========   ===========   ===========   ===========   ===========     ===========     ===========
Net income (loss)..........  $    18,377   $    (7,834)  $   (85,185)  $     5,405   $    58,826     $     3,429     $   (73,861)
                             ===========   ===========   ===========   ===========   ===========     ===========     ===========
SELECTED OPERATING DATA:
Volume of loans originated
  and acquired.............  $ 5,196,996   $ 9,705,875   $13,682,761   $14,473,000   $ 9,567,521     $ 1,181,642     $ 4,187,603(a)
Loan servicing portfolio
  (at period end)..........   20,600,569    23,705,642    27,999,100    37,971,200    41,555,354      37,800,120      44,158,163(a)
Loan servicing portfolio
  (average)................   19,663,100    22,153,100    25,852,400    33,178,600    39,283,700      38,099,730      43,158,072(a)
Weighted average interest
  rate (at period end).....         9.65%         9.05%         8.07%         7.91%         7.97%           7.90%           7.92%(a)
Weighted average servicing
  fee (average for
  period)..................        0.400%        0.390%        0.372%        0.389%        0.383%          0.384%          0.380%(a)

SELECTED BALANCE SHEET
  DATA (AT PERIOD END):
Mortgage loans held for
  sale.....................  $   507,776   $   495,455   $   607,506   $   271,215   $   388,436     $    70,978     $   641,465
Mortgage servicing
  rights...................      296,393       337,307       281,727       431,148       551,338         414,974         542,862
Total assets...............    1,034,269     1,073,686     1,193,583     1,006,887     1,254,303         858,001       1,512,902
Note payable to parent.....      748,827       799,992     1,019,011       779,021       966,000         648,499       1,256,000
Total liabilities..........      818,890       866,141     1,071,223       879,122     1,067,712         726,807       1,400,172
Total stockholder's
  equity...................      215,379       207,545       122,360       127,765       186,591         131,194         112,730

---------------
(a) Period information is for the period January 1, 1996 to March 31, 1996 and period end information is at March 31, 1996.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                      HHI
             SUMMARY HISTORICAL FINANCIAL AND OPERATING INFORMATION

     The following table sets forth summary historical financial and operating information for HHI (formerly Barnett Mortgage Company) for the periods prior to its acquisition by the Parent. Such information should be read in conjunction with, and is qualified in its entirety by reference to, the consolidated financial statements, pro forma financial information and related notes included in the accompanying Prospectus.


                                                 YEARS ENDED DECEMBER 31,                    FOR THE THREE   FOR THE PERIOD
                                  -------------------------------------------------------    MONTHS ENDED     APRIL 1, 1996
                                   1991        1992        1993      1994(A)     1995(B)     JUNE 30, 1995   TO MAY 30, 1996
                                  -------    --------    --------    --------    --------    -------------   ---------------
                                                                  (DOLLARS IN THOUSANDS)
CONSOLIDATED STATEMENTS OF
 OPERATIONS DATA:
Mortgage origination revenue:
 Mortgage origination fees.....   $    --     $    --    $    358    $  3,276    $ 17,104      $  3,469         $ 1,646
 Gain (loss) on sales of loans,
   net.........................     3,184       8,187       5,688         692     (13,920)          995          (3,383)
                                  -------     -------    --------    --------    --------      --------         -------
      Total mortgage
        origination revenue....     3,184       8,187       6,046       3,968       3,184         4,464          (1,737)
Interest income (expense):
 Interest income...............       765         657         855       3,460      27,264         4,420           5,638
 Interest expense,
   substantially all to
   affiliates..................      (568)       (531)     (1,415)     (4,911)    (20,427)       (6,766)         (3,480)
                                  -------     -------    --------    --------    --------      --------         -------
      Net interest income
        (expense)..............       197         126        (560)     (1,451)      6,837        (2,346)          2,158
Mortgage servicing revenue:
 Mortgage servicing income.....    10,143      13,427      20,560      27,130      83,502        22,439          15,709
 Mortgage servicing income from
   affiliates..................     6,986      16,143      18,326      20,017      25,057         6,407           5,464
 Amortization of capitalized
   mortgage servicing rights...    (2,453)     (6,013)    (11,547)    (17,783)    (48,282)      (12,124)         (8,456)
 Gain on sales of servicing....        --          --          --          --       9,096            --              --
                                  -------     -------    --------    --------    --------      --------         -------
      Net mortgage servicing
        revenue................    14,676      23,557      27,339      29,364      69,373        16,722          12,717
Other income...................     2,860       7,750       6,296       4,492       2,592         6,203           1,678
                                  -------     -------    --------    --------    --------      --------         -------
      Total revenues...........    20,917      39,620      39,121      36,373      81,986        25,043          14,816
Expenses:
 Salaries and benefits.........     7,778      13,698      13,914      17,474      53,070        14,301          10,402
 General and administrative....    10,349      11,401      12,432      14,924      41,849        12,119           6,816
 Affiliate profit sharing......     1,699      12,471      10,774       3,534       6,242            --              --
 Occupancy and equipment.......     1,091       1,167       1,810       2,702       5,960         2,424           1,569
 Amortization of goodwill......        --          --          --         259       4,840         1,673             928
                                  -------     -------    --------    --------    --------      --------         -------
      Total expenses...........    20,917      38,737      38,930      38,893     111,961        30,517          19,715
                                  -------     -------    --------    --------    --------      --------         -------
Income (loss) before income
 taxes.........................   $     0     $   883    $    191    $ (2,520)   $(29,975)       (5,474)         (4,899)
                                  =======     =======    ========    ========    ========      ========         =======
Net income (loss)..............   $   (34)    $    17    $    104    $ (2,058)   $(20,386)     $ (3,356)        $(3,985)
                                  =======     =======    ========    ========    ========      ========         =======
SELECTED OPERATING DATA
 (DOLLARS IN MILLIONS):
Volume of loans originated and
 acquired......................   $ 1,945     $ 3,507    $  3,360    $  3,410    $  5,767      $  1,330         $   982
Loan servicing portfolio (at
 period end)...................    10,034      11,524      13,085      18,411      33,411        33,070              (d)
Loan servicing portfolio
 (average).....................     9,639      10,779      12,305      15,748      30,669        32,839          33,057
Weighted average interest rate
 (at period end)(c)............        --          --        7.34%       7.44%       8.05%         7.98%             (d)
Weighted average servicing fee
 (average for period)(c).......        --          --       0.259%      0.261%      0.299%        0.301%          0.346%
SELECTED BALANCE SHEET DATA (AT
 PERIOD END):
Mortgage loans held for sale...   $    --     $    --    $     --    $183,914    $465,880      $331,184              (e)
Mortgage servicing rights......    12,959      25,458      48,941      92,461     250,788       259,796              (e)
Total assets...................    42,082      61,166      96,186     359,472     994,630       857,046              (e)
Notes payable..................    16,107      20,325      63,329     248,214     653,056       503,000              (e)
Total liabilities..............    22,676      38,541      69,930     274,570     762,802       612,311              (e)
Total stockholder's equity.....    19,406      22,625      26,257      84,902     231,828       244,735              (e)



                                  FOR THE SIX     FOR THE PERIOD
                                  MONTHS ENDED    JANUARY 1, 1996
                                 JUNE 30, 1995    TO MAY 30, 1996
                                 -------------    ---------------

CONSOLIDATED STATEMENTS OF
 OPERATIONS DATA:
Mortgage origination revenue:
 Mortgage origination fees.....    $  6,005          $  7,288
 Gain (loss) on sales of loans,
   net.........................       1,514               482
                                   --------          --------
      Total mortgage
        origination revenue....       7,519             7,770
Interest income (expense):
 Interest income...............       7,003            14,216
 Interest expense,
   substantially all to
   affiliates..................      (9,685)           (9,574)
                                   --------          --------
      Net interest income
        (expense)..............      (2,682)            4,642
Mortgage servicing revenue:
 Mortgage servicing income.....      35,723            38,833
 Mortgage servicing income from
   affiliates..................      12,503            13,626
 Amortization of capitalized
   mortgage servicing rights...     (20,475)          (25,467)
 Gain on sales of servicing....          --                --
                                   --------          --------
      Net mortgage servicing
        revenue................      27,751            26,992
Other income...................       7,054             1,740
                                   --------          --------
      Total revenues...........      39,642            41,144
Expenses:
 Salaries and benefits.........      23,433            25,173
 General and administrative....      20,403            20,748
 Affiliate profit sharing......          --                --
 Occupancy and equipment.......       3,941             3,720
 Amortization of goodwill......       2,226             2,324
                                   --------          --------
      Total expenses...........      50,003            51,965
                                   --------          --------
Income (loss) before income
 taxes.........................     (10,361)          (10,821)
                                   ========          ========
Net income (loss)..............    $ (7,484)         $ (8,343)
                                   ========          ========
SELECTED OPERATING DATA
 (DOLLARS IN MILLIONS):
Volume of loans originated and
 acquired......................    $  2,886          $  2,538
Loan servicing portfolio (at
 period end)...................      33,070                (d)
Loan servicing portfolio
 (average).....................      28,153            33,182
Weighted average interest rate
 (at period end)(c)............        7.98%               (d)
Weighted average servicing fee
 (average for period)(c).......       0.299%            0.337%
SELECTED BALANCE SHEET DATA (AT
 PERIOD END):
Mortgage loans held for sale...    $331,184                (e)
Mortgage servicing rights......     259,796                (e)
Total assets...................     857,046                (e)
Notes payable..................     503,000                (e)
Total liabilities..............     612,311                (e)
Total stockholder's equity.....     244,735                (e)

---------------
(a) Includes operations of Loan America Financial Corporation since its acquisition in October 1994.
(b) Includes operations of BancPLUS Financial Corporation since its acquisition in February 1995.
(c) Information not available for 1991 and 1992.
(d) BMC was acquired by HomeSide on May 31, 1996 and, accordingly, its servicing portfolio is included in HomeSide's servicing portfolio as of May 31, 1996.
(e) BMC was acquired by HomeSide on May 31, 1996 and, accordingly, all of its assets and liabilities are included in the consolidated balance sheet of HomeSide as of May 31, 1996.

--------------------------------------------------------------------------------

                                  RISK FACTORS

     In addition to the other information in this Prospectus Supplement and the accompanying Prospectus, the following factors should be considered carefully before investing in the securities offered hereby.

AVAILABILITY OF FUNDING SOURCES; SUBSTANTIAL LEVERAGE

     HomeSide requires substantial financing for its business operations. Such financing is currently provided under a credit agreement entered into by the Issuer on January 31, 1997, which amended and restated the credit agreement originally entered into in connection with the HHI Acquisition (the "Bank Credit Agreement"). As of November 30, 1996, the Issuer had aggregate outstanding indebtedness of approximately $2,010.8 million, and $449.3 million of additional availability under the Bank Credit Agreement. HomeSide may incur additional indebtedness in the future, subject to certain limitations contained in the instruments governing its current indebtedness. The financial statements of the Issuer do not reflect debt issued by the Parent. See Note 7 of Notes to Consolidated Financial Statements of HomeSide on F-11 in the accompanying Prospectus.

     The degree to which HomeSide is leveraged could have important consequences to holders of the securities offered hereby, including the following: (i) HomeSide's ability to grow will depend on its ability to obtain additional financing in the future for originating loans, investment in servicing rights, working capital, capital expenditures and general corporate purposes, and that ability may be impaired; (ii) a substantial portion of HomeSide's cash flow from operations must be dedicated to the payment of the principal of and interest on its indebtedness, thereby reducing the funds available to finance operations; and (iii) HomeSide may be more highly leveraged than certain of its competitors, which may place HomeSide at a competitive disadvantage and make it more vulnerable to economic downturns.

     To the extent that HomeSide is not successful in negotiating renewals of its borrowings or in arranging new financing, it may have to curtail its origination activities and/or sell significant portions of its servicing portfolio, which would have a material adverse effect on HomeSide's business and results of operations. Among the factors that will affect the Issuer's ability to refinance its bank credit facilities or the securities offered hereby are financial market conditions and the value and performance of the Issuer prior to the time of such refinancing. There can be no assurance that any such refinancing can be successfully completed. See "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Homeside -- Liquidity and Capital Resources," "Description of Bank Credit Agreement," "Description of the Parent Notes" and "Description of Debt Securities" in the accompanying Prospectus.

IMPACT OF CHANGES IN INTEREST RATES; RESULTS OF RISK MANAGEMENT ACTIVITIES

     Changes in interest rates can have a variety of effects on HomeSide's business. In particular, changes in interest rates affect the volume of loan originations and acquisitions, the interest rate spread on loans held for sale, the amount of gain or loss on the sale of loans and the value of HomeSide's servicing portfolio.

     During periods of declining interest rates, HomeSide typically experiences an increase in loan originations because of increased home purchases and, particularly, increased refinancing activity. During 1990 to 1993, a period of generally declining interest rates, refinancing activity as a percentage of total originations in the industry increased from 13% in 1990 to 55% in 1993. In contrast, refinancing activity decreased to 32% of total originations in 1994 and 25% in 1995 as the result of generally increasing interest rates. Increases in interest rates may adversely affect refinancing activity, which could have an adverse effect on HomeSide's origination revenues.

     HomeSide's loans held for sale are generally funded by borrowings under its revolving warehouse credit line. HomeSide's net warehouse interest income is the difference between the interest income it earns on loans held for sale (generally based on long-term interest rates) and the interest it pays on its borrowings (generally based on short-term interest rates). To the extent this spread narrows or becomes negative, HomeSide's results of operations could be adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- HomeSide -- Liquidity and Capital Resources" in the accompanying Prospectus.

     Gain or loss on sales of mortgage loans may result from changes in interest rates from the time the interest rate on the customer's loan application is established to the time HomeSide sells the loan. To manage interest rate risk HomeSide uses a hedging strategy that is designed to minimize the negative effect of changes in interest rates on loans that have closed and loans for which interest rate commitments have been given that are expected to close. HomeSide then enters into forward sale commitments and option contracts with Fannie Mae, Federal Home Loan Mortgage Corporation ("FHLMC" or "Freddie Mac") and the private investors to whom HomeSide sells loans based on this analysis. To the extent that this strategy utilized by HomeSide is not successful, HomeSide's profitability may be adversely affected. For each year since 1990, HomeSide has not experienced secondary market losses.

     In addition, the value of HomeSide's servicing portfolio may be adversely affected if mortgage interest rates decline and loan prepayments increase. In periods of declining interest rates, the economic advantages to borrowers of refinancing their mortgage loans become greater. Increases in the rate of mortgage loan prepayments reduce the period during which HomeSide receives servicing income from such loans. HomeSide capitalizes the cost of the acquisition of servicing rights from third parties and began in 1996 to capitalize servicing rights on loans that it originates. The value of servicing rights is based upon the net present value of future cash flows. If the rate of prepayment of the related loans exceeds the rate assumed by HomeSide, due to a significant reduction in interest rates or otherwise, the value of the servicing portfolio will decrease and accelerated amortization of servicing rights may become necessary. Interest rate changes can also adversely affect the ability to sell servicing rights to a third party or the proceeds from such a sale. While HomeSide has established a hedging program designed to protect the value of its servicing portfolio from declines in economic value, the results of such hedging depend on a variety of factors, including the relationship between mortgage rates and Treasury securities, the hedge instruments used and other factors. See "Business -- HomeSide -- Servicing Portfolio Hedging Program" in the accompanying Prospectus.

     HLI recognized a gain on risk management contracts of $108.7 million in 1995, of which $86.5 million was unrealized. During the first calendar quarter of 1996, long-term interest rates increased, reversing the declining trend which prevailed during 1995. As a result, through the date of the acquisition of HLI in March 1996, HLI recognized a loss on risk management contracts of $128.8 million, which included a reversal of such $86.5 million unrealized gain recognized during 1995. From March 16, 1996 to August 31, 1996, long-term interest rates continued to increase. Accordingly, the risk management contracts declined in total value by $74.7 million from March 16, 1996 to August 31, 1996. During the three months ended November 30, 1996, interest rates declined and the value of risk management contracts increased by $133.3 million. In both 1995 and 1996, changes in the value of HomeSide's mortgage servicing rights substantially offset the gain and loss on the risk management contracts. However, such changes in value were not fully recorded in the financial statements of HomeSide because servicing rights are recorded at the lower of amortized cost or market value. See "Business -- HomeSide -- Servicing Portfolio Hedging Program" in the accompanying Prospectus.

LOAN DELINQUENCIES AND DEFAULTS ON LOANS

     HomeSide's profitability may be negatively impacted by economic downturns as the frequency of loan defaults tends to increase. From the time that HomeSide funds the loans it originates to the time it sells the loans, generally 10 to 40 days, HomeSide is generally at risk for any loan defaults. Once HomeSide sells the loans it originates, the risk of loss from loan defaults and foreclosure generally passes to the purchaser or insurer of the loans. In connection therewith, HomeSide typically makes certain representations and warranties to the purchasers and insurers of loans and to the purchasers of servicing rights. Such representations and warranties generally relate to the origination and servicing of loans in substantial conformance with state and federal laws and applicable investor guidelines. If a loan defaults and there has been a breach of these representations and warranties, HomeSide becomes liable for the unpaid principal and interest on the defaulted mortgage loan. In such a case, HomeSide may be required to repurchase the loan and bear the subsequent loss, if any. Historically, the impact of loans repurchased by HomeSide as the result of such breaches of representations and warranties has not been material. However, the number and amount of loans repurchased in the future could increase due to the high volume of loans which HomeSide originates, acquires and sells. Accordingly, HomeSide believes that future charges to net income relating to loan repurchases may be necessary as loan origination volume increases. See
"Business -- HomeSide -- Secondary Marketing" in the accompanying Prospectus.

     HomeSide is also affected by loan delinquencies and defaults on loans that it services. Under certain types of servicing contracts, particularly contracts to service loans that have been pooled or securitized, the servicer must advance all or part of the scheduled payments to the owner of the loan, even when loan payments are delinquent. Also, to protect their liens on mortgaged properties, owners of loans usually require the servicer to advance mortgage and hazard insurance and tax payments on schedule even if sufficient escrow funds are not available. The servicer will be reimbursed, subject to certain limitations with respect to Federal Housing Administration ("FHA") and Veterans Administration ("VA") loans, by the mortgage owner or from liquidation proceeds for payments advanced that the servicer is unable to recover from the mortgagor, although the timing of such reimbursement is typically uncertain. In the interim, the servicer must absorb the cost of funds advanced during the time the advance is outstanding. Further, the servicer must bear the increased costs of attempting to collect on delinquent and defaulted loans. HomeSide also foregoes servicing income from the time such loan becomes delinquent until foreclosure when, if any proceeds are available, such amounts may be recovered.

     HomeSide periodically incurs losses attributable to servicing FHA and VA loans for investors, including actual losses for final disposition of loans that have been foreclosed or assigned to the FHA or VA and accrued interest on such FHA or VA loans for which payment has not been received. HLI's servicing losses on investor-owned loans totaled $2.8 million, $7.2 million and $10.0 million for the years 1993, 1994 and 1995, respectively, and $5.6 million for the period January 1, 1996 to March 15, 1996, primarily representing losses on VA loans. HomeSide's servicing losses on investor-owned loans were $13.0 million for the period March 16, 1996 to November 30, 1996, also primarily representing losses on VA loans. Because the total principal amount of FHA loans is guaranteed, losses on such loans are generally limited to expenses of collection. HomeSide has experienced minimal losses from FHA loans. With respect to VA loans, the VA guarantees the initial losses on a loan. The guaranteed amount generally ranges from 20% to 35% of the original principal balance. Before each foreclosure sale, the VA determines whether to bid by comparing the estimated net sale proceeds to the outstanding principal balance and the servicer's accumulated reimbursable costs and fees. If this amount is a loss and exceeds the guaranteed amount, the VA typically issues a no-bid and pays the servicer the guaranteed amount. Whenever a no-bid is issued, the servicer absorbs the loss, if any, in excess of the sum of the guaranteed principal and amounts recovered at the foreclosure sale. HomeSide's historical delinquency and foreclosure rate experience on VA loans has generally been consistent with that of the industry. There can be no assurance that HomeSide's servicing losses on investor-owned loans will not be greater in the future.

     Economic downturns in states in which HomeSide has a significant concentration of business could have an adverse impact on HomeSide's results of operations. Loans in Florida and California represented 19.6% and 15.6%, respectively, of HomeSide's servicing portfolio at November 30, 1996.

COMPETITION

     The mortgage banking business is highly competitive. HomeSide competes with other mortgage banking companies, commercial banks, savings associations, credit unions and other financial institutions in every aspect of its business, including funding and purchasing loans from mortgage brokers, purchasing loans from correspondents and acquiring loan servicing rights and origination capabilities. HomeSide competes with mortgage banking companies and other financial institutions that have substantially greater financial resources, greater operating efficiencies and longer operating histories than HomeSide. Furthermore, increasing consolidation in the mortgage industry is leading to an increased market share for the largest mortgage companies. At the same time, Fannie Mae and FHLMC are developing technologies and business practices that could reduce their reliance on large mortgage companies for loan production and enable them to access smaller producers for volume. To the extent that market pricing becomes more competitive, HomeSide may be unable to achieve its planned level of originations or consummate acquisitions of servicing rights at a satisfactory cost. Retail mortgage banking companies have direct access to borrowers and generally are able to sell their loans to the same entities that purchase HomeSide's loans. HomeSide depends primarily on mortgage brokers and correspondents for originating new loans. Competitors also seek to establish relation-ships with mortgage brokers and correspondents, who are not obligated by contract or otherwise to continue to do business with HomeSide.

REGULATION, POSSIBLE CHANGES AND RELATED MATTERS

     HomeSide's mortgage banking business is subject to the rules and regulations of the Department of Housing and Urban Development ("HUD"), FHA, VA, Fannie Mae, FHLMC, Government National Mortgage Association ("GNMA") and other regulatory agencies with respect to originating, processing, underwriting, selling, securitizing and servicing mortgage loans. In addition, there are other federal and state statutes and regulations affecting such activities. These rules and regulations, among other things, impose licensing obligations on HomeSide, prohibit discrimination and establish underwriting guidelines which include provisions for inspections and appraisals, require credit reports on prospective borrowers and fix maximum loan amounts. Moreover, lenders such as HomeSide are required annually to submit audited financial statements to Fannie Mae, FHLMC, GNMA and HUD and to comply with each regulatory entity's own financial requirements. HomeSide's business is also subject to examination by Fannie Mae, FHLMC and GNMA and state regulatory agencies at all times to assure compliance with applicable regulations, policies and procedures.

     Mortgage origination activities are subject to the provisions of various Federal and state statutes including, among others, the Equal Credit Opportunity Act, the Federal Truth-in-Lending Act, the Real Estate Settlement Procedures Act ("RESPA"), the Fair Housing Act, and the regulations promulgated thereunder, which, among other provisions, prohibit discrimination, prohibit unfair and deceptive trade practices, and require the disclosure of certain basic information to mortgagors concerning credit terms and settlement costs, limit fees and charges paid by borrowers and lenders, and otherwise regulate terms and conditions of credit and the procedures by which credit is offered and administered. Many of the aforementioned regulatory requirements are designed to protect the interests of consumers, while others protect the owners or insurers of mortgage loans. Failure to comply with these requirements can lead to loss of approved status, termination of servicing contracts without compensation to the servicers, demands for indemnification or loan repurchases, class action lawsuits and administrative enforcement actions. Such regulatory requirements are subject to change from time to time and may in the future become more restrictive, thereby making compliance more difficult or expensive or otherwise restricting HomeSide's ability to conduct its business as such business is now conducted.

     HomeSide's net income reflects a reduction in interest expense on its borrowings with depository institutions for custodial balances placed with such institutions. Net income could be adversely affected to the extent that proposed revisions of applicable bank regulations cause these escrow accounts to be recharacterized as demand deposit accounts, thereby requiring reserves to be established with Federal Reserve Banks, which would reduce the amount of the credit. Other regulatory changes or interpretations if applied retroactively to change the ability of HomeSide to receive credit for escrow balances would adversely affect HomeSide.

     In addition, certain states require that interest be paid to mortgagors on funds deposited by them in escrow to cover mortgage-related payments such as property taxes and insurance premiums. Federal legislation has in the past been introduced that would, if ever enacted, revise current escrow regulations and establish a uniform interest payment requirement in all states. If such federal legislation were enacted or if other states enact legislation relating to payment of, or increases in the rate of, interest on escrow balances, or if such legislation were retroactively applied to loans in HomeSide's servicing portfolio, HomeSide's earnings would be adversely affected.

     Prior to the HLI Acquisition, HLI was a wholly-owned operating subsidiary of a national bank, and subject to substantially all of the regulations and restrictions applicable to a national bank. Prior to the HHI Acquisition, HHI was a wholly-owned subsidiary of a bank holding company. During the period that BKB or Barnett, or any of their subsidiaries, retains a material ownership interest in HomeSide (either directly or through the Parent), HomeSide (i) will continue to be under the jurisdiction, supervision, and examining authority of the Office of the Comptroller of the Currency ("OCC") and (ii) may only engage in activities that are part of, or incidental to, the business of banking. The OCC has specifically ruled that mortgage banking is a proper incident to the business of banking.

     In recent years, the mortgage banking industry has been subject to class action lawsuits which allege violations of federal and state laws and regulations, including the propriety of collecting and paying various fees and charges and the calculation of escrow amounts. Class action lawsuits may continue to be filed in the future against the mortgage banking industry generally. In recently denying a motion to dismiss in a purported class action brought against certain unrelated mortgage companies in a federal court in Virginia, the court stated that the payment of certain fees to mortgage brokers violates RESPA. No prediction can be made as to whether the ultimate decision in such class action will be adverse to the defendant mortgage companies, and, while the matter is still in a preliminary stage, based upon available information, management of HomeSide believes that an adverse result ultimately having general application to the mortgage banking industry (including HomeSide), would not have a material adverse impact on the consolidated financial position of HomeSide, nor upon the consolidated results of operations for any fiscal period. See "Business -- HomeSide -- Litigation" in the accompanying Prospectus.

     There are various other state and local laws and regulations affecting HomeSide's operations. HomeSide is licensed in those states that require licensing to originate, purchase and/or service mortgage loans. Conventional mortgage operations may also be subject to state usury statutes. FHA and VA loans are exempt from the effect of such statutes.

CONTINUATION OF FEDERAL PROGRAMS; AVAILABILITY OF ACTIVE SECONDARY MARKET

     HomeSide's ability to sell mortgage loans and mortgage-backed securities is largely dependent upon the continuation of programs of Fannie Mae, FHLMC, GNMA and private investors. These entities facilitate the sale of mortgage loans and mortgage-backed securities. HomeSide's continued eligibility to participate in such programs is also a necessary element to the ability to sell mortgage loans. Although HomeSide is not aware of any proposed discontinuation of, or significant reduction in, the various programs of Fannie Mae, FHLMC, GNMA or private investors, any such discontinuation or reduction in the operation of such programs could have a material adverse effect on HomeSide's operations. HomeSide expects that it will continue to remain eligible to participate in such programs but any significant impairment of such eligibility could also materially and adversely affect its operations.

     The requirements of loans accepted under such programs may be changed from time to time by the sponsoring entity. The profitability of participating in specific programs may vary depending on a number of factors, including the administrative costs to HomeSide of originating and purchasing qualifying loans.

     There can be no assurance that HomeSide will be successful in effecting the sale of mortgage loans at the historic price or volume levels in any particular future periods. Any significant change in the secondary market level of activity or underwriting criteria of Fannie Mae, FHLMC or private investors could have a material adverse effect on the gain or loss on sales of mortgage loans recorded by HomeSide and therefore on HomeSide's results of operations.

LIMITED OPERATING HISTORY AS AN INDEPENDENT COMPANY; RELATIONSHIP WITH BKB AND BARNETT

     Prior to the consummation of the HLI Acquisition, HLI was a wholly-owned subsidiary of BKB, and prior to the HHI Acquisition, HHI was a wholly-owned subsidiary of Barnett. Each has engaged in various intercompany transactions and arrangements with, and was provided certain administrative services by, its parent. As a former subsidiary of a national bank and a bank holding company, HLI and HHI, respectively, have benefitted from their ability to finance certain acquisitions, their loan production funding and to a lesser extent, their capital expenditure and working capital requirements, through borrowings from their respective parents. Following the consummation of the HLI Acquisition, certain arrangements, including all borrowing arrangements, with BKB were terminated or modified and, following the consummation of the HHI Acquisition, such arrangements with Barnett were similarly terminated or modified. Accordingly, HomeSide no longer relies on such entities and there can be no assurances that it will be able to successfully operate as an independent company. See "Certain Relationships and Related Transactions" in the accompanying Prospectus.

PRINCIPAL SHAREHOLDERS

     The Principal Shareholders of the Parent collectively own approximately 79% of the outstanding shares of Common Stock of the Parent. Accordingly, the Principal Shareholders of the Parent, if they act in concert, are able to control the election of the Board of Directors of the Parent and thus the direction and future operations of the Issuer without the supporting vote of any other stockholder of the Parent, including decisions regarding acquisitions and other business opportunities, the declaration of dividends and the issuance of additional shares of Common Stock and other securities. Certain decisions concerning the operations or financial structure of HomeSide may present conflicts of interest between the owners of the Parent's capital stock and the holders of the securities offered hereby. See "Security Ownership of Certain Beneficial Owners and Management" and "Certain Relationships and Related Transactions" in the accompanying Prospectus.

                   CERTAIN RISK FACTORS RELATING TO THE NOTES

     This Prospectus Supplement does not describe all of the risks of an investment in Notes, whether resulting from such Notes being denominated or payable in or determined by reference to a currency or composite currency other than United States dollars or to one or more interest rate, currency or other indices or formulas, or otherwise. The Issuer and the Agents disclaim any responsibility to advise prospective investors of such risks as they exist at the date of this Prospectus Supplement or as they change from time to time. Prospective investors should consult their own financial and legal advisors as to the risks entailed by an investment in such Notes and the suitability of investing in such Notes in light of their particular circumstances. Such Notes are not an appropriate investment for investors who are unsophisticated with respect to foreign currency transactions or transactions involving the applicable interest rate or currency index or other indices or formulas. Prospective investors should carefully consider, among other factors, the matters described below.

STRUCTURE RISKS

     An investment in Notes indexed, as to principal, premium, if any, and/or interest, if any, to one or more interest rate, currency (including exchange rates and swap indices between currencies or composite currencies) or other indices or formulas, either directly or inversely, entails significant risks that are not associated with similar investments in a conventional fixed rate or floating rate debt security. Such risks include, without limitation, the possibility that such indices or formulas may be subject to significant changes, that no interest will be payable in respect of such Notes or will be payable at a rate lower than one applicable to a conventional fixed rate or floating rate debt security issued by the Issuer at the same time, that repayment of the principal and/or premium, if any, in respect of such Notes may occur at times other than that expected by the investors, and that the investors could lose all or a substantial portion of principal and/or premium, if any, payable with respect to such Notes on the Maturity Date (as defined under "Description of Notes--General"). Such risks depend on a number of interrelated factors, including economic, financial and political events, over which the Issuer has no control. Additionally, if the formula used to determine the amount of principal, premium, if any, and/or interest, if any, payable with respect to such Notes contains a multiplier or leverage factor, the effect of any change in the applicable index or indices or formula or formulas will be magnified. In recent years, values of certain indices and formulas have been highly volatile and such volatility may be expected to continue in the future. Fluctuations in the value of any particular index or formula that have occurred in the past are not necessarily indicative, however, of fluctuations that may occur in the future.

     Any optional redemption feature of Notes might affect the market value of such Notes. Since the Issuer may be expected to redeem such Notes when prevailing interest rates are relatively low, holders generally will not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as the current interest rate on such Notes.

ABSENCE OF PUBLIC MARKET

     Prior to the offering of any Notes hereby, there has been no public market for such Notes and there can be no assurance that an active market for such Notes will develop or continue after the offering thereof, or as to the price at which holders would be able to sell such Notes. Unless otherwise specified in the applicable Pricing Supplement, HomeSide does not intend to apply for listing of the securities offered hereby on any securities exchange or through the National Association of Securities Dealers Automated Quotation System. See "Plan of Distribution."

     The secondary market, if any, for Notes will be affected by a number of factors independent of the creditworthiness of the Issuer and the value of the applicable index or indices or formula or formulas, including the complexity and volatility of each such index or formula, the method of calculating the principal, premium, if any, and/or interest, if any, in respect of such Notes, the time remaining to the maturity of such Notes, the outstanding amount of such Notes, any redemption features of such Notes, the amount of other debt securities linked to such index or formula and the level, direction and volatility of market interest rates generally. Such factors also will affect the market value of such Notes. In addition, certain Notes may be designed for specific investment objectives or strategies and, therefore, may have a more limited secondary market and experience more price volatility than conventional debt securities. Holders may not be able to sell such Notes readily or at prices that will enable them to realize their anticipated yield. No investor should purchase Notes unless such investor understands and is able to bear the risk that such Notes may not be readily saleable, that the value of such Notes will fluctuate over time and that such fluctuations may be significant.

EXCHANGE RATES AND EXCHANGE CONTROLS

     An investment in Foreign Currency Notes (as defined under "Description of Notes--General") entails significant risks that are not associated with a similar investment in a debt security denominated and payable in United States dollars. Such risks include, without limitation, the possibility of significant changes in the rate of exchange between the United States dollar and the Specified Currency (as defined under "Description of Notes--General") and the possibility of the imposition or modification of exchange controls by the applicable governments or monetary authorities. Such risks generally depend on factors over which the Issuer has no control, such as economic, financial and political events and the supply and demand for the applicable currencies or composite currencies. In addition, if the formula used to determine the amount of principal, premium, if any, and/or interest, if any, payable with respect to Foreign Currency Notes contains a multiplier or leverage factor, the effect of any change in the applicable currencies or composite currencies will be magnified. In recent years, rates of exchange between the United States dollar and foreign or composite currencies have been highly volatile and such volatility may be expected to continue in the future. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative, however, of fluctuations that may occur in the future. Depreciation of the Specified Currency applicable to a Foreign Currency Note against the United States dollar would result in a decrease in the United States dollar-equivalent yield of such Foreign Currency Note, in the United States dollar-equivalent value of the principal and premium, if any, payable on the Maturity Date of such Foreign Currency Note, and, generally, in the United States dollar-equivalent market value of such Foreign Currency Note.

     Governments or monetary authorities have imposed from time to time, and may in the future impose or revise, exchange controls at or prior to the date on which any payment of principal of, or premium, if any, or interest, if any, on, a Foreign Currency Note is due, which could affect exchange rates as well as the availability of the Specified Currency on such date. Even if there are no exchange controls, it is possible that the Specified Currency would not be available on the applicable payment date due to other circumstances beyond the control of the Issuer. In such cases, the Issuer will be entitled to satisfy its obligations in respect of such Foreign Currency Note in United States dollars. See "Special Provisions Relating to Foreign Currency Notes--Availability of Specified Currency."

CREDIT RATINGS

     The credit ratings assigned to the Issuer's medium-term note program may not reflect the potential impact of all risks related to structure and other factors on the value of the Notes. Accordingly, prospective investors should consult their own financial and legal advisors as to the risks entailed by an investment in the Notes and the suitability of investing in such Notes in light of their particular circumstances.

                              DESCRIPTION OF NOTES

     The Notes will be issued as a series of Debt Securities under an Indenture,
dated as of                1997, as amended or modified from time to time (the
"Indenture"), between the Issuer and                     , as trustee (the
"Trustee"). The Indenture is subject to, and governed by, the Trust Indenture Act of 1939, as amended. The following summary of certain provisions of the Notes and the Indenture does not purport to be complete and is qualified in its entirety by reference to the actual provisions of the Notes and the Indenture. Capitalized terms used but not defined herein shall have the meanings given to them in the accompanying Prospectus, the Notes or the Indenture, as the case may be. The term "Debt Securities," as used in this Prospectus Supplement, refers to all debt securities, including the Notes, issued and issuable from time to time under the Indenture. The following description of Notes will apply to each Note offered hereby unless otherwise specified in the applicable Pricing Supplement.

GENERAL

     All Debt Securities, including the Notes, issued and to be issued under the Indenture will be unsecured general obligations of the Issuer and will rank pari passu with all other unsecured and unsubordinated indebtedness of the Issuer from time to time outstanding. The Indenture does not limit the aggregate initial offering price of Debt Securities that may be issued thereunder and Debt Securities may be issued thereunder from time to time in one or more series up to the aggregate initial offering price from time to time authorized by the Issuer for each series. The Issuer may, from time to time, without the consent of the holders of the Notes, provide for the issuance of Notes or other Debt Securities under the Indenture in addition to the $ 00,000,000 aggregate initial offering price of Notes offered hereby.

     The Notes are currently limited to up to $1,000,000,000 aggregate initial offering price, or the equivalent thereof in one or more foreign or composite currencies. Each Note will mature on any day nine months or more from its date of issue (the "Stated Maturity Date"), as specified in the applicable Pricing Supplement, unless the principal thereof (or any installment of principal thereof) becomes due and payable prior to the Stated Maturity Date, whether by the declaration of acceleration of maturity, notice of redemption at the option of the Issuer, notice of the holder's option to elect repayment or otherwise (the Stated Maturity Date or such prior date, as the case may be, is herein referred to as the "Maturity Date" with respect to the principal of such Note repayable on such date). Unless otherwise specified in the applicable Pricing Supplement, interest-bearing Notes will either be Fixed Rate Notes or Floating Rate Notes, as specified in the applicable Pricing Supplement. The Issuer may also issue Discount Notes, Indexed Notes and Amortizing Notes (as such terms are hereinafter defined).

     Unless otherwise specified in the applicable Pricing Supplement, the Notes will be denominated in, and payments of principal, premium, if any, and/or interest, if any, in respect thereof will be made in, United States dollars. The Notes also may be denominated in, and payments of principal, premium, if any, and/or interest, if any, in respect thereof may be made in, one or more foreign or composite currencies ("Foreign Currency Notes"). See "Special Provisions Relating to Foreign Currency Notes--Payment of Principal, Premium, if any, and Interest, if any." The currency or composite currency in which a particular Note is denominated (or, if such currency or composite currency is no longer legal tender for the payment of public and private debts, such other currency or composite currency of the relevant country which is then legal tender for the payment of such debts) is herein referred to as the "Specified Currency" with respect to such Note. References herein to "United States dollars," "U.S. dollars" or "$" are to the lawful currency of the United States of America (the "United States").

     Unless otherwise specified in the applicable Pricing Supplement, purchasers are required to pay for the Notes in the applicable Specified Currencies. At the present time, there are limited facilities in the United States for the conversion of United States dollars into foreign or composite currencies and vice versa, and commercial banks do not generally offer non-United States dollar checking or savings account facilities in the United States. The Agent from or through which a Foreign Currency Note is purchased will be prepared to arrange for the conversion of United States dollars into the Specified Currency in order to enable the purchaser to pay for such Foreign Currency Note, provided that a request is made to such Agent on or prior to the fifth Business Day (as hereinafter defined) preceding the date of delivery of such Foreign Currency Note, or by such other day as determined by such Agent. Each such conversion will be made by such Agent on such terms and subject to such conditions, limitations and charges as such Agent may from time to time establish in accordance with its regular foreign exchange practices. All costs of exchange will be borne by the purchaser of each such Foreign Currency Note. See "Special Provisions Relating to Foreign Currency Notes."

     Interest rates offered by the Issuer with respect to the Notes may differ depending upon, among other factors, the aggregate principal amount of Notes purchased in any single transaction. Notes with different variable terms other than interest rates may also be offered concurrently to different investors. Interest rates or formulas and other terms of Notes are subject to change by the Issuer from time to time, but no such change will affect any Note previously issued or as to which an offer to purchase has been accepted by the Issuer.

     Each Note will be issued as a Book-Entry Note represented by one or more fully registered Global Securities or as a fully registered Certificated Note. The minimum denominations of each Note other than a Foreign Currency Note will be $1,000 and integral multiples thereof, unless otherwise specified in the applicable Pricing Supplement, while the minimum denominations of each Foreign Currency Note will be specified in the applicable Pricing Supplement.

     Payments of principal of, and premium, if any, and interest, if any, on, Book-Entry Notes will be made by the Issuer through the Trustee to the Depository. See "--Book-Entry Notes." In the case of Certificated Notes, payment of principal and premium, if any, due on the Maturity Date will be made in immediately available funds upon presentation and surrender thereof (and, in the case of any repayment on an Optional Repayment Date, upon submission of a duly completed election form in accordance with the provisions described below) at the office or agency maintained by the Issuer for such purpose in the Borough of Manhattan, The City of New York, currently the corporate trust office of the
Trustee located at                     . Payment of interest, if any, due on the
Maturity Date of a Certificated Note will be made to the person to whom payment of the principal thereof and premium, if any, thereon shall be made. Payment of interest, if any, due on a Certificated Note on any Interest Payment Date (as hereinafter defined) other than the Maturity Date will be made by check mailed to the address of the Holder entitled thereto as such address shall appear in the Security Register of the Issuer. Notwithstanding the foregoing, a holder of $10,000,000 (or, if the Specified Currency is other than United States dollars, the equivalent thereof in such Specified Currency) or more in aggregate principal amount of Certificated Notes (whether having identical or different terms and provisions) will be entitled to receive interest payments, if any, on any Interest Payment Date other than the Maturity Date by wire transfer of immediately available funds if appropriate wire transfer instructions have been received in writing by the Trustee not less than 15 days prior to such Interest Payment Date. Any such wire transfer instructions received by the Trustee shall remain in effect until revoked by such Holder. For special payment terms applicable to Foreign Currency Notes, see "Special Provisions Relating to Foreign Currency Notes--Payment of Principal, Premium, if any, and Interest, if any."

     As used herein, "Business Day" means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law, regulation or executive order to close in The City of New York; provided, however, that, with respect to Foreign Currency Notes, such day is also not a day on which banking institutions are authorized or required by law, regulation or executive order to close in the Principal Financial Center (as hereinafter defined) of the country issuing the Specified Currency (unless the Specified Currency is European Currency Units ("ECU"), in which case such day is also not a day that appears as an ECU non-settlement day on the display designated as "ISDE" on the Reuter Monitor Money Rates Service (or is not a day designated as an ECU non-settlement day by the ECU Banking Association) or, if ECU non-settlement days do not appear on that page (and are not so designated), a day that is not a day on which payments in ECU cannot be settled in the international interbank market); provided, further, that, with respect to Notes as to which LIBOR is an applicable Interest Rate Basis, such day is also a London Business Day (as hereinafter defined). "London Business Day" means a day on which dealings in the Designated LIBOR Currency (as hereinafter defined) are transacted in the London interbank market.

     "Principal Financial Center" means (i) the capital city of the country issuing the Specified Currency (except as described in the immediately preceding paragraph with respect to ECU) or (ii) the capital city of the country to which the Designated LIBOR Currency, if applicable, relates (or, in the case of ECU, Luxembourg), except, in each case, that with respect to United States dollars, Australian dollars, Canadian dollars, Deutsche marks, Dutch guilders, Italian lire and Swiss francs, the "Principal Financial Center" shall be The City of New York, Sydney, Toronto, Frankfurt, Amsterdam, Milan (solely in the case of clause
(i) above) and Zurich, respectively.

     Book-Entry Notes may be transferred or exchanged only through the Depository. See "--Book-Entry Notes." Registration of transfer or exchange of Certificated Notes will be made at the office or agency maintained by the Issuer for such purpose in the Borough of Manhattan, The City of New York, currently
the corporate trust office of the Trustee located at                     . No
service charge will be made by the Issuer or the Trustee for any such registration of transfer or exchange of Notes, but the Issuer may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith (other than exchanges pursuant to the Indenture not involving any transfer).

     [The defeasance and covenant defeasance provisions contained in the Indenture shall apply to the Notes.]

REDEMPTION AT THE OPTION OF THE ISSUER

     Unless otherwise specified in the applicable Pricing Supplement, the Notes will not be subject to any sinking fund. The Notes will be redeemable at the option of the Issuer prior to the Stated Maturity Date only if an Initial Redemption Date is specified in the applicable Pricing Supplement. If so specified, the Notes will be subject to redemption at the option of the Issuer on any date on and after the applicable Initial Redemption Date in whole or from time to time in part in increments of $1,000 or such other minimum denomination specified in such Pricing Supplement (provided that any remaining principal amount thereof shall be at least $1,000 or such minimum denomination), at the applicable Redemption Price (as hereinafter defined), together with unpaid interest accrued thereon to the date of redemption, on written notice given to the holders thereof not more than 60 nor less than 30 calendar days prior to the date of redemption and in accordance with the provisions of the Indenture. "Redemption Price," with respect to a Note, means an amount equal to the Initial Redemption Percentage specified in the applicable Pricing Supplement (as adjusted by the Annual Redemption Percentage Reduction, if applicable) multiplied by the unpaid principal amount to be redeemed. The Initial Redemption Percentage, if any, applicable to a Note shall decline at each anniversary of the Initial Redemption Date by an amount equal to the applicable Annual Redemption Percentage Reduction, if any, until the Redemption Price is equal to 100% of the unpaid principal amount to be redeemed. For a discussion of the redemption of Discount Notes, see "--Discount Notes."

REPAYMENT AT THE OPTION OF THE HOLDER

     The Notes will be repayable by the Issuer at the option of the holders thereof prior to the Stated Maturity Date only if one or more Optional Repayment Dates are specified in the applicable Pricing Supplement. If so specified, the Notes will be subject to repayment at the option of the holders thereof on any Optional Repayment Date in whole or from time to time in part in increments of $1,000 or such other minimum denomination specified in the applicable Pricing Supplement (provided that any remaining principal amount thereof shall be at least $1,000 or such other minimum denomination), at a repayment price equal to 100% of the unpaid principal amount to be repaid, together with unpaid interest accrued thereon to the date of repayment. For any Note to be repaid, such Note must be received, together with the form thereon entitled "Option to Elect Repayment" duly completed, by the Trustee at its office maintained for such purpose in the Borough of Manhattan, The City of New York, currently the
corporate trust office of the Trustee located at                     , not more
than 60 nor less than 30 calendar days prior to the date of repayment. Exercise of such repayment option by the holder will be irrevocable. For a discussion of the repayment of Discount Notes, see "--Discount Notes."

     Only the Depository may exercise the repayment option in respect of Global Securities representing Book-Entry Notes. Accordingly, Beneficial Owners (as hereinafter defined) of Global Securities that desire to have all or any portion of the Book-Entry Notes represented by such Global Securities repaid must instruct the Participant (as hereinafter defined) through which they own their interest to direct the Depository to exercise the repayment option on their behalf by delivering the related Global Security and duly completed election form to the Trustee as aforesaid. In order to ensure that such Global Security and election form are received by the Trustee on a particular day, the applicable Beneficial Owner must so instruct the Participant through which it owns its interest before such Participant's deadline for accepting instructions for that day. Different firms may have different deadlines for accepting instructions from their customers. Accordingly, Beneficial Owners should consult the Participants through which they own their interest for the respective deadlines for such Participants. All instructions given to Participants from Beneficial Owners of Global Securities relating to the option to elect repayment shall be irrevocable. In addition, at the time such instructions are given, each such Beneficial Owner shall cause the Participant through which it owns its interest to transfer such Beneficial Owner's interest in the Global Security or Securities representing the related Book-Entry Notes, on the Depository's records, to the Trustee. See "--Book-Entry Notes."

     If applicable, the Issuer will comply with the requirements of Section 14(e) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules promulgated thereunder, and any other securities laws or regulations in connection with any such repayment.

     The Issuer may at any time purchase Notes at any price or prices in the open market or otherwise. Notes so purchased by the Issuer may, at the discretion of the Issuer, be held, resold or surrendered to the Trustee for cancellation.

INTEREST

  General

     Unless otherwise specified in the applicable Pricing Supplement, each interest-bearing Note will bear interest from its date of issue at the rate per annum, in the case of a Fixed Rate Note, or pursuant to the interest rate formula, in the case of a Floating Rate Note, in each case as specified in the applicable Pricing Supplement, until the principal thereof is paid or duly made available for payment. Unless otherwise specified in the applicable Pricing Supplement, interest payments in respect of Fixed Rate Notes and Floating Rate Notes will be made in an amount equal to the interest accrued from and including the immediately preceding Interest Payment Date in respect of which interest has been paid or duly made available for payment (or from and including the date of issue, if no interest has been paid or duly made available for payment) to but excluding the applicable Interest Payment Date or the Maturity Date, as the case may be (each, an "Interest Period").

     Interest on Fixed Rate Notes and Floating Rate Notes will be payable in arrears on each Interest Payment Date and on the Maturity Date. Unless otherwise specified in the applicable Pricing Supplement, the first payment of interest on any such Note originally issued between a Record Date (as hereinafter defined) and the related Interest Payment Date will be made on the Interest Payment Date immediately following the next succeeding Record Date to the holder on such next succeeding Record Date. Unless otherwise specified in the applicable Pricing Supplement, a "Record Date" shall be the fifteenth calendar day (whether or not a Business Day) immediately preceding the related Interest Payment Date.

  Fixed Rate Notes

     Interest on Fixed Rate Notes will be payable on                and
               of each year or on such other date(s) specified in the applicable Pricing Supplement (each, an "Interest Payment Date" with respect to Fixed Rate Notes) and on the Maturity Date. Unless otherwise specified in the applicable Pricing Supplement, interest on Fixed Rate Notes will be computed on the basis of a 360-day year of twelve 30-day months.

     If any Interest Payment Date or the Maturity Date of a Fixed Rate Note falls on a day that is not a Business Day, the required payment of principal, premium, if any, and/or interest will be made on the next succeeding Business Day as if made on the date such payment was due, and no interest will accrue on such payment for the period from and after such Interest Payment Date or the Maturity Date, as the case may be, to the date of such payment on the next succeeding Business Day.

  Floating Rate Notes

     Interest on Floating Rate Notes will be determined by reference to the applicable Interest Rate Basis or Interest Rate Bases, which may, as described below, include (i) the CD Rate, (ii) the CMT Rate, (iii) the Commercial Paper Rate, (iv) the Eleventh District Cost of Funds Rate, (v) the Federal Funds Rate,
(vi) LIBOR, (vii) the Prime Rate, (viii) the Treasury Rate, or (ix) such other Interest Rate Basis or interest rate formula as may be specified in the applicable Pricing Supplement. The applicable Pricing Supplement will specify certain terms with respect to which each Floating Rate Note is being delivered, including: whether such Floating Rate Note is a "Regular Floating Rate Note," a "Floating Rate/Fixed Rate Note" or an "Inverse Floating Rate Note," the Fixed Rate Commencement Date, if applicable, Fixed Interest Rate, if applicable, Interest Rate Basis or Bases, Initial Interest Rate, if any, Initial Interest Reset Date, Interest Reset Dates, Interest Payment Dates, Index Maturity, Maximum Interest Rate and/or Minimum Interest Rate, if any, and Spread and/or Spread Multiplier, if any, as such terms are defined below. If one or more of the applicable Interest Rate Bases is LIBOR or the CMT Rate, the applicable Pricing Supplement will also specify the Designated LIBOR Currency and Designated LIBOR Page or the Designated CMT Maturity Index and Designated CMT Telerate Page, respectively, as such terms are defined below.

     The interest rate borne by the Floating Rate Notes will be determined as follows:

          (i) Unless such Floating Rate Note is designated as a "Floating Rate/Fixed Rate Note" or an "Inverse Floating Rate Note," or as having an Addendum attached or having "Other/Additional Provisions" apply, in each case relating to a different interest rate formula, such Floating Rate Note will be designated as a "Regular Floating Rate Note" and, except as described below or in the applicable Pricing Supplement, will bear interest at the rate determined by reference to the applicable Interest Rate Basis or Bases (a) plus or minus the applicable Spread, if any, and/or (b) multiplied by the applicable Spread Multiplier, if any. Commencing on the Initial Interest Reset Date, the rate at which interest on such Regular Floating Rate Note shall be payable shall be reset as of each Interest Reset Date; provided, however, that the interest rate in effect for the period, if any, from the date of issue to the Initial Interest Reset Date will be the Initial Interest Rate.

          (ii) If such Floating Rate Note is designated as a "Floating Rate/Fixed Rate Note," then, except as described below or in the applicable Pricing Supplement, such Floating Rate Note will bear interest at the rate determined by reference to the applicable Interest Rate Basis or Bases (a) plus or minus the applicable Spread, if any, and/or (b) multiplied by the applicable Spread Multiplier, if any. Commencing on the Initial Interest Reset Date, the rate at which interest on such Floating Rate/Fixed Rate Note shall be payable shall be reset as of each Interest Reset Date; provided, however, that (y) the interest rate in effect for the period, if any, from the date of issue to the Initial Interest Reset Date will be the Initial Interest Rate and (z) the interest rate in effect for the period commencing on the Fixed Rate Commencement Date to the Maturity Date shall be the Fixed Interest Rate, if such rate is specified in the applicable Pricing Supplement or, if no such Fixed Interest Rate is specified, the interest rate in effect thereon on the day immediately preceding the Fixed Rate Commencement Date.

          (iii) If such Floating Rate Note is designated as an "Inverse Floating Rate Note," then, except as described below or in the applicable Pricing Supplement, such Floating Rate Note will bear interest at the Fixed Interest Rate minus the rate determined by reference to the applicable Interest Rate Basis or Bases (a) plus or minus the applicable Spread, if any, and/or (b) multiplied by the applicable Spread Multiplier, if any; provided, however, that, unless otherwise specified in the applicable Pricing Supplement, the interest rate thereon will not be less than zero. Commencing on the Initial Interest Reset Date, the rate at which interest on such Inverse Floating Rate Note shall be payable shall be reset as of each Interest Reset Date; provided, however, that the interest rate in effect for the period, if any, from the date of issue to the Initial Interest Reset Date will be the Initial Interest Rate.

     The "Spread" is the number of basis points to be added to or subtracted from the related Interest Rate Basis or Bases applicable to such Floating Rate Note. The "Spread Multiplier" is the percentage of the related Interest Rate Basis or Bases applicable to such Floating Rate Note by which such Interest Rate Basis or Bases will be multiplied to determine the applicable interest rate on such Floating Rate Note. The "Index Maturity" is the period to maturity of the instrument or obligation with respect to which the related Interest Rate Basis or Bases will be calculated.

     Unless otherwise specified in the applicable Pricing Supplement, the interest rate with respect to each Interest Rate Basis will be determined in accordance with the applicable provisions below. Except as set forth above or in the applicable Pricing Supplement, the interest rate in effect on each day shall be (i) if such day is an Interest Reset Date, the interest rate determined as of the Interest Determination Date (as hereinafter defined) immediately preceding such Interest Reset Date or (ii) if such day is not an Interest Reset Date, the interest rate determined as of the Interest Determination Date immediately preceding the most recent Interest Reset Date.

     The applicable Pricing Supplement will specify whether the rate of interest on the related Floating Rate Note will be reset daily, weekly, monthly, quarterly, semiannually or annually or on such other specified basis (each, an "Interest Reset Period") and the dates on which such rate of interest will be reset (each, an "Interest Reset Date"). Unless otherwise specified in the applicable Pricing Supplement, the Interest Reset Dates will be, in the case of Floating Rate Notes which reset: (i) daily, each Business Day; (ii) weekly, the Wednesday of each week (with the exception of weekly reset Floating Rate Notes as to which the Treasury Rate is an applicable Interest Rate Basis, which will reset the Tuesday of each week, except as described below); (iii) monthly, the third Wednesday of each month (with the exception of monthly reset Floating Rate Notes as to which the Eleventh District Cost of Funds Rate is an applicable Interest Rate Basis, which will reset on the first calendar day of the month);
(iv) quarterly, the third Wednesday of March, June, September and December of each year; (v) semiannually, the third Wednesday of the two months specified in the applicable Pricing Supplement; and (vi) annually, the third Wednesday of the month specified in the applicable Pricing Supplement; provided, however, that, with respect to Floating Rate/Fixed Rate Notes, the rate of interest thereon will not reset after the applicable Fixed Rate Commencement Date. If any Interest Reset Date for any Floating Rate Note would otherwise be a day that is not a Business Day, such Interest Reset Date will be postponed to the next succeeding Business Day, except that in the case of a Floating Rate Note as to which LIBOR is an applicable Interest Rate Basis and such Business Day falls in the next succeeding calendar month, such Interest Reset Date will be the immediately preceding Business Day.

     The interest rate applicable to each Interest Reset Period commencing on the related Interest Reset Date will be the rate determined by the Calculation Agent as of the applicable Interest Determination Date and calculated on or prior to the Calculation Date (as hereinafter defined), except with respect to LIBOR and the Eleventh District Cost of Funds Rate, which will be calculated on such Interest Determination Date. The "Interest Determination Date" with respect to the CD Rate, the CMT Rate, the Commercial Paper Rate, the Federal Funds Rate and the Prime Rate will be the second Business Day immediately preceding the applicable Interest Reset Date; the "Interest Determination Date" with respect to the Eleventh District Cost of Funds Rate will be the last working day of the month immediately preceding the applicable Interest Reset Date on which the Federal Home Loan Bank of San Francisco (the "FHLB of San Francisco") publishes the Index (as hereinafter defined); and the "Interest Determination Date" with respect to LIBOR will be the second London Business Day immediately preceding the applicable Interest Reset Date, unless the Designated LIBOR Currency is British pounds sterling, in which case the "Interest Determination Date" will be the applicable Interest Reset Date. With respect to the Treasury Rate, the "Interest Determination Date" will be the day in the week in which the applicable Interest Reset Date falls on which day Treasury Bills (as hereinafter defined) are normally auctioned (Treasury Bills are normally sold at an auction held on Monday of each week, unless that day is a legal holiday, in which case the auction is normally held on the following Tuesday, except that such auction may be held on the preceding Friday); provided, however, that if an auction is held on the Friday of the week preceding the applicable Interest Reset Date, the "Interest Determination Date" will be such preceding Friday; provided, further, that if the Interest Determination Date would otherwise fall on an Interest Reset Date, then such Interest Reset Date will be postponed to the next succeeding Business Day. The "Interest Determination Date" pertaining to a Floating Rate Note the interest rate of which is determined by reference to two or more Interest Rate Bases will be the most recent Business Day which is at least two Business Days prior to the applicable Interest Reset Date for such Floating Rate Note on which each Interest Rate Basis is determinable. Each Interest Rate Basis will be determined as of such date, and the applicable interest rate will take effect on the applicable Interest Reset Date.

     Notwithstanding the foregoing, a Floating Rate Note may also have either or both of the following: (i) a Maximum Interest Rate, or ceiling, that may accrue during any Interest Period and (ii) a Minimum Interest Rate, or floor, that may accrue during any Interest Period. In addition to any Maximum Interest Rate that may apply to any Floating Rate Note, the interest rate on Floating Rate Notes will in no event be higher than the maximum rate permitted by New York law, as the same may be modified by United States law of general application.

     Except as provided below or in the applicable Pricing Supplement, interest will be payable, in the case of Floating Rate Notes which reset: (i) daily, weekly or monthly, on the third Wednesday of each month or on the third Wednesday of March, June, September and December of each year, as specified in the applicable Pricing Supplement; (ii) quarterly, on the third Wednesday of March, June, September and December of each year; (iii) semiannually, on the third Wednesday of the two months of each year specified in the applicable Pricing Supplement; and (iv) annually, on the third Wednesday of the month of each year specified in the applicable Pricing Supplement (each, an "Interest Payment Date" with respect to Floating Rate Notes) and, in each case, on the Maturity Date. If any Interest Payment Date other than the Maturity Date for any Floating Rate Note would otherwise be a day that is not a Business Day, such Interest Payment Date will be postponed to the next succeeding Business Day, except that in the case of a Floating Rate Note as to which LIBOR is an applicable Interest Rate Basis and such Business Day falls in the next succeeding calendar month, such Interest Payment Date will be the immediately preceding Business Day. If the Maturity Date of a Floating Rate Note falls on a day that is not a Business Day, the required payment of principal, premium, if any, and interest will be made on the next succeeding Business Day as if made on the date such payment was due, and no interest will accrue on such payment for the period from and after the Maturity Date to the date of such payment on the next succeeding Business Day.

     All percentages resulting from any calculation on Floating Rate Notes will be rounded to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards (e.g., 9.876545% (or
 .09876545) would be rounded to 9.87655% (or .0987655)), and all amounts used in or resulting from such calculation on Floating Rate Notes will be rounded, in the case of United States dollars, to the nearest cent or, in the case of a foreign or composite currency, to the nearest unit (with one-half cent or unit being rounded upwards).

     With respect to each Floating Rate Note, accrued interest is calculated by multiplying its principal amount by an accrued interest factor. Such accrued interest factor is computed by adding the interest factor calculated for each day in the applicable Interest Period. Unless otherwise specified in the applicable Pricing Supplement, the interest factor for each such day will be computed by dividing the interest rate applicable to such day by 360, in the case of Floating Rate Notes for which an applicable Interest Rate Basis is the CD Rate, the Commercial Paper Rate, the Eleventh District Cost of Funds Rate, the Federal Funds Rate, LIBOR or the Prime Rate, or by the actual number of days in the year in the case of Floating Rate Notes for which an applicable Interest Rate Basis is the CMT Rate or the Treasury Rate. Unless otherwise specified in the applicable Pricing Supplement, the interest factor for Floating Rate Notes for which the interest rate is calculated with reference to two or more Interest Rate Bases will be calculated in each period in the same manner as if only the applicable Interest Rate Basis specified in the applicable Pricing Supplement applied.

     Unless otherwise specified in the applicable Pricing Supplement, will be the "Calculation Agent." Upon request of the holder of any Floating Rate Note, the Calculation Agent will disclose the interest rate then in effect and, if determined, the interest rate that will become effective as a result of a determination made for the next succeeding Interest Reset Date with respect to such Floating Rate Note. Unless otherwise specified in the applicable Pricing Supplement, the "Calculation Date," if applicable, pertaining to any Interest Determination Date will be the earlier of (i) the tenth calendar day after such

Interest Determination Date or, if such day is not a Business Day, the next succeeding Business Day or (ii) the Business Day immediately preceding the applicable Interest Payment Date or the Maturity Date, as the case may be.

     Unless otherwise specified in the applicable Pricing Supplement, the Calculation Agent shall determine each Interest Rate Basis in accordance with the following provisions.

     CD Rate. Unless otherwise specified in the applicable Pricing Supplement, "CD Rate" means, with respect to any Interest Determination Date relating to a Floating Rate Note for which the interest rate is determined with reference to the CD Rate (a "CD Rate Interest Determination Date"), the rate on such date for negotiable United States dollar certificates of deposit having the Index Maturity specified in the applicable Pricing Supplement as published by the Board of Governors of the Federal Reserve System in "Statistical Release H.15(519), Selected Interest Rates" or any successor publication ("H.15(519)") under the heading "CDs (Secondary Market)," or, if not published by 3:00 P.M., New York City time, on the related Calculation Date, the rate on such CD Rate Interest Determination Date for negotiable United States dollar certificates of deposit of the Index Maturity specified in the applicable Pricing Supplement as published by the Federal Reserve Bank of New York in its daily statistical release "Composite 3:30 P.M. Quotations for U.S. Government Securities" or any successor publication ("Composite Quotations") under the heading "Certificates of Deposit." If such rate is not yet published in either H.15(519) or Composite Quotations by 3:00 P.M., New York City time, on the related Calculation Date, then the CD Rate on such CD Rate Interest Determination Date will be calculated by the Calculation Agent and will be the arithmetic mean of the secondary market offered rates as of 10:00 A.M., New York City time, on such CD Rate Interest Determination Date, of three leading nonbank dealers in negotiable United States dollar certificates of deposit in The City of New York (which may include the Agents or their affiliates) selected by the Calculation Agent for negotiable United States dollar certificates of deposit of major United States money center banks for negotiable certificates of deposit with a remaining maturity closest to the Index Maturity specified in the applicable Pricing Supplement in an amount that is representative for a single transaction in that market at that time; provided, however, that if the dealers so selected by the Calculation Agent are not quoting as mentioned in this sentence, the CD Rate determined as of such CD Rate Interest Determination Date will be the CD Rate in effect on such CD Rate Interest Determination Date.

     CMT Rate. Unless otherwise specified in the applicable Pricing Supplement, "CMT Rate" means, with respect to any Interest Determination Date relating to a Floating Rate Note for which the interest rate is determined with reference to the CMT Rate (a "CMT Rate Interest Determination Date"), the rate displayed on the Designated CMT Telerate Page under the caption "...Treasury Constant Maturities...Federal Reserve Board Release H.15...Mondays Approximately 3:45 P.M.," under the column for the Designated CMT Maturity Index for (i) if the Designated CMT Telerate Page is 7055, the rate on such CMT Rate Interest Determination Date and (ii) if the Designated CMT Telerate Page is 7052, the weekly or monthly average, as specified in the applicable Pricing Supplement, for the week or the month, as applicable, ended immediately preceding the week or the month, as applicable, in which the related CMT Rate Interest Determination Date falls. If such rate is no longer displayed on the relevant page or is not displayed by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate for such CMT Rate Interest Determination Date will be such treasury constant maturity rate for the Designated CMT Maturity Index as published in H.15(519). If such rate is no longer published or is not published by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate on such CMT Rate Interest Determination Date will be such treasury constant maturity rate for the Designated CMT Maturity Index (or other United States Treasury rate for the Designated CMT Maturity Index) for the CMT Rate Interest Determination Date with respect to such Interest Reset Date as may then be published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury that the Calculation Agent determines to be comparable to the rate formerly displayed on the Designated CMT Telerate Page and published in H.15(519). If such information is not provided by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate on the CMT Rate Interest Determination Date will be calculated by the Calculation Agent and will be a yield to maturity, based on the arithmetic mean of the secondary market offered rates as of approximately 3:30 P.M., New York City time, on such CMT Rate Interest Determination

Date reported, according to their written records, by three leading primary United States government securities dealers in The City of New York (which may include the Agents or their affiliates) (each, a "Reference Dealer") selected by the Calculation Agent (from five such Reference Dealers selected by the Calculation Agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for the most recently issued direct noncallable fixed rate obligations of the United States ("Treasury Notes") with an original maturity of approximately the Designated CMT Maturity Index and a remaining term to maturity of not less than such Designated CMT Maturity Index minus one year. If the Calculation Agent is unable to obtain three such Treasury Note quotations, the CMT Rate on such CMT Rate Interest Determination Date will be calculated by the Calculation Agent and will be a yield to maturity based on the arithmetic mean of the secondary market offered rates as of approximately 3:30 P.M., New York City time, on such CMT Rate Interest Determination Date of three Reference Dealers in The City of New York (from five such Reference Dealers selected by the Calculation Agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for Treasury Notes with an original maturity of the number of years that is the next highest to the Designated CMT Maturity Index and a remaining term to maturity closest to the Designated CMT Maturity Index and in an amount of at least $100 million. If three or four (and not five) of such Reference Dealers are quoting as described above, then the CMT Rate will be based on the arithmetic mean of the offered rates obtained and neither the highest nor the lowest of such quotes will be eliminated; provided, however, that if fewer than three Reference Dealers so selected by the Calculation Agent are quoting as mentioned herein, the CMT Rate determined as of such CMT Rate Interest Determination Date will be the CMT Rate in effect on such CMT Rate Interest Determination Date. If two Treasury Notes with an original maturity as described in the second preceding sentence have remaining terms to maturity equally close to the Designated CMT Maturity Index, the Calculation Agent will obtain quotations for the Treasury Note with the shorter remaining term to maturity.

     "Designated CMT Telerate Page" means the display on the Dow Jones Telerate Service (or any successor service) on the page specified in the applicable Pricing Supplement (or any other page as may replace such page on such service) for the purpose of displaying Treasury Constant Maturities as reported in H.15(519). If no such page is specified in the applicable Pricing Supplement, the Designated CMT Telerate Page shall be 7052 for the most recent week.

     "Designated CMT Maturity Index" means the original period to maturity of the U.S. Treasury securities (either 1, 2, 3, 5, 7, 10, 20 or 30 years) specified in the applicable Pricing Supplement with respect to which the CMT Rate will be calculated or, if no such maturity is specified in the applicable Pricing Supplement, 2 years.

     Commercial Paper Rate. Unless otherwise specified in the applicable Pricing Supplement, "Commercial Paper Rate" means, with respect to any Interest Determination Date relating to a Floating Rate Note for which the interest rate is determined with reference to the Commercial Paper Rate (a "Commercial Paper Rate Interest Determination Date"), the Money Market Yield (as hereinafter defined) on such date of the rate for commercial paper having the Index Maturity specified in the applicable Pricing Supplement as published in H.15(519) under the heading "Commercial Paper." In the event that such rate is not published by 3:00 P.M., New York City time, on the related Calculation Date, then the Commercial Paper Rate on such Commercial Paper Rate Interest Determination Date will be the Money Market Yield of the rate for commercial paper having the Index Maturity specified in the applicable Pricing Supplement as published in Composite Quotations under the heading "Commercial Paper" (with an Index Maturity of one month or three months being deemed to be equivalent to an Index Maturity of 30 days or 90 days, respectively). If such rate is not yet published in either H.15(519) or Composite Quotations by 3:00 P.M., New York City time, on the related Calculation Date, then the Commercial Paper Rate on such Commercial Paper Rate Interest Determination Date will be calculated by the Calculation Agent and will be the Money Market Yield of the arithmetic mean of the offered rates at approximately 11:00 A.M., New York City time, on such Commercial Paper Rate Interest Determination Date of three leading dealers of commercial paper in The City of New York (which may include the Agents or their affiliates) selected by the Calculation Agent for commercial paper having the Index Maturity specified in the applicable Pricing Supplement placed for an industrial issuer whose bond rating is "Aa", or the equivalent, from a nationally recognized statistical rating organization; provided, however, that if the dealers so selected by the Calculation Agent are not quoting as mentioned in this sentence, the Commercial Paper Rate determined as of such Commercial Paper Rate Interest Determination Date will be the Commercial Paper Rate in effect on such Commercial Paper Rate Interest Determination Date.

     "Money Market Yield" means a yield (expressed as a percentage) calculated in accordance with the following formula:

                         D X 360
 Money Market Yield = -------------- X 100
                      360 - (D X M)

where "D" refers to the applicable per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal, and "M" refers to the actual number of days in the applicable Interest Reset Period.

     Eleventh District Cost of Funds Rate. Unless otherwise specified in the applicable Pricing Supplement, "Eleventh District Cost of Funds Rate" means, with respect to any Interest Determination Date relating to a Floating Rate Note for which the interest rate is determined with reference to the Eleventh District Cost of Funds Rate (an "Eleventh District Cost of Funds Rate Interest Determination Date"), the rate equal to the monthly weighted average cost of funds for the calendar month immediately preceding the month in which such Eleventh District Cost of Funds Rate Interest Determination Date falls, as set forth under the caption "11th District" on Telerate Page 7058 as of 11:00 A.M., San Francisco time, on such Eleventh District Cost of Funds Rate Interest Determination Date. If such rate does not appear on Telerate Page 7058 on such Eleventh District Cost of Funds Rate Interest Determination Date, then the Eleventh District Cost of Funds Rate on such Eleventh District Cost of Funds Rate Interest Determination Date shall be the monthly weighted average cost of funds paid by member institutions of the Eleventh Federal Home Loan Bank District that was most recently announced (the "Index") by the FHLB of San Francisco as such cost of funds for the calendar month immediately preceding such Eleventh District Cost of Funds Rate Interest Determination Date. If the FHLB of San Francisco fails to announce the Index on or prior to such Eleventh District Cost of Funds Rate Interest Determination Date for the calendar month immediately preceding such Eleventh District Cost of Funds Rate Interest Determination Date, the Eleventh District Cost of Funds Rate determined as of such Eleventh District Cost of Funds Rate Interest Determination Date will be the Eleventh District Cost of Funds Rate in effect on such Eleventh District Cost of Funds Rate Interest Determination Date.

     Federal Funds Rate. Unless otherwise specified in the applicable Pricing Supplement, "Federal Funds Rate" means, with respect to any Interest Determination Date relating to a Floating Rate Note for which the interest rate is determined with reference to the Federal Funds Rate (a "Federal Funds Rate Interest Determination Date"), the rate on such date for United States dollar federal funds as published in H.15(519) under the heading "Federal Funds (Effective)" or, if not published by 3:00 P.M., New York City time, on the related Calculation Date, the rate on such Federal Funds Rate Interest Determination Date as published in Composite Quotations under the heading "Federal Funds/Effective Rate." If such rate is not published in either H.15(519) or Composite Quotations by 3:00 P.M., New York City time, on the related Calculation Date, then the Federal Funds Rate on such Federal Funds Rate Interest Determination Date will be calculated by the Calculation Agent and will be the arithmetic mean of the rates for the last transaction in overnight United States dollar federal funds arranged by three leading brokers of federal funds transactions in The City of New York (which may include the Agents or their affiliates) selected by the Calculation Agent prior to 9:00 A.M., New York City time, on such Federal Funds Rate Interest Determination Date; provided, however, that if the brokers so selected by the Calculation Agent are not quoting as mentioned in this sentence, the Federal Funds Rate determined as of such Federal Funds Rate Interest Determination Date will be the Federal Funds Rate in effect on such Federal Funds Rate Interest Determination Date.

     LIBOR. Unless otherwise specified in the applicable Pricing Supplement, "LIBOR" means the rate determined in accordance with the following provisions:

          (i) With respect to any Interest Determination Date relating to a Floating Rate Note for which the interest rate is determined with reference to LIBOR (a "LIBOR Interest Determination Date"), LIBOR will be either: (a) if "LIBOR Reuters" is specified in the applicable Pricing Supplement, the arithmetic mean of the offered rates (unless the Designated LIBOR Page by its terms provides only for a single rate, in which case such single rate shall be used) for deposits in the Designated LIBOR Currency having the Index Maturity specified in such Pricing Supplement, commencing on the applicable Interest Reset Date, that appear (or, if only a single rate is required as aforesaid, appears) on the Designated LIBOR Page as of 11:00 A.M., London time, on such LIBOR Interest Determination Date, or (b) if "LIBOR Telerate" is specified in the applicable Pricing Supplement or if neither "LIBOR Reuters" nor "LIBOR Telerate" is specified in the applicable Pricing Supplement as the method for calculating LIBOR, the rate for deposits in the Designated LIBOR Currency having the Index Maturity specified in such Pricing Supplement, commencing on such Interest Reset Date, that appears on the Designated LIBOR Page as of 11:00 A.M., London time, on such LIBOR Interest Determination Date. If fewer than two such offered rates so appear, or if no such rate so appears, as applicable, LIBOR on such LIBOR Interest Determination Date will be determined in accordance with the provisions described in clause (ii) below.

          (ii) With respect to a LIBOR Interest Determination Date on which fewer than two offered rates appear, or no rate appears, as the case may be, on the Designated LIBOR Page as specified in clause (i) above, the Calculation Agent will request the principal London offices of each of four major reference banks (which may include affiliates of the Agents) in the London interbank market, as selected by the Calculation Agent, to provide the Calculation Agent with its offered quotation for deposits in the Designated LIBOR Currency for the period of the Index Maturity specified in the applicable Pricing Supplement, commencing on the applicable Interest Reset Date, to prime banks in the London interbank market at approximately 11:00 A.M., London time, on such LIBOR Interest Determination Date and in a principal amount that is representative for a single transaction in the Designated LIBOR Currency in such market at such time. If at least two such quotations are so provided, then LIBOR on such LIBOR Interest Determination Date will be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, then LIBOR on such LIBOR Interest Determination Date will be the arithmetic mean of the rates quoted at approximately 11:00 A.M., in the applicable Principal Financial Center, on such LIBOR Interest Determination Date by three major banks (which may include affiliates of the Agents) in such Principal Financial Center selected by the Calculation Agent for loans in the Designated LIBOR Currency to leading European banks, having the Index Maturity specified in the applicable Pricing Supplement and in a principal amount that is representative for a single transaction in the Designated LIBOR Currency in such market at such time; provided, however, that if the banks so selected by the Calculation Agent are not quoting as mentioned in this sentence, LIBOR determined as of such LIBOR Interest Determination Date will be LIBOR in effect on such LIBOR Interest Determination Date.

     "Designated LIBOR Currency" means the currency or composite currency specified in the applicable Pricing Supplement as to which LIBOR shall be calculated or, if no such currency or composite currency is specified in the applicable Pricing Supplement, United States dollars.

     "Designated LIBOR Page" means (a) if "LIBOR Reuters" is specified in the applicable Pricing Supplement, the display on the Reuter Monitor Money Rates Service (or any successor service) on the page specified in such Pricing Supplement (or any other page as may replace such page on such service) for the purpose of displaying the London interbank rates of major banks for the Designated LIBOR Currency, or (b) if "LIBOR Telerate" is specified in the applicable Pricing Supplement or neither "LIBOR Reuters" nor "LIBOR Telerate" is specified in the applicable Pricing Supplement as the method for calculating LIBOR, the display on the Dow Jones Telerate Service (or any successor service) on the page specified in such Pricing Supplement (or any other page as may replace such page on such service) for the purpose of displaying the London interbank rates of major banks for the Designated LIBOR Currency.

     Prime Rate. Unless otherwise specified in the applicable Pricing Supplement, "Prime Rate" means, with respect to any Interest Determination Date relating to a Floating Rate Note for which the interest rate is determined with reference to the Prime Rate (a "Prime Rate Interest Determination Date"), the rate on such date as such rate is published in H.15(519) under the heading "Bank Prime Loan." If such rate is not published prior to 3:00 P.M., New York City time, on the related Calculation Date, then the Prime Rate shall be the arithmetic mean of the rates of interest publicly announced by each bank that appears on the Reuters Screen USPRIME1 Page (as hereinafter defined) as such bank's prime rate or base lending rate as in effect for such Prime Rate Interest Determination Date. If fewer than four such rates appear on the Reuters Screen USPRIME1 Page for such Prime Rate Interest Determination Date, then the Prime Rate shall be the arithmetic mean of the prime rates or base lending rates quoted on the basis of the actual number of days in the year divided by a 360-day year as of the close of business on such Prime Rate Interest Determination Date by four major money center banks (which may include affiliates of the Agents) in The City of New York selected by the Calculation Agent. If fewer than four such quotations are so provided, then the Prime Rate shall be the arithmetic mean of four prime rates quoted on the basis of the actual number of days in the year divided by a 360-day year as of the close of business on such Prime Rate Interest Determination Date as furnished in The City of New York by the major money center banks, if any, that have provided such quotations and by a reasonable number of substitute banks or trust companies (which may include affiliates of the Agents) to obtain four such prime rate quotations, provided such substitute banks or trust companies are organized and doing business under the laws of the United States, or any State thereof, each having total equity capital of at least $500 million and being subject to supervision or examination by Federal or State authority, selected by the Calculation Agent to provide such rate or rates; provided, however, that if the banks or trust companies so selected by the Calculation Agent are not quoting as mentioned in this sentence, the Prime Rate determined as of such Prime Rate Interest Determination Date will be the Prime Rate in effect on such Prime Rate Interest Determination Date.

     "Reuters Screen USPRIME1 Page" means the display on the Reuter Monitor Money Rates Service (or any successor service) on the "USPRIME1" page (or such other page as may replace the USPRIME1 page on such service) for the purpose of displaying prime rates or base lending rates of major United States banks.

     Treasury Rate. Unless otherwise specified in the applicable Pricing Supplement, "Treasury Rate" means, with respect to any Interest Determination Date relating to a Floating Rate Note for which the interest rate is determined by reference to the Treasury Rate (a "Treasury Rate Interest Determination Date"), the rate from the auction held on such Treasury Rate Interest Determination Date (the "Auction") of direct obligations of the United States ("Treasury Bills") having the Index Maturity specified in the applicable Pricing Supplement, as such rate is published in H.15(519) under the heading "Treasury Bills-auction average (investment)" or, if not published by 3:00 P.M., New York City time, on the related Calculation Date, the auction average rate of such Treasury Bills (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) as otherwise announced by the United States Department of the Treasury. In the event that the results of the Auction of Treasury Bills having the Index Maturity specified in the applicable Pricing Supplement are not reported as provided by 3:00 P.M., New York City time, on the related Calculation Date, or if no such Auction is held, then the Treasury Rate will be calculated by the Calculation Agent and will be a yield to maturity (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 P.M., New York City time, on such Treasury Rate Interest Determination Date, of three leading primary United States government securities dealers (which may include the Agents or their affiliates) selected by the Calculation Agent, for the issue of Treasury Bills with a remaining maturity closest to the Index Maturity specified in the applicable Pricing Supplement; provided, however, that if the dealers so selected by the Calculation Agent are not quoting as mentioned in this sentence, the Treasury Rate determined as of such Treasury Rate Interest Determination Date will be the Treasury Rate in effect on such Treasury Rate Interest Determination Date.

OTHER/ADDITIONAL PROVISIONS; ADDENDUM

     Any provisions with respect to the Notes, including the specification and determination of one or more Interest Rate Bases, the calculation of the interest rate applicable to a Floating Rate Note, the Interest Payment Dates, the Stated Maturity Date, any redemption or repayment provisions or any other term relating thereto, may be modified and/or supplemented as specified under "Other/Additional Provisions" on the face thereof or in an Addendum relating thereto, if so specified on the face thereof and described in the applicable Pricing Supplement.

DISCOUNT NOTES

     The Issuer may offer Notes ("Discount Notes") from time to time that have an Issue Price (as specified in the applicable Pricing Supplement) that is less than 100% of the principal amount thereof (i.e., par) by more than a percentage equal to the product of 0.25% and the number of full years to the Stated Maturity Date. Discount Notes may not bear any interest currently or may bear interest at a rate that is below market rates at the time of issuance. The difference between the Issue Price of a Discount Note and par is referred to herein as the "Discount." In the event of redemption, repayment or acceleration of maturity of a Discount Note, the amount payable to the holder of such Discount Note will be equal to the sum of (i) the Issue Price (increased by any accruals of Discount) and, in the event of any redemption of such Discount Note (if applicable), multiplied by the Initial Redemption Percentage (as adjusted by the Annual Redemption Percentage Reduction, if applicable) and (ii) any unpaid interest accrued thereon to the date of such redemption, repayment or acceleration of maturity, as the case may be.

     Unless otherwise specified in the applicable Pricing Supplement, for purposes of determining the amount of Discount that has accrued as of any date on which a redemption, repayment or acceleration of maturity occurs for a Discount Note, such Discount will be accrued using a constant yield method. The constant yield will be calculated using a 30-day month, 360-day year convention, a compounding period that, except for the Initial Period (as hereinafter defined), corresponds to the shortest period between Interest Payment Dates for the applicable Discount Note (with ratable accruals within a compounding period), a coupon rate equal to the initial coupon rate applicable to such Discount Note and an assumption that the maturity of such Discount Note will not be accelerated. If the period from the date of issue to the initial Interest Payment Date for a Discount Note (the "Initial Period") is shorter than the compounding period for such Discount Note, a proportionate amount of the yield for an entire compounding period will be accrued. If the Initial Period is longer than the compounding period, then such period will be divided into a regular compounding period and a short period with the short period being treated as provided in the preceding sentence. The accrual of the applicable Discount may differ from the accrual of original issue discount for purposes of the Internal Revenue Code of 1986, as amended (the "Code"), certain Discount Notes may not be treated as having original issue discount within the meaning of the Code, and Notes other than Discount Notes may be treated as issued with original issue discount for federal income tax purposes. See "United States Federal Income Tax Considerations".

INDEXED NOTES

     The Issuer may from time to time offer Notes ("Indexed Notes") with the amount of principal, premium and/or interest payable in respect thereof to be determined with reference to the price or prices of specified commodities or stocks, to the exchange rate of one or more designated currencies (including a composite currency such as the ECU) relative to an indexed currency or to other items, in each case as specified in the applicable Pricing Supplement. In certain cases, holders of Indexed Notes may receive a principal payment on the Maturity Date that is greater than or less than the principal amount of such Indexed Notes depending upon the relative value on the Maturity Date of the specified indexed item. Information as to the method for determining the amount of principal, premium, if any, and/or interest, if any, payable in respect of Indexed Notes, certain historical information with respect to the specified indexed item and any material tax considerations associated with an investment in Indexed Notes will be specified in the applicable Pricing Supplement. See also "Risk Factors."

AMORTIZING NOTES

     The Issuer may from time to time offer Notes ("Amortizing Notes") with the amount of principal thereof and interest thereon payable in installments over the term of such Notes. Unless otherwise specified in the applicable Pricing Supplement, interest on each Amortizing Note will be computed on the basis of a 360-day year of twelve 30-day months. Payments with respect to Amortizing Notes will be applied first to interest due and payable thereon and then to the reduction of the unpaid principal amount thereof. Further information concerning additional terms and provisions of Amortizing Notes will be specified in the applicable Pricing Supplement, including a table setting forth repayment information for such Amortizing Notes.

BOOK-ENTRY NOTES

     The Issuer has established a depositary arrangement with The Depository Trust Company with respect to the Book-Entry Notes, the terms of which are summarized below. Any additional or differing terms of the depositary arrangement with respect to the Book-Entry Notes will be described in the applicable Pricing Supplement.

     Upon issuance, all Book-Entry Notes of like tenor and terms up to $200,000,000 aggregate principal amount will be represented by a single Global Security. Each Global Security representing Book-Entry Notes will be deposited with, or on behalf of, the Depository and will be registered in the name of the Depository or a nominee of the Depository. No Global Security may be transferred except as a whole by a nominee of the Depository to the Depository or to another nominee of the Depository, or by the Depository or such nominee to a successor of the Depository or a nominee of such successor.

     So long as the Depository or its nominee is the registered owner of a Global Security, the Depository or its nominee, as the case may be, will be the sole holder of the Book-Entry Notes represented thereby for all purposes under the Indenture. Except as otherwise provided below, the Beneficial Owners of the Global Security or Securities representing Book-Entry Notes will not be entitled to receive physical delivery of Certificated Notes and will not be considered the holders thereof for any purpose under the Indenture, and no Global Security representing Book-Entry Notes shall be exchangeable or transferable. Accordingly, each Beneficial Owner must rely on the procedures of the Depository and, if such Beneficial Owner is not a Participant, on the procedures of the Participant through which such Beneficial Owner owns its interest in order to exercise any rights of a holder under such Global Security or the Indenture. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. Such limits and laws may impair the ability to transfer beneficial interests in a Global Security representing Book-Entry Notes.

     Unless otherwise specified in the applicable Pricing Supplement, each Global Security representing Book-Entry Notes will be exchangeable for Certificated Notes of like tenor and terms and of differing authorized denominations in a like aggregate principal amount, only if (i) the Depository notifies the Issuer that it is unwilling or unable to continue as Depository for the Global Securities or the Issuer becomes aware that the Depository has ceased to be a clearing agency registered under the Exchange Act and, in any such case, the Issuer shall not have appointed a successor to the Depository within 60 days thereafter, (ii) the Issuer, in its sole discretion, determines that the Global Securities shall be exchangeable for Certificated Notes or (iii) an Event of Default shall have occurred and be continuing with respect to the Notes under the Indenture. Upon any such exchange, the Certificated Notes shall be registered in the names of the Beneficial Owners of the Global Security or Securities representing Book-Entry Notes, which names shall be provided by the Depository's relevant Participants (as identified by the Depository) to the Trustee.

     The following is based on information furnished by the Depository:

          The Depository will act as securities depository for the Book-Entry Notes. The Book-Entry Notes will be issued as fully registered securities registered in the name of Cede & Co. (the Depository's partnership nominee). One fully registered Global Security will be issued for each issue of Book-Entry Notes, each in the aggregate principal amount of such issue, and will be deposited with the Depository. If, however, the aggregate principal amount of any issue exceeds $200,000,000, one Global Security will be issued with respect to each $200,000,000 of principal amount and an additional Global Security will be issued with respect to any remaining principal amount of such issue.

          The Depository is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depository holds securities that its participants ("Participants") deposit with the Depository. The Depository also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants of the Depository ("Direct Participants") include securities brokers and dealers (including the Agents), banks, trust companies, clearing corporations and certain other organizations. The Depository is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the Depository's system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to the Depository and its Participants are on file with the Securities and Exchange Commission.

          Purchases of Book-Entry Notes under the Depository's system must be made by or through Direct Participants, which will receive a credit for such Book-Entry Notes on the Depository's records. The ownership interest of each actual purchaser of each Book-Entry Note represented by a Global Security ("Beneficial Owner") is in turn to be recorded on the records of Direct Participants and Indirect Participants. Beneficial Owners will not receive written confirmation from the Depository of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct Participants or Indirect Participants through which such Beneficial Owner entered into the transaction. Transfers of ownership interests in a Global Security representing Book-Entry Notes are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners of a Global Security representing Book-Entry Notes will not receive Certificated Notes representing their ownership interests therein, except in the event that use of the book-entry system for such Book-Entry Notes is discontinued.

          To facilitate subsequent transfers, all Global Securities representing Book-Entry Notes which are deposited with, or on behalf of, the Depository are registered in the name of the Depository's nominee, Cede & Co. The deposit of Global Securities with, or on behalf of, the Depository and their registration in the name of Cede & Co. effect no change in beneficial ownership. The Depository has no knowledge of the actual Beneficial Owners of the Global Securities representing the Book-Entry Notes; the Depository's records reflect only the identity of the Direct Participants to whose accounts such Book-Entry Notes are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

          Conveyance of notices and other communications by the Depository to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

          Neither the Depository nor Cede & Co. will consent or vote with respect to the Global Securities representing the Book-Entry Notes. Under its usual procedures, the Depository mails an Omnibus Proxy to the Issuer as soon as possible after the applicable record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Book-Entry Notes are credited on the applicable record date (identified in a listing attached to the Omnibus Proxy).

          Principal, premium, if any, and/or interest, if any, payments on the Global Securities representing the Book-Entry Notes will be made in immediately available funds to the Depository. The Depository's practice is to credit Direct Participants' accounts on the applicable payment date in accordance with their respective holdings shown on the Depository's records unless the Depository has reason to believe that it will not receive payment on such date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of the Depository, the Trustee or the Issuer, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and/or interest, if any, to the Depository is the responsibility of the Issuer and the Trustee, disbursement of such payments to Direct Participants shall be the responsibility of the Depository, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct Participants and Indirect Participants.

          If applicable, redemption notices shall be sent to Cede & Co. If less than all of the Book-Entry Notes of like tenor and terms are being redeemed, the Depository's practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

          A Beneficial Owner shall give notice of any option to elect to have its Book-Entry Notes repaid by the Issuer, through its Participant, to the Trustee, and shall effect delivery of such Book-Entry Notes by causing the Direct Participant to transfer the Participant's interest in the Global Security or Securities representing such Book-Entry Notes, on the Depository's records, to the Trustee. The requirement for physical delivery of Book-Entry Notes in connection with a demand for repayment will be deemed satisfied when the ownership rights in the Global Security or Securities representing such Book-Entry Notes are transferred by Direct Participants on the Depository's records.

          The Depository may discontinue providing its services as securities depository with respect to the Book-Entry Notes at any time by giving reasonable notice to the Issuer or the Trustee. Under such circumstances, in the event that a successor securities depository is not obtained, Certificated Notes are required to be printed and delivered.

          The Issuer may decide to discontinue use of the system of book-entry transfers through the Depository (or a successor securities depository). In that event, Certificated Notes will be printed and delivered.

     The information in this section concerning the Depository and the Depository's system has been obtained from sources that the Issuer believes to be reliable, but the Issuer takes no responsibility for the accuracy thereof.

             SPECIAL PROVISIONS RELATING TO FOREIGN CURRENCY NOTES

GENERAL

     Unless otherwise specified in the applicable Pricing Supplement, Foreign Currency Notes will not be sold in, or to residents of, the country issuing the applicable currency. The information set forth in this Prospectus Supplement is directed to prospective purchasers who are United States residents and, with respect to Foreign Currency Notes, is by necessity incomplete. The Issuer and the Agents disclaim any responsibility to advise prospective purchasers who are residents of countries other than the United States with respect to any matters that may affect the purchase, holding or receipt of payments of principal of, and premium, if any, and interest, if any, on, Foreign Currency Notes. Such persons should consult their own financial and legal advisors with regard to such matters. See "Risk Factors--Exchange Rates and Exchange Controls."

PAYMENT OF PRINCIPAL, PREMIUM, IF ANY, AND INTEREST, IF ANY

     Unless otherwise specified in the applicable Pricing Supplement, the Issuer is obligated to make payments of principal of, and premium, if any, and interest, if any, on, a Foreign Currency Note in the Specified Currency. Any such amounts payable by the Issuer in the Specified Currency will be converted by the exchange rate agent named in the applicable Pricing Supplement (the "Exchange Rate Agent") into United States dollars for payment to Holders unless otherwise specified in the applicable Pricing Supplement or the holder of such Foreign Currency Note elects, in the manner hereinafter described, to receive such amounts in the Specified Currency.

     Any United States dollar amount to be received by a holder of a Foreign Currency Note will be based on the highest bid quotation in The City of New York received by the Exchange Rate Agent at approximately 11:00 A.M., New York City time, on the second Business Day preceding the applicable payment date from three recognized foreign exchange dealers (one of whom may be the Exchange Rate Agent) selected by the Exchange Rate Agent and approved by the Issuer for the purchase by the quoting dealer of the Specified Currency for United States dollars for settlement on such payment date in the aggregate amount of such Specified Currency payable to all holders of Foreign Currency Notes scheduled to receive United States dollar payments and at which the applicable dealer commits to execute a contract. All currency exchange costs will be borne by the holders of such Foreign Currency Notes by deductions from such payments. If three such bid quotations are not available, payments will be made in the Specified Currency.

     Holders of Foreign Currency Notes may elect to receive all or a specified portion of any payment of principal, premium, if any, and/or interest, if any, in the Specified Currency by submitting a written request for such payment to the Trustee at its corporate trust office in The City of New York on or prior to the applicable Record Date or at least fifteen calendar days prior to the Maturity Date, as the case may be. Such written request may be mailed or hand delivered or sent by cable, telex or other form of facsimile transmission. Holders of Foreign Currency Notes may elect to receive all or a specified portion of all future payments in the Specified Currency and need not file a separate election for each payment. Such election will remain in effect until revoked by written notice to the Trustee, but written notice of any such revocation must be received by the Trustee on or prior to the applicable Record Date or at least fifteen calendar days prior to the Maturity Date, as the case may be. Holders of Foreign Currency Notes to be held in the name of a broker or nominee should contact such broker or nominee to determine whether and how an election to receive payments in the Specified Currency may be made.

     Unless otherwise specified in the applicable Pricing Supplement, if the Specified Currency is other than United States dollars, a Beneficial Owner of the related Global Security or Securities which elects to receive payments of principal, premium, if any, and/or interest, if any, in the Specified Currency must notify the Participant through which it owns its interest on or prior to the applicable Record Date or at least fifteen calendar days prior to the Maturity Date, as the case may be, of such Beneficial Owner's election. Such Participant must notify the Depository of such election on or prior to the third Business Day after such Record Date or at least twelve calendar days prior to the Maturity Date, as the case may be, and the Depository will notify the Trustee of such election on or prior to the fifth Business Day after such Record Date or at least ten calendar days prior to the Maturity Date, as the case may be. If complete instructions are received by the Participant from the Beneficial Owner and forwarded by the Participant to the Depository, and by the Depository to the Trustee, on or prior to such dates, then such Beneficial Owner will receive payments in the Specified Currency.

     Payments of the principal of, and premium, if any, and/or interest, if any, on, Foreign Currency Notes which are to be made in United States dollars will be made in the manner specified herein with respect to Notes denominated in United States dollars. See "Description of Notes--General." Payments of interest, if any, on Foreign Currency Notes which are to be made in the Specified Currency on an Interest Payment Date other than the Maturity Date will be made by check mailed to the address of the holders of such Foreign Currency Notes as they appear in the Security Register, subject to the right to receive such interest payments by wire transfer of immediately available funds under the circumstances described under "Description of Notes--General." Payments of principal of, and premium, if any, and/or interest, if any, on, Foreign Currency Notes which are to be made in the Specified Currency on the Maturity Date will be made by wire transfer of immediately available funds to an account with a bank designated at least fifteen calendar days prior to the Maturity Date by each holder thereof, provided that such bank has appropriate facilities therefor and that the applicable Foreign Currency Note is presented and surrendered at the office or agency maintained by the Issuer for such purpose in the Borough of Manhattan, The City of New York, currently the corporate trust office of the Trustee
located at                     , in time for the Trustee to make such payments
in such funds in accordance with its normal procedures.

AVAILABILITY OF SPECIFIED CURRENCY

     Except as set forth below, if the Specified Currency for a Foreign Currency
Note is not available for the required payment of principal, premium, if any, and/or interest, if any, in respect thereof due to the imposition of exchange controls or other circumstances beyond the control of the Issuer, the Issuer will be entitled to satisfy its obligations to the holder of such Foreign Currency Note by making such payment in United States dollars on the basis of the Market Exchange Rate, computed by the Exchange Rate Agent, on the second Business Day prior to such payment or, if such Market Exchange Rate is not then available, on the basis of the most recently available Market Exchange Rate, or as otherwise specified in the applicable Pricing Supplement.

     If the Specified Currency for a Foreign Currency Note is a composite currency that is not available for the required payment of principal, premium, if any, and/or interest, if any, in respect thereof due to the imposition of exchange controls or other circumstances beyond the control of the Issuer, the Issuer will be entitled to satisfy its obligations to the holder of such Foreign Currency Note by making such payment in United States dollars on the basis of the equivalent of the composite currency in United States dollars. The component currencies of the composite currency for this purpose (the "Component Currencies") shall be the currency amounts that were components of the composite currency as of the last day on which the composite currency was used. The equivalent of the composite currency in United States dollars shall be calculated by aggregating the United States dollar equivalents of the Component Currencies. The United States dollar equivalent of each of the Component Currencies shall be determined by the Exchange Rate Agent on the basis of the Market Exchange Rate on the second Business Day prior to the required payment or, if such Market Exchange Rate is not then available, on the basis of the most recently available Market Exchange Rate for each such Component Currency, or as otherwise specified in the applicable Pricing Supplement.

     If the official unit of any Component Currency is altered by way of combination or subdivision, the number of units of the currency as a Component Currency shall be divided or multiplied in the same proportion. If two or more Component Currencies are consolidated into a single currency, the amounts of those currencies as Component Currencies shall be replaced by an amount in such single currency equal to the sum of the amounts of the consolidated Component Currencies expressed in such single currency. If any Component Currency is divided into two or more currencies, the amount of the original Component Currency shall be replaced by the amounts of such two or more currencies, the sum of which shall be equal to the amount of the original Component Currency.

     The "Market Exchange Rate" for a Specified Currency other than United States dollars means the noon dollar buying rate in The City of New York for cable transfers for such Specified Currency as certified for customs purposes (or, if not so certified, as otherwise determined) by the Federal Reserve Bank of New York. Any payment made in United States dollars under such circumstances where the required payment is in a Specified Currency other than United States dollars will not constitute an Event of Default under the Indenture with respect to the Notes.

     All determinations referred to above made by the Exchange Rate Agent shall be at its sole discretion and shall, in the absence of manifest error, be conclusive for all purposes and binding on the holders of the Foreign Currency Notes.

JUDGMENTS

     Under current New York law, a state court in the State of New York rendering a judgment in respect of a Foreign Currency Note would be required to render such judgment in the Specified Currency, and such foreign currency judgment would be converted into United States dollars at the exchange rate prevailing on the date of entry of such judgment. Accordingly, the holder of such Foreign Currency Note would be subject to exchange rate fluctuations between the date of entry of such foreign currency judgment and the time the amount of such foreign currency judgment is paid to such holder in United States dollars and converted by such holder into the Specified Currency. It is not certain, however, whether a non-New York state court would follow the same rules and procedures with respect to conversions of foreign currency judgments.

     The Issuer will indemnify the holder of any Note against any loss incurred by such holder as a result of any judgment or order being given or made for any amount due under such Note and such judgment or order requiring payment in a currency or composite currency (the "Judgment Currency") other than the Specified Currency, and as a result of any variation between (i) the rate of exchange at which the Specified Currency amount is converted into the Judgment Currency for the purpose of such judgment or order, and (ii) the rate of exchange at which the holder of such Note, on the date of payment of such judgment or order, is able to purchase the Specified Currency with the amount of the Judgment Currency actually received by such holder, as the case may be.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following summary of certain United States Federal income tax consequences of the purchase, ownership and disposition of the Notes is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change (including changes in effective dates) or possible differing interpretations. It deals only with Notes held as capital assets and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, dealers in securities or currencies, persons holding Notes as a hedge against currency risks or as a position in a "straddle" for tax purposes, or persons whose functional currency is not the United States dollar. It also does not deal with holders other than original purchasers (except where otherwise specifically noted). Persons considering the purchase of the Notes should consult their own tax advisors concerning the application of United States Federal income tax laws to their particular situations as well as any consequences of the purchase, ownership and disposition of the Notes arising under the laws of any other taxing jurisdiction.

     As used herein, the term "U.S. Holder" means a beneficial owner of a Note that is for United States Federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, (iii) an estate or trust the income of which is subject to United States Federal income taxation regardless of its source or (iv) any other person whose income or gain in respect of a Note is effectively connected with the conduct of a United States trade or business. As used herein, the term "non-U.S. Holder" means a beneficial owner of a Note that is not a U.S. Holder.

U.S. HOLDERS

  Payments of Interest

     Payments of interest on a Note generally will be taxable to a U.S. Holder as ordinary interest income at the time such payments are accrued or are received (in accordance with the U.S. Holder's regular method of tax accounting).

  Original Issue Discount

     The following summary is a general discussion of the United States Federal income tax consequences to U.S. Holders of the purchase, ownership and disposition of Notes issued with original issue discount ("Original Issue Discount Notes"). The following summary is based upon final Treasury regulations (the "OID Regulations") released by the Internal Revenue Service ("IRS") on January 27, 1994, as amended on June 11, 1996, under the original issue discount provisions of the Code.

     For United States Federal income tax purposes, original issue discount is the excess of the stated redemption price at maturity of a Note over its issue price, if such excess equals or exceeds a de minimis amount (generally 1/4 of 1% of the Note's stated redemption price at maturity multiplied by the number of complete years to its maturity from its issue date or, in the case of a Note providing for the payment of any amount other than qualified stated interest (as hereinafter defined) prior to maturity, multiplied by the weighted average maturity of such Note). The issue price of each Note in an issue of Notes equals the first price at which a substantial amount of such Notes has been sold (ignoring sales to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers). The stated redemption price at maturity of a Note is the sum of all payments provided by the Note other than "qualified stated interest" payments. The term "qualified stated interest" generally means stated interest that is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually at a single fixed rate. In addition, under the OID Regulations, if a Note bears interest for one or more accrual periods at a rate below the rate applicable for the remaining term of such Note (e.g., Notes with teaser rates or interest holidays), and if the greater of either the resulting foregone interest on such Note or any "true" discount on such Note (i.e., the excess of the Note's stated principal amount over its issue price) equals or exceeds a specified de minimis amount, then the stated interest on the Note would be treated as original issue discount rather than qualified stated interest.

     Payments of qualified stated interest on a Note are taxable to a U.S. Holder as ordinary interest income at the time such payments are accrued or are received (in accordance with the U.S. Holder's regular method of tax accounting). A U.S. Holder of an Original Issue Discount Note must include original issue discount in income as ordinary interest for United States Federal income tax purposes as it accrues under a constant yield method in advance of receipt of the cash payments attributable to such income, regardless of such U.S. Holder's regular method of tax accounting. In general, the amount of original issue discount included in income by the initial U.S. Holder of an Original Issue Discount Note is the sum of the daily portions of original issue discount with respect to such Original Issue Discount Note for each day during the taxable year (or portion of the taxable year) on which such U.S. Holder held such Original Issue Discount Note. The "daily portion" of original issue discount on any Original Issue Discount Note is determined by allocating to each day in any accrual period a ratable portion of the original issue discount allocable to that accrual period. An "accrual period" may be of any length and the accrual periods may vary in length over the term of the Original Issue Discount Note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the final day of an accrual period or on the first day of an accrual period. The amount of original issue discount allocable to each accrual period is generally equal to the difference between (i) the product of the Original Issue Discount Note's adjusted issue price at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and appropriately adjusted to take into account the length of the particular accrual period) and (ii) the amount of any qualified stated interest payments allocable to such accrual period. The "adjusted issue price" of an Original Issue Discount Note at the beginning of any accrual period is the sum of the issue price of the Original Issue Discount Note plus the amount of original issue discount allocable to all prior accrual periods minus the amount of any prior payments on the Original Issue Discount Note that were not qualified stated interest payments. Under these rules, U.S. Holders generally will have to include in income increasingly greater amounts of original issue discount in successive accrual periods.

     A U.S. Holder who purchases an Original Issue Discount Note for an amount that is greater than its adjusted issue price as of the purchase date and less than or equal to the sum of all amounts payable on the Original Issue Discount Note after the purchase date other than payments of qualified stated interest, will be considered to have purchased the Original Issue Discount Note at an "acquisition premium." Under the acquisition premium rules, the amount of original issue discount which such U.S. Holder must include in its gross income with respect to such Original Issue Discount Note for any taxable year (or portion thereof in which the U.S. Holder holds the Original Issue Discount Note) will be reduced (but not below zero) by the portion of the acquisition premium properly allocable to the period.

     Under the OID Regulations, Floating Rate Notes and Indexed Notes ("Variable Notes") are subject to special rules whereby a Variable Note will qualify as a "variable rate debt instrument" if (a) its issue price does not exceed the total noncontingent principal payments due under the Variable Note by more than a specified de minimis amount and (b) it provides for stated interest, paid or compounded at least annually, at current values of (i) one or more qualified floating rates, (ii) a single fixed rate and one or more qualified floating rates, (iii) a single objective rate, or (iv) a single fixed rate and a single objective rate that is a qualified inverse floating rate.

     A "qualified floating rate" is any variable rate where variations in the value of such rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which the Variable Note is denominated. Although a multiple of a qualified floating rate will generally not itself constitute a qualified floating rate, a variable rate equal to the product of a qualified floating rate and a fixed multiple that is greater than .65 but not more than 1.35 will constitute a qualified floating rate. A variable rate equal to the product of a qualified floating rate and a fixed multiple that is greater than .65 but not more than 1.35, increased or decreased by a fixed rate, will also constitute a qualified floating rate. In addition, under the OID Regulations, two or more qualified floating rates that can reasonably be expected to have approximately the same values throughout the term of the Variable Note (e.g., two or more qualified floating rates with values within 25 basis points of each other as determined on the Variable Note's issue date) will be treated as a single qualified floating rate. Notwithstanding the foregoing, a variable rate that would otherwise constitute a qualified floating rate but which is subject to one or more restrictions such as a maximum numerical limitation

(i.e., a cap) or a minimum numerical limitation (i.e., a floor) may, under certain circumstances, fail to be treated as a qualified floating rate under the OID Regulations unless such cap or floor is fixed throughout the term of the Note. An "objective rate" is a rate that is not itself a qualified floating rate but which is determined using a single fixed formula and which is based upon objective financial or economic information. A rate will not qualify as an objective rate if it is based on information that is within the control of the issuer (or a related party) or that is unique to the circumstances of the issuer (or a related party), such as dividends, profits or the value of the issuer's stock (although a rate does not fail to be an objective rate merely because it is based on the credit quality of the issuer). A "qualified inverse floating rate" is any objective rate where such rate is equal to a fixed rate minus a qualified floating rate, as long as variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the qualified floating rate. The OID Regulations also provide that if a Variable Note provides for stated interest at a fixed rate for an initial period of one year or less followed by a variable rate that is either a qualified floating rate or an objective rate and if the variable rate on the Variable Note's issue date is intended to approximate the fixed rate (e.g., the value of the variable rate on the issue date does not differ from the value of the fixed rate by more than 25 basis points), then the fixed rate and the variable rate together will constitute either a single qualified floating rate or objective rate, as the case may be.

     If a Variable Note that provides for stated interest at either a single qualified floating rate or a single objective rate throughout the term thereof qualifies as a "variable rate debt instrument" under the OID Regulations and if interest on such Note is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually, then all stated interest on such Note will constitute qualified stated interest and will be taxed accordingly. Thus, a Variable Note that provides for stated interest at either a single qualified floating rate or a single objective rate throughout the term thereof and that qualifies as a "variable rate debt instrument" under the OID Regulations will generally not be treated as having been issued with original issue discount unless the Variable Note is issued at a "true" discount (i.e., at a price below the Note's stated principal amount) in excess of a specified de minimis amount. The amount of qualified stated interest and the amount of original issue discount, if any, that accrues during an accrual period on such Variable Note is determined under the rules applicable to fixed rate debt instruments by assuming that the variable rate is a fixed rate equal to (i) in the case of a qualified floating rate or qualified inverse floating rate, the value as of the issue date, of the qualified floating rate or qualified inverse floating rate, or (ii) in the case of an objective rate (other than a qualified inverse floating rate), a fixed rate that reflects the yield that is reasonably expected for the Variable Note. The qualified stated interest allocable to an accrual period is increased (or decreased) if the interest actually paid during an accrual period exceeds (or is less than) the interest assumed to be paid during the accrual period pursuant to the foregoing rules.

     In general, any other Variable Note that qualifies as a "variable rate debt instrument" will be converted into an "equivalent" fixed rate debt instrument for purposes of determining the amount and accrual of original issue discount and qualified stated interest on the Variable Note. The OID Regulations generally require that such a Variable Note be converted into an "equivalent" fixed rate debt instrument by substituting any qualified floating rate or qualified inverse floating rate provided for under the terms of the Variable Note with a fixed rate equal to the value of the qualified floating rate or qualified inverse floating rate, as the case may be, as of the Variable Note's issue date. Any objective rate (other than a qualified inverse floating rate) provided for under the terms of the Variable Note is converted into a fixed rate that reflects the yield that is reasonably expected for the Variable Note. In the case of a Variable Note that qualifies as a "variable rate debt instrument" and provides for stated interest at a fixed rate in addition to either one or more qualified floating rates or a qualified inverse floating rate, the fixed rate is initially converted into a qualified floating rate (or a qualified inverse floating rate, if the Variable Note provides for a qualified inverse floating rate). Under such circumstances, the qualified floating rate or qualified inverse floating rate that replaces the fixed rate must be such that the fair market value of the Variable Note as of the Variable Note's issue date is approximately the same as the fair market value of an otherwise identical debt instrument that provides for either the qualified floating rate or qualified inverse floating rate rather than the fixed rate. Subsequent to converting the fixed rate into either a qualified floating rate or a qualified inverse floating rate, the Variable Note is then converted into an "equivalent" fixed rate debt instrument in the manner described above.

     Once the Variable Note is converted into an "equivalent" fixed rate debt instrument pursuant to the foregoing rules, the amount of original issue discount and qualified stated interest, if any, are determined for the "equivalent" fixed rate debt instrument by applying the general original issue discount rules to the "equivalent" fixed rate debt instrument and a U.S. Holder of the Variable Note will account for such original issue discount and qualified stated interest as if the U.S. Holder held the "equivalent" fixed rate debt instrument. Each accrual period appropriate adjustments will be made to the amount of qualified stated interest or original issue discount assumed to have been accrued or paid with respect to the "equivalent" fixed rate debt instrument in the event that such amounts differ from the actual amount of interest accrued or paid on the Variable Note during the accrual period.

     If a Variable Note does not qualify as a "variable rate debt instrument" under the OID Regulations, then the Variable Note would be treated as a contingent payment debt obligation. It is not entirely clear under current law how a Variable Note would be taxed if such Note were treated as a contingent payment debt obligation. U.S. Holders should be aware that on June 11, 1996 the Treasury Department issued final regulations (the "CPDI Regulations") concerning the proper United States Federal income tax treatment of contingent payment debt instruments. In general, the CPDI Regulations would cause the timing and character of income, gain or loss reported on a contingent payment debt instrument to substantially differ from the timing and character of income, gain or loss reported on a contingent payment debt instrument under general principles of current United States Federal income tax law. Specifically, the CPDI Regulations generally require a U.S. Holder of such an instrument to include future contingent and noncontingent interest payments in income as such interest accrues based upon a projected payment schedule. Moreover, in general, under the CPDI Regulations, any gain recognized by a U.S. Holder on the sale, exchange, or retirement of a contingent payment debt instrument will be treated as ordinary income and all or a portion of any loss realized could be treated as ordinary loss as opposed to capital loss (depending upon the circumstances). The CPDI Regulations apply to debt instruments issued on or after August 13, 1996. The proper United States Federal income tax treatment of Variable Notes that are treated as contingent payment debt obligations will be more fully described in the applicable Pricing Supplement. Furthermore, any other special United States Federal income tax considerations, not otherwise discussed herein, which are applicable to any particular issue of Notes will be discussed in the applicable Pricing Supplement.

     Certain of the Notes (i) may be redeemable at the option of the Issuer prior to their stated maturity (a "call option") and/or (ii) may be repayable at the option of the holder prior to their stated maturity (a "put option"). Notes containing such features may be subject to rules that differ from the general rules discussed above. Investors intending to purchase Notes with such features should consult their own tax advisors, since the original issue discount consequences will depend, in part, on the particular terms and features of the purchased Notes.

     U.S. Holders may generally, upon election, include in income all interest (including stated interest, acquisition discount, original issue discount, de minimis original issue discount, market discount, de minimis market discount, and unstated interest, as adjusted by any amortizable bond premium or acquisition premium) that accrues on a debt instrument by using the constant yield method applicable to original issue discount, subject to certain limitations and exceptions.

  Short-Term Notes

     Notes that have a fixed maturity of one year or less ("Short-Term Notes") will be treated as having been issued with original issue discount. In general, an individual or other cash method U.S. Holder is not required to accrue such original issue discount unless the U.S. Holder elects to do so. If such an election is not made, any gain recognized by the U.S. Holder on the sale, exchange or maturity of the Short-Term Note will be ordinary income to the extent of the original issue discount accrued on a straight-line basis, or upon election under the constant yield method (based on daily compounding), through the date of sale or maturity, and a portion of the deductions otherwise allowable to the U.S. Holder for interest on borrowings allocable to the Short-Term Note will be deferred until a corresponding amount of income is realized. U.S. Holders who report income for United States Federal income tax purposes under the accrual method, and certain other holders including banks and dealers in securities, are required to accrue original issue discount on a Short-

Term Note on a straight-line basis unless an election is made to accrue the original issue discount under a constant yield method (based on daily compounding).

  Market Discount

     If a U.S. Holder purchases a Note, other than an Original Issue Discount Note, for an amount that is less than its issue price (or, in the case of a subsequent purchaser, its stated redemption price at maturity) or, in the case of an Original Issue Discount Note, for an amount that is less than its adjusted issue price as of the purchase date, such U.S. Holder will be treated as having purchased such Note at a "market discount," unless such market discount is less than a specified de minimis amount.

     Under the market discount rules, a U.S. Holder will be required to treat any partial principal payment (or, in the case of an Original Issue Discount Note, any payment that does not constitute qualified stated interest) on, or any gain realized on the sale, exchange, retirement or other disposition of, a Note as ordinary income to the extent of the lesser of (i) the amount of such payment or realized gain or (ii) the market discount which has not previously been included in income and is treated as having accrued on such Note at the time of such payment or disposition. Market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the Note, unless the U.S. Holder elects to accrue market discount on the basis of semiannual compounding.

     A U.S. Holder may be required to defer the deduction of all or a portion of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry a Note with market discount until the maturity of the Note or certain earlier dispositions, because a current deduction is only allowed to the extent the interest expense exceeds an allocable portion of market discount. A U.S. Holder may elect to include market discount in income currently as it accrues (on either a ratable or semiannual compounding basis), in which case the rules described above regarding the treatment as ordinary income of gain upon the disposition of the Note and upon the receipt of certain cash payments and regarding the deferral of interest deductions will not apply. Generally, such currently included market discount is treated as ordinary interest for United States Federal income tax purposes. Such an election will apply to all debt instruments acquired by the U.S. Holder on or after the first day of the first taxable year to which such election applies and may be revoked only with the consent of the IRS.

  Premium

     If a U.S. Holder purchases a Note for an amount that is greater than the sum of all amounts payable on the Note after the purchase date other than payments of qualified stated interest, such U.S. Holder will be considered to have purchased the Note with "amortizable bond premium" equal in amount to such excess. A U.S. Holder may elect to amortize such premium using a constant yield method over the remaining term of the Note and may offset interest otherwise required to be included in respect of the Note during any taxable year by the amortized amount of such excess for the taxable year. However, if the Note may be optionally redeemed after the U.S. Holder acquires it at a price in excess of its stated redemption price at maturity, special rules would apply which could result in a deferral of the amortization of some bond premium until later in the term of the Note. Any election to amortize bond premium applies to all taxable debt instruments then owned and thereafter acquired by the U.S. Holder on or after the first day of the first taxable year to which such election applies and may be revoked only with the consent of the IRS.

  Disposition of a Note

     Except as discussed above, upon the sale, exchange or retirement of a Note, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement (other than amounts representing accrued and unpaid interest) and such U.S. Holder's adjusted tax basis in the Note. A U.S. Holder's adjusted tax basis in a Note generally will equal such U.S. Holder's initial investment in the Note increased by any original issue discount included in income (and accrued market discount, if any, if the U.S. Holder has included such market discount in income) and decreased by the amount of any payments, other than qualified stated interest payments, received and amortizable bond premium taken with respect to such Note. Such gain or loss generally will be long-term capital gain or loss if the Note were held for more than one year.

NOTES DENOMINATED, OR IN RESPECT OF WHICH INTEREST IS PAYABLE, IN A FOREIGN CURRENCY

     As used herein, "Foreign Currency" means a currency or composite currency other than U.S. dollars.

  Payments of Interest in a Foreign Currency

     Cash Method. A U.S. Holder who uses the cash method of accounting for United States Federal income tax purposes and who receives a payment of interest on a Note (other than original issue discount or market discount) will be required to include in income the U.S. dollar value of the Foreign Currency payment (determined on the date such payment is received) regardless of whether the payment is in fact converted to U.S. dollars at that time, and such U.S. dollar value will be the U.S. Holder's tax basis in such Foreign Currency.

     Accrual Method. A U.S. Holder who uses the accrual method of accounting for United States Federal income tax purposes, or who otherwise is required to accrue interest prior to receipt, will be required to include in income the U.S. dollar value of the amount of interest income (including original issue discount or market discount and reduced by amortizable bond premium to the extent applicable) that has accrued and is otherwise required to be taken into account with respect to a Note during an accrual period. The U.S. dollar value of such accrued income will be determined by translating such income at the average rate of exchange for the accrual period or, with respect to an accrual period that spans two taxable years, at the average rate for the partial period within the taxable year. A U.S. Holder may elect, however, to translate such accrued interest income using the rate of exchange on the last day of the accrual period or, with respect to an accrual period that spans two taxable years, using the rate of exchange on the last day of the taxable year. If the last day of an accrual period is within five business days of the date of receipt of the accrued interest, a U.S. Holder may translate such interest using the rate of exchange on the date of receipt. The above election will apply to other debt obligations held by the U.S. Holder and may not be changed without the consent of the IRS. A U.S. Holder should consult a tax advisor before making the above election. A U.S. Holder will recognize exchange gain or loss (which will be treated as ordinary income or loss) with respect to accrued interest income on the date such income is received. The amount of ordinary income or loss recognized will equal the difference, if any, between the U.S. dollar value of the Foreign Currency payment received (determined on the date such payment is received) in respect of such accrual period and the U.S. dollar value of interest income that has accrued during such accrual period (as determined above).

  Purchase, Sale and Retirement of Notes

     A U.S. Holder who purchases a Note with previously owned Foreign Currency will recognize ordinary income or loss in an amount equal to the difference, if any, between such U.S. Holder's tax basis in the Foreign Currency and the U.S. dollar fair market value of the Foreign Currency used to purchase the Note, determined on the date of purchase.

     Except as discussed above with respect to Short-Term Notes, upon the sale, exchange or retirement of a Note, a U.S. Holder will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and such U.S. Holder's adjusted tax basis in the Note. Such gain or loss generally will be capital gain or loss (except to the extent of any accrued market discount not previously included in the U.S. Holder's income) and will be long-term capital gain or loss if at the time of sale, exchange or retirement the Note has been held by such U.S. Holder for more than one year. To the extent the amount realized represents accrued but unpaid interest, however, such amounts must be taken into account as interest income, with exchange gain or loss computed as described in "Payments of Interest in a Foreign Currency" above. If a U.S. Holder receives Foreign Currency on such a sale, exchange or retirement the amount realized will be based on the U.S. dollar value of the Foreign Currency on the date the payment is received or the Note is disposed of (or deemed disposed of as a result of a material change in the terms of such Note). In the case of a Note that is denominated in Foreign Currency and is traded on an established securities market, a cash basis U.S. Holder (or, upon election, an accrual basis U.S. Holder) will determine the U.S. dollar value of the amount realized by translating the Foreign Currency payment at the spot rate of exchange on the settlement date of the sale. A U.S. Holder's adjusted tax basis in a Note will equal the cost of the Note to such holder, increased by the amounts of any market discount or original issue discount previously included in income by the holder with respect to such Note and reduced by any amortized acquisition or other premium and any principal payments received by the holder. A U.S. Holder's tax basis in a Note, and the amount of any subsequent adjustments to such holder's tax basis, will be the U.S. dollar value of the Foreign Currency amount paid for such Note, or of the Foreign Currency amount of the adjustment, determined on the date of such purchase or adjustment.

     Gain or loss realized upon the sale, exchange or retirement of a Note that is attributable to fluctuations in currency exchange rates will be ordinary income or loss which will not be treated as interest income or expense. Gain or loss attributable to fluctuations in exchange rates will equal the difference between the U.S. dollar value of the Foreign Currency principal amount of the Note, determined on the date such payment is received or the Note is disposed of, and the U.S. dollar value of the Foreign Currency principal amount of the Note, determined on the date the U.S. Holder acquired the Note. Such Foreign Currency gain or loss will be recognized only to the extent of the total gain or loss realized by the U.S. Holder on the sale, exchange or retirement of the Note.

  Original Issue Discount

     In the case of an Original Issue Discount Note or Short-Term Note, (i) original issue discount is determined in units of the Foreign Currency, (ii) accrued original issue discount is translated into U.S. dollars as described in "Payments of Interest in a Foreign Currency--Accrual Method" above and (iii) the amount of Foreign Currency gain or loss on the accrued original issue discount is determined by comparing the amount of income received attributable to the discount (either upon payment, maturity or an earlier disposition), as translated into U.S. dollars at the rate of exchange on the date of such receipt, with the amount of original issue discount accrued, as translated above.

  Premium and Market Discount

     In the case of a Note with market discount, (i) market discount is determined in units of the Foreign Currency, (ii) accrued market discount taken into account upon the receipt of any partial principal payment or upon the sale, exchange, retirement or other disposition of the Note (other than accrued market discount required to be taken into account currently) is translated into U.S. dollars at the exchange rate on such disposition date (and no part of such accrued market discount is treated as exchange gain or loss) and (iii) accrued market discount currently includible in income by a U.S. Holder for any accrual period is translated into U.S. dollars on the basis of the average exchange rate in effect during such accrual period, and the exchange gain or loss is determined upon the receipt of any partial principal payment or upon the sale, exchange, retirement or other disposition of the Note in the manner described in "Payments of Interest in a Foreign Currency--Accrual Method" above with respect to computation of exchange gain or loss on accrued interest.

     With respect to a Note issued with amortizable bond premium, such premium is determined in the relevant Foreign Currency and reduces interest income in units of the Foreign Currency. Although not entirely clear, a U.S. Holder should recognize exchange gain or loss equal to the difference between the U.S. dollar value of the bond premium amortized with respect to a period, determined on the date the interest attributable to such period is received, and the U.S. dollar value of the bond premium determined on the date of the acquisition of the Note.

  Exchange of Foreign Currencies

     A U.S. Holder will have a tax basis in any Foreign Currency received as interest or on the sale, exchange or retirement of a Note equal to the U.S. dollar value of such Foreign Currency, determined at the time the interest is received or at the time of the sale, exchange or retirement. Any gain or loss realized by a U.S. Holder on a sale or other disposition of Foreign Currency (including its exchange for U.S. dollars or its use to purchase Notes) will be ordinary income or loss.

NON-U.S. HOLDERS

     A non-U.S. Holder will not be subject to United States Federal income taxes on payments of principal, premium (if any) or interest (including original issue discount, if any) on a Note, unless such non-U.S. Holder is a direct or indirect 10% or greater shareholder of the Issuer, a controlled foreign corporation related to the Issuer or a bank receiving interest described in section 881(c)(3)(A) of the Code. To qualify for the exemption from taxation, the last United States payor in the chain of payment prior to payment to a non-U.S. Holder (the "Withholding Agent") must have received in the year in which a payment of interest or principal occurs, or in either of the two preceding calendar years, a statement that (i) is signed by the beneficial owner of the Note under penalties of perjury, (ii) certifies that such owner is not a U.S. Holder and (iii) provides the name and address of the beneficial owner. The statement may be made on an IRS Form W-8 or a substantially similar form, and the beneficial owner must inform the Withholding Agent of any change in the information on the statement within 30 days of such change. If a Note is held through a securities clearing organization or certain other financial institutions, the organization or institution may provide a signed statement to the Withholding Agent. However, in such case, the signed statement must be accompanied by a copy of the IRS Form W-8 or the substitute form provided by the beneficial owner to the organization or institution. The Treasury Department is considering implementation of further certification requirements aimed at determining whether the issuer of a debt obligation is related to holders thereof.

     Generally, a non-U.S. Holder will not be subject to Federal income taxes on any amount which constitutes capital gain upon retirement or disposition of a Note, provided the gain is not effectively connected with the conduct of a trade or business in the United States by the non-U.S. Holder. Certain other exceptions may be applicable, and a non-U.S. Holder should consult its tax advisor in this regard.

     The Notes will not be includible in the estate of a non-U.S. Holder unless the individual is a direct or indirect 10% or greater shareholder of the Issuer or, at the time of such individual's death, payments in respect of the Notes would have been effectively connected with the conduct by such individual of a trade or business in the United States.

BACKUP WITHHOLDING

     Backup withholding of United States Federal income tax at a rate of 31% may apply to payments made in respect of the Notes to registered owners who are not "exempt recipients" and who fail to provide certain identifying information (such as the registered owner's taxpayer identification number) in the required manner. Generally, individuals are not exempt recipients, whereas corporations and certain other entities generally are exempt recipients. Payments made in respect of the Notes to a U.S. Holder must be reported to the IRS, unless the U.S. Holder is an exempt recipient or establishes an exemption. Compliance with the identification procedures described in the preceding section would establish an exemption from backup withholding for those non-U.S. Holders who are not exempt recipients.

     In addition, upon the sale of a Note to (or through) a broker, the broker must withhold 31% of the entire purchase price, unless either (i) the broker determines that the seller is a corporation or other exempt recipient or (ii) the seller provides, in the required manner, certain identifying information and, in the case of a non-U.S. Holder, certifies that such seller is a non-U.S. Holder (and certain other conditions are met). Such a sale must also be reported by the broker to the IRS, unless either (i) the broker determines that the seller is an exempt recipient or (ii) the seller certifies its non-U.S. status (and certain other conditions are met). Certification of the registered owner's non-U.S. status would be made normally on an IRS Form W-8 under penalties of perjury, although in certain cases it may be possible to submit other documentary evidence.

     Any amounts withheld under the backup withholding rules from a payment to a beneficial owner would be allowed as a refund or a credit against such beneficial owner's United States Federal income tax provided the required information is furnished to the IRS.

                              PLAN OF DISTRIBUTION

     The Notes are being offered on a continuing basis for sale by the Issuer to or through Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Chase Securities Inc., NationsBank Capital Markets, Inc. and Smith Barney Inc. (the "Agents"). The Agents, individually or in a syndicate, may purchase Notes, as principal, from the Issuer from time to time for resale to investors and other purchasers at varying prices relating to prevailing market prices at the time of resale as determined by the applicable Agent or, if so specified in the applicable Pricing Supplement, for resale at a fixed offering price. If agreed to by the Issuer and an Agent, such Agent may also utilize its reasonable efforts on an agency basis to solicit offers to purchase the Notes at 100% of the principal amount thereof, unless otherwise specified in the applicable Pricing Supplement. The Issuer will pay a commission to an Agent, ranging from [.125% to .750%] of the principal amount of each Note, depending upon its stated maturity, sold through such Agent as an agent of the Issuer. Commissions with respect to Notes with stated maturities in excess of 30 years that are sold through an Agent as an agent of the Issuer will be negotiated between the Issuer and such Agent at the time of such sale.

     Unless otherwise specified in the applicable Pricing Supplement, any Note sold to an Agent as principal will be purchased by such Agent at a price equal to 100% of the principal amount thereof less a percentage of the principal amount equal to the commission applicable to an agency sale of a Note of identical maturity. An Agent may sell Notes it has purchased from the Issuer as principal to certain dealers less a concession equal to all or any portion of the discount received in connection with such purchase. Such Agent may allow, and such dealers may reallow, a discount to certain other dealers. After the initial offering of Notes, the offering price (in the case of Notes to be resold on a fixed offering price basis), the concession and the reallowance may be changed.

     The Issuer reserves the right to withdraw, cancel or modify the offer made hereby without notice and may reject offers in whole or in part (whether placed directly with the Issuer or through an Agent). Each Agent will have the right, in its discretion reasonably exercised, to reject in whole or in part any offer to purchase Notes received by it on an agency basis.

     Unless otherwise specified in the applicable Pricing Supplement, payment of the purchase price of the Notes will be required to be made in immediately available funds in the Specified Currency in The City of New York on the date of settlement. See "Description of Notes--General."

     Upon issuance, the Notes will not have an established trading market. The Notes will not be listed on any securities exchange. The Agents may from time to time purchase and sell Notes in the secondary market, but the Agents are not obligated to do so, and there can be no assurance that there will be a secondary market for the Notes or that there will be liquidity in the secondary market if one develops. From time to time, the Agents may make a market in the Notes, but the Agents are not obligated to do so and may discontinue any market-making activity at any time.

     The Agents may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). The Issuer has agreed to indemnify the Agents against, and to provide contribution with respect to, certain liabilities (including liabilities under the Securities Act). The Issuer has agreed to reimburse the Agents for certain other expenses.

     In the ordinary course of its business, the Agents and their affiliates have engaged and may in the future engage in investment and commercial banking transactions with the Issuer and certain of its affiliates. See "Plan of Distribution" in the accompanying Prospectus.

     From time to time, the Issuer may issue and sell other Debt Securities described in the accompanying Prospectus, and the amount of Notes offered hereby is subject to reduction as a result of such sales.

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                             SUBJECT TO COMPLETION
                 PRELIMINARY PROSPECTUS DATED FEBRUARY 5, 1997
PROSPECTUS
----------
                                 $1,000,000,000
                             HOMESIDE LENDING, INC.
                                DEBT SECURITIES

                            ------------------------

     HomeSide Lending, Inc. (the "Issuer" or "HomeSide") may offer from time to time, in one or more series, its debt securities (the "Debt Securities") in the amounts, at prices and on the terms to be determined at the time of the offering. The Debt Securities may be issued in one or more series or issuances and will have an aggregate initial public offering price of up to $1,000,000,000 (or the equivalent thereof, based on the applicable exchange rate at the time of sale, in one or more foreign currencies, currency units or composite currencies as shall be designated by the Issuer). Certain specific terms of the Debt Securities in respect of which this Prospectus is being delivered are set forth in the accompanying Prospectus Supplement (the "Prospectus Supplement"), including, where applicable, the specific title, the aggregate principal amount, aggregate offering price, the denomination, the maturity, the premium, if any, the interest rate (which may be fixed, floating or adjustable), if any, the time and method of calculating payment of interest, if any, the place or places where principal of, premium, if any, and interest, if any, on such Debt Securities will be payable, the currency in which principal of, premium, if any, and interest, if any on such Debt Securities will be payable, any terms of redemption at the option of the Issuer, or repayment at the option of the holder, any sinking fund provisions, any other special terms, and the public offering price and other terms of the offering and sale thereof. If so specified in the applicable Prospectus Supplement, Debt Securities of a series may be issued in whole or in part in the form of one or more temporary or permanent global securities.

     The applicable Prospectus Supplement also will contain information, where applicable, about certain U.S. federal income tax considerations relating to, and any listing on a securities exchange of, the Debt Securities covered by such Prospectus Supplement.

     Unless otherwise specified in a Prospectus Supplement, the Debt Securities, when issued, will be unsecured and unsubordinated obligations of the Issuer and will rank pari passu in right of payment with all other unsecured and unsubordinated indebtedness of the Issuer.

                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
         ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO
                      THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

     The Debt Securities may be sold through underwriting syndicates represented by managing underwriters, by underwriters without a syndicate, through agents designated from time to time, or directly to institutional purchasers. Any such managing underwriters, underwriters or agents may include Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Chase Securities Inc., NationsBank Capital Markets, Inc. and Smith Barney Inc. The names of any underwriters or agents of the Issuer involved in the sale of the Debt Securities in respect of which this Prospectus is being delivered and any applicable commissions or discounts are set forth in the Prospectus Supplement. See "Plan of Distribution." This Prospectus may not be used to consummate sales of Debt Securities unless accompanied by a Prospectus Supplement.

                            ------------------------

               The date of this Prospectus is             , 1997

                            ------------------------

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE DEBT SECURITIES OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL ON THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                            ------------------------

     NEITHER THE FACT THAT A REGISTRATION STATEMENT OR AN APPLICATION FOR A LICENSE HAS BEEN FILED WITH THE STATE OF NEW HAMPSHIRE NOR THE FACT THAT A SECURITY IS EFFECTIVELY REGISTERED OR A PERSON IS LICENSED IN THE STATE OF NEW HAMPSHIRE CONSTITUTES A FINDING BY THE SECRETARY OF STATE THAT ANY DOCUMENT FILED UNDER RSA 421-B IS TRUE, COMPLETE AND NOT MISLEADING. NEITHER ANY SUCH FACT NOR THE FACT THAT AN EXEMPTION OR EXCEPTION IS AVAILABLE FOR A SECURITY OR A TRANSACTION MEANS THAT THE SECRETARY OF STATE HAS PASSED IN ANY WAY UPON THE MERITS OR QUALIFICATIONS OF, OR RECOMMENDED OR GIVEN APPROVAL TO, ANY PERSON, SECURITY, OR TRANSACTION. IT IS UNLAWFUL TO MAKE, OR CAUSE TO BE MADE, TO ANY PROSPECTIVE PURCHASER, CUSTOMER, OR CLIENT ANY REPRESENTATION INCONSISTENT WITH THE PROVISIONS OF THIS PARAGRAPH.

                             ADDITIONAL INFORMATION

     The Issuer has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 (the "Registration Statement," which term shall include all amendments, exhibits, annexes and schedules thereto) pursuant to the Securities Act of 1933 (the "Act" or the "Securities Act"), and the rules and regulations promulgated thereunder, covering the securities being offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission and to which reference is hereby made. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. For further information with respect to the Issuer, reference is made to such Registration Statement. The Registration Statement may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth St., N.W., Washington, D.C. 20549, and at the Regional Offices of the Commission at 7 World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such materials can be obtained from the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of such site is http://www.sec.gov.

     The Issuer's audited annual financial statements, unaudited quarterly financial statements and certain other reports will be furnished to the Trustee under the Indenture. Following the effectiveness of the Registration Statement under the Securities Act, the Issuer will be subject to the reporting requirements of Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Notwithstanding that the Issuer may not be required to remain subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act, so long as any of the Debt Securities are outstanding, the Issuer will continue to file with the Commission and provide to the Trustee and, upon request, to the holders of the Debt Securities, annual reports containing financial statements audited by its independent certified public accountants and quarterly reports containing unaudited financial statements for each of the first three quarters of each fiscal year.

                            ------------------------

                                    HOMESIDE

     HLI, the mortgage banking subsidiary of Bank of Boston, was acquired by the Parent on March 15, 1996. HHI, the mortgage banking subsidiary of Barnett was acquired by the Parent on May 31, 1996. Upon the acquisition of HHI by the Parent, all of the assets and liabilities of HHI, with the exception of certain GNMA servicing rights, were transferred to the Issuer. HHI is a wholly-owned subsidiary of the Parent, and the Issuer is a wholly-owned subsidiary of HHI. The Issuer was incorporated in Florida on September 18, 1986. HomeSide's executive offices are located at 7301 Baymeadows Way, Jacksonville, Florida 32256, telephone number (904) 281-3000.

     HomeSide is one of the largest full-service residential mortgage banking companies in the United States, formed through the acquisition of the mortgage banking operations of The First National Bank of Boston ("Bank of Boston" or "BKB") and Barnett Banks, Inc. ("Barnett"). HomeSide's strategy emphasizes variable cost mortgage origination and low cost servicing. On a combined basis HomeSide's origination volume and servicing portfolio would have been $14.7 billion and $73.9 billion, respectively, as of and for the year ended December 31, 1995, ranking HomeSide as the 5th largest originator and 7th largest servicer in the United States for 1995 based on data published by National Mortgage News. As of and for the nine months ended November 30, 1996, HomeSide's loan originations and acquisitions were $18.9 billion and the servicing portfolio was $87.7 billion.

     The residential mortgage market totaled over $3.6 trillion in 1995 and is the second largest debt market in the world, exceeded only by the United States Treasury market. The residential mortgage market has grown at a compound annual rate of approximately 8% since 1985. HomeSide competes in a mortgage banking market which is highly fragmented with no single company controlling or dominating the market. In 1995 the largest originator represented 5.2% of the market and the largest servicer represented 3.7%, while the top 25 originators and servicers represented 38.1% and 39.1% of their markets, respectively. Residential mortgage lenders compete primarily on the basis of loan pricing and service, making effective cost management essential. The industry has experienced rapid consolidation which has been accelerated by the introduction of significant technology improvements and the economies of scale present in mortgage servicing. The top 25 mortgage loan servicers have increased their aggregate market share from 20.7% in 1990 to 39.1% in 1995.

     HomeSide's business strategy is to increase the volume of its loan originations and the size of its servicing portfolio while continuing to improve operating efficiencies. In originating mortgages, HomeSide focuses on variable cost channels of production, including correspondent, broker, consumer direct, affinity, and co-issue sources. HomeSide also pursues strategic relationships such as its existing 5-year agreements to acquire and service residential mortgage loans from BKB and Barnett production sources, which, for the period May 31, 1996 through November 30, 1996, represented 19.5% of HomeSide's loan production. Management believes that these variable cost channels of production deliver consistent origination opportunities for HomeSide without the fixed cost investment associated with traditional retail mortgage branch networks. HomeSide believes that its ongoing investment in technology will further enhance and expand existing processing capabilities and improve its efficiency. Based on independent surveys of direct cost per loan and loans serviced per employee, management believes that HomeSide has been one of the industry's most efficient mortgage servicers.

     HomeSide plans to build its core operations through (i) improved economies of scale in servicing costs; (ii) increased productivity using proprietary technology; and (iii) expanded and diversified variable cost origination channels. In addition, HomeSide intends to pursue additional loan portfolio acquisitions and strategic origination relationships similar to the existing BKB and Barnett arrangements.

     HomeSide's business activities consist primarily of:

        - Mortgage production: origination and purchase of residential single family mortgage loans through multiple channels including correspondents, strategic partners (BKB and Barnett), mortgage brokers, co-issue partners, direct consumer telemarketing and affinity programs;

        - Servicing: administration, collection and remittance of monthly mortgage principal and interest payments, collection and payment of property taxes and insurance premiums and management of certain loan default activities;

        - Secondary marketing: sale of residential single family mortgage loans as pools underlying mortgage-backed securities guaranteed or issued by governmental or quasi-governmental agencies or as whole loans or private securities to investors; and

        - Risk management: management of a program designed primarily to protect the economic performance of the servicing portfolio that could otherwise be adversely affected by increased loan prepayments due to declines in interest rates.

     For the period March 16, 1996 to November 30, 1996, HomeSide purchased and acquired loan production of $18.9 billion. Its servicing portfolio was $87.7 billion at November 30, 1996.

     The table below sets forth the historical production and servicing portfolio volumes for HLI and HHI.

             HLI AND HHI COMBINED PRODUCTION AND SERVICING SUMMARY

                                                 YEARS ENDED AND AT DECEMBER 31,
                                         -----------------------------------------------
                                          1991      1992      1993      1994      1995     1996
                                         -------   -------   -------   -------   -------  ------
                                                          (DOLLARS IN MILLIONS)
    PRODUCTION
    HLI................................  $ 4,437   $ 8,660   $11,371   $ 8,935   $ 8,885  $4,187(b)
    HHI(a).............................    1,945     3,507     3,360     3,410     5,767   2,538(c)
                                         -------   -------   -------   -------   -------  ------
      Combined production..............  $ 6,382   $12,167   $14,731   $12,345   $14,652  $6,725
                                         =======   =======   =======   =======   =======  ======
    SERVICING PORTFOLIO
    HLI................................  $20,601   $23,706   $27,999   $37,971   $41,555
    HHI................................   10,034    11,524    13,085    18,411    33,411
                                         -------   -------   -------   -------   -------
      Combined servicing portfolio.....  $30,635   $35,230   $41,084   $56,382   $74,966
                                         =======   =======   =======   =======   =======

---------------
(a) If Loan America Financial Corporation ("LAFC" or "Loan America") and BancPLUS Financial Corporation loan production had been included for years prior to their acquisitions, then production would have been $4,742 million, $8,480 million, $9,589 million, $6,401 million and $5,767 million for 1991, 1992, 1993, 1994 and 1995, respectively.

(b) Period information is for January 1, 1996 through March 15, 1996.

(c) Period information is for January 1, 1996 through May 31, 1996.



     The table below sets forth the servicing statistics for HomeSide:

                         HOMESIDE SERVICING STATISTICS

                                                            PRO FORMA
                                                        HOMESIDE FOR THE
                                                           HLI AND HHI
                                                         ACQUISITIONS AT          ACTUAL AT
                                                        DECEMBER 31, 1995     NOVEMBER 30, 1996
                                                        -----------------     -----------------
                                                                 (DOLLARS IN MILLIONS)
    FHA/VA............................................       $24,823               $31,431
    Conventional......................................        48,429                51,389
                                                             -------               -------
      Total serviced unpaid principal balance
         ("UPB")......................................        73,252(a)             82,820(b)
    ARM (adjustable rate mortgages)...................            23%                   26%
    Fixed.............................................            77%                   74%
    Weighted average coupon...........................          8.01%                 7.91%
    Weighted average servicing fee (% of UPB).........         0.351%(c)             0.359%
    Weighted average maturity (months)................           278                   279

---------------
(a) Excludes loans purchased not yet on servicing system of approximately $0.6 billion.

(b) Excludes loans purchased not yet on servicing system of $4.9 billion.

(c) HHI's weighted average servicing fees are adjusted to reflect market rates under contractual arrangements between HomeSide and Barnett.


                                  USE OF PROCEEDS

     Except as may be otherwise stated in the applicable Prospectus Supplement, HomeSide intends to use the net proceeds from the sale of the securities offered hereby for working capital and general corporate purposes, which may include reduction of amounts outstanding under the Bank Credit Agreement. The loans under the Bank Credit Agreement mature on February 14, 2000 and as of November 30, 1996 carry a weighted average interest on amounts borrowed of 5.98% per annum. See "Description of Bank Credit Agreement."

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

SELECTED UNAUDITED CONSOLIDATED FINANCIAL AND OPERATING INFORMATION OF HOMESIDE

     The selected unaudited consolidated financial and operating information of HomeSide set forth below is for the period March 16, 1996 to May 31, 1996, each of the three months ended August 31, 1996 and November 30, 1996 and the period March 16, 1996 to November 30, 1996 and should be read in conjunction with, and is qualified in its entirety by reference to, the Consolidated Financial Statements and the notes thereto and in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" of HomeSide included elsewhere in this Prospectus. See also "Unaudited Pro Forma Consolidated Financial Information." The consolidated operating results for these periods and the consolidated balance sheet data at November 30, 1996 are unaudited but, in the opinion of management, contain all material adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation. The results of operations for the periods ended November 30, 1996 are not necessarily indicative of results to be expected for the full year.

                                     FOR THE PERIOD   FOR THE THREE    FOR THE THREE
                                     MARCH 16, 1996    MONTHS ENDED     MONTHS ENDED      FOR THE PERIOD
                                       TO MAY 31,       AUGUST 31,      NOVEMBER 30,    MARCH 16, 1996 TO
                                          1996             1996             1996        NOVEMBER 30, 1996
                                     --------------   --------------  ----------------  ------------------
                                                            (DOLLARS IN THOUSANDS)
CONSOLIDATED STATEMENT OF OPERATIONS
  DATA:
Revenues:
Mortgage servicing fees.............   $    41,485      $    82,179      $    90,492        $   214,156
Amortization of mortgage servicing
  rights............................       (16,442)         (39,753)         (48,120)          (104,315)
                                       -----------      -----------      -----------        -----------
  Net servicing revenue.............        25,043           42,426           42,372            109,841
Interest income.....................        12,719           22,270           25,241             60,230
Interest expense....................       (12,592)         (17,684)         (16,140)           (46,416)
                                       -----------      -----------      -----------        -----------
  Net interest revenue..............           127            4,586            9,101             13,814
Net mortgage origination revenue....        10,810           16,273           16,521             43,604
Other income........................           107              355               79                541
                                       -----------      -----------      -----------        -----------
          Total revenues............        36,087           63,640           68,073            167,800
Expenses:
Salaries and employee benefits......        11,480           21,177           20,650             53,307
Occupancy and equipment.............         1,846            3,084            3,337              8,267
Servicing losses on investor-owned
  loans.............................         3,938            4,058            4,957             12,953
Other expenses......................         5,345           12,196           11,391             28,932
                                       -----------      -----------      -----------        -----------
          Total expenses............        22,609           40,515           40,335            103,459
Income before income taxes..........        13,478           23,125           27,738             64,341
Income tax expense..................         5,526            9,481           11,373             26,380
                                       -----------      -----------      -----------        -----------
Net income(e).......................   $     7,952      $    13,644      $    16,365        $    37,961
                                       ===========      ===========      ===========        ===========
SELECTED OPERATING DATA:
Volume of loans originated and
  acquired..........................   $ 3,780,236      $ 9,565,199(b)   $  5,540,875       $18,886,310(b)
Loan servicing portfolio (at period
  end)..............................    77,351,849       84,818,725(b)     87,712,746        87,712,746
Loan servicing portfolio (average
  outstanding during the period)....    43,670,497(a)    81,223,664       86,535,928         69,643,494(c)
Weighted average interest rate for
  the servicing portfolio (at period
  end)..............................         7.86%            7.92%            7.91%              7.91%
Weighted average servicing fee for
  the servicing portfolio (at period
  end)..............................        0.367%           0.363%           0.359%             0.359%
Ratio of earnings to fixed
  charges...........................         2.05x(d)         2.28x(d)          2.67x(d)           2.35x(d)
(footnotes on following page)

                                                                                           AT
                                                                                    NOVEMBER 30, 1996
                                                                                -------------------------
                                                                                  ACTUAL   AS ADJUSTED(F)
                                                                                ---------- --------------
                                                                                   (DOLLARS IN THOUSANDS)
SELECTED BALANCE SHEET DATA:
Mortgage loans held for sale..................................................  $1,101,229   $1,101,229
Mortgage servicing rights.....................................................   1,321,639    1,321,639
Total assets..................................................................   2,833,601    2,833,601
Warehouse credit facility.....................................................   1,074,583    1,074,583
Long-term debt(e).............................................................     957,508      918,710
Total liabilities.............................................................   2,276,265    2,237,467
Total stockholder's equity....................................................     557,336      596,134

---------------

(a) Period information is for March 1, 1996 through May 31, 1996.

(b) Includes bulk purchases of $4.1 billion.

(c) Period information is for March 1, 1996 through November 30, 1996.

(d) The ratio of earnings to fixed charges does not include the effect of $200 million of 11.25% Notes due 2003 (the "Parent Notes") which were issued by the Parent on May 14, 1996. The Parent Notes are not reflected in the consolidated financial statements of HomeSide, however, debt service on the Parent Notes is highly dependent on the ability of HomeSide to generate funds sufficient to meet such obligations.

(e) On May 14, 1996 the Parent issued $200 million of Parent Notes. All of the outstanding common stock of HomeSide and HHI is pledged as security on the notes. The only significant asset of the Parent is its investment in HomeSide and HHI common stock. The Parent is dependent on cash payments from HomeSide to service its debt obligations. The Parent Notes, and related interest expense, are not reflected in the financial statements of HomeSide.

(f) Adjusted to give effect to the sale of Common Stock by the Parent and the application of a portion of the net proceeds contributed to HomeSide as if such transaction had occurred on November 30, 1996. For additional information see "Index to Financial Statements -- Unaudited Pro Forma Consolidated Financial Information."

        SELECTED CONSOLIDATED FINANCIAL AND OPERATING INFORMATION OF HLI

    The selected consolidated financial information of HLI (formerly BancBoston Mortgage Corporation) set forth below has been derived from the financial statements of HLI and the related notes thereto for the periods prior to its acquisition by the Parent. The selected consolidated financial information should be read in conjunction with, and is qualified in its entirety by reference to, HLI's Consolidated Financial Statements and the Notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- HLI" included elsewhere in this Prospectus. See also "Unaudited Pro Forma Consolidated Financial Information."

                                                YEARS ENDED DECEMBER 31,                       FOR THE THREE     FOR THE PERIOD
                            ----------------------------------------------------------------    MONTHS ENDED     JANUARY 1, 1996
                               1991         1992         1993         1994          1995       MARCH 31, 1995   TO MARCH 15, 1996
                            -----------  -----------  -----------  -----------   -----------   --------------   -----------------
                                                                   (DOLLARS IN THOUSANDS)
CONSOLIDATED STATEMENTS OF OPERATIONS DATA:

Revenues:
Mortgage servicing fees.... $    92,362  $   105,890  $   111,822  $   140,491   $   173,038    $     43,657       $    38,977
Gain (loss) on risk
  management contracts.....          --           --        6,688       (6,702)      108,702           3,612          (128,795)
Amortization of mortgage
  servicing rights.........     (37,213)     (73,908)    (112,492)     (66,801)     (108,013)        (23,103)           (7,245)
                            -----------  -----------  -----------  -----------   -----------     -----------       -----------
  Net servicing revenue....      55,149       31,982        6,018       66,988       173,727          24,166           (97,063)
Interest income............      41,252       46,865       50,156       31,585        24,324           4,122             8,423
Interest expense...........     (27,686)     (38,855)     (44,199)     (33,952)      (27,128)         (6,079)          (10,089)
                            -----------  -----------  -----------  -----------   -----------     -----------       -----------
  Net interest revenue.....      13,566        8,010        5,957       (2,367)       (2,804)         (1,957)           (1,666)
Net mortgage origination
  revenue (expense)........       6,508        1,123        6,173        4,983         3,417          (1,083)            7,638
Gain on sales of servicing
  rights...................      12,034       14,769          651       10,862        10,230           4,285                --
Other income...............          52           17           50          147           511              13               253
                            -----------  -----------  -----------  -----------   -----------     -----------       -----------
        Total revenues.....      87,309       55,901       18,849       80,613       185,081          25,424           (90,838)
Expenses:
  Salaries and employee
    benefits...............      27,328       30,053       33,096       40,370        45,381          11,696            10,287
  Occupancy and
    equipment..............       7,809        7,788        7,966        9,012        10,009           2,358             2,041
  Servicing losses on
    investor-owned loans...       2,880        8,138        2,770        7,177         9,981             733             5,560
  Real estate acquired.....       1,195        1,124        1,600          253         1,054             218               291
  Other expenses...........      17,552       20,461       22,058       19,326        21,896           4,713             7,377
                            -----------  -----------  -----------  -----------   -----------     -----------       -----------
        Total expenses.....      56,764       67,564       67,490       76,138        88,321          19,718            25,556
                            -----------  -----------  -----------  -----------   -----------     -----------       -----------
Income (loss) before income
  taxes and cumulative
  effects of changes in
  accounting principles....      30,545      (11,663)     (48,641)       4,475        96,760           5,706          (116,394)
Income tax expense
  (benefit) before
  cumulative effects of
  changes in accounting
  principles...............      12,168       (3,829)     (17,284)       2,525        37,934           2,277           (42,533)
                            -----------  -----------  -----------  -----------   -----------     -----------       -----------
Income (loss) before
  cumulative effects of
  changes in accounting
  principles...............      18,377       (7,834)     (31,357)       1,950        58,826           3,429           (73,861)
  Change in purchased
    mortgage servicing
    rights ("PMSR")
    valuation method, net
    of tax.................          --           --      (59,921 (a)       --            --              --                --
  Change in accounting for
    income taxes...........          --           --        6,093(b)        --            --              --                --
  Change in accounting for
    mortgage servicing fee
    income, net of tax.....          --           --           --        3,455(c)         --              --                --
                            -----------  -----------  -----------  -----------   -----------     -----------       -----------
Net income (loss).......... $    18,377  $    (7,834) $   (85,185) $     5,405   $    58,826    $      3,429       $   (73,861)
                            ===========  ===========  ===========  ===========   ===========     ===========       ===========
SELECTED OPERATING DATA:
Volume of loans originated
  and acquired............. $ 5,196,996  $ 9,705,875  $13,682,761  $14,473,000   $ 9,567,521    $  1,181,642       $ 4,187,603(d)
Loan servicing portfolio
  (at period end)..........  20,600,569   23,705,642   27,999,100   37,971,200    41,555,354      37,800,120        44,158,163(d)
Loan servicing portfolio
  (average)................  19,663,100   22,153,100   25,852,400   33,178,600    39,283,700      38,099,730        43,158,072(d)
Weighted average interest
  rate (at period end).....        9.65%        9.05%        8.07%        7.91%         7.97%           7.90%             7.92%(d)
Weighted average servicing
  fee (average for
  period)..................       0.400%       0.390%       0.372%       0.389%        0.383%          0.384%            0.380%(d)
Ratio of earnings to fixed
  charges..................        2.06x          --(e)        --(e)      1.13x         4.40x           1.88x               --(e)
SELECTED BALANCE SHEET DATA (AT PERIOD END):
Mortgage loans held for
  sale..................... $   507,776  $   495,455  $   607,506  $   271,215   $   388,436    $     70,978       $   641,465
Mortgage servicing
  rights...................     296,393      337,307      281,727      431,148       551,338         414,974           542,862
Total assets...............   1,034,269    1,073,686    1,193,583    1,006,887     1,254,303         858,001         1,512,902
Note payable to parent.....     748,827      799,992    1,019,011      779,021       966,000         648,499         1,256,000
Long-term debt.............      14,483       14,339       14,180       14,007        13,816          13,961            13,790
Total liabilities..........     818,890      866,141    1,071,223      879,122     1,067,712         726,807         1,400,172
Total stockholder's
  equity...................     215,379      207,545      122,360      127,765       186,591         131,194           112,730

---------------
(a) On January 1, 1993, HLI changed its method of accounting for PMSR to conform to the accounting rules adopted in 1993 by the banking regulators. Under these new rules, the carrying value of PMSR is recorded at the lesser of amortized cost or the discounted cash flows from servicing the underlying mortgages. Previously, this valuation was performed on an undiscounted basis. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 2 of Notes to Consolidated Financial Statements on F-40.
(b) On January 1, 1993, HLI adopted SFAS No. 109, "Accounting for Income Taxes," which principally affects accounting for deferred taxes. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Notes 2 and 10 of Notes to Consolidated Financial Statements on F-40 and F-47, respectively.
(c) On January 1, 1994, HLI changed its method of recognizing servicing fee income to the accrual method. Previously, these fees were recorded as income when the payments were received. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 2 of Notes to Consolidated Financial Statements on F-40.
(d) Period information is for the period January 1, 1996 to March 31, 1996 and period end information is at March 31, 1996.
(e) Fixed charges exceeded income before income taxes, cumulative effect of changes in accounting principles and fixed charges by $11.7 million and $48.6 million in 1992 and 1993, respectively, and $116.4 million for the period January 1, 1996 to March 15, 1996.


        SELECTED CONSOLIDATED FINANCIAL AND OPERATING INFORMATION OF HHI

     The selected consolidated financial information of HHI (formerly Barnett Mortgage Company) set forth below has been derived from the financial statements of HHI and the related notes thereto for the periods prior to its acquisition by the Parent. The selected consolidated financial information should be read in conjunction with, and is qualified in its entirety by reference to, HHI's Consolidated Financial Statements and the Notes thereto and in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations -- HHI" included elsewhere in this Prospectus. See also "Unaudited Pro Forma Consolidated Financial Information."

                                                                                     FOR THE PERIOD  FOR THE SIX   FOR THE PERIOD
                               YEARS ENDED DECEMBER 31,               FOR THE THREE  APRIL 1, 1996   MONTHS ENDED    JANUARY 1,
                  --------------------------------------------------  MONTHS ENDED     TO MAY 30,      JUNE 30,     1996 TO MAY
                   1991      1992       1993     1994(a)    1995(b)   JUNE 30, 1995       1996           1995         30, 1996
                  -------   -------   --------   --------   --------  -------------  --------------  ------------  --------------
                                                              (DOLLARS IN THOUSANDS)
CONSOLIDATED
  STATEMENTS OF
  OPERATIONS
  DATA:
Mortgage
  Origination
  Revenue:
  Mortgage
    origination
    fees......... $    --   $    --   $    358   $  3,276   $ 17,104    $   3,469       $  1,646       $  6,005       $  7,288
  Gain (loss) on
    sales of
    loans, net...   3,184     8,187      5,688        692    (13,920)         995         (3,383)         1,514            482
                  -------   -------   --------   --------   --------     --------       --------       --------       --------
    Total
      mortgage
      origination
       revenue...   3,184     8,187      6,046      3,968      3,184        4,464         (1,737)         7,519          7,770
Interest Income
  (expense):
  Interest
    income.......     765       657        855      3,460     27,264        4,420          5,638          7,003         14,216
  Interest
    expense,
    substantially
    all to
    affiliates...    (568)     (531)    (1,415)    (4,911)   (20,427)      (6,766)        (3,480)        (9,685)        (9,574)
                  -------   -------   --------   --------   --------     --------       --------       --------       --------
    Net
      interest
      income
     (expense)...     197       126       (560)    (1,451)     6,837       (2,346)         2,158         (2,682)         4,642
Mortgage
  Servicing
  Revenue:
  Mortgage
    servicing
    income.......  10,143    13,427     20,560     27,130     83,502       22,439         15,709         35,723         38,833
  Mortgage
    servicing
    income from
    affiliates...   6,986    16,143     18,326     20,017     25,057        6,407          5,464         12,503         13,626
  Amortization of
    capitalized
    mortgage
    servicing
    rights.......  (2,453)   (6,013)   (11,547)   (17,783)   (48,282)     (12,124)        (8,456)       (20,475)       (25,467)
  Gain on sales
    of
    servicing....      --        --         --         --      9,096           --             --             --             --
                  -------   -------   --------   --------   --------     --------       --------       --------       --------
    Net mortgage
      servicing
      revenue....  14,676    23,557     27,339     29,364     69,373       16,722         12,717         27,751         26,992
Other Income.....   2,860     7,750      6,296      4,492      2,592        6,203          1,678          7,054          1,740
                  -------   -------   --------   --------   --------     --------       --------       --------       --------
    Total
      revenues...  20,917    39,620     39,121     36,373     81,986       25,043         14,816         39,642         41,144
Expenses:
  Salaries and
    benefits.....   7,778    13,698     13,914     17,474     53,070       14,301         10,402         23,433         25,173
  General and
  administrative.  10,349    11,401     12,432     14,924     41,849       12,119          6,816         20,403         20,748
  Affiliate
    profit
    sharing......   1,699    12,471     10,774      3,534      6,242
  Occupancy and
    equipment....   1,091     1,167      1,810      2,702      5,960        2,424          1,569          3,941          3,720
  Amortization of
    goodwill.....      --        --         --        259      4,840        1,673            928          2,226          2,324
                  -------   -------   --------   --------   --------     --------       --------       --------       --------
        Total
      expenses...  20,917    38,737     38,930     38,893    111,961       30,517         19,715         50,003         51,965
                  -------   -------   --------   --------   --------     --------       --------       --------       --------
Income (loss)
  before income
  taxes..........       0       883        191     (2,520)   (29,975)      (5,474)        (4,899)       (10,361)       (10,821)
Income tax
  provision
  (benefit)......      34       359         87       (462)    (9,589)      (2,118)          (914)        (2,877)        (2,478)
                  -------   -------   --------   --------   --------     --------       --------       --------       --------
Income (loss)
  before changes
  in accounting
  principles.....     (34)      524        104     (2,058)   (20,386)          --             --             --             --
Cumulative effect
  of changes in
  accounting
  principles.....      --      (507)(c)       --       --         --           --             --             --             --
                  -------   -------   --------   --------   --------     --------       --------       --------       --------
Net income
  (loss)......... $   (34)  $    17   $    104   $ (2,058)  $(20,386)   $  (3,356)      $ (3,985)      $ (7,484)      $ (8,343)
                  =======   =======   ========   ========   ========     ========       ========       ========       ========
SELECTED
  OPERATING DATA
  (DOLLARS IN
  MILLIONS):
Volume of loans
  originated and
  acquired....... $ 1,945   $ 3,507   $  3,360   $  3,410   $  5,767    $   1,330       $    982       $  2,886       $  2,538
Loan servicing
  portfolio (at
  period end)....  10,034    11,524     13,085     18,411     33,411       33,070             (e)        33,070             (e)
Loan servicing
  portfolio
  (average)......   9,639    10,779     12,305     15,748     30,669       32,839         33,057         28,153         33,182
Weighted average
  interest rate
  (at period
  end)(d)........      --        --       7.34%      7.44%      8.05%        7.98%            (e)          7.98%            (e)
Weighted average
  servicing fee
  (average for
  period)(d).....      --        --      0.259%     0.261%     0.299%       0.301%         0.346%         0.299%         0.337%
Ratio of earnings
  to fixed
  charges........   1.00x     2.10x      1.10x       --(f)      --(f)        --(f)          --(f)          --(f)          --(f)
SELECTED BALANCE
  SHEET DATA (AT
  PERIOD END):
Mortgage loans
  held for
  sale........... $    --   $    --   $     --   $183,914   $465,880    $ 331,184             (g)      $331,184             (g)
Mortgage
  servicing
  rights.........  12,959    25,458     48,941     92,461    250,788      259,796             (g)       259,796             (g)
Total assets.....  42,082    61,166     96,186    359,472    994,630      857,046             (g)       857,046             (g)
Notes payable....  16,107    20,325     63,329    248,214    653,056      503,000             (g)       503,000             (g)
Total
  liabilities....  22,676    38,541     69,930    274,570    762,802      612,311             (g)       612,311             (g)
Total
  stockholder's
  equity.........  19,406    22,625     26,257     84,902    231,828      244,735             (g)       244,735             (g)
(footnotes on following page)

---------------
(a) Includes Loan America since its acquisition in October 1994.
(b) Includes BancPLUS Financial Corporation since its acquisition in February 1995.
(c) In 1992, HHI adopted two new accounting standards. Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes," changed HHI's accounting for income taxes to the asset/liability method from the deferred method previously required by Accounting Principles Board Opinion No. 11. HHI also adopted SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," which requires that the projected future cost of providing postretirement health care and other benefits be recognized during the periods employees provide services to earn those benefits. Prior to adopting SFAS No. 106, these costs were expensed as incurred. HHI adopted both of these changes on a prospective basis effective January 1, 1992. As permitted under SFAS No. 106, HHI chose to immediately recognize the transition obligation for postretirement benefits other than pensions in net income for 1992 rather than on a delayed basis over the remaining average service period of active plan members.
(d) Information not available for 1991 and 1992.
(e) HHI was acquired by HomeSide on May 31, 1996 and, accordingly, its servicing portfolio is included in HomeSide's servicing portfolio as of May 31, 1996.
(f) Fixed charges exceeded income before income taxes, cumulative effect of changes in accounting principles and fixed charges by $2.5 million and $30.0 million in 1994 and 1995, respectively, $4.9 million for the period April 1, 1996 to May 30, 1996, $5.5 million for the three months ended June 30, 1995, $10.8 million for the period January 1, 1996 to May 30, 1996 and $10.4 million for the six months ended June 30, 1995.
(g) HHI was acquired by the Parent on May 31, 1996 and, accordingly, all of its assets and liabilities are included in the consolidated balance sheet of the Parent as of May 31, 1996.

    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
                           OF OPERATIONS -- HOMESIDE
                      MARCH 16, 1996 TO NOVEMBER 30, 1996
                  AND THE THREE MONTHS ENDED NOVEMBER 30, 1996

GENERAL

     The Issuer is the primary operating subsidiary of HomeSide, Inc. (the "Parent"). The Parent was formed on December 11, 1995 by an investor group, consisting of Thomas H. Lee Company and its affiliates and Madison Dearborn Partners (collectively, the "Investors"), and signed a definitive stock purchase agreement with The First National Bank of Boston ("Bank of Boston" or "BKB") for the purpose of acquiring certain assets and liabilities of the mortgage banking business ("HLI") owned by Bank of Boston. The transaction closed on March 15, 1996 and HomeSide began operations on March 16, 1996.

     On May 31, 1996, Barnett Banks, Inc. ("Barnett") sold certain of its mortgage banking operations ("HHI"), primarily its servicing portfolio and proprietary mortgage banking software systems, to the Parent. Barnett received cash and an ownership interest in the Parent. Barnett Mortgage Company was subsequently renamed HomeSide Holdings, Inc. For more information on these acquisitions see Note 4 of Notes to Consolidated Financial Statements of the Issuer on F-9. From May 31, 1996 until the January 1997 public offering of Common Stock of the Parent each of the Investors as a group, Bank of Boston and Barnett owned approximately one-third of the Parent. Following the public offering, the Investors as a group, Bank of Boston and Barnett own in the aggregate approximately 79% of the outstanding Common Stock of the Parent.

     The Issuer, in conjunction with the Parent, has adopted a February 28 fiscal year end. The consolidated financial statements of HomeSide have been prepared for the period March 16, 1996 to November 30, 1996 to coincide with the Parent's acquisition of HLI and the end of HomeSide's third quarter of fiscal 1997. The purchase method of accounting was used for the HLI and HHI acquisitions and, accordingly, assets acquired and liabilities assumed were recorded at their estimated fair values at the date of acquisition.

     Comparative financial statements for the same period in the prior year have not been presented due to a lack of comparability between HomeSide and the historical financial statements of HLI and HHI. As noted above, the assets acquired and liabilities assumed by HomeSide in each of the acquisitions were recorded at their estimated fair values as of the date of acquisition. As a result, HomeSide's operating results are not directly comparable to HLI and BMC historical operating results due, in part, to different balance sheet valuations (estimated fair value as compared to historical cost). In addition, certain production channels were retained by BKB and all of BMC's production channels were retained by Barnett. The results of operations for the three months ended November 30, 1996 are, therefore, most directly comparable to the results of operations for the three months ended August 31, 1996. Results of operations prior to May 31, 1996 do not include the results of operations of HHI, which was acquired by the Parent on May 31, 1996.

     Mortgage banking is a specialized branch of the financial services industry which primarily involves (i) originating and purchasing mortgage loans ("origination" and/or "production"); (ii) selling the originated mortgages to third parties either as mortgage-backed securities or as whole loans ("secondary marketing"); (iii) servicing of mortgage loans on behalf of the ultimate purchasers, which includes the collection and disbursement of payments of mortgage principal and interest, the collection of payments of taxes and insurance premiums to pay property taxes and insurance premiums, and management of certain loan default activities (collectively, "servicing"); and (iv) the purchase and sale of the rights to service mortgage loans.

     Mortgage bankers originate loans generally through two channels: wholesale and direct. Wholesale origination involves the origination of mortgage loans from sources other than homeowners, including mortgage brokers and other mortgage lenders. Direct origination typically includes (i) networks of retail loan offices with sales staff that solicit business from homeowners, realtors, builders, and other real estate professionals, (ii) centers that use telemarketing, direct mail, and advertising to market loans directly to home buyers or homeowners, (iii) affinity and co-branding partnerships, and (iv) corporate relocation programs. Once originated or purchased, mortgage bankers hold the loans temporarily ("warehousing") until they are sold, typically earning an interest spread equal to the difference between the loan's interest rate and the cost of financing the loan. Each loan is sold either excluding or including the associated right to service the loan ("servicing retained" or "servicing released," respectively).

     Mortgage bankers rely mainly on short-term borrowings, such as warehouse lines, to finance the origination of mortgages that are then typically sold. Mortgage bankers also borrow on a longer term basis to finance their servicing assets and working capital requirements. Revenues consist primarily of those related to servicing and, to a lesser extent, fees and interest spreads from originations. The major expenses of a mortgage banker include costs of financing, operating costs related to origination and servicing and the amortization of mortgage servicing rights.

     Mortgage bankers typically seek to retain the rights to service the loans they originate and to acquire rights to service additional loans in order to generate recurring fee income. The purchase and sale of servicing rights can occur on a loan by loan basis ("flow") or on a portfolio (group of loans) basis ("bulk" or "mini-bulk"). Prices for servicing rights are typically stated as a multiple of the servicing fee or as a percentage of the outstanding UPB for a group of mortgage loans. Values of servicing portfolios are determined on the basis of the present value of the servicing fee income stream (net of servicing costs) expected to be received over the estimated life of the loans. The assets of a mortgage banking company consist primarily of loans in warehouse and the value of the servicing rights purchased ("purchased mortgage servicing rights" or "PMSR") or originated ("originated mortgage servicing rights" or "OMSR").

     The following operating statistics for HomeSide are presented to aid in understanding the results of operations and financial condition of HomeSide for the period March 16, 1996 to May 31, 1996, and each of the three months ended August 31, 1996 and November 30, 1996 and the period March 16, 1996 to November 30, 1996. References to the first quarter of fiscal 1997 relate to the period March 16, 1996 to May 31, 1996. References to the second quarter of fiscal 1997 relate to the three months ended August 31, 1996 and references to the third quarter of fiscal 1997 relate to the three months ended November 30, 1996.

  Loan Production Activities

                                  FOR THE PERIOD     FOR THE THREE      FOR THE THREE      FOR THE PERIOD
                                  MARCH 16, 1996     MONTHS ENDED       MONTHS ENDED      MARCH 16, 1996 TO
                                  TO MAY 31, 1996   AUGUST 31, 1996   NOVEMBER 30, 1996   NOVEMBER 30, 1996
                                  ---------------   ---------------   -----------------   -----------------
                                                          (DOLLARS IN MILLIONS)
Correspondent (includes volumes
  purchased from BKB and
  Barnett).......................      $1,893            $2,950             $3,249             $ 8,092
Co-issue (a).....................       1,419             2,208              1,985               5,612
Broker...........................         220               155                168                 543
                                       ------            ------             ------             -------
Total wholesale..................       3,532             5,313              5,402              14,247
Direct...........................         248               179                139                 566
                                       ------            ------             ------             -------
Total purchases..................       3,780             5,492              5,541              14,813
Bulk acquisitions................          --             4,073                 --               4,073
                                       ------            ------             ------             -------
Total purchases and
  acquisitions...................      $3,780            $9,565             $5,541             $18,886
                                       ======            ======             ======             =======

---------------

(a) Co-issue production represents the purchase of servicing rights from a correspondent under contracts to deliver specified volumes on a monthly or quarterly basis. The substance of this transaction is the purchase of a loan and mortgage servicing right with the instantaneous sale of the loan with the servicing right retained. Amounts represent the unpaid principal balance of mortgage debt to which the acquired servicing rights relate.



     During each of the second and third quarters of fiscal 1997, HomeSide's loan production totaled approximately $5.5 billion. Total loan production increased from $3.8 billion in the period March 16, 1996 to May 31, 1996 to $5.5 billion for the three months ended August 31, 1996. This increase was due to the additional production resulting from the acquisition of HHI on May 31, 1996 and growth in HomeSide's existing wholesale channel. In addition, HomeSide made bulk servicing acquisitions of $4.1 billion during the second quarter of fiscal 1997.

  Servicing Portfolio

                                       FOR THE PERIOD     FOR THE THREE      FOR THE THREE      FOR THE PERIOD
                                      MARCH 1, 1996 TO    MONTHS ENDED       MONTHS ENDED      MARCH 1, 1996 TO
                                        MAY 31, 1996     AUGUST 31, 1996   NOVEMBER 30, 1996   NOVEMBER 30, 1996
                                      ----------------   ---------------   -----------------   -----------------
                                                             (DOLLARS IN MILLIONS)
Balance at beginning of period.......     $41,844            $77,351            $84,819             $41,844
Acquisition of HHI...................      33,082                 --                 --              33,082
Other additions......................       4,102              9,842              5,244              19,188
                                          -------            -------            -------             -------
     Total additions.................      37,184              9,842              5,244              52,270
                                          -------            -------            -------             -------
Scheduled amortization...............         212                470                494               1,176
Prepayments..........................       1,321              1,702              1,529               4,552
Foreclosures.........................         130                137                106                 373
Sale of servicing....................          14                 65                221                 300
                                          -------            -------            -------             -------
     Total reductions................       1,677              2,374              2,350               6,401
                                          -------            -------            -------             -------
Balance at end of period.............     $77,351            $84,819            $87,713             $87,713
                                          =======            =======            =======             =======

     At November 30, 1996, HomeSide's servicing portfolio stood at $87.7 billion compared to $84.8 billion at August 31, 1996, $77.4 billion at May 31, 1996 and $41.8 billion at March 1, 1996. The number of loans being serviced at November 30, 1996 was 1,068,000, compared to 1,041,000 as of August 31, 1996, 966,000 as of May 31, 1996 and 492,000 as of March 1, 1996. HomeSide's strategy is to build its mortgage servicing portfolio and benefit from the economies of scale inherent in the business.

RESULTS OF OPERATIONS

  Summary

     HomeSide reported net income of $16.4 million during the third quarter of fiscal 1997 compared to net income of $13.6 million during the second quarter of fiscal 1997 and $8.0 million during the first quarter of fiscal 1997. Net income for the period March 16, 1996 to November 30, 1996 was $38.0 million. Total revenue for the third quarter of fiscal 1997 was primarily comprised of net servicing revenue of $42.4 million, net interest revenue of $9.1 million, and net mortgage origination revenue of $16.5 million. These revenues were partially offset by operating expenses of $40.3 million and income taxes of $11.4 million. The primary reason for the growth in revenues was increased net interest revenue during the third quarter of fiscal 1997 as compared to the second quarter of fiscal 1997. Higher average balances of mortgage loans held for sale during the third fiscal quarter compared to the second fiscal quarter contributed to the $3.0 million increase in interest income. Lower short-term interest rates and the improved pricing on borrowings under the Bank Credit Agreement lowered the interest expense for third quarter of fiscal 1997 compared to the second fiscal quarter.

     HomeSide reported net income of $13.6 million during the second quarter of fiscal 1997 compared to net income of $8.0 million during the first quarter of fiscal 1997. Total revenue for the second quarter was primarily comprised of net servicing revenue of $42.4 million, net interest revenue of $4.6 million and net mortgage origination revenue of $16.3 million. These revenues were partially offset by operating expenses of $40.5 million and income tax expense of $9.5 million. The primary reason for the increase in revenues and expenses during the second quarter as compared to the first quarter was the acquisition of HHI on May 31, 1996. Results of operations for HHI are included from the date of acquisition and, therefore, are not included in HomeSide's first quarter of fiscal 1997 results.

  Net Servicing Revenue

     During the third quarter of fiscal 1997, HomeSide had net servicing revenue of $42.4 million, compared to net servicing revenue of $42.4 million during the second quarter of fiscal 1997. Net servicing revenue during the third quarter of fiscal 1997 was comprised of mortgage servicing fees of $90.5 million, offset by mortgage servicing rights amortization of $48.1 million. Mortgage servicing fees generally range from 0.25% to 0.50% of the declining principal balances of the loans per annum. HomeSide's weighted average servicing fee during the third quarter of fiscal 1997 was 0.368% compared to 0.367% during the second quarter of fiscal 1997. Amortization of mortgage servicing rights is recorded over the estimated servicing period in proportion to estimated servicing revenue and increased from $39.8 million in the second quarter of fiscal 1997 to $48.1 million in the third quarter of fiscal 1997 as a result of a higher average servicing portfolio balance and higher projected mortgage loan prepayment speeds.

     During the second quarter of fiscal 1997, HomeSide had net servicing revenue of $42.4 million, compared to net servicing revenue of $25.0 million during the first quarter of fiscal 1997. Net servicing revenue during the second quarter of fiscal 1997 was comprised of mortgage servicing fees of $82.2 million, offset by mortgage servicing rights amortization of $39.8 million. HomeSide's weighted average servicing fee during the second quarter of fiscal 1997 was 0.367% compared to 0.389% during the first quarter of fiscal 1997. The decrease in the weighted average servicing fee was due to the servicing rights acquired from HHI. These servicing rights generally had lower servicing fees due to the lower proportion of government loans in HHI's servicing portfolio. Amortization of mortgage servicing rights is recorded over the estimated servicing period in proportion to estimated servicing revenue and increased from $16.4 million in the first quarter of fiscal 1997 to $39.8 million in the second quarter of fiscal 1997 as a result of a higher average servicing portfolio.

  Risk Management Activities

     HomeSide has a risk management program designed to protect the economic value of its mortgage servicing portfolio from declines in value due to increases in estimated loan prepayment speeds, which are primarily influenced by declines in interest rates. When loans prepay faster than anticipated, the cash flow HomeSide expects to receive from servicing such loans is reduced. The value of mortgage servicing rights is based on the present value of the cash flows to be received over the life of the loan and therefore, the value of the servicing portfolio declines as prepayments increase.

     During the period March 16, 1996 to November 30, 1996, HomeSide purchased options on U.S. Treasury bond futures to protect a significant portion of the market value of its mortgage servicing portfolio from a decline in value. The option contracts used by HomeSide have characteristics such that they tend to increase in value as interest rates decline. Conversely, these option contracts tend to decline in value as interest rates rise. Accordingly, changes in value of these securities will tend to move inversely with changes in value of HomeSide's mortgage servicing rights.

     These option contracts are designated as hedges on the purchase date and such designation must be at a level at least as specific as the level at which mortgage servicing rights are evaluated for impairment. The option contracts are marked-to-market with changes in market value deferred and recognized as an adjustment to the cost of the related mortgage servicing right asset being hedged. As a result, any changes in market value that are deferred are amortized and evaluated for impairment in the same manner as the related mortgage servicing rights. The effectiveness of HomeSide's hedging activity can be measured by the correlation between changes in the value of the option and changes in the value of HomeSide's mortgage servicing rights. This correlation is assessed on a quarterly basis to ensure that high correlation is maintained over the term of the hedging program. During the periods presented, HomeSide has experienced a high measure of correlation between changes in the value of mortgage servicing rights and the option contracts. However, in periods of rising interest rates, the increase in value of mortgage servicing rights may outpace the decline in value of the option contracts since the loss on the options is limited to the premium paid.

     Since HomeSide's inception, cumulative gains and losses on risk management contracts resulted in a $60.2 million net gain which reduced the cost basis of mortgage servicing rights at November 30, 1996. Of the $60.2 million of net gains included in the carrying value of HomeSide's mortgage servicing rights portfolio, $133.3 million of gains occurred during the third quarter of fiscal 1997 and offset deferred losses of $74.7 million recorded during the first and second quarters of fiscal 1997. HomeSide's future cash needs as they relate to its hedging program will be influenced by such factors as long-term interest rates, loan production levels and growth in the mortgage servicing portfolio. The fair value of open risk management contracts at November 30, 1996 was $162.4 million, which was equal to their carrying amount because the options are marked-to-market at each reporting date. See "-- Liquidity and Capital Resources" for further discussion of HomeSide's sources and uses of cash. See
Note 3 of Notes to Consolidated Financial Statements on F-5 for a description of HomeSide's accounting policy for its risk management contracts. See Notes 10 and 11 of Notes to Consolidated Financial Statements on pages F-12 through F-14 for additional fair value disclosures with respect to HomeSide's risk management contracts.

  Net Interest Revenue

     Net interest revenue was $4.6 million during the second quarter of fiscal 1997 compared to $9.1 million during the third quarter of fiscal 1997. Net interest revenue during the third quarter of fiscal 1997 was comprised of interest income of $25.2 million, which was offset by interest expense of $16.1 million on HomeSide's borrowings. Interest income and expense during the second quarter of fiscal 1997 were $22.3 million and $17.7 million, respectively. The increase in interest income during the third quarter of fiscal 1997 was the result of an increase in the average balance of loans held for sale from $1.3 billion in the second quarter of fiscal 1997 to $1.4 billion during the third quarter of fiscal 1997. Interest expense decreased from $17.7 million in the second quarter of fiscal 1997 to $16.1 million during the third quarter of fiscal 1997. Lower short-term interest rates and the improved pricing on borrowings under the Bank Credit Agreement contributed to this reduction.

     Net interest revenue increased from $0.1 million during the first quarter of fiscal 1997 to $4.6 million during the second quarter of fiscal 1997. Net interest revenue during the second quarter was comprised of interest income of $22.3 million and was offset by interest expense of $17.7 million on HomeSide's borrowings. Interest income and expense during the first quarter of fiscal 1997 were $12.7 million and $12.6 million, respectively. The increases in interest income and interest expense during the second quarter are the result of an increase in the average balance of mortgage loans held for sale from $770 million in the first quarter of fiscal 1997 to $1.3 billion during the second quarter of fiscal 1997 and an increase in the average balance of notes payable to banks from $1.3 billion to $2.0 billion, from the first quarter to the second quarter of fiscal 1997, respectively. The Parent's acquisition of HHI on May 31, 1996, and subsequent transfer of assets to HomeSide, generally contributed to the increased balances of mortgage loans held for sale and borrowings. Interest income during the second quarter was also positively affected by a general increase in long-term interest rates during the second quarter.

     Interest expense for HomeSide does not include interest expense associated with $200 million of 11.25% Parent Notes issued by the Parent. Payment of principal and interest on these notes is dependent on the cash flows generated by HomeSide and HHI. During the first, second and third quarters of fiscal 1997, the Parent recorded interest expense on the Parent Notes of $2.3 million, $6.0 million and $6.0 million, respectively.

  Net Mortgage Origination Revenue

     Net mortgage origination revenue was $16.5 million during the third quarter of fiscal 1997 compared to $16.3 million during the second quarter of fiscal 1997, a $0.2 million increase. Net mortgage origination revenue is comprised of fees earned on the origination of mortgage loans, gains and losses on the sale of loans, gains and losses resulting from hedges of secondary marketing activity and fees charged to correspondents for the review of loan documents. Net mortgage origination revenue also includes gains from excess mortgage servicing receivables. As noted above, loan production, exclusive of bulk servicing acquisitions, was $5.5 billion for the third quarter of fiscal 1997, slightly higher than the second quarter of fiscal 1997 loan production, excluding bulk acquisitions. HomeSide's primary origination activities during the second and third quarters of fiscal 1997 took place through correspondent and co-issue channels. Currently, HomeSide expects these channels to continue to be the primary loan origination sources in the future.

     Net mortgage origination revenue was $16.3 million during the second quarter of fiscal 1997 compared to $10.8 million during the first quarter of fiscal 1997, a 51% increase. As noted above, loan production, exclusive of bulk servicing acquisitions, was $5.5 billion for the second quarter of fiscal 1997, $1.7 billion, or 45% higher than the first fiscal quarter loan production of $3.8 billion. The increase in loan production is reflective of the production from the preferred seller relationship with Barnett established as part of the HHI Acquisition. HomeSide's primary origination activities during the first and second quarters of fiscal 1997 were through correspondent and co-issue channels. HomeSide expects these channels to continue to be the primary loan origination sources in the future.

  Salaries and Employee Benefits

     Salaries and employee benefits expense decreased $0.5 million, or 2.5%, from $21.2 million in the second quarter of fiscal 1997 to $20.7 million during the third quarter of fiscal 1997. The decrease was due to the continuing integration of the Barnett servicing operations. The average number of full-time equivalent employees fell from 1,879 during the second quarter of fiscal 1997 to 1,708 during the third quarter of fiscal 1997.

     Salaries and employee benefits expense increased $9.7 million, or 84%, from $11.5 million in the first quarter of fiscal 1997 to $21.2 million during the second quarter of fiscal 1997. The increase was due to growth in the number of employees as a result of the acquisition of HHI on May 31, 1996. The average number of full-time equivalent employees grew from 1,096 during the first quarter of fiscal 1997 to 1,879 during the second quarter of fiscal 1997.

  Occupancy and Equipment Expense

     Occupancy and equipment expense increased $0.2 million from $3.1 million during the second quarter of fiscal 1997 to $3.3 million during the third quarter of fiscal 1997. Occupancy and equipment expense primarily includes rental expense, repairs and maintenance costs, certain computer software expenses and depreciation of HomeSide's premises and equipment.

     Occupancy and equipment expense increased $1.3 million, or 67%, from $1.8 million during the first quarter to $3.1 million during the second quarter of fiscal 1997. The increase in occupancy and equipment expense was due to certain premises and equipment acquired from HHI and increases in information systems required to handle the growing mortgage servicing portfolio.

  Servicing Losses on Investor-Owned Loans

     Servicing losses on investor-owned loans increased from $4.1 million for the second quarter of fiscal 1997 to $5.0 million for the third quarter of fiscal 1997, a 22% increase. Servicing losses on investor-owned loans primarily represent anticipated losses primarily attributable to servicing FHA and VA loans for investors. These amounts include actual losses for final disposition of loans, accrued interest for which payment has been denied, and estimates for potential losses based on HomeSide's experience as a servicer of government loans.

     Servicing losses on investor-owned loans increased slightly from $3.9 million for the first quarter of fiscal 1997 to $4.1 million for the second quarter of fiscal 1997, a 3% increase.

     Included in the balance of accounts payable and accrued liabilities at November 30, 1996 is a reserve for estimated servicing losses on investor-owned loans of $21.6 million. The reserve has been established for potential losses related to the mortgage servicing portfolio. Increases to the reserve are charged to earnings as servicing losses on investor-owned loans. The reserve is decreased for actual losses incurred related to the mortgage servicing portfolio. HomeSide's historical loss experience on VA loans generally has been consistent with industry experience.

  Other Expense

     Other expense decreased $0.8 million from $12.2 million for the second quarter of fiscal 1997 to $11.4 million during the third quarter of fiscal 1997. Other expense consists mainly of professional fees, communications expense, advertising and public relations and certain loan origination expenses. The level of other expense will fluctuate in part based upon the level of HomeSide's mortgage servicing portfolio and loan production volumes. Future production levels are dependent on the level of long-term interest rates and other economic factors, which are difficult to accurately predict.

     Other expense increased $6.9 million from $5.3 million for the first quarter of fiscal 1997 to $12.2 million during the second quarter of fiscal 1997.

  Provision for Income Taxes

     HomeSide's provision for income taxes was $11.4 million during the third quarter of fiscal 1997, an increase of $1.9 million over the $9.5 million provision recorded during the second quarter of fiscal 1997. The provision for income taxes for the period March 16, 1996 to May 31, 1996 was $5.5 million. The effective income tax rate for the first, second and third quarters of fiscal 1997 was approximately 41%.

LIQUIDITY AND CAPITAL RESOURCES

  Operations

     Net cash used in operations was $169.0 million for the period March 16, 1996 to November 30, 1996. The primary uses of cash in operations were to fund loan originations and pay corporate expenses. These uses of cash were partially offset by cash provided from servicing fee income, loan sales and principal repayments.

Cash flows from loan originations are dependent upon current economic conditions and the level of long-term interest rates. Decreases in long-term interest rates generally result in higher loan refinancing activity which results in higher cash demands to meet increased loan production levels. Cash needs in times of increased production are primarily met through borrowings and loan sales.

  Investing

     Net cash used in investing activities was $675.7 million during the period March 16, 1996 to November 30, 1996. Cash used in investing activities was primarily used for the purchase and origination of mortgage servicing rights and the purchase of options on U.S. Treasury bond futures as part of HomeSide's hedging program. During the period March 16, 1996 to November 30, 1996, HomeSide also made payments of $133.4 million and $106.2 million to acquire certain mortgage banking operations of HLI and HHI, respectively (see Note 4 of Notes to Consolidated Financial Statements). Future uses of cash for investing activities will be dependent on the mortgage origination market and HomeSide's hedging needs. HomeSide is not able to estimate the timing and amount of cash uses for future acquisitions of other mortgage banking entities, if such acquisitions were to occur.

  Financing

     During the period March 16, 1996 to November 30, 1996, HomeSide had $845.9 million of net cash provided by financing activities. The primary sources of cash from financing activities during the period were $346.4 million of capital contributed from the Parent and net borrowings under HomeSide's line of credit of $526.5 million. Cash used in financing activities was used to fund operations of the Parent, primarily interest payment obligations on the Parent Notes, and the payment of debt issue costs related to the Bank Credit Agreement.

     Cash from financing activities was also provided by the three-year senior secured revolving credit facility that was entered into by the Issuer on March 15, 1996 and re-issued as part of the Bank Credit Agreement on May 31, 1996. The line of credit is subject to a $2.5 billion limit and is secured by primarily all of the assets of the Issuer and the servicing rights retained by HHI. The $2.5 billion commitment is comprised of a servicing secured credit facility, capped at $950 million, and a warehouse loan commitment. Drawings under the line of credit bear interest at rates per annum based on, at HomeSide's option, (A) the highest of (i) the lead bank's prime rate, (ii) the secondary market rate of certificates of deposit plus 100 basis points, and (iii) the federal funds rate in effect from time to time plus 0.5%, or (B) a eurodollar rate. Cash provided by the Issuer's line of credit facility is the result of borrowings needed to finance loan origination activity. In periods of higher loan origination activity, cash needs are greater and, accordingly, HomeSide must borrow under the credit facility in order to meet production demand. In periods of reduced loan demand, proceeds from loan sales can be used to pay down the credit facility. In future periods, it is expected that cash financing needs will primarily be met from drawings under the Bank Credit Agreement and other bank facilities which may be entered into from time to time, as well as from the issuance of Debt Securities in the public markets. There can be no assurance that such additional bank facilities will be available or that market conditions at any given time will be such that public issuances of Debt Securities can be effected on favorable terms. On January 15, 1997, the Issuer entered into a short term credit facility with The Chase Manhattan Bank in an aggregate principal amount of $85 million. The facility expires March 1, 1997 and drawings thereunder bear interest at the greater of (i) The Chase Manhattan Bank's prime rate, (ii) the secondary market rate for certificates of deposit (grossed up for maximum statutory requirements) plus 1% and (iii) the federal funds effective rate from time to time plus 0.5%.

     On January 31, 1997, the Bank Credit Facility was amended and restated in connection with the issuance of the Parent's Common Stock to the public. See "Description of Bank Credit Agreement."

     HomeSide expects to pay dividends to the Parent only to the extent necessary to meet debt obligations and income tax expense of the Parent. The ability of HomeSide to pay dividends to the Parent for other purposes is restricted by covenants contained in the Bank Credit Agreement. During the period March 16, 1996 to November 30, 1996, HomeSide declared and paid dividends of $13,820,000 to the Parent. For more information, see Note 7 of Notes to Consolidated Financial Statements of HomeSide.

     During the period March 16, 1996 to November 30, 1996, net cash used in operations and investing activities was $169.0 million and $675.7 million, respectively, while cash provided by financing activities was

$845.9 million, resulting in a net increase in cash of $1.2 million. HomeSide expects that to the extent cash generated from operations is inadequate to meet its liquidity needs, those needs can be met through financing from its bank credit facility. Accordingly, HomeSide does not currently anticipate that it will make sales of servicing rights to any significant degree for the purpose of generating cash. Nevertheless, in addition to its cash and mortgage loans held for sale balances, HomeSide's servicing rights portfolio provides a potential source of funds to meet liquidity requirements, especially in periods of rising interest rates when loan origination volume slows. Future cash needs are highly dependent on future loan production and servicing results, which are influenced by changes in long-term interest rates.

  New Accounting Standard

     In June 1996, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" ("SFAS 125"). SFAS 125, among other things, provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. SFAS 125 requires that after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished. SFAS 125 also requires that liabilities and derivatives incurred or obtained by transferors as part of a transfer of financial assets be initially measured at fair value. SFAS 125 is effective for transfers and servicing of financial assets and extinguishment of liabilities occurring after December 31, 1996 and is to be applied prospectively. Management expects that the impact of SFAS 125 on the results of operations, financial condition, or liquidity of HomeSide will be immaterial.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                        AND RESULTS OF OPERATIONS -- HLI

                       JANUARY 1, 1996 TO MARCH 15, 1996
                                      AND
                       JANUARY 1, 1995 TO MARCH 31, 1995

GENERAL

     On March 15, 1996, the HLI Acquisition was consummated. On May 31, 1996, the HHI Acquisition was consummated. See "The Acquisitions".

     The interim financial statements of HLI have been prepared for the period January 1, 1996 to March 15, 1996 to coincide with the closing of the HLI Acquisition. Results of operations for periods subsequent to March 15, 1996 are included in the financial statements of HomeSide. Results of operations for the three months ended March 31, 1995 have been presented for comparative purposes. Unless otherwise noted, for purposes of the Management's Discussion and Analysis of Financial Condition and Results of Operations -- HLI, references to the first quarter 1996 pertain to the period January 1, 1996 to March 15, 1996. The Management's Discussion and Analysis of Financial Condition and Results of Operations -- HLI for the first quarter of 1996 and 1995 should be read in conjunction with the Management's Discussion and Analysis of Financial Condition and Results of Operations for the three years ended December 31, 1995 appearing elsewhere in this Prospectus.

RESULTS OF OPERATIONS

     For purposes of this "Management's Discussion and Analysis of Financial Condition and Results of Operations -- HLI" the term "HLI" means HLI prior to the closing of the HLI Acquisition.

  Summary

     Long-term interest rates declined through mid-February 1996, the continuation of a trend which began in 1995. This decline led to an increase in loan production to $4.2 billion during the first quarter of 1996 from $1.2 billion during the first quarter of 1995, and resulted in growth in HLI's servicing portfolio, which increased from $41.6 billion at December 31, 1995 to $44.2 billion at March 31, 1996. Beginning in late February and continuing through March 1996, long-term interest rates increased and negatively impacted HLI's results of operations for the first quarter. HLI reported a net loss of $73.9 million during the first quarter of 1996, compared to net income of $3.4 million in the first quarter of 1995. The decrease in net income was primarily due to losses on HLI's risk management contracts of $128.8 million during the first quarter of 1996 as a result of increasing interest rates in late February and March 1996.

  Net Servicing Revenue

     Servicing activities include collection of mortgage principal, interest and escrow payments; remitting these payments to investors, maintaining records of loans and escrows and management of certain loan default activities. Servicing fees are typically expressed as a percentage of UPB and are collected from the monthly remittances of the borrower before being paid to the investor. HLI is one of the largest servicers of government insured and guaranteed loans. These loans receive a higher servicing fee as compared to conventional loans to compensate for the additional risks associated with FHA/VA loans (see
"-- Servicing Losses on Investor-Owned Loans").

     During the first quarter of 1996, HLI had servicing expenses in excess of servicing revenues ("net servicing expense") of $97.1 million, as compared to servicing revenues in excess of servicing expenses ("net servicing revenue") of $24.2 million in the first quarter of 1995. The net servicing expense in 1996 was primarily due to losses on HLI's risk management contracts. Excluding the effect of risk management contracts, net servicing revenue increased from $20.6 million in the first quarter 1995 to $31.7 million in the first quarter 1996. In the first quarter of 1995, HLI recorded gains on risk management contracts of $3.6 million. Due to an increase in long-term interest rates in late February and early March 1996, HLI experienced losses on risk management contracts of $128.8 million during the quarter. Changes in the value of HLI's mortgage servicing rights substantially offset the loss on risk management contracts. However, such changes in value were not fully recorded in the financial statements of HLI because servicing rights were recorded at the lower of amortized cost or market value.

     The decrease in net servicing revenue was partially offset by a reduction in amortization of mortgage servicing rights from $23.1 million in the first quarter of 1995 to $7.2 million in the first quarter of 1996. The reduction in amortization was due to the increase in long-term interest rates noted above, which had a favorable effect on prepayment estimates used in calculating HLI's periodic amortization expense. Since mortgage servicing rights are amortized over the expected period of service fee revenues, a reduction in prepayment activity typically results in a longer amortization period and, accordingly, lower amortization expense for each reporting period. Amortization charges are highly dependent upon the level of prepayments during the period and the change in prepayment expectations, which are significantly influenced by the direction and level of long-term interest rate movements.

  Risk Management Activities

     HLI has a risk management program designed to protect the economic value of its mortgage servicing portfolio from declines in value due to increases in estimated prepayment speeds, which are primarily influenced by declines in interest rates. When loans prepay faster than anticipated, the cash flow HLI expects to receive from servicing such loans is reduced. The value of mortgage servicing rights is based on the present value of the cash flows to be received over the life of the loans. Therefore, the value of the servicing portfolio declines as prepayments increase.

     To implement its risk management objectives, HLI purchases risk management contracts that are designed to increase in value when long-term interest rates decline, or when prepayment speeds increase above a specified level. During the period ended March 15, 1996, HLI purchased options on U.S. Treasury bond futures to protect a significant portion of the market value of its mortgage servicing portfolio from a decline in value. The option contracts used by HLI have characteristics such that they tend to increase in value as interest rates decline. Conversely, these option contracts tend to decline in value as interest rates rise. Accordingly, changes in value of these contracts will tend to move inversely with changes in value of HLI's mortgage servicing rights. For a discussion of the results of HLI's risk management activities for the period ended March 15, 1996, see the previous subsection entitled "Net Servicing Revenue."

  Net Interest Expense

     Net interest expense represents interest earned on warehouse loans and on mortgage loans held for investment purposes, less interest expense incurred to fund such loans and certain other assets including mortgage servicing rights. Net interest expense decreased from $2.0 million in the first quarter of 1995 to $1.7 million in the first quarter of 1996, primarily due to an increase in long-term interest rates during February and March 1996 without a corresponding increase in short-term interest rates on its credit facility. This increase in long-term interest rates had a positive impact on HLI's interest spread, which was the difference between interest revenue and interest expense, by increasing HLI's yield on its loans held for sale. The increase in interest income was impacted by an increase in the average balance of HLI's loans held for sale from $124.6 million during the first quarter of 1995 to $535.6 million during the first quarter of 1996. An increase in the average balance of loans held for sale, therefore, increased HLI's interest revenue during the first quarter of 1996 as compared to 1995. Interest expense was incurred on HLI's credit facility with Bank of Boston, which was primarily influenced by short-term interest rates. For the periods presented, interest earned on loans held for sale was less than interest expense on borrowings, thereby creating net interest expense for HLI.

  Net Mortgage Origination Revenue (Expense)

     Net mortgage origination revenue (expense) increased from ($1.1) million in the first quarter of 1995 to $7.6 million in the first quarter of 1996. The following table sets forth HLI's origination activity for the three months ended March 31, 1995 and 1996:

                                                                   FIRST      FIRST
                                                                   QUARTER    QUARTER
                                                                    1995       1996
                                                                   ------     ------
                                                                 (DOLLARS IN MILLIONS)
          Correspondent..........................................  $  314     $2,031
          Co-issue(a)............................................     755      1,597
          Broker.................................................      28        191
                                                                   ------     ------
          Total wholesale........................................   1,097      3,819
          Retail.................................................      85        368
                                                                   ------     ------
          Total production.......................................  $1,182     $4,187
                                                                   ======     ======

---------------

(a) Represents the acquisition of servicing rights, not the underlying loans. Amounts represent UPB of mortgage debt to which the acquired servicing rights relate.

     The increase in net origination revenue during the first quarter of 1996 was partially due to the adoption of Statement of Financial Accounting Standards No. 122, "Accounting for Mortgage Servicing Rights" ("SFAS 122") as of January 1, 1996, which had the effect of increasing net mortgage origination revenue by $2.1 million. In previous periods, the cost of mortgage servicing rights on a loan originated by HLI was included in the basis of the related loan. SFAS 122 requires that the cost of an originated loan that is sold with servicing retained be allocated between the loan sold and the servicing rights retained. Consequently, the cost basis of loans originated in 1996 by HLI was lower than the basis that would have been recorded prior to the adoption of SFAS 122 and resulted in additional gain on the sale of loans. The remaining increase was due to increases in origination income resulting from higher loan production volumes.

  Gain on Sales of Servicing Rights

     Gain on sales of servicing rights during the first quarter of 1995 were $4.3 million. The gain was due to the sale of servicing rights on loans with a principal balance of $1.1 billion. There were no sales of servicing rights during the first quarter of 1996, since the factors that would have made such a sale advantageous were not present. HLI's decision to sell mortgage servicing rights depends on a variety of factors, including the available markets and current prices for such servicing rights and the working capital requirements of HLI. The likelihood of future sales of mortgage servicing rights, or the profitability on such sales, cannot be predicted.

  Salaries and Employee Benefits

     Salaries and employee benefits decreased $1.4 million, or 12.1%, from $11.7 million in the first quarter of 1995 to $10.3 million in the first quarter of 1996. Direct loan origination costs, principally salary and employee benefit costs, were included in the cost basis of the mortgage loans and, therefore, they were not recognized until the sale of the loans. Including these capitalized loan costs, salaries and employee benefits increased $0.7 million, or 5.8%, from $12.8 million in the first quarter of 1995 to $13.5 million in the first quarter of 1996. The increase reflected general salary and benefit increases as compared to the first quarter of 1995 and a slight increase in the number of full-time equivalent employees from 1,117 as of March 31, 1995 to approximately 1,120 as of March 15, 1996.

  Occupancy and Equipment Expense

     Occupancy and equipment expense decreased $0.4 million, from $2.4 million for the first quarter of 1995 to $2.0 million for the first quarter of 1996. The decrease was primarily due to a decline in equipment repair and maintenance expenses in the first quarter of 1996 as compared to the first quarter of 1995.

  Servicing Losses on Investor-Owned Loans

     Servicing losses on investor-owned loans increased from $0.7 million in the first quarter of 1995 to $5.6 million in the first quarter of 1996. The increase was primarily due to a change in the VA's method of calculating the amount it will guarantee on any loan, coupled with planned military base closings in California that may have an impact on the performance of certain VA loans serviced by HLI. The increase in the VA marketing rate effectively represents a potential increase in HLI's exposure on properties conveyed to the VA.

HLI analyzed the effect of these factors on the level of its reserve for estimated servicing losses and recorded a higher provision in the first quarter of 1996 in order to bring the reserve to an acceptable level.

  Real Estate Owned Expense

     Real estate owned expense is incurred from foreclosed properties on which HLI has taken title and includes declines in the value of the property, as well as the incurrence of property holding and maintenance costs. Real estate owned expense increased from $0.2 million in the first quarter of 1995 to $0.3 million in the first quarter of 1996. The change was due to an increase in the average balance of real estate owned from $1.2 million during the first quarter of 1995 to $2.6 million during the first quarter of 1996.

  Other Expense

     Other expense increased $2.7 million, from $4.7 million during the first quarter of 1995 to $7.4 million in the first quarter of 1996. The increase was the result of a $0.5 million increase in communications expense and a $0.4 million increase in loan expense, coupled with a decrease in expense credits resulting from a decline in early pool buyout activity in 1996. These increases are reflective of the increase in HLI's servicing portfolio, $44.2 billion at March 31, 1996 as compared to $37.8 billion at March 31, 1995, and higher loan production levels in the first quarter of 1996 as compared to the first quarter of 1995.

  Provision for (benefit from) Income Taxes

     HLI's benefit from income taxes was $42.5 million during the first quarter of 1996 as compared to a provision for income taxes of $2.3 million in the first quarter of 1995. The change in HLI's income tax provision was the result of a decline in pre-tax income during the first quarter of 1996 as compared to the first quarter of 1995, and a decrease in the effective tax rate from 39.9% during the first quarter of 1995 to 36.5% during the first quarter of 1996.

LIQUIDITY AND CAPITAL RESOURCES

  Overview

     HLI's primary sources of cash are revenues earned from the servicing of mortgage loans and cash generated from the origination and sale of mortgage loans, as well as borrowings under HLI's line of credit. HLI has entered into a new credit facility (see "-- Post-Acquisition Financing" below). HLI anticipates that these sources of cash will be sufficient to meet its liquidity needs and accordingly, does not currently anticipate that it will make sales of servicing rights to any significant degree for the purpose of generating cash. HLI's primary uses of cash are to fund loan originations and purchases, purchase bulk servicing rights, repay its line of credit and pay general corporate expenses.

  Operations

     Net cash used in operations was $112.5 million for the first quarter of 1996 as compared to net cash provided by operations of $197.6 million for the first quarter of 1995. The decrease in net cash provided by operating activities was principally the result of a $453.3 million increase in net cash used in the origination and purchase of loans held for sale. This is evidenced by the increase in loan production from $1.2 billion during the first quarter of 1995 to $4.2 billion during the first quarter of 1996. The increase in cash used in loan production activities was partially offset by a $62.6 million increase in collection of accounts and mortgage claims receivable.

  Investing

     Net cash used in investing activities increased $83.7 million to $155.1 million in the first quarter of 1996 from $71.4 million during the first quarter of 1995. The increase in cash used in investing activities was due to a $53.2 million increase in cash used for the purchase and origination of mortgage servicing rights and a $66.7 million increase in the purchase of risk management contracts. These increases were the result of higher loan production levels and an increasing loan servicing portfolio. The increases noted above were partially offset by a $40.0 million decrease in net originations of loans held for investment.

  Financing

     During the first quarter of 1996, HLI had $290.0 million of net cash provided by financing activities as compared to net cash used in financing activities of $130.6 million during the first quarter of 1995. During the first quarter of 1995, HLI had net repayments on its line of credit with Bank of Boston of $130.5 million, as opposed to net borrowings of $290.0 million during the first quarter of 1996. The level of borrowings is highly dependent on loan production and servicing activity. As loan production and servicing increases, HLI draws more from its credit line, and conversely, as production and servicing levels decrease, HLI is able to use excess cash to pay down the credit line. The net borrowings for the first quarter of 1996, therefore, are the result of increased loan production and held for sale balances as compared to the first quarter of 1995.

  Post-Acquisition Financing

     In connection with the HLI Acquisition, the Issuer entered into a $1.5 billion three year senior secured revolving credit facility maturing on March 15, 1999 that replaced the former line of credit with BKB. In connection with the HHI Acquisition, the Issuer entered into a $2.5 billion three year senior secured revolving credit facility maturing on May 31, 1999 that replaced the line of credit entered into by the Issuer on March 15, 1996 in connection with the HLI Acquisition and HHI's former line of credit with Barnett. The new facility was replaced by the Bank Credit Agreement, which is comprised of a $2.5 billion warehouse commitment and a $950 million servicing commitment sublimit and is funded by independent third party financial institutions. The Issuer's total borrowing capacity under the Bank Credit Agreement is $2.5 billion, with the servicing commitment portion capped at $950 million. The Bank Credit Agreement provides financing for HomeSide's ongoing operations, including the origination and servicing of residential mortgage loans, other working capital and general corporate purposes. See "Description of Bank Credit Agreement."

     On May 14, 1996, the Parent issued $200 million principal amount of the Parent Notes. The Parent Notes mature May 15, 2003 and pay interest semiannually in arrears on May 15 and November 15 of each year, commencing November 15, 1996. The Parent Notes are redeemable at the option of the Parent, in whole or in part, at any time on or after May 15, 2001, at certain pre-set redemption prices. Upon issuance, $90.0 million of the proceeds were used to pay-off bridge financing incurred in the HLI Acquisition, $87.5 million was placed into escrow pending completion of the HHI Acquisition, $6.5 million was used to pay underwriting expenses and the remaining $16.0 million was used to repay borrowings under HLI's former credit facility. The $87.5 million was released from escrow on May 31, 1996 concurrently with the completion of the HHI Acquisition. The Parent intends to repay $70 million principal amount of the Parent Notes with a portion of the proceeds from the January 1997 public offering of the Parent's Common Stock.

     The Issuer also has a mortgage note payable with interest at 9.50% maturing in 2017. HomeSide's main office building is pledged as collateral for such note, and certain restrictions and/or penalties apply with respect to the Issuer's ability to refinance this note.

     For the period January 1, 1996 through March 15, 1996 net cash used in operating activities and in investing activities was $112.5 million and $155.1 million, respectively, while cash provided by financial activities amounted to $290.0 million, resulting in a net increase in cash of $22.4 million. The Issuer expects that to the extent cash generated from operations is inadequate to meet its liquidity needs, those needs can be met through financing from its credit facilities and other bank facilities which may be entered into from time to time, as well as from the issuance of Debt Securities in the public markets. There can be no assurance that such additional bank facilities will be available or that market conditions at any given time will be such that public issuances of Debt Securities can be effected on favorable terms. The Issuer does not currently anticipate that it will make sales of servicing rights to any significant degree for the purpose of generating cash. Nevertheless, in addition to its cash and loans held for sale balances, the Issuer's servicing rights portfolio provides a potential source of funds to meet liquidity requirements, especially in periods of rising interest rates when loan origination volume slows. Future cash needs are highly dependent on future loan production and servicing results, which are influenced by changes in long-term interest rates.

                      THREE YEARS ENDED DECEMBER 31, 1995
GENERAL

     Prior to March 15, 1996, HLI was a wholly-owned subsidiary of Bank of Boston, a subsidiary of Bank of Boston Corporation ("BKBC"). In December 1995, Bank of Boston signed an agreement to sell HLI to the Parent. At the closing of the HLI Acquisition, Bank of Boston received cash and approximately a 45% equity interest in the Parent. Also at the closing of the HLI Acquisition, THL and MDP collectively acquired approximately a 55% interest in the Parent.

     On March 4, 1996, the Parent signed an agreement to acquire from Barnett all of the outstanding stock of HHI. At the closing of the HHI Acquisition, certain assets and liabilities of HHI were retained by Barnett, including those assets of HHI and its subsidiaries (other than Honolulu Mortgage) associated with the loan origination or production activities of such entities. Upon closing of the HHI Acquisition, Barnett received cash and Siesta, an affiliate of Barnett, acquired an ownership interest in the Parent such that each of (i) Siesta, (ii) BKB, and
(iii) THL and MDP, collectively, owns approximately a 33% interest in the Parent.

     On June 1, 1995, HLI purchased certain assets and assumed certain liabilities of Bell Mortgage Company ("Bell Mortgage"), a privately-held mortgage origination company located in Minneapolis, Minnesota. The acquisition of Bell Mortgage was accounted for under the purchase method of accounting. Results of operations of Bell Mortgage are included in the 1995 consolidated financial statements from the date of acquisition. See Note 16 of Notes to Consolidated Financial Statements of HLI on F-54 for further discussion.

     HLI operates as a full-service mortgage banking firm emphasizing wholesale mortgage originations and low cost mortgage servicing. Servicing activities represent HLI's primary revenue source. HLI also generates revenue, to a lesser extent, from mortgage loan origination fees. HLI incurs expenses for amortization of mortgage servicing rights, interest on its line of credit and general corporate activities.

RESULTS OF OPERATIONS

     For purposes of this "Management's Discussion and Analysis of Financial Condition and Results of Operations -- HLI" the term "HLI" means HLI prior to the closing of the HLI Acquisition.

  Summary

     HLI reported net income of $58.8 million in 1995, $5.4 million in 1994 and a net loss of $85.2 million in 1993. Net income in 1994 included an after tax positive effect of $3.5 million from a change in the accounting for mortgage servicing fee income. The net loss in 1993 includes an after tax charge of $59.9 million for a change in HLI's method of valuing purchased mortgage servicing rights, which was partially offset by an after tax benefit of $6.1 million resulting from the cumulative effect on prior years of adopting Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" as of January 1, 1993. Prior to the effect of the adjustments noted above, HLI had income of $58.8 million in 1995, $2.0 million in 1994 and a loss of $31.4 million in 1993. See Notes 2 and 10 of Notes to Consolidated Financial Statements for further discussion of HLI's accounting changes.

     The increase in net income in 1995 as compared to 1994 was primarily due to factors that resulted from a decrease in interest rates coupled with growth in HLI's servicing portfolio. The lower interest rate environment resulted in a gain related to HLI's risk management activities in 1995 as compared to a loss in 1994. See "-- Risk Management Activities." HLI also benefited from a 9% increase in its residential servicing portfolio from $38.0 billion at December 31, 1994 to $41.6 billion at December 31, 1995. The increases were partially offset, however, by higher mortgage servicing rights amortization charges as a result of increased servicing volumes and higher prepayment activity in 1995. The loss before the cumulative effect of changes in accounting principles in 1993 was primarily due to unscheduled mortgage servicing rights amortization that resulted from a declining interest rate environment.

  Net Servicing Revenue

     Servicing activities include collection of mortgage principal, interest and escrow payments; remitting these payments to investors; and maintaining records of loans and escrows. Servicing fees are typically expressed as a percentage of UPB and are collected from the monthly remittances of the borrower before being paid to the investor. HLI is one of the largest servicers of government insured and guaranteed loans. These loans receive a higher servicing fee as compared to conventional loans to compensate for the additional risks associated with FHA/VA loans (see "-- Servicing Losses on Investor-Owned Loans").

     The following table sets forth the composition of HLI's servicing portfolio by UPB:

                                                             AT DECEMBER 31,(a)
                                                    ------------------------------------
                                                      1993          1994          1995
                                                    --------      --------      --------
                                                           (DOLLARS IN MILLIONS)
        FHA/VA....................................  $ 12,524      $ 15,695      $ 19,880
        Conventional..............................    14,130        20,113        21,041
                                                    --------      --------      --------
                  Total...........................  $ 26,654      $ 35,808      $ 40,921
                                                    ========      ========      ========

---------------

(a) Excludes loans purchased not yet on servicing system.

     Net servicing revenue increased from $67.0 million to $173.7 million, an increase of $106.7 million or 159.3%, from 1994 to 1995. This increase was comprised of a $115.4 million rise in gain on risk management contracts and a $32.5 million increase in mortgage servicing fees, offset by a $41.2 million increase in amortization of mortgage servicing rights. The gain on risk management contracts resulted primarily from a decline in interest rates in the fourth quarter of 1995 and was substantially offset by a related decrease in the economic value of the servicing portfolio, which was not reflected in earnings for the period. The cost of acquiring the right to service mortgage loans originated by others is capitalized and amortized as a reduction of servicing fee revenue over the estimated servicing period. The increases in mortgage servicing fees and amortization of mortgage servicing rights were primarily due to growth in HLI's average servicing portfolio during 1995. Average servicing fees decreased slightly from 0.389% in 1994 to 0.383% in 1995.

     At December 31, 1995, HLI serviced approximately 510,000 loans, including loans purchased not yet on HLI's servicing system, with UPB of $41.6 billion, compared to approximately 484,000 loans with UPB of $38.0 billion at December 31, 1994, an increase of $3.6 billion, or 9.5%. The average servicing volume increased from $33.2 billion in 1994 to $39.3 billion in 1995, an increase of $6.1 billion or 18.4%. Growth in HLI's servicing portfolio has been primarily generated by wholesale loan production, which includes correspondent, co-issue and broker channels. HLI also purchases servicing rights in bulk from other mortgage servicing entities. Bulk purchases totalled $2.3 billion, $5.5 billion and $0.7 billion in 1993, 1994 and 1995, respectively.

     In addition to growth in the servicing portfolio, an increase in late fee income contributed to the rise in mortgage servicing revenue during 1995. Late fees are included in the consolidated statement of operations as a component of mortgage servicing revenue. HLI instituted efforts to improve the collection of ancillary fee income during the year which contributed to an increase in late fee charges collected from $10.5 million in 1994 to $14.4 million in 1995. Late fee income also increased as a result of increases in HLI's servicing portfolio and average loan balance. The higher average loan balance translates into higher loan payments on which late fees are based. There was little or no change in the rate on which late fees were computed during 1995 as compared to 1994.

     Net servicing revenue increased from $6.0 million to $67.0 million from 1993 to 1994, an increase of $61 million. This increase was comprised of a $28.7 million growth in mortgage servicing revenue and a $45.7 million decrease in amortization of mortgage servicing rights, offset by a $13.4 million reduction in gain on risk management contracts. The growth in servicing revenue was due to an increase in HLI's average servicing portfolio from 1993 to 1994, as a result of loan production and an increase in the average servicing fee rate from 0.372% to 0.389%. At December 31, 1993, HLI serviced approximately 368,000 loans with UPB of $28.0 billion, including loans purchased not yet on HLI's servicing system, compared to approximately 484,000 loans with UPB of $38.0 billion at December 31, 1994, an increase of $10.0 billion, or 35.7%. The average servicing volume was $33.2 billion in 1994, as compared to $25.9 billion in 1993. The decrease in amortization of $45.7 million was due to an increase in interest rates during 1994 which reduced refinancing activities below the levels of 1993 and helped to reduce prepayments on HLI's servicing portfolio. High loan prepayment activity shortens the estimated life of the associated mortgage servicing right and, accordingly, accelerates the rate of mortgage servicing amortization. The slower prepayment activity during 1994 increased the value of HLI's servicing rights and reduced the amount of amortization required in 1994 as compared to 1993.

  Risk Management Activities

     HLI has a risk management program designed to protect the economic value of its mortgage servicing portfolio from declines in value due to increases in estimated prepayment speeds, which are primarily influenced by declines in interest rates. When loans prepay faster than anticipated, the cash flow HLI expects to receive from servicing such loans is reduced. Since the value of the mortgage servicing rights is based on the present value of the cash flows to be received over the life of the loan, the value of the servicing portfolio declines as prepayments increase. Prior to 1994, risk management of the mortgage servicing rights value was principally conducted by BKB as part of a consolidated risk management program. Through the third quarter of 1995, BKB continued to manage a portion of the risk associated with the servicing portfolio.

     To implement its risk management objectives, HLI purchases risk management contracts that increase in value when long-term interest rates decline, or when prepayment speeds increase above a specified level.

During 1994 and 1995, HLI purchased options on long-term United States Treasury bond futures to protect a significant portion of the market value of its mortgage servicing portfolio from a decline in value. The value of HLI's risk management position is designed to perform inversely with changes in value of mortgage servicing rights due to the effects of the changes in interest rates. The options were marked to market at each reporting date with changes in value reported in revenues. HLI recognized a gain on risk management contracts of $108.7 million in 1995. While the value of the servicing portfolio declined, the full effect of such decline was not reflected in HLI's financial results because its value exceeded its book value. Due to a rising interest rate environment, HLI experienced a $6.7 million loss related to its risk management contracts in 1994. In 1993, the decline in the value of mortgage servicing rights substantially exceeded gains on risk management contracts realized by HLI. The value of the servicing rights was included in BKB's consolidated risk management program.

     HLI recognized a gain on risk management contracts of $108.7 million in 1995, of which $86.5 million was unrealized. During the first quarter of 1996, long-term interest rates increased, reversing the declining trend which prevailed during 1995. As a result, through the date of the sale of HLI in March 1996, HLI recognized a loss on risk management contracts of $128.8 million, which included a reversal of such $86.5 million unrealized gain recognized during 1995. In 1995 and 1996, changes in the value of HLI's mortgage servicing rights substantially offset the gain and loss on the risk management contracts. However, such changes in value were not fully recorded in the financial statements of HLI because servicing rights are recorded at the lower of amortized cost or market value.

  Net Interest Revenue/Expense

     Net interest revenue represents interest earned on warehouse loans and on mortgage loans held for investment purposes, less interest expense incurred to fund such loans and certain other assets, including mortgage servicing rights. HLI's net interest position was negatively impacted by a compression of its net interest spread from 3.60% in 1993 to 2.57% in 1994 and 1.49% in 1995. In addition, HLI's net interest revenue and expense position is affected by the volume of loan originations, which have a direct effect on interest earned on warehouse loans and interest paid on borrowings. During periods of reduced production volume, HLI will have lower average balances of interest earning loans and interest bearing warehouse debt. The entire mortgage loan origination industry experienced a decline in production from 1993 to 1995. As reported by Fannie Mae, United States total residential mortgage originations declined from $1,020 billion in 1993 to $769 billion in 1994 and $654 billion in 1995.

     During 1994 and 1995, HLI incurred net interest expense of $2.4 million and $2.8 million, respectively. Interest revenue decreased $7.3 million during 1995 primarily as a result of a decrease in the average rate earned on warehouse loans from 9.52% in 1994 to 7.78% in 1995. The reduction in interest revenue on warehouse loans was partially offset by a $2.1 million increase in interest earned on mortgage loans held for investment and a decrease in interest expense of $6.8 million resulting from a decline in the average rate paid on HLI's borrowings from 7.14% in 1994 to 6.89% in 1995.

     HLI earned $6.0 million of net interest revenue during 1993 as compared to $2.4 million of net interest expense in 1994. The change from 1993 to 1994 was comprised of a decrease in interest revenue of $18.6 million partially offset by a reduction in interest expense of $10.2 million. The decrease in interest income was due to a decrease in the average balance of warehouse loans from $529.7 million in 1993 to $272.0 million in 1994. The impact of decreased average balances was partially mitigated by an increase in the average rate earned on warehouse loans from 8.84% in 1993 to 9.52% in 1994 and a $2.2 million increase in interest revenue on mortgage loans held for investment. The decrease in interest expense from 1993 to 1994 was due to a reduction in borrowings on the warehouse line of credit as a result of weaker loan production during 1994.

  Net Mortgage Origination Revenue

     HLI maintains various loan origination channels, including correspondent flow and co-issue, brokered, telemarketing, affinity programs and retail branches. Additionally, HLI purchases servicing rights in bulk from time to time. HLI has continued to deemphasize its retail branch network in favor of wholesale production. By primarily relying on wholesale originations, HLI avoids high fixed costs in periods of lower market volumes as well as the high start-up costs associated with entering new markets through retail expansion. This shift to a more variable cost structure is expected to continue as HLI actively reduces its retail production network. In connection with the sale of HLI, Bank of Boston agreed to retain its retail production facilities in New England, and HLI has sold or closed most of its remaining retail branches.

     The following table sets forth HLI's origination activity:

                                                               YEARS ENDED DECEMBER 31,
                                                          ----------------------------------
                                                            1993         1994         1995
                                                          --------      -------      -------
                                                                (DOLLARS IN MILLIONS)
    Wholesale:
         Correspondent..................................  $  4,955      $ 3,364      $ 3,778
         Co-Issue(a)....................................     2,860        4,285        3,901
         Broker.........................................     1,431          498          291
                                                          --------      -------      -------
              Total wholesale...........................     9,246        8,147        7,970
    Retail..............................................     2,125          788          915
                                                          --------      -------      -------
              Total production..........................  $ 11,371      $ 8,935      $ 8,885
                                                          ========      =======      =======

---------------
(a) Represents the acquisition of servicing rights, not the underlying loans. Amounts represent the UPB of mortgage debt to which the acquired servicing rights relate.

     Through its correspondent production channel, HLI buys loans from approximately 500 financial intermediaries. Co-issue loan production is the purchase of servicing rights from a correspondent subject to contracts to deliver specified volumes on a monthly or quarterly basis. Under its broker program, HLI funds loans at closing from a network of approximately 450 mortgage brokers nationwide.

     Net mortgage origination revenue includes gains and losses from sales of mortgage loans, deferred origination fees and expenses (see "-- Salaries and Employee Benefits") and the gains from excess servicing rights. Net mortgage origination revenue decreased from $5.0 million in 1994 to $3.4 million in 1995, or 31.4%, and from $6.2 million in 1993 to $5.0 million in 1994, or 19.0%.

     During 1995 and 1994, HLI's loan production, excluding co-issue volume, was $5.0 billion and $4.7 billion, respectively. The majority of these loans were purchased through HLI's correspondent channel.

     The decrease in net mortgage origination revenue from 1993 to 1994 was due to a decrease in mortgage production during 1994. Loan production volume decreased from $8.5 billion in 1993 to $4.7 billion in 1994, or 44.7%. The declining interest rate environment in 1993 prompted a record number of homeowners to refinance existing mortgages.

  Gain on Sales of Servicing Rights

     Gain on sales of servicing rights decreased $0.7 million from $10.9 million in 1994 to $10.2 million in 1995 and increased $10.2 million from $0.7 million in 1993. HLI sold servicing rights on loans of $1.9 billion, $0.8 billion and $0.5 billion during 1995, 1994 and 1993, respectively. The sales of servicing rights during 1994 consisted of primarily retail originated loans, for which a servicing right asset was not recognized, and therefore there was little or no basis in the servicing rights sold. The servicing rights sales in 1995 consisted of a higher percentage of servicing on purchased loans, which had a higher basis because servicing rights on purchased loans are capitalized. Since gain on sales of servicing rights is determined as the excess of proceeds from the sale over HLI's cost basis in the asset, gains will tend to be higher on sales of servicing rights with little or no cost basis, as was the case for the sales in 1994. HLI's decision to sell mortgage servicing rights depends on a variety of factors, including the available markets and current prices for such servicing rights and the working capital requirements of HLI. The likelihood of future sales of mortgage servicing rights, or the profitability on such sales, cannot be predicted. HomeSide anticipates that the sale of servicing rights by HLI will not be a significant component of its business strategy in the future.

  Salaries and Employee Benefits

     Salaries and employee benefits increased from $40.4 million in 1994 to $45.4 million in 1995, or 12.4%, and from $33.1 million in 1993 to $40.4 million in 1994, or 22.1%. Direct loan origination costs, principally salary and employee benefit costs, are included in the cost basis of the mortgage loans and, therefore, they are not recognized until the sale of the loans. Including these capitalized costs, salaries and employee benefits increased from $51.5 million to $56.5 million from 1994 to 1995, or 9.7% and decreased from $56.2 million to $51.5 million from 1993 to 1994, or 8.3%.

     The $5.0 million increase, including capitalized costs, in 1995 over 1994 included a $3.9 million increase in salaries and a $1.1 million increase in benefits. The salary and benefit increases were the result of a larger production staff needed to support HLI's growing servicing portfolio. Loan production headcount grew from 498 full-time equivalent ("FTE") employees at December 31, 1994 to 523 FTE employees at December 31, 1995. The increases to salaries and benefits were partially offset by the outsourcing of certain default administration and tax payment administration activities during 1995. HLI determined that the performance of these services on a contracted basis was more cost effective than maintaining the personnel and infrastructure necessary to carry out these functions in-house.

     The decrease in salaries and benefits from 1993 to 1994 was due to a reduction of loan production during 1994 and lower incentive compensation expenses. Loan production headcount fell from 806 at December 31, 1993 to 498 at December 31, 1994. The decrease in salaries and employee benefits due to reduced loan demand was partially offset by the assumption of certain risk management functions formerly provided by BKB and an increased staff required to service a larger portfolio.

  Occupancy and Equipment Expense

     Occupancy and equipment expense increased from $9.0 million in 1994 to $10.0 million in 1995, or 11.1%, due primarily to the acquisition of Bell Mortgage and the larger servicing operations.

     Occupancy and equipment expense increased from $8.0 million in 1993 to $9.0 million in 1994, or 13.1%. This increase included a leasehold reserve of $0.3 million recorded in December 1994 for the planned closing of certain broker branches that were subsequently closed during 1995.

  Servicing Losses on Investor-Owned Loans

     HLI periodically incurs losses attributable to servicing FHA and VA loans for investors, including actual losses for final disposition of loans that have been foreclosed or assigned to the FHA or VA and accrued interest on such FHA or VA loans for which payment has not been received. Servicing losses on investor-owned loans totaled $2.8 million, $7.2 million and $10.0 million for 1993, 1994 and 1995, respectively, primarily representing losses on VA loans. Because the total principal amount of FHA loans is guaranteed, losses on such loans are generally limited to expenses of collection. HLI has experienced minimal losses from FHA loans. In respect of VA loans, the VA guarantees the initial losses on a loan. The guaranteed amount generally ranges from 20% to 35% of the original principal balance. Before each foreclosure sale, the VA determines whether to bid by comparing the estimated net sale proceeds to the outstanding principal balance and the servicer's accumulated reimbursable costs and fees. If this amount is a loss and exceeds the guaranteed amount, the VA typically issues a no-bid and pays the servicer the guaranteed amount. Whenever a no-bid is issued, the servicer absorbs the loss, if any, in excess of the sum of the guaranteed principal and the amounts recovered at the foreclosure sale. HLI's historical loss experience on VA loans has generally been consistent with industry experience.

     In 1994 and 1995, HLI recorded provisions in excess of actual foreclosure losses. Management believes that HLI has an adequate level of reserve based on its servicing volume, portfolio composition, credit quality and historical loss rates, as well as estimated future losses. For an analysis of changes in the reserve for estimated servicing losses on investor-owned loans for each of the three years ended December 31, 1995, see Note 4 of Notes to Consolidated Financial Statements of HLI.

  Real Estate Owned Expense

     Real estate owned expense increased from $0.3 million in 1994 to $1.1 million in 1995, and decreased from $1.6 million in 1993 to $0.3 million in 1994. Real estate owned expense is incurred from foreclosed properties on which HLI has taken title and includes declines in the value of the property, as well as the incurrence of property holding and maintenance costs. The change in real estate owned expense in 1995 was due primarily to an increase in the average balance of real estate owned from $1.4 million in 1994 to $1.6 million in 1995. The decrease from 1993 to 1994 was due to a decline in the average balance of real estate owned from $3.4 million in 1993 to $1.4 million in 1994. As part of the HLI Acquisition, BKB retained all real estate owned.

  Other Expense

     Other expense increased from $19.3 million to $21.9 million, or 13.3%, from 1994 to 1995 and decreased from $22.1 million to $19.3 million, or 12.4%, from 1993 to 1994. The increase in other expense from 1994 to 1995 included increases of $1.1 million in advertising and public relations, $1.0 million in contracted services, $0.9 million in software costs and $0.6 million in communication expenses. These increases were partially offset by a $0.7 million reduction in loan related expenses. The increase in advertising and public relations expense was due to a $1.0 million major advertising campaign carried out during 1995 in addition to normal advertising activity. Contracted services increased due to an increase in bank service charges for loan payment processing, which increased with the rise in HLI's servicing volume. Software costs increased as HLI continued to expand and redesign its computer platform in order to deliver more efficient and reliable service. The increase in communications expense was due to higher telephone postage and delivery expenses resulting from higher loan production levels.

     The decline in other expense from 1993 to 1994 was principally due to a $2.0 million increase in gains from the disposition of foreclosed property. Gains and losses on the sale of foreclosed property are netted and included as a component of other expense. Gains and losses on the disposition of foreclosed property result from the difference between the amount received in satisfaction of the borrower's obligation upon sale of the property and the amount at which the property was recorded on HLI's books at the time of the sale. Gains and losses on the disposition of real estate fluctuate based on regional and national market conditions at the time each property is being marketed.

  Provision for Income Taxes

     HLI recorded a provision for income taxes of $2.5 million and $37.9 million for 1994 and 1995, respectively, and an income tax benefit of $17.3 million in 1993. The effective income tax rate was 39.2%, 56.4% and 35.5% for 1995, 1994 and 1993, respectively. The difference between these rates and the statutory federal tax rate was primarily due to state income taxes, net of federal tax benefit, and the effect on deferred taxes of a change in the federal statutory rate in 1993. The changes in the provisions for, and benefit from, income taxes were the result of variances in HLI's pre-tax income and loss for each of the years presented. For additional information regarding income taxes, refer to
Note 10 of Notes to Consolidated Financial Statements of HLI on F-47 and F-48.

  Accounting Changes

     Effective January 1, 1993, HLI elected to change its method of valuing mortgage servicing rights from an undiscounted basis to a discounted basis to conform its financial reporting to the regulatory accounting rules adopted by bank regulators in 1993. HLI also adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" on January 1, 1993. On January 1, 1994, HLI changed its method of accounting for mortgage servicing fees from the cash basis to the accrual basis. See Notes 2 and 10 of Notes to Consolidated Financial Statements of HLI on F-40 and F-47 for further discussion of HLI's accounting changes. See "-- Liquidity and Capital Resources -- New Accounting Standard" for a discussion of Statement of Financial Accounting Standards No. 122, "Accounting for Mortgage Servicing Rights," which was adopted by HLI in 1996.

LIQUIDITY AND CAPITAL RESOURCES

  Overview

     HLI's primary sources of cash are revenues earned from the servicing of mortgage loans, sales of mortgage loans and servicing rights and borrowings under HLI's warehouse line of credit. HLI has entered into a new credit facility (see "-- Post-Acquisition Financing"). HomeSide anticipates that cash provided by servicing and sales of mortgage loans and borrowings will be sufficient to meet its liquidity needs and, accordingly, does not anticipate that sales of servicing rights will be a significant component of its business strategy in the future. HLI's primary uses of cash are to fund loan originations and purchases, purchase bulk servicing rights, repay its warehouse line of credit and pay general corporate expenses. HLI had a net increase (decrease) in cash of ($4.8 million), $0.3 million and ($0.8 million) in 1995, 1994 and 1993, respectively.

  Operations

     Net cash provided by (used in) operating activities was ($65.9 million) in 1995, $394.6 million in 1994, and ($110.2 million) in 1993. The decrease in cash provided by operating activities from 1994 to 1995 was attributable to cash needed to meet growth in loan origination volume coupled with a reduction in proceeds on sales of mortgage loans. The increase in cash provided by operating activities from 1993 to 1994 was due to a reduction in loan demand during 1994, which diminished HLI cash needs for funding loan production.

  Investing

     Cash used in investing activities was $125.7 million in 1995, $154.2 million in 1994 and $109.5 million in 1993. The decrease in cash used in investing activities from 1994 to 1995 was comprised primarily of a $36.8 million increase in proceeds from risk management contracts and a $17.8 million increase in proceeds from sales of mortgage servicing rights. These cash inflows were partially offset by a $29.0 million increase in purchases of mortgage servicing rights. The increase in proceeds from risk management contracts was a result of a decline in interest rates during 1995 that increased the value of HLI's risk management contracts and, accordingly, the proceeds received by HLI upon settlement. The increase in proceeds from sales of mortgage servicing rights was principally due to an increase in sales activity in 1995 as compared to 1994. HLI sold servicing rights of $1.9 billion in 1995 as compared to $0.8 billion in 1994. The increase in cash used to purchase mortgage servicing rights during 1995 was related to an increase in mortgage loans purchased through HLI's warehouse channels as a result of declining interest rates that increased loan production across the industry.

     The increase in cash used in investing activities in 1994 as compared to 1993 was comprised of a $39.4 million increase in purchases of mortgage servicing rights and a $16.3 million decrease in proceeds from risk management contracts. The decreases in cash flow were partially mitigated by a $10.2 million increase in proceeds from the sale of mortgage servicing rights. The increase in cash used to purchase mortgage servicing rights was part of HLI's overall strategy to increase its servicing portfolio and benefit from economies of scale. The decrease in proceeds from risk management contracts was a result of an increase in interest rates during 1994 which negatively impacted the value of the contracts. The increase in proceeds from the sale of mortgage servicing rights from 1993 to 1994 was due to an improvement in the market for mortgage servicing rights during 1994. The low interest rate environment in 1993 depressed the value of the mortgage servicing right market since loans were being prepaid with a higher frequency.

  Financing

     Cash provided by (used in) financing activities was $186.8 million in 1995, ($240.2 million) in 1994 and $218.9 million in 1993. Prior to the HLI Acquisition, the primary source and use of cash related to financing activities was attributable to the line of credit with Bank of Boston. This line of credit was used to fund the origination and purchase of mortgage loans until the loans were sold to investors. The proceeds of such sales were typically used to pay down the related warehouse debt with any excess retained by HLI. Maximum borrowings under the line of credit were $1.25 billion. The higher level of borrowings in 1995 and 1993 were indicative of higher loan production and purchase volumes during these years as compared to 1994.

  Impact of Inflation

     Inflation affects HLI primarily through its effect on interest rates since interest rates normally increase during periods of high inflation and decrease during periods of low inflation. See "Risk Factors -- Impact of Changes in Interest Rates; Results of Risk Management Activities".

  New Accounting Standard

     In May 1995, FASB issued Statement of Financial Accounting Standards No. 122, "Accounting for Mortgage Servicing Rights." This Statement, among other provisions, requires that the value of mortgage servicing rights associated with mortgage loans originated by an entity be capitalized as assets, which results in an increase in mortgage origination revenues. The value of originated mortgage servicing rights is determined by allocating the total costs of the mortgage loans between the loans and the mortgage servicing rights based on their relative fair values. Also, the Statement requires that capitalized servicing rights be evaluated for impairment based on the fair value of these rights. For the purposes of determining impairment, mortgage servicing rights that are capitalized after the adoption of this Statement are stratified based on one or more of the predominant risk characteristics of the underlying loans. Impairment is recognized through a valuation allowance for each impaired stratum. HLI adopted this Statement effective January 1, 1996.

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                          RESULTS OF OPERATIONS -- HHI

                  FOR THE PERIOD APRIL 1, 1996 TO MAY 30, 1996
                      AND THREE MONTHS ENDED JUNE 30, 1995

GENERAL

     HHI, based in Jacksonville, Florida, is the wholly-owned mortgage banking subsidiary of Barnett and operates as a full-service mortgage banking company, engaged in the origination, sale and servicing of first mortgage loans secured by residential properties. On March 4, 1996, Barnett entered into an agreement to sell HHI to the Parent. Under the terms of the sale, the Parent acquired HHI's and its subsidiaries' servicing portfolio and servicing platform, its proprietary mortgage servicing software, and Honolulu Mortgage Company ("Honolulu Mortgage"), a full service mortgage banking company in Honolulu, Hawaii.

     HHI acquired Loan America, a wholesale mortgage banking company with a $4.0 billion servicing portfolio in October 1994. Headquartered in Miami, Florida, Loan America originates loans through brokers in twelve states. The acquisition of Loan America represented HHI's first entry into the wholesale origination business.

     In February 1995, HHI acquired BancPLUS Financial Corporation ("BPFC"), a full-service mortgage company with a $13.9 billion servicing portfolio. Headquartered in San Antonio, Texas, BancPLUS Mortgage Corp. ("BancPLUS"), a wholly-owned subsidiary of BPFC, was primarily a retail originator with thirty-six branch offices in seventeen states. HHI's acquisition of BPFC also included Honolulu Mortgage, with its $1.7 billion servicing portfolio.

     The BancPLUS and Loan America acquisitions were accounted for as purchases and, accordingly, their results are only included in HHI's results since the dates of their acquisitions.

     On May 31, 1996, Barnett Banks, Inc. ("Barnett") sold certain of its mortgage banking operations, primarily its servicing portfolio and proprietary mortgage banking software systems to the Parent, as discussed above. Barnett received cash and an ownership interest in the Parent. As a result of the acquisition of HHI by the Parent, HHI ceased to originate loans as a separate company and operations for periods subsequent to that date will be included in the results of operations of the Company. Accordingly, statement of operations data does not include periods subsequent to May 30, 1996. Comparative information in the prior year is presented through June 30, 1995 because this was the end of HHI's 1995 second quarter. Reasons for variances which are not attributed solely to differences in the number of months in the periods presented have been discussed where appropriate. Reasons for variances due to differences in the number of months in the periods presented have been noted where applicable.

RESULTS OF OPERATIONS

     HHI reported a net loss of $4.0 million for the period April 1, 1996 to May 30, 1996 and a net loss of $3.4 million for the quarter ended June 30, 1995. The period April 1, 1996 to May 30, 1996 loss was mainly attributable to servicing hedging costs, while the second quarter 1995 loss was attributable to costs associated with the BancPLUS acquisition.

  Net Servicing Revenue

     HHI's revenues are primarily earned from servicing mortgage loans for investors. Servicing activities include collection of mortgage principal, interest and escrow payments; remitting these payments to investors; and maintaining records of loans and escrows. Servicing fees are typically expressed as a percentage of UPB and are collected from the monthly remittances of the borrower before being paid to the investor. Mortgage servicing income also includes late charges for delinquent customer payments.

     The following table sets forth the composition of HHI's servicing portfolio.

                                                                           AT MAY 30,
                                                                              1996
                                                                           ----------
                                                                            (DOLLARS
                                                                               IN
                                                                           MILLIONS)
          FHA/VA.........................................................   $ 5,588
          Conventional...................................................    27,494
                                                                            -------
                    Total................................................   $33,082
                                                                            =======

     Net servicing revenue was $12.7 million for the period April 1, 1996 to May 30, 1996 and $16.7 million for the three months ended June 30, 1995. Mortgage servicing fees are earned for servicing mortgage loans owned by investors. The cost of acquiring the right to service mortgage loans originated by others is capitalized and amortized as a reduction of servicing fee revenue over the estimated servicing period. The increases in mortgage servicing fees and amortization of mortgage servicing rights were primarily due to growth in the servicing portfolio related to the BancPLUS acquisition. The average servicing fee increased from 0.307% at June 30, 1995 to 0.337% at May 30, 1996.

     At May 30, 1996, before the acquisition by the Parent, HHI serviced approximately 440,000 loans with UPB of $33.1 billion, compared to approximately 446,000 loans with UPB of $33.1 billion at June 30, 1995 and approximately 243,000 loans with UPB of $18.4 billion at December 31, 1994. Growth in HHI's servicing portfolio has been primarily generated from the acquisition of BancPLUS.

  Servicing Values

     HHI's operating results can be affected by changes in the economic value of its mortgage servicing portfolio due to increases in prepayment speeds, which are primarily influenced by interest rates. When loans prepay faster than anticipated, the estimated future cash flow HHI expected to receive from servicing such loans is reduced. Since the value of the mortgage servicing rights is based on the present value of the cash flows to be received over the life of the loan, the value of the servicing portfolio declines as prepayments increase.

     During second quarter 1995, hedging of the mortgage servicing rights value was handled by Barnett as part of its overall risk management program. During this period, no hedges were specifically implemented for risk management of mortgage servicing rights. During fourth quarter 1995, Barnett and HHI evaluated the risks, benefits and costs related to servicing hedges and in December 1995 commenced a partial hedging program which continued into the second quarter of 1996. The results of HHI's hedging activities did not have a material effect on its financial statements for the periods presented.

  Secondary Marketing Gain/Loss

     Gains or losses on the sales of loans result primarily from two factors. First, HHI may make a loan to a borrower at a price (i.e., interest rate and discount) which is higher or lower than its would receive if it immediately sold the loan in the secondary market. HHI adjusts the pricing on its loans depending on competitive pressure.

     Second, gains or losses may result from changes in interest rates which result in changes in the market value of the loans, or commitments to purchase loans, from the time the price commitment is given to the borrower until the time that the loan is sold to investors. HHI uses sophisticated modeling tools to provide information to hedge this latter interest rate risk. HHI uses forward delivery contracts for mortgage-backed securities and whole loan sales as hedging instruments. There is close correlation of risk as the borrower's loan is used to satisfy the forward delivery contract. HHI's secondary marketing activities are generally negatively impacted during periods of high interest rate volatility and periods when there is a significant overall change in the direction of interest rates.

     HHI had losses on the sale of loans of $3.4 million for the period April 1, 1996 to May 30, 1996, compared to gain on sales of loans of $1.0 million for the three months ended June 30, 1995. The losses incurred during the period April 1, 1996 to May 30, 1996 were due to an increase in long-term interest rates, which negatively impacted the market value of loans in HHI's pipeline, and competitive pricing pressures.

  Net Interest Revenue/Expense

     HHI recorded net interest expense of $2.3 million and net interest revenue of $2.2 million for the second quarter ended June 30, 1995 and the period April 1, 1996 to May 30, 1996, respectively. HHI's net interest results are derived from interest earned on warehouse loans originated by the BancPLUS and Loan America branches, less interest expense incurred to fund such loans. The interest expense, following the acquisition of BancPLUS on February 28, 1995, was incurred at a rate reduced by the benefit for the escrow balances maintained in the Barnett banks for the servicing portfolio.

  Net Mortgage Origination Revenue

     HHI has built a multi-channel production network as part of its strategy to become a national participant in the mortgage banking business. HHI maintains several channels, including Barnett's retail bank franchise, a national retail network obtained from BancPLUS, a national wholesale broker group obtained from the Loan America traditional correspondent business and production from Honolulu Mortgage. This varied production base is designed to provide flexibility, allowing HHI to shift production focus to the most attractive source given specific market conditions.

     The following table sets forth HHI origination activity:

                                                 THREE MONTHS ENDED     FOR THE PERIOD APRIL 1, 1996
                                                   JUNE 30, 1995              TO MAY 30, 1996
                                                 ------------------     ----------------------------
                                                               (DOLLARS IN MILLIONS)
     Barnett bank branch retail................        $  516                       $418
     BancPLUS retail(a)........................           143                        131
     Loan America broker(a)....................           251                        302
     Honolulu Mortgage(a)......................            76                         59
     Correspondent.............................           344                         72
                                                       ------                       ----
          Total Production.....................        $1,330                       $982
                                                       ======                       ====

---------------

(a) Since date of acquisition by HHI.


     Net mortgage origination revenue includes origination fees received from borrowers, gains and losses from mortgage sales, and capitalized originated mortgage servicing rights ("OMSR"). OMSR income results from the January 1, 1996 implementation of SFAS 122. The requirements of SFAS 122 are discussed in Note 3 to the Consolidated Financial Statements of HHI on F-34. Net mortgage origination revenue was $4.5 million for the second quarter 1995 compared to net mortgage origination expense of $1.7 million for the period April 1, 1996 to May 30, 1996. The decrease was attributable to a $10.2 million decline in gain on sale of loans, offset by a $5.9 million increase in OMSR income. The decline in gains on sales of loans, excess servicing gains and pricing subsidies was due to an increase in loan origination and sales from the second quarter 1995 compared to the period April 1, 1996 to May 30, 1996. This volume increase was due to additional loan origination channels resulting from the acquisition of BancPLUS.

  Salaries and Employee Benefits

     Salaries and employee benefits decreased from $14.3 million during second quarter 1995 to $10.4 million during the period April 1, 1996 to May 30, 1996. The decline is due to the comparison of the two months data versus three months data, which is a result of the sale of HHI to the Parent on May 31, 1996.

  Occupancy and Equipment Expense

     Occupancy and equipment expense decreased from $2.4 million to $1.6 million from second quarter 1995 to the period April 1, 1996 to May 30, 1996. The decline is due to the comparison of the two months data versus three months data, which is a result of the sale of HHI to the Parent on May 31, 1996.

GENERAL AND ADMINISTRATIVE EXPENSE

     General and administrative expenses decreased from $12.1 million to $6.8 million from second quarter 1995 to the period April 1, 1996 to May 30, 1996. The decline was due to the comparison of the two months data versus three months data, which was a result of the sale of HHI to the Parent on May 31, 1996.

PROVISION FOR INCOME TAXES

     HHI's results of operations are included in Barnett's consolidated income tax return. HHI's income tax provision and related asset or liability are computed based on income tax rates as if HHI filed a separate income tax return. Pursuant to a tax-sharing agreement with Barnett, HHI is reimbursed for the tax effect of current operating losses utilized in the consolidated return.

     During second quarter 1995, HHI recorded a benefit for income taxes of $2.1 million compared to a tax benefit of $0.9 million for the period April 1, 1996 to May 30, 1996. For further information regarding the reconciliation between statutory federal tax rate and the effective tax rate, refer to Note 4 of Notes to Consolidated Financial Statements of HHI on F-64 and F-65 for the year ended December 31, 1995.

 THE PERIOD JANUARY 1, 1996 TO MAY 30, 1996 AND SIX MONTHS ENDED JUNE 30, 1995

RESULTS OF OPERATIONS

     During the six-month period ended June 30, 1995, HHI experienced significant growth in loan servicing and production through its acquisition of BancPLUS. From December 31, 1994 to May 30, 1996, the servicing portfolio increased by 80% and production volume increased by 13% from the six months ended June 30, 1995 to the period January 1, 1996 to May 30, 1996.

     HHI reported a net loss of $8.3 million for the period January 1, 1996 to May 30, 1996 and a net loss of $7.5 million for the six months ended June 30, 1995. The loss for the first five months of 1996 was mainly attributable to servicing hedging costs, while the loss for the first six months of 1995 was attributable to costs associated with the BancPLUS acquisition.

     Net servicing revenue was $27.8 million for the first six months of 1995 compared to $27.0 million for the period January 1, 1996 to May 30, 1996. Mortgage servicing fees are earned for servicing mortgage loans owned by investors. The cost of acquiring the right to service mortgage loans originated by others is capitalized and amortized as a reduction of servicing fee revenue over the estimated servicing period. The increases in mortgage servicing fees and amortization of mortgage servicing rights were primarily due to growth in the servicing portfolio related to the BancPLUS acquisition. The average servicing fee increased from 0.307% at June 30, 1995 to 0.337% at May 30, 1996.

  Net Interest Revenue/Expense

     HHI recorded net interest expense of $2.7 million and net interest revenue of $4.6 million for the six months ended June 30, 1995 and the period January 1, 1996 to May 30, 1996, respectively. HHI's net interest results are derived from interest earned on warehouse loans originated by the BancPLUS and Loan American branches, less interest expense incurred to fund such loans. The interest expense, following the acquisition of BancPLUS on February 28, 1995, was incurred at a rate reduced by the benefit for the escrow balances maintained in the Barnett banks for the servicing portfolio.

  Net Mortgage Origination Revenue

     The following table sets forth HHI's origination activity:

                                                          SIX MONTHS
                                                             ENDED       FOR THE PERIOD JANUARY 1,
                                                         JUNE 30, 1995     1996 TO MAY 30, 1996
                                                         -------------   -------------------------
                                                                   (DOLLARS IN MILLIONS)
     Barnett bank branch retail........................     $ 1,053                $  955
     BancPLUS retail(a)................................         335                   323
     Loan America broker(a)............................         629                   680
     Honolulu Mortgage(a)..............................         159                   142
     Correspondent.....................................         710                   438
                                                            -------                ------
               Total production........................     $ 2,886                $2,538
                                                            =======                ======

---------------

(a) Since date of acquisition by HHI.

     Net mortgage origination revenue includes origination fees received from borrowers, gains and losses from mortgage sales, and capitalized OMSR. OMSR income results from the January 1, 1996 implementation of SFAS 122. The requirements of SFAS 122 are discussed in Note 1 to the Consolidated Financial Statements of HHI on F-62. Net mortgage origination revenue increased from $7.5 million to $7.8 million from the first six months of 1995 to the period January 1, 1996 to May 30, 1996. This volume increase was due to additional loan origination volume resulting from the acquisition of BancPLUS.

  Salaries and Employee Benefits

     Salaries and employee benefits increased from $23.4 million during the first six months of 1995 to $25.2 million during the period January 1, 1996 to May 30, 1996. The salary and benefit increased was the result of an increase in loan origination activity from the first six months of 1995 versus the period January 1, 1996 to May 30, 1996. For the first six months of 1995, origination volume was $2,250 million versus $2,538 million for the period January 1, 1996 to May 30, 1996.

  Occupancy and Equipment Expense

     Occupancy and equipment expense decreased from $3.9 million to $3.7 million for the first six months of 1995 compared to the period January 1, 1996 to May 30, 1996.

  General and Administrative Expense

     General and administrative expenses increased from $20.4 million to $20.7 from the first six months of 1995 to the period January 1, 1996 to May 30, 1996.

  Provision for Income Taxes

     During the first six months of 1995, HHI recorded a benefit for income taxes of $2.9 million compared to a tax benefit of $2.5 million for the period January 1, 1996 to May 30, 1996. For further information regarding the reconciliation between the statutory federal tax rate and the effective tax rate, refer to Note 4 of Notes to Consolidated Financial Statements of HHI on F-64 for the year ended December 31, 1995.

LIQUIDITY AND CAPITAL RESOURCES

  Overview

     HHI's primary sources of cash are revenues earned from the servicing of mortgage loans, sales of mortgage loans and servicing rights, which historically have offered a high measure of liquidity, and borrowings under HHI's line of credit. HHI's primary uses of cash are to fund loan originations and purchases, repay its lines of credit and pay general corporate expenses. HHI had a net increase in cash of $9.6 million for the six months ended June 30, 1995 and a net decrease in cash of $3.8 million for the period January 1, 1996 to May 30, 1996.

  Operations

     Net cash used in operating activities was $57.0 million for the six months ended June 30, 1995 and net cash provided by operating activities was $211.0 million for the period January 1, 1996 to May 30, 1996. The cash used in operating activities during the first six months of 1995 was attributable to cash needed to meet growth in loan origination volume which related to the acquisition of BancPLUS in February 1995. The cash provided from operating activities for the period January 1, 1996 to May 30, 1996 was attributable to an increase in loan sales.

  Investing

     Cash used in investing activities was $171.5 million the first six months of 1995, primarily due to the acquisition of BancPLUS, and $9.3 million for the period January 1, 1996 to May 30, 1996, primarily due to an increased servicing portfolio.

  Financing

     Cash provided by financing activities was $238.2 million during the first six months of 1995 compared to cash used in financing activities of $205.4 million for the period January 1, 1996 to May 30, 1996. The primary sources and uses of cash related to financing activities were the lines of credit with Barnett and its affiliates, to which some of HHI's assets were pledged as collateral. These lines of credit were used to fund the origination and purchase of mortgage loans until the loans were sold to investors. The proceeds of such sales were typically used to pay down the related warehouse debt with any excess retained by HHI. There was a net increase of $70.8 million in the lines of credit for the six months ended June 30, 1995. Additionally, cash provided as capital contributions from Barnett were $167.3 million for the six months ended June 30, 1995 and $28.2 million for the period January 1, 1996 to May 30, 1996, respectively. The 1995 contribution was to fund the acquisition of BancPLUS and the 1996 contribution was primarily to fund servicing hedging activities.

                      THREE YEARS ENDED DECEMBER 31, 1995

GENERAL

     Prior to May 31, 1996, HHI was a wholly-owned mortgage banking subsidiary of Barnett and a full-service mortgage banking company, engaged in the origination, sale and servicing of first mortgage loans secured by residential properties. On March 4, 1996, Barnett entered into an agreement to sell HHI to the Company. At the closing of the HHI Acquisition, the Company acquired HHI's and its subsidiaries' $33.4 billion servicing portfolio and servicing platform, its proprietary mortgage servicing software and Honolulu Mortgage, a full-service mortgage banking company in Honolulu, Hawaii.

     HHI acquired Loan America, a wholesale mortgage banking company with a $4.0 billion servicing portfolio in October 1994. Headquartered in Miami, Florida, Loan America originated loans through brokers in twelve states. The acquisition of Loan America represented HHI's first entry into the wholesale origination business.

     In February 1995, HHI acquired BPFC, a full-service mortgage company with a $13.9 billion servicing portfolio. Headquartered in San Antonio, Texas, BancPLUS, a wholly-owned subsidiary of BPFC, was primarily a retail originator with thirty-six branch offices in seventeen states. HHI's acquisition of BPFC also included Honolulu Mortgage, with its $1.7 billion servicing portfolio.

     The BancPLUS and Loan America acquisitions were accounted for as purchases and, accordingly, their results are only included in HHI's results since the dates of their acquisitions. On May 31, 1996, BPFC was merged into BancPLUS, which in turn was merged, together with Loan America, into HLI.

     In connection with the HHI Acquisition, HHI transferred all of its servicing rights to HLI, except for the servicing of GNMA loans, which it retained. HomeSide currently believes that HHI will not in the future acquire any additional servicing rights.

RESULTS OF OPERATIONS

     For purposes of this "Management's Discussion and Analysis of Financial Condition and Results of Operations -- HHI" the term "HHI" means HHI and its subsidiaries prior to the closing of the HHI Acquisition.

     During 1993, 1994 and 1995, HHI experienced significant growth through its acquisitions of BancPLUS and Loan America. From 1993 to 1995, the servicing portfolio increased by 155% and production volumes increased by 72%.

     HHI reported a net loss of $20.4 million in 1995, a net loss of $2.1 million in 1994 and net income of $0.1 million in 1993. The net loss in 1995 was mainly attributable to costs associated with the BancPLUS acquisition and secondary market losses, partially offset by a $9.1 million gain on the sales of servicing rights.

  Net Servicing Revenue

     HHI's revenues were primarily earned from servicing mortgage loans for investors. Servicing activities include collection of mortgage principal, interest and escrow payments; remitting these payments to investors; and maintaining records of loans and escrows. Servicing fees are typically expressed as a percentage of UPB and are collected from the monthly remittances of the borrower before being paid to the investor. Mortgage servicing income also includes late charges assessed for delinquent customer payments.

     The following table sets forth the composition of HHI's servicing portfolio:

                                                                AT DECEMBER 31,
                                                         -----------------------------
                                                          1993       1994       1995
                                                         -------    -------    -------
                                                             (DOLLARS IN MILLIONS)
          FHA/VA.......................................  $ 1,032    $ 1,082    $ 6,023
          Conventional.................................   12,053     17,329     27,388
                                                         -------    -------    -------
                    Total..............................  $13,085    $18,411    $33,411
                                                         =======    =======    =======

     Net servicing revenue increased from $29.4 million to $69.4 million, or 136% from 1994 to 1995. This increase was comprised of a $9.1 million increase in gain on the sales of servicing and a $61.4 million growth in mortgage servicing fees, offset by a $30.5 million increase in amortization of mortgage servicing rights. Mortgage servicing fees are earned for servicing mortgage loans owned by investors. The cost of acquiring the right to service mortgage loans originated by others is capitalized and amortized as a reduction of servicing fee revenue over the estimated servicing period. The increases in mortgage servicing fees and amortization of mortgage servicing rights were primarily due to growth in HHI's servicing portfolio during 1995. The average servicing fee increased from 0.259% in 1993 to 0.261% in 1994 and to 0.277% in 1995.

     At December 31, 1995, HHI serviced approximately 446,000 loans with UPB of $33.4 billion, compared to approximately 243,000 loans with UPB of $18.4 billion at December 31, 1994. Growth in HHI's servicing portfolio was primarily generated from the acquisition of BancPLUS.

     The 1995 gain on the sales of servicing is a result of two servicing sales totalling $1.2 billion of UPB. There were no servicing sale gains during 1994 or 1993. HHI's decision to sell mortgage servicing rights depended on a variety of factors, including the available markets and current prices for such servicing rights and the working capital requirements of HHI.

     Net servicing revenue increased from $27.3 million in 1993 to $29.4 million in 1994, or 8%. This increase was partially due to the acquisition of Loan America and its $4.0 billion servicing portfolio in October 1994. At December 31, 1993, HHI serviced approximately 193,000 loans with UPB of $13.1 billion.

  Risk Management Activities

     HHI has actively monitored and managed risk of loss related to the value of its mortgage servicing portfolio and its origination and subsequent sale of loans into the secondary market.

     Servicing Values

     HHI's operating results have been affected by changes in the economic value of its mortgage servicing portfolio due to increases in prepayment speeds, which are primarily influenced by interest rates. When loans prepay faster than anticipated, the estimated cash flow HHI expected to receive from servicing such loans is reduced. Since the value of the mortgage servicing rights is based on the present value of the cash flows to be received over the life of the loan, the value of the servicing portfolio declines as prepayments increase.

     During 1993, 1994 and most of 1995, hedging of the mortgage servicing rights value was handled by Barnett as part of its overall risk management program. During this period, no hedges were specifically implemented for risk management of mortgage servicing rights. During 1995, Barnett and HHI evaluated the risks, benefits and costs related to servicing hedges and in December 1995 commenced a partial hedging program. While the market value of HHI's servicing portfolio declined, such decline was not reflected in HHI's financial results because its market value exceeded its book value.

     Secondary Marketing Gain/Loss

     Gains or losses on the sales of loans result primarily from two factors. First, HHI may have made a loan to a borrower at a price (i.e., interest rate and discount) which is higher or lower than it would have received if it immediately sold the loan in the secondary market. HHI adjusted the pricing on its loans depending on competitive pressure. Generally, prior to the acquisition of Loan America at the end of 1994 and BancPLUS in the beginning of 1995, HHI priced its loans based on interest rate levels prevalent in the secondary market. After the acquisition of those companies, HHI began aggressively competing in national markets where pricing below the secondary market often occurred, especially for loans sourced through wholesale brokers. Price competition intensified in 1994 due to the sharp decline in origination volumes and industry overcapacity and aggressive price pressure continued through 1995.

     Second, gains or losses may result from changes in interest rates which result in changes in the market value of the loans, or commitments to purchase loans, from the time the price commitment is given to the borrower until the time that the loan is sold to investors. HHI has employed sophisticated modelling tools to provide information to hedge this latter interest rate risk. HHI has employed forward delivery contracts for mortgage-backed securities and whole loan sales as hedging instruments. There is close correlation of risk as the borrower's loan was used to satisfy the forward delivery contract. HHI's secondary marketing activities have been generally negatively impacted during periods of high interest rate volatility and periods when there is a significant overall change in the direction of interest rates, both of which occurred in 1994 and 1995. Additionally, during the period following the integration of BancPLUS' secondary marketing operations during 1995, the magnitude of the conversion task caused a temporary operational delay in selling borrowers' loans into the secondary market, reducing the normally close correlation of loans to forward delivery contracts. This condition had an additional temporary negative impact on results from sales of mortgages.

  Net Interest Revenue/Expense

     In 1995, HHI recorded net interest revenue of $6.8 million, an increase from net interest expense of $1.5 million in 1994. The net interest revenue was mainly derived from interest earned on warehouse loans originated by the BancPLUS and Loan America branches, less interest expense incurred to fund such loans. The interest expense for 1995 was incurred at a rate reduced by the benefit for the escrow balances maintained in the Barnett banks for the servicing portfolio. Prior to 1995, when the primary origination source was the

Barnett bank branches, HHI's net interest revenue was comprised of interest income on a small portfolio of mortgage loans that HHI held for investment purposes, offset by interest expense on a line of credit from Barnett to fund servicing acquisitions and servicing advances since Barnett banks held loans until they were sold by HHI.

  Net Mortgage Origination Revenue

     HHI has built a multi-channel production network as part of its strategy to become a national participant in the mortgage banking business. Until the HHI Acquisition, HHI maintained several channels, including Barnett's retail bank franchise, a national retail network obtained from BancPLUS, a national wholesale broker group obtained from the Loan America, traditional correspondent business and production from Honolulu Mortgage. This varied production base was designed to provide flexibility, allowing HHI to shift production focus to the most attractive source given specific market conditions. The following table sets forth HHI's origination activity:

                                                             YEARS ENDED DECEMBER 31,
                                                            --------------------------
                                                             1993      1994      1995
                                                            ------    ------    ------
                                                              (DOLLARS IN MILLIONS)
          Barnett bank branch retail......................  $3,360    $2,559    $1,932
          BancPLUS retail(a)..............................      --        --       606
          Loan America broker(a)..........................      --       401     1,386
          Honolulu Mortgage(a)............................      --        --       244
          Correspondent...................................      --       450     1,599
                                                            ------    ------    ------
               Total production...........................  $3,360    $3,410    $5,767
                                                            ======    ======    ======

---------------
(a) Since date of acquisition by HHI.

     Net mortgage origination revenue includes origination fees received from borrowers and gains and losses from sales of mortgage loans. Net mortgage origination revenue decreased from $4.0 million to $3.2 million, or 20% from 1994 to 1995. The decrease was comprised of a $14.6 million decrease in gains on sales of loans, offset by a $13.8 million increase in loan origination fees. The decline in gains on sales of loans, excess servicing gains and pricing subsidies was due to an increase in loan originations and sales over 1994. This volume increase was driven by the acquisitions of BancPLUS and Loan America. Prior to October 1994, the primary source of loan originations was the Barnett bank retail network, and related origination fees were recognized by such banks. The BancPLUS acquisition in February 1995 resulted in HHI collecting and recording the origination fee income for loans originated through these channels. Net mortgage origination revenue decreased from $6.0 million to $4.0 million, or 33%, from 1993 to 1994. The acquisition of Loan America in late 1994 resulted in a $3.0 million increase in origination fees from 1993; however, this was offset by a $5.0 million decrease in gain on the sale of loans.

  Salaries and Employee Benefits

     Salaries and employee benefits increased from $17.5 million in 1994 to $53.1 million in 1995 and increased from $13.9 million in 1993 to $17.5 million in 1994. The salary and benefit increases were the result of additional employees assumed in the 1994 Loan America and 1995 BancPLUS acquisitions. Total employee headcount grew from 464 FTE employees at December 31, 1993 to 555 FTE employees at December 31, 1994 to 1,341 FTE employees at December 31, 1995. The increase in the 1995 headcount was net of approximately 200 job eliminations resulting from the consolidation of the administrative and operational functions of the three mortgage companies that occurred throughout the year.

  Occupancy and Equipment Expense

     Occupancy and equipment expense increased from $2.7 million in 1994 to $6.0 million in 1995 due to the increases in rental and depreciation expense related to assets and production offices acquired in the acquisition of BancPLUS in February 1995.

     Occupancy and equipment expense increased from $1.8 million in 1993 to $2.7 million in 1994 due to the increases in rental and depreciation expense related to assets and production offices acquired in the acquisition of Loan America in October 1994.

  General and Administrative Expense

     General and administrative expenses increased from $14.9 million in 1994 to $41.8 million in 1995, and increased from $12.4 million in 1993 to $14.9 million in 1994. The increases in both 1995 and 1994 were largely a result of the acquisition of Loan America and BancPLUS.

  Provision for Income Taxes

     HHI's results of operations are included in Barnett's consolidated income tax return. HHI's income tax provision and related asset or liability are computed based on income tax rates as if HHI filed a separate income tax return. Pursuant to a tax-sharing agreement with Barnett, HHI is reimbursed for the tax effect of current operating losses utilized in the consolidated return.

     In 1995, HHI recorded a benefit for income taxes of $9.6 million compared to a tax benefit of $0.5 million for 1994. The increased benefit was attributable to the significantly higher operating loss reported in 1995. Comparatively, a tax provision of $0.1 million was recorded in 1993 due to the reported $0.2 million net income before income taxes. For additional information regarding the reconciliation between the statutory federal tax rate and the effective tax rate, refer to Note 4 of Notes to Consolidated Financial Statements of HHI on F-64.

LIQUIDITY AND CAPITAL RESOURCES

  Overview

     Prior to the HHI Acquisition, HHI's primary sources of cash were revenues earned from the servicing of mortgage loans, sales of mortgage loans and servicing rights, which historically have offered a high measure of liquidity, and borrowings under HHI's lines of credit. Prior to the HHI Acquisition, HHI's primary uses of cash are to fund loan originations and purchases, repay its lines of credit and pay general corporate expenses. HHI had a net increase of cash of $11.1 million and $2.4 million in 1995 and 1994, respectively.

  Operations

     Net cash used in operating activities was $185.5 million in 1995, $39.0 million in 1994 and $6.3 million in 1993. The increase in cash used in operating activities from 1994 to 1995 was attributable to cash needed to meet growth in loan origination volume which was related to the acquisition of BancPLUS, a full year impact of the October 1994 acquisition of Loan America, and increased correspondent business. The $32.7 million increase from 1993 to 1994 was similarly attributable to increased loan origination volume from Loan America in the fourth quarter of 1994 and the first time entry into the correspondent business.

  Investing

     Cash used in investing activities was $182.3 million in 1995, $83.3 million in 1994 and $36.3 million in 1993. The increase in cash used is primarily due to the cost of the acquisitions of BancPLUS in 1995 and Loan America in 1994. The increase in cash used to purchase BancPLUS and Loan America was part of HHI's overall strategy to increase its servicing portfolio and nationwide loan originations.

  Financing

     Cash provided by financing activities was $378.9 million in 1995, $124.8 million in 1994 and $43.0 million in 1993. Prior to the HHI Acquisition, the primary source and use of cash related to financing activities was attributable to the lines of credit with Barnett and its affiliates. The net increase in the lines of credit with Barnett was $211.7 million in 1995, $65.0 million in 1994, and $43.0 million in 1993. The higher level of borrowings in 1995 and 1994 are indicative of increasingly higher loan production and purchase volumes during these years.

     Additionally, cash provided as capital contributions from Barnett increased from $0 in 1993 to $59.8 million in 1994 and $167.2 in 1995. These contributions were provided primarily for the acquisitions of BancPLUS in 1995 and Loan America in 1994.

  Impact of Inflation

     Inflation has affected HHI primarily through its effect on interest rates since interest rates normally increase during periods of high inflation and decrease during periods of low inflation. See "Risk Factors -- Impact of Changes in Interest Rates; Results of Risk Management Activities".

  New Accounting Standard

     In May 1995, FASB issued Statement of Financial Accounting Standards No. 122, "Accounting for Mortgage Servicing Rights." This Statement, among other provisions, requires that the value of mortgage servicing rights associated with mortgage loans originated by an entity be capitalized as assets, which results in an increase in mortgage origination revenues. The value of originated mortgage servicing rights is determined by allocating the total costs of the mortgage loans between the loans and the mortgage servicing rights based on their relative fair values. Also, the Statement requires that capitalized servicing rights be evaluated for impairment based on the fair value of these rights. For purposes of determining impairment, mortgage servicing rights that are capitalized after the adoption of this Statement are stratified based on one or more of the predominant risk characteristics of the underlying loans. Impairment is recognized through a valuation allowance for each impaired stratum. HHI adopted this Statement effective January 1, 1996. The actual effect of implementing this Statement on HHI's financial position and results of operations will depend on factors determined at the end of a reporting period, including the amount and mix of originated and purchased production, the level of interest rates and market estimates of future prepayment rates.

                               INDUSTRY OVERVIEW

MORTGAGE MARKET

     Mortgage bankers operate in the second largest debt market in the world, which is exceeded only by the United States Treasury market. One to four family residential mortgage debt in the United States grew to over $3.6 trillion in 1995 from $1.7 trillion in 1985, approximately an 8% compound annual growth rate. Management believes that the industry category of one-to-four family residential mortgage debt is relevant to HomeSide as that is the industry category on which substantially all of HomeSide's business is based.

     Over the past five years mortgage bankers have emerged as the dominant players in the United States' mortgage origination and servicing business. Mortgage bankers held market shares of 55% and 41%, respectively, of the United States' residential mortgage origination and servicing markets in 1995, up from 35% and 37% in 1990. The bulk of the remaining origination and servicing market share is held by commercial banks and thrifts. The mortgage bankers' market share improvement began in the late 1980s and early 1990s when the thrift industry, historically the largest provider of residential mortgage loans, experienced serious financial difficulties. Mortgage bankers expanded market share not only by supplanting thrifts as the primary mortgage originators and servicers in the marketplace but also by purchasing the mortgage banking operations and assets of certain of these entities. Mortgage bankers gained additional momentum and increased their market share during the decline in interest rates in the early 1990s.

     Although mortgage loan demand is affected by a number of factors, including economic conditions, demographics and consumer confidence, it is most heavily influenced by interest rates and correlates inversely with interest rate movements. When mortgage rates dropped below 10% in 1990, mortgagors began to seek mortgages at lower interest rates, resulting in a growing refinancing boom that lasted through 1993.

                    TOTAL RESIDENTIAL MORTGAGE ORIGINATIONS

                                                     PURPOSE OF MORTGAGE(b)
                                                  -----------------------------
                                  TOTAL             PURCHASE      REFINANCING         FIXED         ADJUSTABLE
                             ORIGINATIONS(A)      (% OF TOTAL)    (% OF TOTAL)    RATE(b)(c)(e)   RATE(b)(d)(e)
                          ---------------------   ------------   --------------   -------------   --------------
                          (DOLLARS IN BILLIONS)
1985......................         $  290               82%            18%            12.42%           10.04%
1986......................            499               68             32             10.18             8.42
1987......................            507               71             29             10.20             7.82
1988......................            446               82             18             10.33             7.90
1989......................            453               81             19             10.32             8.80
1990......................            458               87             13             10.13             8.36
1991......................            562               70             30              9.25             7.10
1992......................            894               52             48              8.40             5.63
1993......................          1,020               45             55              7.33             4.59
1994......................            769               68             32              8.36             5.33
1995......................            636               75             25               N/A              N/A

---------------
(a) Source: Fannie Mae
(b) Sources: Board of Governors of the Federal Reserve System; FHLMC; Federal Home Loan Bank of San Francisco.
(c) 30-year conventional contract loan rate with 20% down payment.
(d) 1-year Treasury-indexed conventional contract loan rate with 20% down payment.
(e) Figures are annual averages of monthly data.

SECONDARY MORTGAGE MARKETS

     The secondary mortgage market and its evolution have been significantly influenced by two government-sponsored enterprises, Fannie Mae and FHLMC, and one government agency, GNMA (collectively, the "Agencies"). Through these entities, the United States government provides support and liquidity to the market for residential mortgage debt.

     Mortgage originators sell their loans directly to Fannie Mae and FHLMC either as whole loans or, more typically, as pools of loans used to collateralize mortgage-backed securities ("MBS") issued or guaranteed by these entities. Similarly, the originators can issue MBS collateralized by pools of loans that are guaranteed by GNMA. In order to effect these sales or obtain these guarantees, the originator must underwrite its loans to conform ("conforming loans") with standards established by Fannie Mae or FHLMC or by the FHA or VA in the case of GNMA. All loans other than FHA and VA loans ("government loans") are considered conventional loans. Loans with principal balances exceeding Agency guidelines ("jumbo loans"), currently in excess of $214,600, are sold to private investors or aggregated into pools and sold as MBS.

     The role of the Agencies has grown substantially over the past ten years. In 1994, Fannie Mae, FHLMC, and GNMA mortgage-backed securities accounted for, in the aggregate, $1.4 trillion, or 42.0% of total residential mortgage debt outstanding, approximately a fivefold increase from $287 billion ten years earlier. The mortgage banking industry relies heavily on these Agencies to provide liquidity.

     There are a number of other participants in the market that primarily purchase MBS. These participants include institutional investors such as life insurance companies, pension funds and mutual funds. More recently, investors that purchase pools of loans to collateralize MBS issued in their own name ("private investor securities") have entered the market. The development of the private investor securities market has provided mortgage bankers the liquidity essential to effect the sale of the loans the mortgage banker originates that do not conform ("non-conforming") to Agency guidelines.

MORTGAGE BANKING MARKET CHARACTERISTICS

     The mortgage banking market is highly fragmented. Despite the market share growth of the industry as a whole, no single company controls or dominates the market. In 1995 the largest originator represented 5.2% of the market and the largest servicer represented 3.7%, while the top 25 originators and servicers represented 38.1% and 39.1% of their markets, respectively.

                        TOP 10 ORIGINATORS AND SERVICERS
                             (DOLLARS IN BILLIONS)

1995 ORIGINATIONS                                    SERVICING PORTFOLIO AT DECEMBER 31, 1995

   1  Norwest Mortgage.................   $34.2       1  Countrywide Funding..............   $134.0
   2  Countrywide Funding..............    31.5       2  General Electric Mortgage........    109.5
   3  Prudential Home Mortgage.........    15.7       3  Norwest Mortgage.................    107.4
   4  Fleet Mortgage...................    14.9       4  Fleet Mortgage...................    105.5
   5  Chase Manhattan Mortgage.........    13.9       5  Prudential Home Mortgage.........     81.8
   6  Chemical Mortgage................    13.3       6  NationsBank......................     81.4
   7  NationsBank......................    11.0       7  Bank of America..................     63.1
   8  Bank of America..................    10.3       8  Home Savings of America..........     60.7
   9  BancBoston Mortgage..............     8.9       9  Chase Manhattan Mortgage.........     59.4
  10  North American Mortgage..........     7.6      10  Chemical Mortgage................     57.2

---------------
Source: National Mortgage News.

     Mortgage bankers operate in a highly competitive market. The underwriting guidelines and servicing requirements set by the participants in the secondary markets are standardized. As a result, mortgage banking products (i.e., mortgage loans and the servicing of those loans) have become difficult to differentiate. Therefore, mortgage bankers compete primarily on the basis of price or service, making effective cost management essential.

     Mortgage bankers generally seek to develop cost efficiencies in one of two ways: economies of scale or specialization. Large full-service national or regional mortgage bankers have sought economies of scale through an emphasis on wholesale originations, the introduction of automated processing systems and expansion through acquisition. Smaller companies frequently identify and pursue a particular expertise or customer base in an attempt to create a market niche.

RECENT TRENDS

     The introduction of significant technological improvements to the mortgage banking industry began in the mid 1980s. From the use of laptop computers for originations to the electronic scanning of loan documents, technological advances have allowed mortgage bankers to accommodate higher volumes of business. This trend has continued, contributing to the consolidation in mortgage banking. The automation of many functions in mortgage banking, especially those related to servicing, has reduced costs significantly for industry participants.

     Just as declining interest rates contributed to the growth of the mortgage bankers' role in the early 1990s, rising interest rates in 1994 caused a reduction in overall demand for mortgage loans, particularly refinancings. Many mortgage bankers had expanded their operations in response to the increased refinancing activities of 1992 and 1993. The contraction of the refinancing demand in 1994 created substantial excess capacity in the industry, resulting in further industry consolidation.

     Many mortgage bankers that were not low cost, high volume producers or did not operate in a low cost specialized field experienced earnings declines during this period, causing many to exit the business or to be acquired. Surviving cost effective firms purchased servicing portfolios or other companies to expand their servicing economies of scale, while others acquired market niche operations. As evidence of this consolidation, the top 25 mortgage loan servicers increased their market share from 20.7% in 1990 to 39.1% in 1995.

                                    BUSINESS

                                    HOMESIDE

     HomeSide is one of the largest full-service residential mortgage banking companies in the United States, formed through the acquisition by the Parent of the mortgage banking operations of The First National Bank of Boston ("Bank of Boston" or "BKB") and Barnett Banks, Inc. ("Barnett"). See "The Acquisitions." HomeSide's strategy emphasizes variable cost mortgage origination and low cost servicing. On a combined basis HomeSide's origination volume and servicing portfolio would have been $14.7 billion and $73.9 billion, respectively, for and as of the year ended December 31, 1995, ranking HomeSide as the 5th largest originator and 7th largest servicer in the United States for 1995 based on data published by National Mortgage News. For and as of the nine months ended November 30, 1996, HomeSide's loan originations and acquisitions were $18.9 billion and its servicing portfolio was $87.7 billion.

     The residential mortgage market totaled over $3.6 trillion in 1995 and is the second largest debt market in the world, exceeded only by the United States Treasury market. The residential mortgage market has grown at a compound annual rate of approximately 8% since 1985. HomeSide competes in a mortgage banking market which is highly fragmented with no single company controlling or dominating the market. In 1995 the largest originator represented 5.2% of the market and the largest servicer represented 3.7%, while the top 25 originators and servicers represented 38.1% and 39.1% of their markets, respectively. Residential mortgage lenders compete primarily on the basis of loan pricing and service, making effective cost management essential. The industry has experienced rapid consolidation which has been accelerated by the introduction of significant technology improvements and the economies of scale present in mortgage servicing. The top 25 mortgage loan servicers have increased their aggregate market share from 20.7% in 1990 to 39.1% in 1995.

     HomeSide's business strategy is to increase the volume of its loan originations and the size of its servicing portfolio while continuing to improve operating efficiencies. In originating mortgages, HomeSide focuses on variable cost channels of production, including correspondent, broker, consumer direct, affinity, and co-issue sources. HomeSide pursues strategic relationships such as its existing 5-year agreements to acquire residential mortgage loans from BKB and Barnett production sources, which, for the period May 31, 1996 through November 30, 1996, represented 19.5% of HomeSide's loan production. Management believes that these variable cost channels of production deliver consistent origination opportunities for HomeSide without the fixed cost investment associated with traditional retail mortgage branch networks. HomeSide believes that its ongoing investment in technology will further enhance and expand existing processing capabilities and improve its efficiency. Based on independent surveys of direct cost per loan and loans serviced per employee, management believes that HomeSide has been one of the industry's most efficient mortgage servicers.

     HomeSide plans to build its core operations through (i) improved economies of scale in servicing costs; (ii) increased productivity using proprietary technology; and (iii) expanded and diversified variable cost origination channels. In addition, HomeSide intends to pursue additional loan portfolio acquisitions and strategic origination relationships similar to the existing BKB and Barnett arrangements.

     HomeSide's business activities consist primarily of:

        - Mortgage production: origination and purchase of residential single family mortgage loans through multiple channels including correspondents, strategic partners (BKB and Barnett), mortgage brokers, co-issue partners, direct consumer telemarketing and affinity programs;

        - Servicing: administration, collection and remittance of monthly mortgage principal and interest payments, collection and payment of property taxes and insurance premiums and management of certain loan default activities;

        - Secondary marketing: sale of residential single family mortgage loans as pools underlying mortgage-backed securities guaranteed or issued by governmental or quasi-governmental agencies or as whole loans or private securities to investors; and

        - Risk management: management of a program designed primarily to protect the economic performance of the servicing portfolio that could otherwise be adversely affected by loan prepayments due to declines in interest rates.

PRODUCTION

     HomeSide participates in several origination channels, with a focus on wholesale originations. Since the HLI Acquisition, wholesale channels (correspondent, co-issue and broker) have represented more than 95% of HomeSide's total production. No single source within the correspondent or broker channels accounted for more than 2% of total production during the period March 16, 1996 to November 30, 1996. HomeSide's other origination channels include telemarketing, affinity programs and retail branches. HomeSide also purchases servicing rights in bulk from time to time. This multi-channel production base provides access to and flexibility among production channels in a wide variety of market and economic conditions. The table below details production by HomeSide's origination channels:

                     RESIDENTIAL LOAN PRODUCTION BY CHANNEL

                               FOR THE PERIOD        FOR THE THREE       FOR THE THREE         FOR THE PERIOD
                               MARCH 16, 1996        MONTHS ENDED        MONTHS ENDED          MARCH 16, 1996
                             TO MAY 31, 1996 (B)    AUGUST 31, 1996    NOVEMBER 30, 1996    TO NOVEMBER 30, 1996
                             -------------------    ---------------    -----------------    --------------------
                                                            (DOLLARS IN MILLIONS)
Wholesale:
  Correspondent (includes
     volumes purchased from
     BKB and Barnett)......        $ 1,893              $ 2,950             $ 3,249               $  8,092
  Co-issue(a)..............          1,419                2,208               1,985                  5,612
  Broker...................            220                  155                 168                    543
                                   -------              -------             -------                -------
     Total wholesale.......          3,532                5,313               5,402                 14,247
Direct.....................            248                  179                 139                    566
                                   -------              -------             -------                -------
     Total production......          3,780                5,492               5,541                 14,813
Bulk acquisitions(a).......             --                4,073                  --                  4,073
                                   -------              -------             -------                -------
     Total production and
       acquisitions........        $ 3,780              $ 9,565             $ 5,541               $ 18,886
                                   =======              =======             =======                =======

---------------
(a) Represents the acquisition of servicing rights, not the underlying loans. Amounts represent the UPB of mortgage debt to which the acquired servicing rights relate.

(b) The Parent acquired HHI, and transferred all the assets and liabilities of HHI, except for certain servicing rights, to the Issuer, on May 31, 1996 and therefore HHI's loan production is not included in these amounts. During the three months ended May 31, 1996, HHI's loan production totaled $1.5 billion.

     HomeSide competes nationwide by offering a wide variety of mortgage products designed to respond to consumer needs and tailored to address market competition. HomeSide is primarily an originator of fixed rate 15- and 30-year mortgage loans, which collectively represented 78% of the total production in the period March 16, 1996 to November 30, 1996. HomeSide also offers other products, such as ARMs and balloon and jumbo mortgages.

     HomeSide's national loan production operation has resulted in geographically diverse originations, enabling HomeSide to diversify its risk across many markets in the United States. HomeSide's largest markets by state in the period ended November 30, 1996 were California (17.5% of UPB of production), Florida (9.1%), Texas (7.5%), Georgia (5.7%), and Maryland (5.5%).

     HomeSide's production strategy is to maintain and improve its reputation as one of the largest, most cost effective originators of mortgage loans nationwide. HomeSide pursues this strategy through an emphasis on wholesale and centralized direct production, the use of contract and delegated underwriters, a high degree of automation in its processing and direct originations and quality control. HomeSide plans to expand production through its low cost wholesale and direct channels and to continue to streamline its production operation. HomeSide plans to continue to pursue bulk acquisitions in the secondary market for mortgage servicing rights on an opportunistic basis.

WHOLESALE PRODUCTION

  Correspondent Production

     Through its correspondent program, HomeSide purchases loans from approximately 500 commercial banks, savings and loan associations, licensed mortgage lenders and other financial intermediaries. The correspondent takes the mortgage application and processes the loan, which is either underwritten through contract underwriters or, in some cases, the correspondent to whom underwriting authority has been delegated. Closing documents are submitted to HomeSide for legal review and funding. The participants in this program are prequalified and monitored on an ongoing basis by HomeSide. If a correspondent subsequently fails to meet HomeSide's requirements, HomeSide typically terminates the relationship. Correspondents are also required to repurchase loans in the event of fraud or misrepresentation in the origination process and for certain other reasons.

  Co-Issue Production

     Co-issue production, which represents the purchase of servicing rights from a correspondent under contracts to deliver specified volumes on a monthly or quarterly basis, is another main source of HomeSide's production. The co-issue correspondent controls the entire loan process from application to closing. This arrangement particularly suits large originators who have the ability to deliver on an automated basis. Reflecting this delegated underwriting authority, co-issue correspondents are subject to more extensive credit and quality control reviews. Contractually, the co-issue correspondent is obligated to make certain representations and warranties and is required to repurchase loans in the event of fraud or misrepresentation in the origination process or for certain other reasons.

  Broker Production

     Under its broker program, HomeSide funds loans at closing from a network of approximately 450 mortgage brokers nationwide. The broker controls the process of application and loan processing. A pre-closing quality control review is performed by HomeSide to verify the borrower's credit. All loans originated through brokers are underwritten by HomeSide's approved contract underwriters. Loans are funded by HomeSide and may be closed in either the broker's name or HomeSide's name. Participants in this program prequalify on the basis of creditworthiness, mortgage lending experience and reputation. Each broker is subject to annual and ongoing reviews by HomeSide.

DIRECT PRODUCTION

     HomeSide's direct production includes the use of telemarketing to solicit loans from several sources, including refinancings of mortgage loans in HomeSide's existing servicing portfolio, leads generated from direct mail campaigns and other advertising, and mortgages related to affinity group and co-branding partnerships. HomeSide acquired HLI's telemarketing system which was established in May 1995. HomeSide believes that these efforts will have a significant effect on increasing the percentage of loans captured by the direct division from loan prepayments in HomeSide's servicing portfolio. Refinancing retention represents the percentage of loans refinanced through HomeSide's direct channel that were serviced by HomeSide prior to refinancing.

     In April 1996, pursuant to a two-year agreement, HomeSide began offering mortgage loans through the American Airlines AAdvantage Program, which encompasses approximately 14 million households. Under this program, a borrower receives one frequent flyer mile for every dollar of interest paid on time. HomeSide offers loans in four out of five geographic regions in the United States, along with two other lenders in each region. Each lender receives one third of the referrals from the AAdvantage program, or prospective borrowers may contact the lender directly. HomeSide pays American Airlines a fee for each mile earned by a borrower. Under the program, such fees are paid to American Airlines on a monthly basis as the borrower earns miles by making monthly interest payments. The program is in its infancy and fees paid to American Airlines by HomeSide for miles earned have thus far been insignificant. HomeSide plans to establish additional affinity relationships.

     Under the terms of the HLI and HHI Acquisitions, BKB has retained all of its retail production facilities in the New England area and Barnett retained all of its loan production facilities except for Honolulu Mortgage. Upon selling HLI and HHI to the Parent, BKB and Barnett entered into exclusive five-year agreements to sell, subject to certain limitations, all loans originated from these sources to HomeSide on a broker or correspondent basis at market rates. In 1996, HomeSide sold or closed HLI's remaining retail branches.

BULK ACQUISITION

     Bulk acquisition is the large scale purchase of mortgage servicing rights. In connection with such acquisitions, HomeSide does not purchase the underlying mortgage loans which were originated by other originators. HomeSide may purchase servicing rights on an exclusive basis or through a competitive bidding process and plans to continue this practice on an opportunistic basis in order to grow its servicing portfolio and benefit from economies of scale.

UNDERWRITING AND QUALITY CONTROL

  Underwriting

     HomeSide's loans are underwritten in accordance with applicable Fannie Mae, FHLMC, VA, and FHA guidelines, as well as certain private investor requirements. The underwriting process is organized by origination channel and by loan type. HomeSide currently employs underwriters with an average of ten years of underwriting experience.

     HomeSide requires approximately 80% of its correspondent lenders to have their loans underwritten by third party contract underwriters prior to purchase. These contract underwriters are designated by HomeSide and include General Electric Capital Corp., Mortgage Guaranty Insurance Corp., and Private Mortgage Insurance Corp. HomeSide grants delegated underwriting status to the remaining approximately 20% of correspondents which enables the correspondent to submit conventional loans to HomeSide without prior underwriting approval. Generally, HomeSide grants delegated underwriting status to its larger correspondents who meet financial strength, delinquency, underwriting and quality control standards, and such correspondents are monitored regularly. The FHA and VA require that loans be underwritten by the originating lender on an Agency-approved or delegated basis. If issuance of FHA guarantees or VA insurance certificates is denied, the correspondent must repurchase the loan.

     HomeSide implemented an automated underwriting process for its retail production operation in 1994. The automated underwriting technology incorporates credit scoring and appraisal evaluation systems. These systems employ rules-based and statistical technologies to evaluate the borrower, the property and salability of the loan to the secondary market. HomeSide believes that these technologies have contributed to improved productivity and reduced underwriting and processing turnaround time.

  Quality Control

     HomeSide maintains a compliance and quality assurance department that operates independently of the production, underwriting, secondary marketing and loan administration departments. For its production compliance process, HomeSide randomly selects a statistical sample of all closed loans monthly for review. The sample generally comprises 3 1/2% - 4% of all loans closed each month. This review includes a credit scoring and reunderwriting of such loans; ordering second appraisals on 10% of the sample; reverifying funds, employment and final applications; and reordering credit reports on all loans selected. In addition, a full underwriting review is conducted on (i) all jumbo loans that go into default during the first thirty-six months from the date of origination and (ii) all other loans that go into default during the first six months from the date of origination. Document and file reviews are also undertaken to ensure regulatory compliance. In addition, random reviews of the servicing portfolio, covering selected aspects of the loan administration process, are conducted.

     HomeSide monitors the performance of the underwriting department through quality assurance reports, HUD/VA reports and audits, reviews and audits by regulatory agencies, investor reports and mortgage insurance company audits. According to HomeSide's quality control findings, less than 1% of its loans have underwriting issues that affect salability to the secondary market. Flaws in these loans are generally corrected; otherwise, the holder of the MBS is indemnified against future losses resulting from such flaws by HomeSide or, ultimately, the originating correspondent. Correspondents or co-issue partners are required to repurchase any flawed loans originated by them. See "Risk Factors -- Loan Delinquencies and Defaults on Loans" in the Prospectus Supplement.

SECONDARY MARKETING

     HomeSide customarily sells all loans that it originates while retaining the servicing rights to such loans. HomeSide aggregates mortgage loans into pools and sells these pools, as well as individual mortgage loans, to investors principally at prices established under forward sales commitments. HomeSide's FHA and VA loans are generally pooled and sold in the form of GNMA MBS. Conforming conventional mortgage loans are generally pooled and exchanged under the purchase and guarantee programs sponsored by Fannie Mae and FHLMC for Fannie Mae MBS or FHLMC participation certificates, respectively. HomeSide pays certain guarantee fees to the Agencies in connection with these programs and then sells the GNMA, Fannie Mae and FHLMC securities to securities dealers. A limited number of mortgage loans (i.e. non-conforming loans) are sold to private investors. In the period March 16, 1996 to November 30, 1996, approximately 92% of the mortgage loans originated by HomeSide were sold to GNMA (48%), Fannie Mae (31%) or FHLMC (13%). The remaining approximately 8% were sold to private investors.

     The sale of mortgage loans may generate a gain or loss to HomeSide. Gains or losses result primarily from two factors. First, HomeSide may purchase a loan at a price that may be higher or lower than HomeSide would receive if it immediately sold the loan in the secondary market. These pricing differences occur principally as a result of competitive pricing conditions in the primary loan origination market. Second, gains or losses may result from fluctuations in interest rates that create changes in the market value of the loans or commitments to purchase loans, from the time the interest rate commitment is given to the mortgagor until the loan is sold to an investor.

     HomeSide assesses the interest rate risk associated with outstanding commitments that it has extended to fund loans and hedges the interest rate risk of these commitments based upon a number of factors, including the remaining term of the commitment, the interest rate at which the commitment was provided, current interest rates and interest rate volatility. HomeSide constantly monitors these factors and adjusts its hedging on a daily basis as needed. HomeSide uses the Quantitative Risk Management system, a sophisticated hedging, reporting and evaluation system, which has the ability to perform analyses under various interest rate scenarios. HomeSide's interest rate risk is currently hedged using a combination of forward sales of MBS and over-the-counter options, including both puts and calls, on fixed income securities. HomeSide generally commits to sell to investors for delivery at a future time for a stated price all its closed loans and a percentage of the mortgage loan commitments for which the interest rate has been established. HomeSide aims to price loans competitively, hedge the interest rate risk of loan originations and sell loans on a break-even basis. For the period March 16, 1996 to November 30, 1996, HomeSide has not experienced secondary marketing losses on an aggregate basis.

     HomeSide's policy is to sell mortgage loans on a non-recourse basis. However, in the case of VA loans used to form GNMA pools, the VA's loan guarantees do not cover the entire principal balance of the loan and HomeSide is responsible for losses which exceed the VA's guaranteed limitations. See "-- Loan Servicing Credit Issues". In connection with HomeSide's loan exchanges and sales, HomeSide makes representations and warranties customary in the industry relating to, among other things, compliance with laws, regulations and program standards, and to accuracy of information. In the event of a breach of these representations and warranties, HomeSide typically corrects such flaws, but, if the flaws cannot be corrected, may be required to repurchase such loans. In cases where loans are originated by a correspondent, HomeSide may sell the flawed loan back to the correspondent under a repurchase obligation.

LOAN SERVICING

     HomeSide derives its revenues predominantly from its servicing operations. HomeSide anticipates that the sale of servicing rights will not be a significant component of its business strategy in the future. Since its formation, HomeSide has also maintained a risk management program designed to protect, within certain parameters, the economic value of its servicing portfolio, which is subject to prepayment risk when interest rate declines provide mortgagors with refinancing opportunities.

                         CHANGES IN SERVICING PORTFOLIO

                                FOR THE PERIOD     FOR THE THREE       FOR THE THREE         FOR THE PERIOD
                                 MARCH 1, 1996      MONTHS ENDED        MONTHS ENDED         MARCH 1, 1996
                                TO MAY 31, 1996   AUGUST 31, 1996    NOVEMBER 30, 1996    TO NOVEMBER 30, 1996
                                ---------------   ----------------   ------------------   --------------------
                                                            (DOLLARS IN MILLIONS)
Balance, beginning of
  period......................      $41,844           $ 77,351            $ 84,819              $ 41,844
  Total additions.............       37,184              9,842               5,244                52,270
Scheduled amortization........          212                470                 494                 1,176
Prepayments...................        1,321              1,702               1,529                 4,552
Foreclosures..................          130                137                 106                   373
Servicing sales...............           14                 65                 221                   300
                                    -------            -------             -------               -------
  Total reductions............        1,677              2,374               2,350                 6,401
                                    -------            -------             -------               -------
Balance, end of period........      $77,351           $ 84,819            $ 87,713              $ 87,713
                                    =======            =======             =======               =======

     Loan servicing includes collecting payments of principal and interest from borrowers, remitting aggregate loan payments to investors, accounting for principal and interest payments, holding escrow funds for payment of mortgage related expenses such as taxes and insurance, making advances to cover delinquent payments, inspecting the mortgaged premises as required, contacting delinquent mortgagors, supervising foreclosures and property dispositions in the event of unremedied defaults, and other miscellaneous duties related to loan administration. HomeSide collects servicing fees from monthly mortgage payments. These fees generally range from 0.25% to 0.50% of the declining principal balances of the loans per annum. HomeSide's weighted average servicing fee was 0.359% at November 30, 1996. HomeSide also maintains certain subservicing relationships whereby servicing is performed by another servicer under an agreement with HomeSide, which remains contractually responsible for servicing the loans. Subservicing relationships are often entered into as part of a bulk servicing acquisition where the selling institution continues to perform servicing until the loans are transferred to the purchasing institution.

     HomeSide's servicing strategy is to continue to build its mortgage servicing portfolio and benefit from the economies of scale inherent in the business. HomeSide services substantially all of the mortgage loans that it originates. In addition, HomeSide purchases the rights to service mortgage loans originated by other lenders.

     As part of the HHI Acquisition, the Parent acquired and contributed to the Issuer a full-service mortgage company in Hawaii, Honolulu Mortgage. Honolulu Mortgage's servicing portfolio totaled $1.9 billion at November 30, 1996 and its loan production was $257.4 million since its acquisition on May 31, 1996. In January 1997, Honolulu Mortgage entered into an agreement to sell substantially all the assets of Honolulu Mortgage to an unaffiliated third party. The sale is expected to close in February 1997. This sale is not expected to materially affect HomeSide's financial results.

     HomeSide's servicing strategy is also to enhance the profitability of its servicing revenue through low cost and efficient processes. This strategy is pursued through highly automated, cost effective processing systems, strategic outsourcing of selected servicing functions and effective control of delinquencies and foreclosures. HomeSide outsources to third party vendors functions related to insurance, taxes and default management, contributing to HomeSide's ability to maintain a highly variable cost structure. Using a variety of factors, including loans serviced per employee and direct cost per loan, management believes that HomeSide is one of the nation's most efficient servicers based on industry surveys. Management believes that its low cost servicing provides it with a competitive advantage in the industry.

SERVICING PORTFOLIO COMPOSITION

     HomeSide originates and purchases servicing rights for mortgage loans nationwide. The broad geographic distribution of HomeSide's servicing portfolio reflects the national scope of HomeSide's originations and bulk servicing acquisitions. The nine largest states accounted for 64.7% of outstanding UPB of the total servicing portfolio of HomeSide at November 30, 1996, while the largest volume by state is Florida with a 19.6% share of the total portfolio at November 30, 1996. HomeSide actively monitors the geographic distribution of its servicing portfolio to maintain a mix that it deems appropriate and makes adjustments as it deems necessary.

     At November 30, 1996, HomeSide's servicing portfolio consisted of $31.4 billion of FHA/VA servicing and $51.4 billion of conventional servicing.

                        SERVICING PORTFOLIO BY STATE(a)

                                                                       AT NOVEMBER 30, 1996
                                                                     ------------------------
    STATE                                                                UPB         % OF UPB
    -----                                                            -----------     --------
                                                                     (DOLLARS IN
                                                                      MILLIONS)
    Florida......................................................      $16,262          19.6%
    California...................................................       12,934          15.6
    Texas........................................................        5,081           6.1
    Massachusetts................................................        4,199           5.1
    Maryland.....................................................        3,865           4.7
    Georgia......................................................        3,251           3.9
    Virginia.....................................................        3,087           3.7
    Illinois.....................................................        2,692           3.3
    Colorado.....................................................        2,240           2.7
    Other(b).....................................................       29,209          35.3
                                                                       -------         -----
    Total........................................................      $82,820         100.0%
                                                                       =======         =====

---------------
(a) Servicing statistics are based on loans serviced by HomeSide and exclude loans purchased not yet on servicing system.

(b) No other state represents more than 2.7% of HomeSide's servicing portfolio.

                        SERVICING PORTFOLIO BY COUPON(a)

                                                                       AT NOVEMBER 30, 1996
                                                               ---------------------------------------
                                                                                           CUMULATIVE
  INTEREST RATE                                                    UPB         % OF UPB     % OF UPB
  -------------                                                -----------     --------    -----------
                                                              (DOLLARS IN
                                                               MILLIONS)
Less than 6.0%............................................      $ 1,016           1.2%          1.2%
6.0% to 6.9%..............................................        9,254          11.2          12.4
7.0% to 7.9%..............................................       34,698          41.9          54.3
8.0% to 8.9%..............................................       26,843          32.4          86.7
9.0% to 9.9%..............................................        7,198           8.7          95.4
10.0% to 10.9%............................................        2,963           3.6          99.0
Over 11.0%................................................          848           1.0         100.0
                                                                -------         -----
          Total...........................................      $82,820         100.0%
                                                                =======         =====

---------------
(a) Servicing statistics are based on loans serviced by HomeSide and exclude loans purchased not yet on servicing system.

LOAN SERVICING CREDIT ISSUES

     HomeSide is affected by loan delinquencies and defaults on loans that it services. Under certain types of servicing contracts, particularly contracts to service loans that have been pooled or securitized, HomeSide must forward all or part of the scheduled payments to the owner of the loan, even when loan payments are delinquent. Also, to protect their liens on mortgaged properties, owners of loans usually require a servicer to advance scheduled mortgage and hazard insurance and tax payments even if sufficient escrow funds are not available. HomeSide is generally reimbursed, subject to certain limitations with respect to FHA/VA loans as described below, by the mortgage owner or from liquidation proceeds for payments advanced that the servicer is unable to recover from the mortgagor, although the timing of such reimbursement is typically uncertain. In the interim, HomeSide absorbs the cost of funds advanced during the time the advance is outstanding. Further, HomeSide bears the increased costs of collection activities on delinquent and defaulted loans. HomeSide also foregoes servicing income from the time such loan becomes delinquent until foreclosure, when, if any proceeds are available, it may recover such amounts.

     HomeSide periodically incurs losses attributable to servicing FHA and VA loans for investors, including actual losses for final disposition of loans that have been foreclosed or assigned to the FHA or VA and accrued interest on such FHA or VA loans for which payment has not been received. For HomeSide, servicing losses on investor-owned loans totaled $13.0 million for the period March 16, 1996 to November 30, 1996, primarily representing losses on VA loans. Because the total principal amount of FHA loans is guaranteed, losses on such loans are generally limited to expenses of collection. HomeSide experiences minimal losses from FHA loans. In respect of VA loans, the VA guarantees the initial losses on a loan. The guaranteed amount generally ranges from 20% to 35% of the original principal balance. Before each foreclosure sale, the VA determines whether to bid by comparing the estimated net sale proceeds to the outstanding principal balance and the servicer's accumulated reimbursable costs and fees. If this amount is a loss and exceeds the guaranteed amount, the VA typically issues a no-bid and pays the servicer the guaranteed amount. Whenever a no-bid is issued, the servicer absorbs the loss, if any, in excess of the sum of the guaranteed principal and amounts recovered at the foreclosure sale. HomeSide's historical delinquency and foreclosure rate experience on VA loans has generally been consistent with that of the industry.

     HomeSide's management believes that it has an adequate level of reserve based on HomeSide's servicing volume, portfolio composition, credit quality and historical loss rates, as well as estimated future losses.

     Set forth below is HomeSide's delinquency and foreclosure experience.

                       SERVICING PORTFOLIO DELINQUENCIES
                            (PERCENT BY LOAN COUNT)

                                                                                   TOTAL       FORECLOSURE
                                             30 DAYS     60 DAYS     90+ DAYS     PAST DUE      INVENTORY
                                             -------     -------     --------     --------     -----------
  At May 31, 1996..........................    2.97%       0.60%       0.35%        3.92%          0.66%
  At August 31, 1996.......................    3.08%       0.64%       0.48%        4.20%          0.95%
  At November 30, 1996.....................    3.50%       0.68%       0.58%        4.76%          1.02%

SERVICING PORTFOLIO HEDGING PROGRAM

     The value of HomeSide's servicing portfolio is subject to volatility in the event of unanticipated changes in prepayments. As interest rates increase, prepayments by mortgagors decrease as fewer owners refinance, increasing expected future cash flows from servicing revenue. Conversely, as interest rates decrease, prepayments by mortgagors increase as homeowners seek to refinance their mortgages, reducing expected future cash flows from servicing revenues on those prepaid mortgages. Since the value of servicing rights is based on the net present value of future cash flows, the value of the portfolio decreases in a declining interest rate environment and increases in a rising rate environment.

     HomeSide's risk management policy is designed to minimize exposure to loss in the value of the servicing portfolio caused by prepayments due to declines in interest rates. The servicing portfolio is valued using market discount rates and market consensus prepayment speeds, among other variables. The value is then analyzed under various interest rate scenarios that help HomeSide estimate the exposure to loss. This potential loss exposure determines the hedge profile, which profile is monitored daily and may be adjusted to reflect significant moves in key variables such as interest rate and yield curve changes and revised prepayment speed assumptions. Results of the risk management program depend on a variety of factors, including the hedge instruments typically used by HomeSide, the relationship between mortgage rates and Treasury securities and certain other factors. See "Risk Factors -- Impact of Changes in Interest Rates; Results of Risk Management Activities" in the Prospectus Supplement and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- HomeSide -- Results of Operations -- Risk Management Activities".

     The FASB has been evaluating the accounting for derivative financial instruments and hedging activities. The FASB has issued an exposure draft and numerous comments have been received. It is unclear what changes will ultimately be made to such exposure draft. Under current practice, derivative financial instruments may be accounted for as hedges with changes in the value deferred as a component of the asset or liability being hedged, provided the instruments are designated as a hedge and reduce exposure to loss with a high correlation. Management of HomeSide is unable to predict what effect, if any, changes in accounting principles would have on HomeSide's financial statements or HomeSide's use of hedge accounting.

SERVICING INTEGRATION

     To facilitate administration and to effect the economies of scale targeted by management, HomeSide's servicing operations are expected to be integrated over the next year. HomeSide has one servicing site located in Jacksonville, Florida, which at March 1, 1996 serviced approximately 522,000 loans with a servicing staff of approximately 400. HHI had servicing operations located in Jacksonville, Florida, San Antonio, Texas, and Honolulu, Hawaii. Approximately 11,000 loans are serviced at Honolulu Mortgage. In January 1997, Honolulu Mortgage entered into an agreement to sell substantially all the assets of Honolulu Mortgage to an unaffiliated third party. The sale is expected to close in February 1997. HomeSide plans to integrate the existing former HLI portfolio with the former HHI portfolio in stages based on the capacity and capabilities of each of the respective servicing sites. HomeSide has completed the transfer of its approximately 145,000 loans at HHI's Jacksonville facility to San Antonio for servicing.

     In addition to the physical consolidation of servicing operations, HomeSide intends to pursue the conversion of the entire servicing platform to HHI's proprietary software. This proprietary servicing technology accommodates all areas of loan servicing, including loan setup and maintenance, cashiering, escrow administration, investor accounting, customer service and default management. The platform is mainframe based, with on-line, real-time architecture and is supported by an experienced staff of over 30 technology providers.

     HomeSide expects to achieve significant competitive advantages over time by converting to the proprietary servicing software, which is expected to cost less to operate than HomeSide's current outsourced system and is configured to accommodate growth more efficiently than the current HomeSide system. Once the conversion has been completed, this architecture is expected to support HomeSide's portfolio growth to a size of up to approximately twice its size. The system is also expected to permit continued development of workflow and other client-server applications, contributing to increased productivity.

     Several other measures are expected to be undertaken by HomeSide in order to operate more efficiently. HomeSide has outsourced HHI's hazard insurance, tax payments and default functions to specialized vendors, as was the historic practice at HLI. The consolidation of the two servicing operations in Jacksonville is expected to result in a reduction in headcount. In addition, the plan to have dedicated centers for conventional and FHA/VA servicing in Jacksonville and San Antonio, respectively, is expected to yield additional economies through specialization.

EMPLOYEES

     As of November 30, 1996, HomeSide had approximately 1,718 total employees, substantially all of whom were full-time employees. HomeSide has no unionized employees and considers its relationship with its employees generally to be satisfactory. Upon consummation of the HHI Acquisition, HomeSide had approximately 2,300 total employees, substantially all of whom were full-time employees.

PROPERTIES

     HomeSide's corporate, administrative, and servicing headquarters are located in Jacksonville, Florida, in facilities, which comprise approximately 145,000 square feet of owned space and approximately 135,000 square feet of leased space. The servicing center lease expires on August 31, 1999 unless HomeSide exercises its options to renew, which could extend the lease for an additional six years. The Issuer also leases approximately 53,000 square feet of warehouse space in Jacksonville, Florida for storing certain loan files, loan servicing documents and other corporate records. In addition, Honolulu Mortgage leases 20,000 square feet of space in Hawaii and owns an additional 190,000 square feet of space in San Antonio, Texas. HomeSide believes that its present facilities are adequate for its operations.

REGULATION

     HomeSide's mortgage banking business is subject to the rules and regulations of HUD, FHA, VA, Fannie Mae, FHLMC, GNMA and other regulatory agencies with respect to originating, processing, underwriting, selling, securitizing and servicing mortgage loans. In addition, there are other federal and state statutes and regulations affecting such activities. These rules and regulations, among other things, impose licensing obligations on HomeSide, prohibit discrimination and establish underwriting guidelines which include provisions for inspections and appraisals, require credit reports on prospective borrowers and set maximum loan amounts. Moreover, lenders such as HomeSide are required annually to submit audited financial statements to Fannie Mae, FHLMC, GNMA and HUD and to comply with each regulatory entity's own financial requirements. HomeSide's business is also subject to examination by Fannie Mae, FHLMC and GNMA and state regulatory agencies at all times to assure compliance with applicable regulations, policies and procedures.

     Mortgage origination activities are subject to the provisions of various Federal and state statutes including, among others, the Equal Credit Opportunity Act, the Federal Truth-in-Lending Act, the Real Estate Settlement Procedures Act, the Fair Housing Act, and the regulations promulgated thereunder, which, among other provisions, prohibit discrimination, prohibit unfair and deceptive trade practices and require the disclosure of certain basic information to mortgagors concerning credit terms and settlement costs, limit fees and charges paid by borrowers and lenders, and otherwise regulate terms and conditions of credit and the procedures by which credit is offered and administered. Many of the aforementioned regulatory requirements are designed to protect the interests of consumers, while others protect the owners or insurers of mortgage loans. Failure to comply with these requirements can lead to loss of approved status, termination of servicing contracts without compensation to the servicers, demands for indemnification or loan repurchases, class action lawsuits and administrative enforcement actions. Such regulatory requirements are subject to change from time to time and may in the future become more restrictive, thereby making compliance more difficult or expensive or otherwise restricting HomeSide's ability to conduct its business as such business is now conducted.

     Prior to the HLI Acquisition, HLI was a wholly-owned operating subsidiary of a national bank, and subject to substantially all of the regulations and restrictions applicable to a national bank. Prior to the HHI Acquisition, HHI was a wholly-owned subsidiary of a bank holding company. During the period that BKB or Barnett, or any of their subsidiaries, retains a material ownership interest in HomeSide or the Parent, HomeSide (i) will be under the jurisdiction, supervision, and examining authority of the OCC, and (ii) may only engage in activities that are part of, or incidental to, the business of banking. The OCC has specifically ruled that mortgage banking is a proper incident to the business of banking.

     There are various other state and local laws and regulations affecting HomeSide's operations. HomeSide is licensed in those states that require licensing to originate, purchase and/or service mortgage loans. Conventional mortgage operations may also be subject to state usury statutes. FHA and VA loans are exempt from the effect of such statutes. See "Risk Factors -- Regulation, Possible Changes and Related Matters" in the Prospectus Supplement.

LITIGATION

     HomeSide is a defendant in a number of legal proceedings arising in the normal course of business. HomeSide, in management's estimation, has recorded adequate reserves in the financial statements for pending litigation. Management, after reviewing all actions and proceedings pending against or involving HomeSide, considers that the aggregate liability or loss, if any, resulting from the final outcome of these proceedings will not have a material effect on the financial position of HomeSide.

     In recent years, the mortgage banking industry has been subject to class action lawsuits which allege violations of federal and state laws and regulations, including the propriety of collecting and paying various fees and charges. Class action lawsuits may be filed in the future against the mortgage banking industry. In recently denying a motion to dismiss in a purported class action brought against certain unrelated mortgage companies in a federal court in Virginia, the court stated that the payment of certain fees to mortgage brokers violates RESPA. No prediction can be made as to whether the ultimate decision in such class action will be adverse to the defendant mortgage companies, and, while the matter is still in a preliminary stage, based upon available information, management of HomeSide believes that an adverse result ultimately having general application to the mortgage banking industry (including HomeSide), would not have a material adverse impact on the consolidated financial position of HomeSide, nor upon the consolidated results of operations for any fiscal period.

                           HLI -- HISTORICAL BUSINESS

     HLI, at the time its loan servicing and production operations were acquired by the Parent, was one of the largest full-service mortgage banking companies in the United States, emphasizing wholesale mortgage originations and low cost mortgage servicing. As of and for the year ended December 31, 1995 and the three months ended March 31, 1996, HLI originated approximately $8.9 billion and $4.2 billion of mortgage loans, respectively, including co-issue production, and serviced a loan portfolio of $41.6 billion and $44.2 billion, respectively, at the end of such periods. For 1995, HLI was ranked as the 9th largest originator of residential mortgage loans (including co-issue volume) and as the 16th largest servicer of residential mortgage loans, according to National Mortgage News, and as the 5th largest wholesale originator of mortgage loans (including co-issue volume) according to Wholesale Access. HomeSide is headquartered in Jacksonville, Florida. The following discussion summarizes HLI's operations up to the date it was acquired by the Parent.

PRODUCTION

     HLI participated in several origination channels, with a focus on wholesale originations. In 1995, wholesale channels (correspondent, co-issue and broker) represented approximately 90% of HLI's total production. No single source within the correspondent or broker channels accounted for more than 2% of total production in 1995. HLI's other origination channels included telemarketing, affinity programs and retail branches. HLI also purchased servicing rights in bulk from time to time. This multi-channel production base provided access to and flexibility among production channels in a wide variety of market and economic conditions. The table below details production by HLI's origination channels:

                     RESIDENTIAL LOAN PRODUCTION BY CHANNEL

                                             YEARS ENDED DECEMBER 31,
                                 ------------------------------------------------    THREE MONTHS ENDED
                                  1991      1992      1993       1994       1995       MARCH 31, 1996
                                 ------    ------    -------    -------    ------    ------------------
                                                         (DOLLARS IN MILLIONS)
Wholesale:
  Correspondent................  $2,096    $2,947    $ 4,955    $ 3,364    $3,778          $2,031
  Co-issue(a)..................   1,200     2,955      2,860      4,285     3,901           1,597
  Broker.......................     231       934      1,431        498       291             191
                                 ------    ------    -------    -------    ------          ------
     Total wholesale...........   3,527     6,836      9,246      8,147     7,970           3,819
Retail.........................     910     1,824      2,125        788       915             368
                                 ------    ------    -------    -------    ------          ------
     Total production..........   4,437     8,660     11,371      8,935     8,885           4,187
Bulk acquisitions(a)...........     760     1,046      2,311      5,538       683              --
                                 ------    ------    -------    -------    ------          ------
     Total production and
       acquisitions............  $5,197    $9,706    $13,682    $14,473    $9,568          $4,187
                                 ======    ======    =======    =======    ======          ======

---------------
(a) Represents the acquisition of servicing rights, not the underlying loans. Amounts represent the UPB of mortgage debt to which the acquired servicing rights relate.

     HLI competed nationwide by offering a wide variety of mortgage products designed to respond to consumer needs and tailored to address market competition. HLI was primarily an originator of fixed rate 15-and 30-year mortgage loans, which collectively represented 77% of total production in 1995 and 81% of the total production in the first three months of 1996.

     HLI's national loan production operation resulted in geographically diverse originations, enabling HLI to diversify its risk across many markets in the United States. HLI originated loans in 48 states and the District of Columbia and its largest markets by state in 1995 were California (18.4% of UPB of production), Texas (9.4%), Florida (7.1%), Georgia (5.1%) and Massachusetts (4.5%). HomeSide's largest markets by state in the three months ended March 31, 1996 were California (19.5% of UPB of production), Maryland (7.5%), Texas (6.9%), Florida (6.4%), and Georgia (5.1%).

SECONDARY MARKETING

     HLI customarily sold all loans that it originated while retaining the servicing rights to such loans. HLI aggregated mortgage loans into pools and sold these pools, as well as individual mortgage loans, to investors principally at prices established under forward sales commitments. In 1995, approximately 83% of the mortgage loans originated by HLI were sold to GNMA (43%), Fannie Mae (31%) or FHLMC (9%). The remaining approximately 17% were sold to private investors. In the three months ended March 31, 1996, approximately 92% of the mortgage loans originated by HLI were sold to GNMA (48%), Fannie Mae (35%) or FHLMC (9%). The remaining approximately 8% were sold to private investors. For each year since 1990, HLI has not experienced secondary marketing losses.

LOAN SERVICING

     HLI derived its revenues predominantly from its servicing operations. Since 1991, HLI's servicing portfolio has grown as originations and bulk servicing acquisitions have exceeded scheduled principal reductions, prepayments, foreclosures and sales of servicing rights. Since 1994, HLI also maintained a risk management program designed to protect, within certain parameters, the economic value of its servicing portfolio, which is subject to prepayment risk when interest rate declines provide mortgagors with refinancing opportunities.

                         CHANGES IN SERVICING PORTFOLIO

                                                                                       THREE MONTHS
                        1991        1992        1993        1994        1995       ENDED MARCH 31, 1996
                       -------     -------     -------     -------     -------     --------------------
                                        (DOLLARS IN MILLIONS)
January 1st
  balance............  $18,726     $20,601     $23,706     $27,999     $37,971            $41,555
  Total additions....    5,375       9,733      13,669      14,970       9,389              4,243
Scheduled
  amortization.......      337         434         501         523         869                241
Prepayments..........    1,303       4,345       8,123       3,372       2,740              1,274
Foreclosures.........      174         157         223         258         334                113
Servicing sales......    1,686       1,692         529         845       1,862                 12
                       -------     -------     -------     -------     -------            -------
  Total reductions...    3,500       6,628       9,376       4,998       5,805              1,640
                       -------     -------     -------     -------     -------            -------
December 31st balance
  or at end of
  period.............  $20,601     $23,706     $27,999     $37,971     $41,555            $44,158
                       =======     =======     =======     =======     =======            =======

     Over the past five years, HLI's servicing portfolio grew steadily, from $20.6 billion at December 31, 1991 to $41.6 billion at December 31, 1995, a 19% compounded annual growth rate. HLI's weighted average servicing fee was 0.386% at December 31, 1995.

SERVICING PORTFOLIO COMPOSITION

     HLI originated and purchased servicing rights for mortgage loans nationwide. The broad geographic distribution of HLI's servicing portfolio reflected the national scope of HLI's originations and bulk servicing acquisitions. The nine largest states accounted for 63.6% and 63.4% of outstanding UPB of the total servicing portfolio of HLI at December 31, 1995, and March 31, 1996, respectively, while the largest volume by state was California with a 16.8% and 16.9% share of the total portfolio at December 31, 1995 and March 31, 1996, respectively.

     The following tables set forth certain information regarding HLI's servicing portfolio:

                       SERVICING PORTFOLIO COMPOSITION(a)

                                                   AT DECEMBER 31,                       AT
                                   -----------------------------------------------   MARCH 31,
                                    1991      1992      1993      1994      1995        1996
                                   -------   -------   -------   -------   -------   ----------
                                                (DOLLARS IN MILLIONS)
    FHA/VA.......................  $ 9,898   $10,751   $12,524   $15,695   $19,880     $20,680
    Conventional.................   10,703    12,955    14,130    20,113    21,041      21,636
                                   -------   -------   -------   -------   -------     -------
      Total serviced (UPB).......  $20,601   $23,706   $26,654   $35,808   $40,921     $42,316
                                   =======   =======   =======   =======   =======     =======

---------------
(a) Servicing statistics are based on loans serviced by HLI and exclude loans purchased not yet on servicing system.

                        SERVICING PORTFOLIO BY STATE(a)

                                               AT DECEMBER 31, 1995          AT MARCH 31, 1996
                                             ------------------------     ------------------------
    STATE                                       UPB         % OF UPB         UPB         % OF UPB
    -----                                    -----------     --------     -----------     --------
                                             (DOLLARS IN                  (DOLLARS IN
                                               MILLIONS)                   MILLIONS)
    California.............................    $ 6,863          16.8%       $ 7,168          16.9%
    Massachusetts..........................      3,784           9.2          3,759           8.9
    Florida................................      3,094           7.6          3,198           7.6
    Maryland...............................      2,748           6.7          2,859           6.8
    Texas..................................      2,605           6.4          2,727           6.4
    Virginia...............................      2,297           5.6          2,350           5.6
    Georgia................................      1,879           4.6          1,961           4.6
    Connecticut............................      1,430           3.5          1,449           3.4
    Washington.............................      1,293           3.2          1,340           3.2
    Other(b)...............................     14,928          36.4         15,505          36.6
                                               -------         -----        -------         -----
    Total..................................    $40,921         100.0%       $42,316         100.0%
                                               =======         =====        =======         =====

---------------
(a) Servicing statistics are based on loans serviced by HLI and exclude loans purchased not yet on servicing system.

(b) No other state represents more than 3.0% of HLI's servicing portfolio.

                        SERVICING PORTFOLIO BY COUPON(A)

                                    AT DECEMBER 31, 1995                          AT MARCH 31, 1996
                           ---------------------------------------     ---------------------------------------
                                                        CUMULATIVE                                  CUMULATIVE
      INTEREST RATE            UPB         % OF UPB      % OF UPB          UPB         % OF UPB      % OF UPB
-------------------------  -----------     --------     ----------     -----------     --------     ----------
                           (DOLLARS IN                                 (DOLLARS IN
                             MILLIONS)                                  MILLIONS)
Less than 6.0%...........    $   515           1.3%          1.3%        $   636           1.5%          1.5%
6.0% to 6.9%.............      4,636          11.3          12.6           4,633          11.0          12.5
7.0% to 7.9%.............     16,621          40.6          53.2          18,550          43.8          56.3
8.0% to 8.9%.............     11,752          28.7          81.9          11,648          27.5          83.8
9.0% to 9.9%.............      4,923          12.0          93.9           4,532          10.7          94.5
10.0% to 10.9%...........      2,024           5.0          98.9           1,893           4.5          99.0
Over 11.0%...............        450           1.1         100.0             424           1.0         100.0
                             -------         -----                       -------         -----
          Total..........    $40,921         100.0%                      $42,316         100.0%
                             =======         =====                       =======         =====

---------------
(a) Statistics based on loans serviced by HLI and exclude loans purchased not yet on servicing system.

LOAN SERVICING CREDIT ISSUES

     For HLI, servicing losses on investor-owned loans totaled $2.8 million, $7.2 million, $10.0 million and $5.6 million for the years ended 1993, 1994 and 1995 and the period January 1 to March 15, 1996, respectively, primarily representing losses on VA loans. HLI's historical delinquency and foreclosure rate experience on VA loans has generally been consistent with that of the industry.

     Set forth below is a comparison of HLI's historical delinquency and foreclosure experience to national industry statistics compiled by the Mortgage Bankers Association:

                       SERVICING PORTFOLIO DELINQUENCIES
                            (PERCENT BY LOAN COUNT)

     AT                                                                               TOTAL       FORECLOSURE
DECEMBER 31,                                    30 DAYS     60 DAYS     90+ DAYS     PAST DUE      INVENTORY
------------                                    -------     -------     --------     --------     -----------
  1993         HLI ...........................    2.91%       0.70%       1.00%        4.61%          1.41%
               Industry Average (adjusted for
               servicing portfolio mix).......    3.77        0.88        1.10         5.75           1.27

  1994         HLI............................    3.13        0.70        0.97         4.80           1.19
               Industry Average (adjusted for
               servicing portfolio mix).......    3.62        0.87        1.01         5.50           1.08

  1995         HLI............................    3.51        0.73        1.04         5.28           1.16
               Industry Average (adjusted for
               servicing portfolio mix).......    3.89        0.84        0.95         5.68           1.11

     AT
 MARCH 31,
------------

  1996         HLI............................    2.65        0.56        0.59         3.80           1.00

                           HHI -- HISTORICAL BUSINESS

     Prior to its acquisition by the Parent, HHI operated as a full-service mortgage banking company, engaged in the origination, sale and servicing of mortgage loans secured by residential properties. A significant portion of the loans originated by HHI were underwritten to the standards and requirements of secondary market investors and were sold as pools underlying mortgage-backed securities guaranteed by Fannie Mae, FHLMC, GNMA and other institutional investors. The balance was underwritten and retained by Barnett. In 1995 and the three months ended March 31, 1996, HHI reported total production of $5.8 billion and $1.6 billion, respectively and had a servicing portfolio of $33.4 billion at December 31, 1995 and $33.0 billion at March 31, 1996. HHI was ranked as the 19th largest originator and as the 18th largest servicer of residential mortgage loans for 1995, according to National Mortgage News. The following discussion summarizes HHI's operations up to the date it was acquired by the Parent.

     Prior to 1994, HHI originated loans primarily on a retail basis through bank branches in Florida and Georgia. In 1994, HHI grew its origination business and servicing portfolio substantially, primarily through two acquisitions. HHI acquired Loan America, a wholesale mortgage banking company with a $4.0 billion servicing portfolio, in October 1994. Headquartered in Miami, Florida, Loan America originated loans through brokers in twelve states. The acquisition of Loan America represented HHI's first entry into the wholesale origination business.

     In February 1995, HHI acquired BancPLUS, a full service mortgage company with a $13.9 billion servicing portfolio. Headquartered in San Antonio, Texas, BancPLUS was primarily a retail originator with thirty-six branch offices in seventeen states. HHI's acquisition of BancPLUS included the company's proprietary mortgage banking software for retail origination, secondary marketing and servicing. It also included BancPLUS' wholly-owned subsidiary Honolulu Mortgage, a full-service mortgage banking company based in Honolulu, Hawaii with a $1.7 billion servicing portfolio.

     In connection with the HHI Acquisition, the Parent acquired HHI's and its subsidiaries' $33.0 billion servicing portfolio and servicing platform, its proprietary mortgage servicing software, and Honolulu Mortgage, including its production and servicing operations. Barnett retained its retail bank branch network, the retail branch network acquired from BancPLUS, the broker network acquired from Loan America and all of the related facilities. Barnett also retained the facility which housed HHI's Jacksonville servicing unit. In connection with the HHI Acquisition, BPFC was merged into BancPLUS, which in turn was merged, together with LoanAmerica, into HLI. Also concurrently with the HHI Acquisition, all of HHI's servicing portfolio was transferred to the Issuer, except for certain portions of HHI's GNMA loans, which HHI retained. In the future, it is expected that HHI will neither originate nor service any loans, except for the GNMA loans retained by it on May 31, 1996. As part of the HHI Acquisition, Barnett agreed to sell, subject to certain limitations, to HomeSide all of its mortgage loan production on market terms pursuant to an exclusive, five-year correspondent contract. See "Certain Relationships and Related Transactions."

PRODUCTION

     Prior to the HHI Acquisition, HHI expanded its production capabilities primarily through recent acquisitions. Originations grew from $1.9 billion in 1991 to $5.8 billion in 1995. In 1995 and the three months ended March 31, 1996, wholesale originations represented approximately 52% and 49%, respectively, of HHI's total production and retail represented the balance.

     Subsequent to the HHI Acquisition, Barnett sells, subject to certain limitations, to HomeSide all of its mortgage loan production on market terms pursuant to an exclusive, five-year correspondent contract, with the exception of the loans held by Barnett. However, Barnett sells HomeSide the servicing rights related to these loans on a co-issue basis. Under the terms of its correspondent agreement, loans originated through the Barnett network are underwritten on a delegated basis. HomeSide performs the secondary marketing functions of pricing and hedging related to the correspondent production.

     Like HLI, HHI built a multi-channel production network as part of its strategy to become a national mortgage banking business through several channels, including Barnett's retail bank branch franchise; a national wholesale broker group obtained through the Loan America acquisition; a national retail network obtained through the BancPLUS acquisition; traditional correspondent business; and production from the Honolulu Mortgage subsidiary. This multi-channel production base provided HHI with the flexibility to shift its production focus to the most appropriate channel given specific market conditions.

                     RESIDENTIAL LOAN PRODUCTION BY CHANNEL

                                             YEARS ENDED DECEMBER 31,
                                    ------------------------------------------   FIVE MONTHS ENDED
                                     1991     1992     1993     1994     1995       MAY 31, 1996
                                    ------   ------   ------   ------   ------   ------------------
                                                         (DOLLARS IN MILLIONS)
    Barnett banks branch retail.... $1,945   $3,507   $3,360   $2,559   $1,932         $  537
    BancPLUS retail (a)............     --       --       --       --      606            192
    Loan America broker (a)........     --       --       --      401    1,386            378
    Honolulu Mortgage (a)..........     --       --       --       --      244             83
    Correspondent..................     --       --       --      450    1,599            366
                                    ------   ------   ------   ------   ------         ------
         Total production.......... $1,945   $3,507   $3,360   $3,410   $5,767         $1,556
                                    ======   ======   ======   ======   ======         ======

---------------
(a) Since date of acquisitions by HHI.

     HHI's loan production operation, historically limited to the Florida and Georgia markets, became national in scope over the last two years. This expansion was achieved primarily through HHI's acquisitions of Loan America and BancPLUS. Historically, the mortgage origination leader in Florida with a market share in excess of 11%, HHI originated loans in 45 states and the District of Columbia. Its largest markets by state in 1995 were Florida (34% of UPB of production), California (8%), Ohio (7%), New York (6%) and Hawaii (6%) and its largest markets by state in the five months ended May 31, 1996 were Florida (33% of UPB of production), California (8%), New York (7%), Hawaii (7%) and Ohio (6%).

  Secondary Marketing

     Prior to the acquisitions of LoanAmerica and BancPLUS, HHI sold approximately 20% of the loans originated by the Barnett banks into the secondary market, predominately to Fannie Mae. The remaining 80% were retained in Barnett's portfolio. Subsequent to its recent acquisitions, HHI began to deliver some loans to FHLMC and issue GNMA securities. In 1995 and the first three months of 1996, approximately 81% and 95%, respectively, of the mortgage loans originated by HHI were eligible for inclusion in the programs of GNMA, Fannie Mae, or FHLMC. Those loans not sold under these programs were sold to approximately seven private investors, including several state housing finance agency programs. The integration of HHI's production profile into HomeSide is expected to provide greater balance in originations overall and is expected to increase the weighting toward conventional product.

  Loan Servicing

     As with HLI, HHI's strategy had been to build its mortgage servicing portfolio to benefit from economies of scale and productivity improvements. The HHI portfolio increased from $10.0 billion at the end of 1991 to $33.4 billion at the end of 1995, primarily as a result of the Loan America and BancPLUS acquisitions.

                         CHANGES IN SERVICING PORTFOLIO

                                                                                                  THREE MONTHS
                                                                                                      ENDED
                                                                                                    MARCH 31,
                                                 1991      1992      1993      1994      1995         1996
                                                -------   -------   -------   -------   -------   -------------
                                                                     (DOLLARS IN MILLIONS)
January 1st balance...........................  $ 9,243   $10,034   $11,524   $13,085   $18,411      $33,411
  Total additions(a)..........................    2,039     3,744     5,237     7,469    20,312        1,526
Reductions....................................    1,248     2,254     3,016     2,143     4,241        1,911
Servicing sales...............................        0         0       660         0     1,071            7
                                                -------   -------   -------   -------   -------      -------
  Total reductions............................    1,248     2,254     3,676     2,143     5,312        1,918
                                                -------   -------   -------   -------   -------      -------
December 31st balance or end of period
  balance.....................................  $10,034   $11,524   $13,085   $18,411   $33,411      $33,019
                                                =======   =======   =======   =======   =======      =======

---------------
(a) Includes $13.9 billion of servicing from BancPLUS which includes $1.7 billion of servicing from Honolulu Mortgage in 1995 and $4.0 billion of servicing from LoanAmerica acquisition in 1994.

SERVICING PORTFOLIO COMPOSITION

     Historically, HHI was primarily a servicer of conventional loans, consisting of Fannie Mae and FLHMC product. The acquisition of HHI's servicing portfolio reduced the percentage of HomeSide's government loans in the combined servicing portfolios. Based on the combined servicing portfolios of HLI and HHI, the percentage of conventional loans and FHA/VA loans serviced was 65% and 35%, respectively, at December 31, 1995 and 65% and 35%, respectively, at March 31, 1996.

                        SERVICING PORTFOLIO COMPOSITION


                                                                        AT DECEMBER 31,              AT
                                                                -------------------------------   MARCH 31,
                                                                 1993        1994        1995       1996
                                                                -------     -------     -------   --------
                                                                          (DOLLARS IN MILLIONS)
FHA/VA........................................................  $ 1,032     $ 1,082     $ 6,023   $ 5,586
Conventional..................................................   12,053      17,329      27,388    27,433
                                                                -------     -------     -------   -------
    Total serviced (UPB)......................................  $13,085     $18,411     $33,411   $33,019
                                                                =======     =======     =======   =======

ARM...........................................................       48%         41%         28%       27%
Fixed.........................................................       52%         59%         72%       73%

Weighted average coupon.......................................     7.34%       7.44%       8.05%     8.04%
Weighted average servicing fee (% of UPB).....................    0.259%      0.261%      0.277%    0.346%
Weighted average maturity (months)............................      257         259         261       260

     The following table sets forth information regarding the geographic distribution of HHI's servicing portfolio at March 31, 1996. Because of Barnett's market presence in Florida, that state comprised approximately 38.8% share of HHI's total portfolio at such date:

                          SERVICING PORTFOLIO BY STATE

                                                                                      % OF
                                STATE                                  UPB             UPB
        ------------------------------------------------------ --------------------   -----
                                                               (DOLLARS IN MILLIONS)
        Florida...............................................        $12,803          38.8%
        California............................................          4,689          14.2
        Texas.................................................          1,739           5.3
        Massachusetts.........................................            236           0.7
        Maryland..............................................            536           1.6
        Virginia..............................................            491           1.5
        Georgia...............................................            870           2.6
        Hawaii................................................          2,015           6.1
        Illinois..............................................          1,060           3.2
        Washington............................................            864           2.6
        Other.................................................          7,716          23.4
                                                                      -------         -----
                  Total.......................................        $33,019         100.0%
                                                                      =======         =====

     The following table sets forth the coupon stratification of HHI's servicing portfolio at March 31, 1996:

                         SERVICING PORTFOLIO BY COUPON

                                                                         % OF        CUMULATIVE
                      INTEREST RATE                       UPB             UPB         % OF UPB
        ----------------------------------------- --------------------   -----       ----------
                                                  (DOLLARS IN MILLIONS)
        Less than 6.0%...........................        $   195           0.6%           0.6%
        6.0% to 6.9%.............................          4,075          12.3           12.9
        7.0% to 7.9%.............................         12,236          37.1           50.0
        8.0% to 8.9%.............................         10,904          33.0           83.0
        9.0% to 9.9%.............................          3,390          10.3           93.3
        10.0% to 10.9%...........................          1,615           4.9           98.2
        Over 11.0%...............................            604           1.8          100.0
                                                         -------         -----
                  Total..........................        $33,019         100.0%
                                                         =======         =====

LOAN SERVICING CREDIT ISSUES

     The table below sets forth a comparison of HHI's historical delinquency and foreclosure experience to national statistics compiled by the Mortgage Bankers Association at December 31, 1995 and March 31, 1996:

                       SERVICING PORTFOLIO DELINQUENCIES
                            (PERCENT BY LOAN COUNT)

                                                                                  TOTAL       FORECLOSURE
                                            30 DAYS     60 DAYS     90+ DAYS     PAST DUE      INVENTORY
                                            -------     -------     --------     --------     -----------
  AT DECEMBER 31, 1995
  --------------------
  HHI.....................................     3.47%       0.66%       0.49%        4.62%          0.55%
  Industry Average (adjusted for servicing
    portfolio mix)........................     3.17        0.65        0.63         4.45           0.80

  AT MARCH 31, 1996
  -----------------
  HHI.....................................     2.95        0.59        0.39         3.93           0.66

     Under the terms of the HHI Acquisition, if HHI originated loans are required to be repurchased out of a pool existing at May 31, 1996, Barnett is obligated to purchase these loans from HomeSide for the following five-year period. See "Certain Relationships and Related Transactions".

                                THE ACQUISITIONS

THE HLI ACQUISITION

     On March 15, 1996 the Parent acquired from Bank of Boston all of the outstanding stock of HLI. Certain assets and liabilities of HLI were retained by Bank of Boston, including HLI's mortgage retail production operations in New England.

     The Parent paid approximately $139.2 million in cash and issued 8,427,155 shares of Common Stock, representing approximately 45% of the then outstanding Common Stock (having a value of approximately $86.8 million), to Bank of Boston in consideration of all the stock of HLI. Also in connection with the HLI Acquisition, Bank of Boston paid approximately $1.0 million in cash for 97,138 shares of the Parent's Class C Non-Voting Common Stock ("Class C Common Stock"), representing 100% of the outstanding Class C Common Stock. Additionally, the Parent agreed that if it acquired directly or indirectly all or any portion of the capital stock or all or any substantial portion of the assets of another person during the six-month period from the closing of the HLI Acquisition, the Parent would pay to Bank of Boston, on the effective date of such acquisition, cash in an additional amount determined pursuant to a formula set forth in the Stock Purchase Agreement between the Parent and Bank of Boston dated December 11, 1995, as amended. Accordingly, upon the consummation of the HHI Acquisition, the Parent paid an additional $5.0 million in cash to Bank of Boston.

     Simultaneously with the closing of the HLI Acquisition, THL purchased 7,813,931 shares of Common Stock of the Parent, representing approximately 41% of the then outstanding Common Stock, for approximately $80.4 million in cash and MDP purchased 2,604,638 shares of Common Stock, representing approximately 14% of the then outstanding Common Stock, for approximately $26.8 million in cash. The Parent also reserved shares of its Common Stock for issuance to members of management of HomeSide at a price of $10.294 per share (the same price paid by the Investors). Management of HomeSide has, since May 15, 1996, purchased a total of 441,592 shares of Common Stock of the Parent, for an aggregate purchase price of approximately $4.5 million. Simultaneously with the closing of the HLI Acquisition, the Parent also issued 97,138 shares of its Class B Non-Voting Common Stock ("Class B Common Stock"), representing 100% of the outstanding Class B Common Stock, to Smith Barney Inc. in consideration of services rendered to the Parent in connection with the HLI Acquisition pursuant to an agreement dated March 14, 1996. Immediately following consummation of the HLI Acquisition, Bank of Boston sold its shares of Class C Common Stock to an unaffiliated third party pursuant to an agreement dated March 13, 1996.

     Upon consummation of the HLI Acquisition, HLI terminated its former line of credit with Bank of Boston and entered into a new credit agreement with certain other lenders. In connection with the HHI Acquisition, HomeSide modified its credit facility entered into on March 15, 1996 by entering into the Bank Credit Agreement. See "Description of Bank Credit Agreement". Also in connection with the HLI Acquisition, HomeSide entered into various contractual arrangements with Bank of Boston and its affiliates regarding the provision of certain operational services between the parties and the purchase by HomeSide from Bank of Boston of certain mortgage production and servicing rights of Bank of Boston. See "Certain Relationships and Related Transactions".

THE HHI ACQUISITION

     On May 31, 1996, the Parent acquired from Barnett all of the outstanding stock of HHI. Certain assets and liabilities of HHI were retained by Barnett, including those assets of HHI and its subsidiaries (other than Honolulu Mortgage) associated with the loan origination or production activities of such entities.

     As consideration for all the stock of HHI, the Parent paid Barnett approximately $228.2 million in cash. In connection with the HHI Acquisition, Siesta, an affiliate of Barnett, BKB, THL and MDP paid to the Parent approximately $118.0 million, $31.2 million, $8.1 million and $2.7 million, respectively, in cash in exchange for shares of Common Stock of the Parent. As a result, immediately prior to the January 1997 public offering of Common Stock of the Parent, Siesta owned approximately 33% of the Parent, and THL and MDP, collectively, and BKB each owned approximately 33% of the Parent.

     Upon consummation of the HHI Acquisition, HHI and its subsidiaries terminated their former line of credit with Barnett. In connection with the HHI Acquisition, HomeSide has entered into various contractual arrangements with Barnett regarding the provision of certain operational services between the parties and the purchase by HomeSide from Barnett of certain mortgage production and servicing rights of Barnett. See "Certain Relationships and Related Transactions".

     Upon closing of the HHI Acquisition, the Parent contributed all of the stock of HLI to HHI, whereupon the Issuer became a wholly-owned subsidiary of HHI. All of HHI's servicing portfolio was transferred to HomeSide, except for certain of HHI's GNMA loans, which HHI retained. All of HHI's former subsidiaries, except Honolulu Mortgage, were merged with and into the Issuer. All new business is expected to be carried on by HomeSide. The Parent may in the future dissolve HHI if this would cause administrative convenience without adverse tax or business consequences.

     The following table sets forth the approximate sources and uses of cash and equity related to (i) the HLI Acquisition and (ii) the HHI Acquisition as of the respective dates of acquisition:

                                                                                                HLI
                                                                                            ACQUISITION
                                                              HLI               HHI             AND
                                                          ACQUISITION       ACQUISITION         HHI
                                                        (MARCH 15, 1996)   (MAY 31, 1996)   ACQUISITION
                                                        ----------------   --------------   ------------
                                                                     (DOLLARS IN MILLIONS)
SOURCES:
Issuance of common stock of Parent....................      $  200.0           $160.0         $  360.0
Notes offering of Parent..............................         112.5             87.5            200.0
Borrowings under Bank Credit Agreement................       1,479.1            408.3          1,887.4
Cash acquired.........................................          23.2             11.2             34.4
                                                            --------           ------         --------
     Total Sources....................................      $1,814.8           $667.0         $2,481.8
                                                            ========           ======         ========
USES:
Acquisition of HLI....................................      $  225.9           $   --         $  225.9
Acquisition of HHI....................................            --            228.2            228.2
Net purchase of certain Bank of Boston assets(a)......         292.1               --            292.1
Net purchase of certain Barnett assets................            --             44.7             44.7
Repayment of pre-acquisition facility.................       1,256.0            378.1          1,634.1
Payment of debt issuance and acquisition expenses.....          38.8             11.0             49.8
Contingent payment to Bank of Boston..................            --              5.0              5.0
Pro forma cash balances...............................           2.0               --              2.0
                                                            --------           ------         --------
     Total Uses.......................................      $1,814.8           $667.0         $2,481.8
                                                            ========           ======         ========

---------------
(a) Represents the net effect of purchasing loans held for sale previously attributable to participations of an affiliate of Bank of Boston of $507.3 million and excluding net assets retained by Bank of Boston of $215.2 million.

                                   MANAGEMENT

     The following table sets forth the name, age and position with the Issuer and Parent of each person who is an executive officer or director of the Issuer or Parent.

            NAME              AGE                             POSITION
----------------------------  ---     --------------------------------------------------------
Joe K. Pickett..............  51      Chairman of the Board and Chief Executive Officer (the
                                        Issuer and the Parent); Director (the Issuer and the
                                        Parent)
Hugh R. Harris..............  45      President and Chief Operating Officer (the Issuer and
                                        the Parent); Director (the Issuer and the Parent)
Kevin D. Race...............  36      Vice President, Chief Financial Officer and Treasurer
                                        (the Parent); Executive Vice President and Chief
                                        Financial Officer (the Issuer)
Robert J. Jacobs............  44      Secretary and Vice President (the Parent); Executive
                                      Vice President, Secretary and General Counsel (the
                                        Issuer); Director (the Issuer)
Betty L. Francis............  50      Vice President (the Parent); Chief Credit Officer and
                                        Executive Vice President (the Issuer)
Mark. F. Johnson............  42      Vice President (the Parent); Executive Vice President --
                                        Secondary Marketing and Production (the Issuer)
William Glasgow, Jr.........  47      Vice President (the Parent); Executive Vice President
                                        (the Issuer)
Daniel T. Scheuble..........  38      Vice President (the Parent); Executive Vice President --
                                        Technology (the Issuer)
Thomas H. Fish..............  64      Vice President and Assistant Secretary (the Parent);
                                      Executive Vice President and Assistant Secretary (the
                                        Issuer)
W. Blake Wilson.............  31      Senior Vice President, Director of Capital Markets (the
                                        Issuer)
Charles D. Gilmer...........  49      Senior Vice President and Treasurer (the Issuer)
Ann R. Mackey...............  39      Senior Vice President and Finance Director (the Issuer)
Thomas M. Hagerty...........  34      Director (the Parent); Risk Management Committee (the
                                        Parent)
David V. Harkins............  55      Director (the Parent)*
Justin S. Huscher...........  43      Director (the Parent); Risk Management Committee (the
                                        Parent)**
Peter J. Manning............  57      Director (the Parent)**
William J. Shea.............  48      Director (the Parent)*
Kathleen M. McGillycuddy....  47      Director (the Parent); Risk Management Committee (the
                                        Parent)
Hinton F. Nobles, Jr. ......  51      Director (the Parent)
Douglas K. Freeman..........  46      Director (the Parent)*
Charles W. Newman...........  47      Director (the Parent)**

---------------
 * Also serves as a member of the Compensation Committee of the Parent.

** Also serves as a member of the Audit Committee of the Parent.

     The directors of the Issuer are elected each year by vote of HHI, a wholly-owned subsidiary of the Parent. Each of the officers and directors shall serve until their successors are elected and qualified or until their earlier resignation or removal. It is expected that corporate officers of the Issuer will be appointed annually by its Board of Directors.

     JOE K. PICKETT has served as Chairman of the Board and Chief Executive Officer of the Issuer since April 1990 and as Chairman of the Board, Chief Executive Officer and a Director of the Parent since March 14, 1996. From October 1994 through October 1995, Mr. Pickett served concurrently as President of the Mortgage Bankers Association of America. Mr. Pickett also serves as a Director of Fannie Mae.

     HUGH R. HARRIS has served as President and Chief Operating Officer of the Issuer since January 1993 and as President, Chief Operating Officer and a Director of the Parent since March 14, 1996. From January 1988 to January 1993, Mr. Harris served as Vice Chairman of HLI in charge of production and secondary marketing. Mr. Harris currently serves as a Director of Republic Mortgage Insurance Company (RMIC).

     KEVIN D. RACE has served as Executive Vice President and Chief Financial Officer of the Issuer and Vice President, Chief Financial Officer and Treasurer of the Parent since October 1996. From 1993 to 1996, Mr. Race served as Executive Vice President, Chief Financial Officer and Treasurer of Fleet Mortgage Group. In 1996, Mr. Race was named President of Fleet Mortgage Group. In 1989, Mr. Race served in the mortgage capital markets and non-conforming products areas of Fleet Mortgage Group. From 1985 to 1989, Mr. Race served as Vice President and National Product Manager for Mortgage Backed Securities for Citicorp. From 1982 to 1985, Mr. Race served in the secondary marketing area of North American Mortgage Company.

     ROBERT J. JACOBS has served as Executive Vice President and Secretary of the Issuer since February 2, 1996. Mr. Jacobs has served as a Director of HLI since March 14, 1996. Mr. Jacobs has also served as Secretary of the Parent since March 14, 1996 and as Vice President of the Parent since April 10, 1996. From 1987 to 1996, Mr. Jacobs served as a Senior Vice President and Chief Legal Officer of Chase Manhattan Mortgage Corporation, and served as General Counsel for Citicorp Savings of Florida from 1984 to 1986. Mr. Jacobs currently serves as President and Legislative Chairman of the Mortgage Bankers Association of Florida.

     BETTY L. FRANCIS has served as Chief Credit Officer and as Executive Vice President of the Issuer since October 1996 and as Vice President of the Parent since April 10, 1996. Ms. Francis served from March 1994 to October 1996 as Chief Financial Officer of HLI. Ms. Francis served from April 1993 to March 1994 as the Senior Finance Officer of the Personal Banking Group, and from April 1990 to April 1993 as the Comptroller of Bank of Boston and BKBC. Ms. Francis is a Trustee of Commonwealth Energy Services, a gas and electric utility in Massachusetts.

     MARK F. JOHNSON has served as Executive Vice President of Secondary Marketing and Production of the Issuer since April 1, 1992. From 1988 to 1992, Mr. Johnson served as Senior Vice President and Director of Wholesale Lending for HLI. Mr. Johnson also has served as Vice President of the Parent since April 10, 1996.

     WILLIAM GLASGOW, JR. has served as Executive Vice President of the Issuer since July 1991. From October 1989 to July 1991, Mr. Glasgow served as Senior Vice President with Citicorp Mortgage Inc. in St. Louis, Missouri. Mr. Glasgow has also served as Vice President of the Parent since April 10, 1996.

     DANIEL T. SCHEUBLE has served as Executive Vice President for Technology, Loan Processing and Consumer Direct Lending of the Issuer since 1993. From 1990 to 1992, Mr. Scheuble served as a Senior Technology and Operational Manager at Bank of Boston. Mr. Scheuble has also served as Vice President of the Parent since April 10, 1996.

     THOMAS H. FISH has served as Executive Vice President of the Issuer since 1988. Mr. Fish has served as Assistant Secretary of HLI since March 14, 1996. Mr. Fish served as Secretary and General Counsel of HLI from 1988 to March 14, 1996.

     W. BLAKE WILSON has served as Senior Vice President and Director of Capital Markets of the Issuer since June, 1996. Before joining HLI, Mr. Wilson served in Capital Markets for Prudential Home Mortgage ("PHM") from 1992 through June, 1996. Prior to joining PHM, he worked in KPMG Peat Marwick's National Mortgage and Structured Finance Group in Washington, D.C.

     CHARLES D. GILMER has served as Senior Vice President and Treasurer of the Issuer since October 1993. Mr. Gilmer previously served as the Director of Liability Management for Citicorp from November 1989 to October 1993.

     ANN R. MACKEY has served as Senior Vice President and Finance Director of the Issuer since July 1993. From September 1992 to July 1993, Ms. Mackey served as a manager in International Risk Management for Bank of Boston. Ms. Mackey previously served as Senior Audit Manager at KPMG Peat Marwick from 1985 to 1992.

     THOMAS M. HAGERTY served as Treasurer of the Parent from March 14, 1996 to October 1996. Mr. Hagerty served as President of the Parent from its organization, December 11, 1995 through March 14,

1996. Mr. Hagerty has served as a Director of the Parent since December 11, 1995. Mr. Hagerty has been employed by the Thomas H. Lee Company since 1988, and currently serves as a Managing Director. Mr. Hagerty is also a Vice President and Trustee of THL Equity Trust III, the General Partner of THL Equity Advisors III Limited Partnership, which is the General Partner of Thomas H. Lee Equity Fund III, L.P. Mr. Hagerty also serves as a Director of Select Beverages, Inc.

     DAVID V. HARKINS has served as a Director of the Parent since December 11, 1995. Mr. Harkins has been employed by the Thomas H. Lee Company since 1986 and currently serves as a Senior Managing Director. Mr. Harkins has been Chairman and Director of National Dentex Corporation, an operator of dental laboratories, since 1983. Mr. Harkins also serves as Senior Vice President and Trustee of Thomas H. Lee Advisors I, and T.H. Lee Mezzanine II, affiliates of ML-Lee Acquisition Fund, L.P., and the ML-Lee Acquisition Funds, respectively, President and Trustee of THL Equity Trust III, the General Partner of THL Equity Advisors III Limited Partnership, which is the General Partner of Thomas H. Lee Equity Fund III, L.P. and is a Director of Stanley Furniture Company, Inc., First Alert, Inc., and various private corporations.

     JUSTIN S. HUSCHER has served as a Director of the Parent since December 11, 1995. Mr. Huscher has been principally employed as a Vice President of Madison Dearborn Partners, Inc. since January 1993. From April 1990 until January 1993, Mr. Huscher served as Senior Investment Manager of First Chicago Venture Capital. Mr. Huscher is a member of the operating committees of the general partners of Huntway Partners, L.P. and Golden Oak Mining Company, L.P., respectively, and a member of the board of directors of Bay State Paper Holding Company.

     PETER J. MANNING has served as a Director of the Parent since December 11, 1995. Mr. Manning has been employed by Bank of Boston and BKBC as Executive Vice President, Mergers & Acquisitions since 1993. From 1990 to 1993, Mr. Manning served as Executive Vice President, Chief Financial Officer and Treasurer of BKBC and Chief Financial Officer of Bank of Boston.

     WILLIAM J. SHEA has served as a Director of the Parent since October 2, 1996. Mr. Shea has served as Vice Chairman, Chief Financial Officer and Treasurer of BKBC since October 28, 1993. Mr. Shea served as Executive Vice President, Chief Financial Officer and Treasurer of BKBC from December, 1992 through October 28, 1993. Prior to joining BKBC, Mr. Shea spent 19 years with Coopers and Lybrand where he was Vice Chairman and Senior Partner.

     KATHLEEN M. MCGILLYCUDDY has served as a Director of the Parent since March 14, 1996. Ms. McGillycuddy has been employed by Bank of Boston since 1992 and currently serves as Group Managing Director, Global Asset Liability Management. Previously, Ms. McGillycuddy was employed by Fleet/Norstar Bank as Executive Vice President, Corporate Liquidity and Funds Management from 1991 to 1992 and by Bank of New England as Executive Vice President, Corporate Liquidity and Capital Markets Manager prior to 1991.

     HINTON F. NOBLES JR. has served as a Director of the Parent since May 31, 1996. Mr. Nobles has been employed by Barnett since 1974 and currently serves as Executive Vice President and a member of the Management Executive Committee. He was elected Vice President in 1981, Senior Vice President for Special Services in 1983 and Executive Vice President in 1985. Mr. Nobles was named to his current position in 1989.

     DOUGLAS K. FREEMAN has served as a Director of the Parent since May 31, 1996. Mr. Freeman joined Barnett in 1991 and currently serves as Chief Consumer Credit Executive and a member of Barnett's Management Operating Committee. From 1991 to 1995 Mr. Freeman served as Chief Corporate Banking Executive. Previously, Mr. Freeman was employed by Wells Fargo Bank as Executive Vice President of Business Banking and by Citizens & Southern Corporation as Senior Vice President of Product and Sales Management. Mr. Freeman is past chairman of the Consumer Bankers Association. He also chairs the Governor's Capital Partnership Board of Florida and serves on the board of The Small Business Foundation of America, Inc.

     CHARLES W. NEWMAN has served as a Director of the Parent since May 31, 1996. Mr. Newman has been employed by Barnett since 1983 and currently serves as Chief Financial Officer and a member of the Management Executive Committee. From 1983 to 1991, Mr. Newman served as Vice President and Deputy Controller, Senior Vice President and Controller, and Executive Vice President of Barnett. Mr. Newman was elected to his current position in 1992.

EXECUTIVE COMPENSATION

     Following the HLI Acquisition, the annual salaries of the Issuer's Chief Executive Officer and the Issuer's five other most highly compensated executive officers whose total annual salary will exceed $100,000 are as follows: Joe K. Pickett, $312,000; Hugh R. Harris, $300,000; Kevin D. Race, $250,000; Mark F. Johnson, $200,000; William Glasgow, $200,000 and Charles D. Gilmer, $175,000. Although none of the Issuer's executive officers are party to any employment or non-competition agreements with the Issuer, and the Issuer is not, therefore, contractually obligated to continue to pay such salaries, it is expected that the annual salaries of the named executive officers will not be reduced during the executive officers' term of employment with the Issuer.

     Pursuant to severance agreements with the Issuer, certain executive officers, including each of the named executive officers, will be entitled to severance benefits if he is terminated, or constructively terminated through diminution in job responsibilities or compensation following an acquisition. If such named executive officer offers to remain in the employ of the Issuer for one year following any such acquisition, and is either terminated during that first year or has his job responsibilities or compensation diminished, he is entitled to a severance benefit. The severance benefit will be a lump sum payment in cash equal in the case of each of Messrs. Pickett and Harris to the sum of (i) twice his annual salary in effect at the time of termination, (ii) his annual bonus received for the preceding two years and (iii) a pro rata portion of the bonus he would have received for the year in which termination occurs (paid at the time the amount of such bonus would have been determined). The severance benefit for the other named executive officers will be equal to the sum of (i) such officer's annual salary in effect at the time of termination, (ii) his annual bonus received for the preceding year, and (iii) a pro rata portion of the bonus he would have received for the year in which termination occurs (paid at the time the amount of such bonus would have been determined). The named executive officers will also receive continued coverage under the Issuer's medical benefit plans for one year following such termination, or two years following termination in the case of Messrs. Pickett and Harris.

     The named executive officers participate in the Parent's 1996 Employee Stock Option Plan under which 582,845 shares of Common Stock of the Parent are reserved for issuance. Options issued under the plan may be either non-qualified or incentive stock options and the options will be exercisable at such prices as are set by the Parent's Board of Directors. Under the plan, options will vest in five equal installments in arrears, or 20% per year. Non-qualified options to purchase 447,066 shares have been granted (of which, options to purchase 6,494 shares have since been cancelled) at an exercise price of $10.294 per share, including options to purchase the following number of shares granted to the named executive officers: Joe K. Pickett, 80,954; Hugh R. Harris, 80,954; Mark
F. Johnson, 32,385; William Glasgow, 32,385; Charles D. Gilmer, 32,385; and Kevin D. Race, 32,385.

     The Parent has also adopted a 1996 Time Accelerated Restricted Stock Option Plan under which 1,165,724 shares of Common Stock of the Parent will initially be reserved for issuance. Options granted under the plan will be non-qualified and will be exercisable at such prices as are set by the Parent's Board of Directors. Options granted under the plan will vest nine years from the date of grant, and may be exercised at any time within six months thereafter. Vesting will accelerate upon achievement of certain performance criteria. Non-qualified options to purchase 894,132 shares have been granted (of which, options to purchase 12,988 shares have since been cancelled) under this plan at an exercise price of $10.294 per share, including options to purchase the following number of shares granted to the named executive officers: Joe K. Pickett, 161,908; Hugh
R. Harris, 161,908; Mark F. Johnson, 64,770; William Glasgow, 64,770; Charles D. Gilmer, 64,770; and Kevin D. Race, 64,770.

     See "Certain Relationships and Related Transactions -- Management Ownership" for information regarding shares of Common Stock of the Parent sold to members of management.

HLI HISTORICAL EXECUTIVE COMPENSATION

     The following table sets forth all compensation awarded to, earned by or paid to the Issuer's Chief Executive Officer and the Issuer's four most highly compensated Executive Officers other than the Chief Executive Officer whose total annual salary and bonus exceeded $100,000 for all services rendered in all capacities to HLI and its subsidiaries for HLI's fiscal year ended December 31, 1995. None of the Issuer's named executive officers received any compensation from HHI during 1995.

                           SUMMARY COMPENSATION TABLE

                                                                      LONG-TERM COMPENSATION
                                                               ------------------------------------
                                                                                          PAYOUTS
                                                                      AWARDS(b)          ----------
                                                               -----------------------   LONG-TERM
                                        ANNUAL COMPENSATION    RESTRICTED   SECURITIES   INCENTIVE
      NAME AND PRINCIPAL                --------------------     STOCK      UNDERLYING      PLAN         ALL OTHER
         HLI POSITION            YEAR   SALARY(a)   BONUS(a)     AWARDS      OPTIONS     PAYOUTS(c)   COMPENSATION(d)
-------------------------------  ----   ---------   --------   ----------   ----------   ----------   ---------------
Joe K. Pickett.................  1995    $287,000   $200,000     $68,700       9,600      $215,156        $11,480
  Chairman & CEO

Hugh R. Harris.................  1995     275,000    225,000      42,938       6,000             0         11,000
  President

Charles D. Gilmer..............  1995     170,769    155,000           0           0             0              0
  Director, Risk Management

Mark F. Johnson................  1995     190,577    125,000      28,625       4,000             0          7,623
  Director, Wholesale/Securities
  Marketing

William Glasgow, Jr............  1995     189,230    125,000      28,625       4,000             0          7,569
  Director Loan Administration

---------------
(a) The salary and bonus amounts presented were earned in 1995. The payment of certain of such amounts occurred in 1996. The amounts reflected in the table do not include the following bonuses paid to the named executive officers in 1996 in connection with the closing of the HLI Acquisition: Mr. Pickett, $50,000; Mr. Harris, $225,000; Mr. Gilmer, $175,000; Mr. Johnson, $200,000;
    and Mr. Glasgow, $200,000.

(b) Involves Common Stock of BKBC. As of December 31, 1995, the named executive officers held the following number of restricted shares of BKBC Common Stock having the corresponding year-end market values:

                            AS OF DECEMBER 31, 1995

                                                                     TOTAL NUMBER OF         AGGREGATE
                                 NAME                             RESTRICTED SHARES HELD    MARKET VALUE
      ----------------------------------------------------------  ----------------------    ------------
      Joe K. Pickett............................................           5,600              $259,000
      Hugh R. Harris............................................           4,135               191,244
      Charles D. Gilmer.........................................               0                     0
      Mark F. Johnson...........................................           1,784                82,510
      William Glasgow, Jr.......................................           1,700                78,625

     In connection with the HLI Acquisition, vesting on all of the restricted stock owned by HLI employees, including the restricted stock listed above, was accelerated and all prior forfeiture and transferability restrictions thereon were removed.

(c) Represents the dollar value of vested shares of performance restricted stock calculated by multiplying the closing price of BKBC Common Stock on each vesting date by the number of shares that vested on that date.

(d) Includes matching employer contributions and credits under the Bank of Boston thrift-incentive plan and the Bank of Boston deferred compensation plan for the named executive officers.

                             OPTION GRANTS IN 1995

     The following table provides information on option grants with respect to BKBC Common Stock in fiscal 1995 to the named executive officers. Pursuant to applicable regulations of the Commission, the following table also sets forth the hypothetical value which might have been realized with respect to such options based on assumed rates of stock appreciation of 5% and 10% compounded annually from date of grant to March 15, 1996, the end of the option terms:

                                                                                             POTENTIAL
                                                                                             REALIZABLE
                                                                                              VALUE AT
                                                     INDIVIDUAL GRANTS                        ASSUMED
                                      -----------------------------------------------       ANNUAL RATES
                                      NUMBER OF                                            OF STOCK PRICE
                                      SECURITIES  % OF TOTAL                                APPRECIATION
                                      UNDERLYING    OPTIONS                                     FOR
                                       OPTIONS    GRANTED TO   EXERCISE                     OPTION TERM
                                       GRANTED     EMPLOYEES     PRICE    EXPIRATION     ------------------
                NAME                    (#)(a)      IN 1995     ($/SH)       DATE          5%         10%
------------------------------------- ----------  -----------  ---------  -----------    -------    -------
Joe K. Pickett.......................    9,600        .90       $28.625    3/15/96       $15,631    $31,362
Hugh R. Harris.......................    6,000        .53       $28.625    3/15/96       $ 9,769    $19,601
Charles D. Gilmer....................        0          0             0                       --         --
Mark F. Johnson......................    4,000        .40       $28.625    3/15/96       $ 6,513    $13,067
William Glasgow, Jr..................    4,000        .40       $28.625    3/15/96       $ 6,513    $13,067

---------------

(a) All options were exercised prior to March 15, 1996.

                      AGGREGATED OPTION EXERCISES IN 1995
                      AND DECEMBER 31, 1995 OPTION VALUES

     The following table provides information on option exercises during 1995 with respect to BKBC Common Stock and on the values of the named executive officers' unexercised options at December 31, 1995:

                                                        NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                               SHARES                  UNDERLYING UNEXERCISED             IN-THE-MONEY
                              ACQUIRED                 OPTIONS AT YEAR-END(#)         OPTIONS AT YEAR-END
                                 ON        VALUE    ----------------------------  ----------------------------
            NAME              EXERCISE   REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
---------------------------- ----------  ---------  ------------  --------------  ------------  --------------
Joe K. Pickett..............        0     $     0      32,100          4,800        $687,575        $84,600
Hugh R. Harris..............        0           0      10,200          3,000         202,275         52,875
Charles D. Gilmer...........        0           0           0              0               0              0
Mark F. Johnson.............        0           0       5,200          2,000         108,250         35,250
William Glasgow, Jr.........    4,000      32,750           0          2,000               0         35,250

     In connection with the HLI Acquisition, vesting of all stock options listed in the preceding table was accelerated and all such options listed as being unexercised at year end were exercised with values realized as follows: Mr. Pickett, $753,725; Mr. Harris, $248,550; Mr. Johnson, $139,900; and Mr. Glasgow, $26,000.

                              RETIREMENT BENEFITS

     The following table shows the years of service and the estimated annual retirement benefits that are payable at age 65 from BKBC to each of the named executive officers in the form of a single lifetime annuity with an assumed future annual interest rate of 6.3% through 1996 and 5.5% thereafter on each individual's cash balance account:

                                                                                        ESTIMATED ANNUAL
                                                                PRIOR YEARS OF SERVICE     RETIREMENT
NAME                                                                AS OF 12/31/95           BENEFIT
----                                                            ----------------------  -----------------
Joe K. Pickett.................................................           15                 $73,883
Hugh R. Harris.................................................           12                  50,676
Charles D. Gilmer..............................................            2                   2,386
Mark F. Johnson................................................           13                  48,616
William Glasgow, Jr............................................            4                   6,836

     The estimates shown above reflect Bank of Boston's cash balance formula as of December 31, 1995 (under which credits are made annually to an individual's account at a rate based on the individual's age and years of service), plus any accrued benefits under the prior plan formula. These benefits are provided under a combination of Bank of Boston's tax-qualified retirement plan and certain supplemental plans.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

CAPITAL STOCK OF THE ISSUER

     All of the outstanding common stock of HHI, consisting of 10,000 shares, is owned by the Parent, and all of the outstanding common stock of the Issuer, consisting of 100 shares, is owned by HHI.

CAPITAL STOCK OF THE PARENT

     The following table and the paragraphs that follow set forth information with respect to the beneficial ownership of shares of the Parent's voting securities as of February 5, 1997 by (i) all shareholders of the Parent who own more than 5% of any class of such voting securities; (ii) each director who is a stockholder; (iii) certain executive officers; and (iv) all directors and executive officers as a group, as determined in accordance with Section 13(d) of the Exchange Act.

                                                    NUMBER OF
                                                    SHARES OF       PERCENTAGE OF VOTING
    NAME OF BENEFICIAL OWNER                       COMMON STOCK       STOCK OUTSTANDING
    ------------------------                       ------------     --------------------
    The First National Bank of Boston............   11,461,400              26.42%
      100 Federal Street
      Boston, MA

    Siesta Holdings, Inc. .......................   11,461,400              26.42%
      3800 Howard Hughes Parkway
      Suite 1560
      Las Vegas, NV

    THL..........................................    8,596,050              19.82%
      75 State Street
      Boston, MA
    Madison Dearborn Capital Partners, L.P.......    2,865,350               6.60%
      Three First National Plaza
      Chicago, IL

    Joe K. Pickett...............................       77,724            *

    Hugh R. Harris...............................       72,862            *

    Kevin D. Race................................       29,155            *

    Charles D. Gilmer............................       34,000            *

    William Glasgow..............................       43,724            *

    Mark F. Johnson..............................       48,620            *

    Thomas M. Hagerty............................       25,194(a)         *

    David V. Harkins.............................       39,661(b)         *

    All Directors and Executive Officers as a
      Group (21 persons).........................      429,046(c)         *

---------------
*   Less than 1%.

(a) Does not include 8,570,856 shares owned by THL, as to which Mr. Hagerty disclaims beneficial ownership.

(b) Does not include 8,556,389 shares owned by THL, as to which Mr. Harkins disclaims beneficial ownership.

(c) Does not include the shares held by THL, MDP, Bank of Boston and Siesta, with which certain directors are affiliated.

     Each of the Principal Shareholders and certain of the stockholders set forth above are party to a stockholder agreement which places certain limitations on transactions with affiliated parties. All other terms of the stockholder agreement have been terminated. See "Certain Relationships and Related Transactions -- Amended and Restated Shareholder Agreement."

     The Parent has issued 441,592 shares of the Parent's Common Stock to members of management of HomeSide. The Parent has also granted options to purchase shares of the Parent's Common Stock pursuant to employee stock option plans. See "Management -- Executive Compensation," "The Acquisitions" and "Certain Relationships and Related Transactions."

     In addition to those shares of capital stock set forth in the preceding table, 97,138 shares of Class C Common Stock (non-voting) of the Parent are beneficially owned by Robert Morrissey, constituting 100% of the outstanding Class C Common Stock. Within 180 days of the initial public offering of common stock of the Parent, a holder of Class C Common Stock may require the Parent to purchase any portion of its shares of Class C Common Stock at a price based upon the average bid prices of the Common Stock for the preceding 20 days. In addition, upon consummation of a merger or sale of substantially all the assets of the Parent, a holder of Class C Common Stock may require the Parent to purchase any portion of its shares of Class C Common Stock at an appraised fair market value price.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

AMENDED AND RESTATED SHAREHOLDER AGREEMENT

     Each of the Principal Shareholders and certain other stockholders named therein entered into an Amended and Restated Shareholder Agreement with the Parent dated May 31, 1996 in connection with the HHI Acquisition (the "Shareholder Agreement"). The Shareholder Agreement terminated upon the consummation of the January 1997 public offering of Common Stock of the Parent, except for provisions pursuant to which the Parent has agreed not to enter into transactions with certain affiliated parties except on terms which the Parent could have received in comparable arms-length transactions.

AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

     Subject to certain limitations, pursuant to the Amended and Restated Registration Rights Agreement among the Parent and the Principal Shareholders dated May 31, 1996, upon the request of (i) holders of shares of Common Stock of the Parent aggregating more than 50% of the number of shares of such Common Stock then held by THL, (ii) the Bank of Boston, (iii) MDP, or (iv) Siesta (provided that no request may be made for registration of securities with an expected aggregate offering price to the public of less than $20,000,000), the Parent will use its best efforts to effect the registration of the Common Stock of the Parent requested by such stockholder to be registered and the Common Stock of all other holders who have requested registration in connection therewith; provided that the Parent is not required to effect more than two registrations pursuant to any request made by any of the foregoing parties. Under certain circumstances, if the Parent proposes to register shares of its Common Stock, it will, upon the written request of any stockholder, register such requesting stockholder's Common Stock, subject to pro rata reduction in the event all securities requested to be included in the registration statement cannot, in the opinion of the managing underwriter, be so included.

EXCLUSIVE MARKETING AGREEMENTS

     The Issuer has entered into a Marketing Agreement dated March 15, 1996 (the "BKBC Marketing Agreement") with BKBC pursuant to which HomeSide and BKBC may market services to HomeSide customers who are also BKBC customers ("BKBC Customers") and other customers of HomeSide. Under this agreement: (a) HomeSide has the exclusive right, subject to certain limitations, to market to all customers any mortgage loan refinancings, (b) HomeSide has the non-exclusive right to market first mortgage loans (other than refinancings) to BKBC Customers and the exclusive right to market such loans to other HomeSide customers, (c) HomeSide has the exclusive right to market "other" mortgage loans to customers who are not BKBC Customers, and BKBC has the exclusive right to market such mortgage loans to BKBC Customers, (d) HomeSide has the non-exclusive right, subject to certain limitations, to offer certain "Eligible Products" (mortgage credit insurance, relocation services, title insurance, title search, appraisal services, private mortgage insurance, escrow services, hazard insurance services and certain other products) to BKBC Customers and the exclusive right to offer Eligible Products to other customers, and (e) BKBC has the exclusive right to offer certain banking services to BKBC Customers and the non-exclusive right to offer such services to other customers.

     Under the BKBC Marketing Agreement, BKBC may not engage in a formal program to solicit HomeSide's customers for refinancings.

     The term of the BKBC Marketing Agreement is the later of: (a) eight years, or (b) the third anniversary of the termination of the Operating Agreement (which has a term of five years). See "-- Other BKBC Agreements -- Operating Agreement" below.

     The Issuer has also entered into a Marketing Agreement dated May 31, 1996 (the "Barnett Marketing Agreement") with Barnett which is substantially similar to the BKBC Marketing Agreement, except that it governs rights with respect to "Barnett Customers" as defined therein rather than with respect to BKBC Customers.

TRANSITIONAL SERVICES AGREEMENTS

     Bank of Boston and its affiliate banks (the "BKB Banks") and the Issuer have entered into a series of Transitional Services Agreements dated March 15, 1996, pursuant to which the BKB Banks agreed to make available to HomeSide, at the BKB Banks' cost, certain corporate services, including travel and relocation, general ledger support, audit, payroll, retirement plans, computer services, disbursement accounting, purchasing, telecommunications/workstation support and human resources. HomeSide also agreed to make available to the BKB Banks, at HomeSide's cost, certain administrative services, including mortgage loan origination support, mortgage loan quality control services, affordable housing loan support and pledged loan support services.

     Barnett and the Issuer have entered into a Transitional Services Agreement dated May 31, 1996, pursuant to which Barnett agreed to make available to HomeSide office space and certain corporate services, including finance services, accounting services, purchasing services, benefits and compensation administration, human resources and staffing services and technology services. HomeSide reimburses Barnett for its cost of providing these items to HomeSide.

     The terms of the services provided under the Transitional Services Agreements vary. As a general matter, the services will be provided to the receiving party until the receiving party no longer requires the services, but in no event later than December 31, 1996. The term may be extended for 90 days for most services, upon 60 days' prior written notice.

OTHER BKBC AGREEMENTS

  Operating Agreement

     The BKB Banks and the Issuer have entered into an Operating Agreement, dated March 15, 1996 (the "BKBC Operating Agreement"), which sets forth the parties' roles with respect to new loan originations and servicing rights. With certain exceptions, the BKB Banks are required to sell all mortgage loan production to HomeSide during the term of the BKBC Operating Agreement. In particular, among other things, the BKBC Operating Agreement: (a) describes the mortgage loan products to be purchased by HomeSide from BKB Banks, (b) ensures that the BKB Banks receive the most favorable pricing and service released premiums offered by HomeSide to correspondent lenders, (c) describes HomeSide's customer service levels, (d) sets forth warehouse and pipeline management rights and obligations, (e) describes the technology support which the parties provide to one another, (f) describes the mortgage loan production and support functions to be provided by the parties, (g) describes the reports and information provided periodically by HomeSide to the BKB Banks, including, but not limited to, risk management, internal performance and management reports, (h) sets forth the penalties to be paid by the BKB Banks for failing to satisfy the buy price expiration dates, (i) describes BKB Banks' mortgage loan repurchase obligations, and (j) restricts HomeSide's ability to sell servicing rights relating to BKB Banks' portfolio mortgage loans.

     The fees paid by the BKB Banks to HomeSide for loan servicing are "market" fees consistent with the fees charged by HomeSide to other mortgagees.

     The term of the BKBC Operating Agreement is five years. The termination of the BKBC Operating Agreement will not affect HomeSide's right to service mortgage loans serviced prior to the termination date.

  Correspondent Loan Purchase and Sale Agreement

     The Issuer and the BKB Banks have also entered into a Correspondent Loan Purchase and Sale Agreement, dated March 15, 1996 (the "BKB Correspondent Loan Purchase Agreement"), which describes the mortgage loans eligible for sale to HomeSide by BKB, and related pricing and delivery requirements for such loans. The BKB Banks receive the most favorable pricing offered by HomeSide to correspondent lenders. Under certain conditions, the BKB Banks must indemnify HomeSide or repurchase mortgage loans from HomeSide. The agreement provides certain underwriting, appraisal, mortgage insurance and escrow requirements.

     The term of the BKB Correspondent Loan Purchase Agreement is five years but will automatically terminate upon the termination of the Operating Agreement.

  PMSR Flow Agreement

     The Issuer and the BKB Banks have entered into a PMSR Flow Agreement dated March 15, 1996, which requires the BKB Banks, subject to certain exceptions, to sell to HomeSide the servicing rights to the BKB Banks' portfolio mortgage loans. The agreement also requires the BKB Banks to provide certain notices to government agencies, flood service providers, insurance carriers and borrowers upon the transfer of servicing rights to HomeSide. The agreement describes the BKB Banks' obligation to prepare and record assignments of mortgage and pay tax, service-related fees and flood service fees. Under certain conditions, the BKB Banks must reimburse the servicing rights purchase price to HomeSide.

     The term of the PMSR Flow Agreement is five years but will automatically terminate upon the termination of the BKBC Operating Agreement.

  Mortgage Loan Servicing Agreement

     The Issuer and the BKB Banks have entered into a Mortgage Loan Servicing Agreement dated March 15, 1996 (the "BKBC Servicing Agreement"), which requires HomeSide, subject to certain exceptions, to service the BKB Banks' portfolio mortgage loans. HomeSide is also required to use reasonable efforts to collect mortgage loan payments, to remit principal and interest to the BKB Banks each month and to perform general ledger reconciliations and other related tasks. HomeSide is also required to perform certain default loan administration and foreclosure activities. HomeSide provides additional services for the BKB Banks' private banking clients.

     The servicing fees paid by the BKB Banks to HomeSide are market-based fees consistent with the fees charged by HomeSide to other mortgagees.

     The term of the BKBC Servicing Agreement is five years. The BKB Banks will not be obligated to deliver portfolio mortgage loan servicing rights to HomeSide upon the termination of the BKBC Operating Agreement. However, the termination of the BKBC Operating Agreement will not affect HomeSide's right to continue servicing the BKB Banks' portfolio loans that are being serviced by HomeSide as of such termination date.

OTHER BARNETT AGREEMENTS

  Operating Agreement

     Barnett and the Issuer have entered into an Operating Agreement, dated May 31, 1996 (the "Barnett Operating Agreement"), which sets forth the parties' roles with respect to new loan originations and servicing rights. With certain exceptions, Barnett and its affiliate banks (the "Barnett Banks") are required to sell all mortgage loan production to HomeSide during the term of the Barnett Operating Agreement. In particular, among other things, the Barnett Operating
Agreement: (a) describes the mortgage loan products to be purchased by HomeSide from Barnett Banks, (b) ensures that the Barnett Banks receive the most favorable pricing and servicing released premiums offered by HomeSide to mortgage correspondents, (c) describes HomeSide's customer service levels, (d) sets forth warehousing and pipeline management rights and obligations, (e) describes the technology support which the parties provide to one another, (f) describes the mortgage loan production and support functions to be provided by the parties, (g) describes the reports and information provided periodically by HomeSide to the Barnett Banks, including, but not limited to, risk management, internal performance and management reports, (h) sets forth penalties to be paid by the Barnett Banks for failing to satisfy the buy price expiration dates, (i) describes Barnett Banks' mortgage loan repurchase obligations, and (j) restricts HomeSide's ability to sell servicing rights relating to the Barnett Banks' portfolio mortgage loans. The fees paid by the Barnett Banks to HomeSide for loan servicing are market-based fees consistent with the fees charged by HomeSide to other mortgagees.

     The term of the Barnett Operating Agreement is 5 years, subject to earlier termination in certain specified instances. The termination of the Barnett Operating Agreement will not affect HomeSide's rights to service mortgage loans serviced prior to the termination date.

  Correspondent Loan Purchase Agreement

     The Issuer and Barnett Banks have entered into a Correspondent Loan Purchase Agreement, dated May 16, 1996 (the "Barnett Correspondent Loan Purchase Agreement"), which describes the mortgage loans which are eligible for sale to HomeSide by the Barnett Banks and related pricing and delivery requirements for such loans. The Barnett Banks receive the most favorable pricing offered by HomeSide to other correspondents. Under certain conditions, the Barnett Banks must repurchase mortgage loans for HomeSide. The Barnett Correspondent Loan Purchase Agreement provides certain underwriting, appraisal, mortgage insurance and escrow requirements.

     The term of the Barnett Correspondent Loan Purchase Agreement is 5 years but will automatically terminate upon the termination of the Barnett Operating Agreement.

  PMSR Flow Agreement

     The Issuer and the Barnett Banks have entered into a PMSR Flow Agreement dated May 31, 1996 ("PMSR Flow Agreement"), which requires the Barnett Banks, subject to certain exceptions, to sell to HomeSide the servicing rights to the Barnett Banks' portfolio mortgage loans. The agreement also requires the Barnett Banks to provide certain notices to government agencies, flood service providers, insurance carriers and borrowers upon the transfer of servicing rights to HomeSide. The agreement describes the Barnett Banks' obligation to prepare and record assignments of mortgage and pay tax, service-related fees and flood service fees. Under certain conditions, the Barnett Banks must reimburse the servicing rights purchase price to HomeSide.

     The term of the PMSR Flow Agreement is 5 years but will automatically terminate upon the termination of the Barnett Operating Agreement.

  Mortgage Loan Servicing Agreement

     The Issuer and the Barnett Banks have entered into a Mortgage Loan Servicing Agreement dated as of May 31, 1996 (the "Barnett Servicing Agreement") which requires HomeSide, subject to certain exceptions, to service the Barnett Banks' portfolio mortgage loans. HomeSide is also required to use reasonable efforts to collect mortgage loan payments, to remit principal and interest to the Barnett Banks each month and to perform general ledger reconciliations and other related tasks. HomeSide is also required to perform certain default loan administration and foreclosure activities. HomeSide provides additional services for the Barnett Banks' private banking clients.

     The servicing fees paid by the Barnett Banks to HomeSide are market-based fees consistent with those charged by HomeSide to other mortgagees.

     The term of the Barnett Servicing Agreement is 5 years. The Barnett Banks will not be obligated to deliver portfolio mortgage loan servicing rights to HomeSide upon the termination of the Barnett Operating Agreement. However, the termination of the Barnett Operating Agreement will not affect HomeSide's right to continue servicing the Barnett Banks' portfolio loans that are being serviced by HomeSide as of such termination date.

     Each of the foregoing agreements described under "Certain Relationships and Related Transactions" was entered into in connection with either the HLI Acquisition or the HHI Acquisition. No additional consideration was paid or received by HomeSide in connection with the execution and delivery thereof.

MANAGEMENT AGREEMENTS

     The Issuer agreed to pay the Thomas H. Lee Company, MDP, Bank of Boston and Barnett pursuant to management agreements entered into in connection with the HLI Acquisition and the HHI Acquisition, an annual management fee of $250,000, $83,334, $333,333 and $333,333, respectively. Such management agreements had a term of five years automatically extended for successive one year terms, except either party could terminate the agreement by delivering notice thereof 90 days prior to the end of any such term. The management agreements terminated upon consummation of the January 1997 offering of Common Stock of the Parent.

MANAGEMENT OWNERSHIP

     The Parent has established option plans for employees of HomeSide pursuant to which the Parent has reserved 1,748,569 shares of its Common Stock for grants to employees of HomeSide.

     In addition, certain members of management have purchased in the aggregate 441,592 shares of Common Stock of the Parent at a price of $10.294 per share, the same price paid by the Principal Shareholders. In the case of certain purchasers, the shares have been acquired with the proceeds of loans from HLI. Such loans are evidenced by recourse notes secured by a pledge of the shares purchased, having a term of approximately 5 years and bearing interest at 8.25% per annum. In the case of the executive officers of HomeSide, the executives executed promissory notes for the purchase of their Common Stock in the following amounts: Mr. Pickett ($400,000); Mr. Harris ($350,000); Mr. Jacobs ($50,000); Mr. Race ($150,000); Ms. Francis ($100,000); Mr. Johnson ($250,000);
Mr. Wilson ($50,000); Mr. Glasgow ($225,000); Ms. Mackey ($10,000). The
management purchasers are party to a Management Stockholders' Agreement that contains various restrictions on transfer. Management holders also have piggyback registration rights. There is no right of repurchase by the Parent upon termination of employment. Upon death of a management shareholder, such management shareholder's estate has a right to require the Parent to acquire the shares owned by such management shareholder and his or her permitted transferees, subject to certain conditions and restrictions, for the lower of $10.294 per share and fair market value.

                      DESCRIPTION OF BANK CREDIT AGREEMENT

     Each of the Issuer and Honolulu Mortgage is a party to the Bank Credit Agreement that includes a warehouse credit facility (the "Warehouse Credit Facility") and a servicing receivables credit facility ("Servicing Credit Facility") (collectively, the "Facilities"). The Bank Credit Agreement provides for availability of up to $2.5 billion which may be used to provide funds for the Issuer's and Honolulu Mortgage's business of making, originating, acquiring and servicing mortgage loans.

WAREHOUSE CREDIT FACILITY

     The Warehouse Credit Facility provides for availability up to $2.5 billion of borrowings, less amounts borrowed under the Servicing Credit Facility, governed by a borrowing base which includes loans that are subject to binding sale commitments or hedge contracts and certain mortgage-backed securities. The borrowing base used for determining availability under the Warehouse Credit Facility is reduced by the principal amount of commercial paper of the Issuer outstanding. The Warehouse Credit Facility terminates on February 14, 2000 (the "Warehouse Termination Date").

SERVICING CREDIT FACILITY

     The Servicing Credit Facility provides for availability of up to $950.0 million of borrowings governed by a borrowing base which includes (i) eligible receivables arising from the Issuer's or Honolulu Mortgage's, as the case may be, required monthly principal and interest payments for FHLMC, Fannie Mae and GNMA mortgage-backed securities, (ii) eligible claims receivable related to foreclosed loans serviced by the Issuer or Honolulu Mortgage, (iii) eligible receivables in respect of payments of real estate taxes or receivables arising from insurance premiums in respect of serviced loans, (iv) a portion of the value of the servicing portfolio, (v) eligible receivables in respect of advances made by the Issuer or Honolulu Mortgage, as the case may be, to repurchase certain loans which are to be prepaid, and (vi) advances made by the Issuer or Honolulu Mortgage, as the case may be, with respect to certain defaulted loans. The amount of servicing portfolio included in the borrowing base used for determining availability under the Servicing Credit Facility is reduced by the principal amount of medium term notes of the Issuer outstanding. The Servicing Credit Facility terminates on the Warehouse Termination Date.

SECURITY

     Borrowings under the facilities are guaranteed by the Parent. In addition, the Parent has pledged to the Lenders (as defined in the Bank Credit Agreement) all of the capital stock of HHI, HHI has pledged all the capital stock of the Issuer and the Issuer has pledged all the capital stock of its subsidiaries as security under the Bank Credit Agreement. Upon certain events, including the Issuer having ratings on its unsecured long-term senior non-credit-enhanced debt ("Rated Debt") of less than BBB by Standard & Poor's Rating Services ("S&P") and less than Baa2 by Moody's Investor Services, Inc. ("Moody's"), the Facilities also become secured by (i) all mortgage loans and mortgage-backed securities submitted for inclusion in the Warehouse Credit Facility borrowing base and all take-out commitments and hedge contracts related thereto, (ii) all servicing rights and hedge contracts and receivables related thereto, and (iii) any other assets included in determining the borrowing bases under the facilities. The Facilities will again become unsecured (except for the stock pledges) upon the occurrence of certain other events.

OPTIONAL AND MANDATORY PREPAYMENTS

     The entire unpaid principal balance under the Warehouse Credit Facility and the Servicing Credit Facility will be due and payable on the Warehouse Termination Date. The Issuer or Honolulu Mortgage, as the case may be, may prepay (without premium) all or any part of the loans under the Bank Credit Agreement or reduce the commitment (without penalty) under the Warehouse Credit Facility at any time or from time to time in certain minimum increments following specified notice periods. In addition, mandatory prepayments will be required (i) in the amounts by which borrowings outstanding exceed the related borrowing base at any time, (ii) with certain proceeds from debt issuances and
(iii) with proceeds of certain termination and similar fees under servicing agreements. Amounts repaid under the Facilities may, absent any uncured or unwaived default under the Bank Credit Agreement, be reborrowed during the term of the Warehouse Credit Facility.

INTEREST RATES AND FEES

     Loans under the Bank Credit Agreement bear interest at rates per annum, based on, at the Issuer's option, (A) the highest of (i) Chase Manhattan Bank's prime rate, (ii) the secondary market rate for certificates of deposit plus 1%, and (iii) the federal funds rate in effect from time to time plus 0.5%, or (B) a eurodollar rate, in each case with a margin based upon the rating of the Rated Debt as announced by S&P and Moody's, in accordance with the following:

                                         APPLICABLE MARGIN     APPLICABLE MARGIN     APPLICABLE MARGIN
                                           FOR WAREHOUSE         FOR SERVICING         FOR SERVICING
       RATING LEVEL                            LOANS             ADVANCE LOANS        PORTFOLIO LOANS
       ------------                      -----------------     -----------------     -----------------
    A- (A3) or higher..................        0.350%                0.350%                0.550%
    BBB+ (Baa1)........................        0.375%                0.375%                0.625%
    BBB (Baa2).........................        0.375%                0.375%                0.625%
    BBB- (Baa3)........................        0.450%                0.450%                0.750%
    BB+ (Ba1) or lower.................        0.600%                0.600%                1.000%

     In the event that at any time the Moody's rating differs from the S&P rating then in effect (i) by two increments or more, the applicable rating level shall be that which would apply to a rating one increment lower than the higher of the Moody's rating and the S&P rating or (ii) by one increment, the applicable rating level shall be that which would apply to the higher of the Moody's rating and the S&P rating. The margins set forth in the middle column above apply only to portions of the Servicing Credit Facility borrowing base constituting advance receivables, while the margins in last column above apply to all other portions of the Servicing Credit Facility borrowing base.

     In addition to the foregoing interest rates, the Issuer has the ability under the Bank Credit Agreement to solicit offers from the Banks for improved interest rates on an advance by advance basis and, upon receipt of any such offers, to obtain interest rates for some of its borrowings at more favorable interest rates.

     The annual commitment fee on the Facilities ranges from 0.100% to 0.250% of the commitments thereunder depending upon the rating of the Rated Debt.

RESTRICTIVE COVENANTS

     The Bank Credit Agreement contains certain covenants that impose limitations and requirements on HomeSide, HHI and the Parent, including limitations with respect to payments, dividends or distributions from the Issuer to the Parent.

     Other covenants in the Bank Credit Agreement impose limitations on HomeSide with respect to, among other things: (i) the incurrence of certain additional indebtedness; (ii) the incurrence of liens; (iii) the making of certain investments other than certain permitted investments; (iv) fundamental changes in HomeSide's business activities or the sale or disposition of a substantial part of HomeSide's business or the acquisition of substantially all of the assets or stock of any other person other than the dissolution of inactive subsidiaries of the Issuer or intercompany mergers, sales or consolidation; (v) capital expenditures in excess of $15.0 million in any fiscal year; (vi) transactions with affiliates; (vii) entering into new lines of business; (viii) making optional prepayments or redeeming or purchasing any indebtedness evidenced by the Notes or modifying any such indebtedness; or (ix) amending the material terms of the Parent's Shareholder Agreement. These covenants are subject to various other customary exceptions under the Bank Credit Agreement.

     The Issuer is also required to maintain compliance with certain financial covenants, including:

          (a) Maintaining an Adjusted Consolidated Tangible Net Worth (as defined in the Bank Credit Agreement) equal to the sum of (i) an amount equal to 80% of Adjusted Consolidated Tangible Net Worth (as defined in the Bank Credit Agreement) as of February 14, 1997 plus (ii) an amount equal to 50% of the excess of (A) the aggregate amount of net proceeds received during the period from February 14, 1997 through such date by the Company from the issuance of capital stock other than to Principal Shareholders over (B) the amount thereof applied to prepay or redeem the Notes plus
     (iii) an amount equal to 80% of the sum of Consolidated Net Income (as defined in the Bank Credit Agreement) for each fiscal quarter for which Consolidated Net Income is positive during the period from February 14, 1997 through the last day of the most recently ended fiscal quarter of the Issuer less (iv) the amount of Restricted Payments (as defined in the Bank Credit Agreement) actually made by the Issuer and permitted under the Bank Credit Agreement during the period February 14, 1997 through such date (to the extent such Restricted Payments were not deducted in determining such Adjusted Consolidated Tangible Net Worth).

          (b) Not permitting the ratio of Consolidated Total Liabilities (as defined in the Bank Credit Agreement) to Adjusted Consolidated Tangible Net Worth to exceed (i) 7.75:1.0 at any time during the period from February 14, 1997 through and including August 31, 1997, (ii) 7.5:1.0 at any time during the period from September 1, 1997 through and including November 30, 1998 or (iii) 7.0:1.0 at any time thereafter.

          (c) Not permitting the ratio of Consolidated Servicing-Related Debt (as defined in the Bank Credit Agreement) to Adjusted Consolidated Tangible Net worth to exceed (i) 2.0:1.0 at any time during the period from February 14, 1997 through and including August 31, 1997, (ii) 1.75:1.0 at any time during the period from and including September 1, 1997 through and including August 31, 1998 or (iii) 1.5:1.0 at any time thereafter.

          (d) Not permitting (i) for the period of three consecutive fiscal quarters of HomeSide ending on February 28, 1997, or (ii) for any period of four consecutive fiscal quarters of HomeSide ending thereafter, the ratio of (A) the sum of (1) Consolidated Cash Flow (as defined in the Bank Credit Agreement) for such period plus (2) Consolidated Interest and Dividend Expense (as defined in the Bank Credit Agreement) for such period to (B) Consolidated Interest and Dividend Expense for such period to be less than 3.0:1.0.

EVENTS OF DEFAULT

     The Bank Credit Agreement contains certain standard payment, covenant, and bankruptcy-related events of default, as well as other events of default, including, among other things, (i) the failure of the Issuer to pay any amount of principal under the Bank Credit Agreement when due or any interest or fees under the Bank Credit Agreement within five days after such amounts are due; (ii) the failure of any party to a loan document (each, a "Loan Party") to comply with any covenant, agreement, condition, provision, or term of any Loan Document (as defined in the Bank Credit Agreement), provided that, in certain cases, such Loan Party has a 30-day grace period in which to remedy such failure; (iii) the default by the Parent, the Issuer or any of its subsidiaries in payment of indebtedness aggregating $15.0 million or more, or the default by the Parent, the Issuer or any of its subsidiaries in the observance of any agreement or condition relating to indebtedness aggregating $15.0 million or more which permits or causes the holder thereof to cause such indebtedness to become due prior to its stated maturity; (iv) entry of unpaid judgments against HomeSide of $12.0 million or more other than judgments that have been stayed pending appeal within 60 days of entry; (v) the occurrence of certain events under the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), that would have a material adverse effect on HomeSide; (vi) except upon a Positive Security Event, the failure of any Security Document (as defined in the Bank Credit Agreement) to remain in full force and effect or any lien granted pursuant thereto to remain legal, valid and enforceable; (vii) the failure of any Guarantee (as defined in the Bank Credit Agreement) to remain in full force and effect, (viii) certain bankruptcy and insolvency events; (ix) any execution or attachment whereby a substantial part of the Issuer's property is taken or attempted to be taken and that is not vacated or stayed within 60 days; and (x) certain changes of control relating to the Parent and the Issuer, including where (a) HHI ceases to own 100% of the capital stock of the Issuer and/or the ownership of the Parent by the Principal Shareholders on February 14, 1997 falls below certain percentages or (b) a certain number of directors of the Parent as of February 14, 1997 fail to continue as directors of the Parent.

OTHER LENDING ARRANGEMENTS

     On January 15, 1997 the Issuer entered into a Loan Agreement with The Chase Manhattan Bank ("Chase") pursuant to which it may borrow up to $85.0 million on a revolving basis (the "Revolving Loans"). The Revolving Loans bear interest at a rate per annum equal to the highest of (x) Chase's prime rate, as announced from time to time; (y) the secondary market rate for certificates of deposit (grossed up for maximum statutory requirements) plus 1%; and (z) the federal funds effective rate announced from time to time plus 0.5%. The Revolving Loans mature on March 1, 1997 and are secured by ceratin servicing assets of the Issuer.

                        DESCRIPTION OF THE PARENT NOTES

     The Parent has outstanding $200,000,000 in aggregate principal amount of 11 1/4% Series B Senior Secured Second Priority Notes due 2003 issued pursuant to the terms of an indenture dated as of May 14, 1996 (the "Parent Note Indenture") between the Parent, as issuer, and The Bank of New York, as trustee ("BONY"). The following summary of the material provisions of the Parent Note Indenture does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the Parent Note Indenture. The Parent Notes will mature on May 15, 2003 and bear interest at the rate of 11 1/4% per annum. The Parent Notes are secured by a second priority pledge, subject to a first priority pledge in favor of the lenders under the Bank Credit Agreement, of all of the capital stock of each of the Parent's current and future subsidiaries held directly by the Parent, including all of the capital stock of the Issuer held by HHI. The Parent Notes are not secured by any lien on, or other security interest in, any other properties or assets of the Parent or its subsidiaries. The Parent Notes are senior obligations of the Parent and the Indebtedness evidenced by the Parent Notes will rank pari passu in right of payment with all other existing and future senior indebtedness of the Parent.

     The Parent Notes are redeemable at the option of the Parent, as a whole or from time to time in part, at any time on or after May 15, 2001, on not less than 30 nor more than 60 days' prior notice at the redemption prices (expressed as percentages of principal amount) set forth below, together with accrued interest, if any, to the redemption date, if redeemed during the 12-month period beginning on May 15 of the years indicated below (subject to the right of holders of record on relevant record dates to receive interest due on an interest payment date):

                                                                    REDEMPTION
                YEAR                                                  PRICE
                ----                                                ----------
                2001..............................................    105.625%
                2002..............................................    102.813%

     In addition, at any time or from time to time prior to May 15, 1999, the Parent may redeem up to 35% of the aggregate principal amount of the Parent Notes within 60 days of one or more equity offerings with the net proceeds of such offering at a redemption price equal to 111.25% of the principal amount thereof, together with accrued interest, if any, to the date of redemption (subject to the right of holders of record on relevant record dates to receive interest due on an interest payment date); provided that immediately after giving effect to any such redemption at least $75 million of the original aggregate principal amount of the Parent Notes remains outstanding.

     The Parent Note Indenture contains covenants which, among other things, limit the right of the Parent or its subsidiaries to incur indebtedness, permit liens to exist on its properties, pay dividends on or make distributions to holders of the Parent's capital stock, purchase or redeem any shares of the Parent's capital stock, sell or issue additional shares of the capital stock of its subsidiaries, consolidate or merge with any other persons or sell all or substantially all of its assets.

     The Parent Note Indenture provides that if a change of control (which term is specifically defined in the Parent Note Indenture) shall occur at any time, then each holder of Parent Notes shall have the right to require that the Parent purchase such holder's Parent Notes, in whole or in part in integral multiples of $1,000, at a purchase price in cash in an amount equal to 101% of the principal amount thereof, plus accrued interest, if any, to the date of purchase. Among the events which constitute a change of control under the Parent
Note Indenture is the acquisition by a person or group of more than 40% of the outstanding voting stock of the Parent. The Parent Note Indenture contains certain standard payment, covenant and bankruptcy-related events of default, including, among other things, (i) the failure of the Parent to pay any interest payment within thirty days after such amounts are due; (ii) the failure of any person party to the Parent Note Indenture or any guaranty or pledge executed in connection therewith to perform any covenant, warranty or other agreement contained in the Parent Note Indenture, such guaranty or pledge; (iii) the failure of the Parent to pay any of its indebtedness aggregating $15 million or more when such amounts become due (after giving effect to applicable grace periods, cures and waivers); (iv) any pledge or guarantee given to secure the Parent Notes ceases to be in full force and effect; or (v) the occurrence of certain events of bankruptcy, insolvency or reorganization with respect to the Parent or any of its subsidiaries deemed significant.

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

                         DESCRIPTION OF DEBT SECURITIES

     The following description of the terms of the Debt Securities sets forth certain general terms and provisions of the Debt Securities. The extent, if any, to which such general provisions do not apply to the Debt Securities offered by any Prospectus Supplement will be described in such Prospectus Supplement.

     The Debt Securities are to be issued under an indenture (the "Indenture"),
between the Issuer and           , as Trustee (the "Trustee"), a copy of which
is filed as an exhibit to the Registration Statement of which this Prospectus forms a part. Each series of Debt Securities issued pursuant to the Indenture will be issued pursuant to an amendment or supplement thereto in the form of a supplemental indenture or pursuant to an Officers' Certificate, in each case delivered pursuant to resolutions of the Board of Directors of the Issuer and in accordance with the provisions of Section 3.1 or Article 9 of the Indenture, as the case may be. The terms of the Debt Securities include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "TIA"). The Debt Securities are subject to all such terms, and the holders of Debt Securities are referred to the Indenture and the TIA for a statement of such terms.

     The following summaries of certain provisions of the Indenture and the Debt Securities are not complete and are qualified in their entirety by reference to the provisions of the Indenture, including the definitions of capitalized terms used herein without definition. Unless otherwise indicated capitalized terms have the meaning given them in the Indenture. A copy of the Indenture is available for inspection at the corporate trust office of the Trustee or upon request from the Issuer. See "Available Information."

GENERAL

     The Indenture does not limit the aggregate principal amount of Debt Securities that may be issued thereunder from time to time in one or more series.

     The Debt Securities will constitute unsecured and unsubordinated indebtedness of the Issuer and will rank pari passu in right of payment with the Issuer's other unsecured and unsubordinated indebtedness. However, the Debt Securities will be effectively subordinated to all present and future secured indebtedness of the Issuer as to the assets of the Issuer securing such indebtedness and to the claims of creditors of the Issuer's subsidiaries as to the assets of such subsidiaries. As of December 31, 1996, the Issuer had an aggregate of $2,069.0 million of total indebtedness, all of which was secured.

     Other than as described below under "Consolidation, Merger and Transfer of Assets," the Indenture does not contain any provision that would limit the ability of the Issuer to incur indebtedness or to substantially reduce or eliminate the Issuer's assets or that would afford holders of Debt Securities protection in the event of a decline in the credit quality of the Issuer or a takeover, recapitalization or highly leveraged or similar transaction involving the Issuer. In addition, subject to the limitations set forth under "Consolidation, Merger and Transfer of Assets," the Issuer may, in the future, enter into certain transactions, such as the sale of all or substantially all of its assets or the merger or consolidation of the Issuer, that would increase the amount of the Issuer's indebtedness or substantially reduce or eliminate the Issuer's assets, which may have an adverse effect on the Issuer's ability to service its indebtedness, including the Debt Securities. Reference is made to the Prospectus Supplement relating to the particular series of Debt Securities offered thereby, to the extent not otherwise described herein, for any information with respect to any deletions from, modifications of or additions to the Events of Default described below or covenants of the Issuer contained in the Indenture, including any addition of a covenant or other provision providing event risk or similar protection. The Bank Credit Agreement and the Parent Notes Indenture contain certain covenants restricting the Issuer's ability to incur indebtedness. Such covenants permit the Issuer to issue Debt Securities in an
aggregate principal amount of up to $     at     ,     . See "Description of
Bank Credit Agreement" and "Description of the Parent Notes."

     The Indenture provides that there may be more than one Trustee thereunder, each with respect to one or more series of Debt Securities. Any Trustee under the Indenture may resign or be removed with respect to one or more series of Debt Securities, and a successor Trustee may be appointed to act with respect to such series

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

(Section 6.8). In the event that two or more persons are acting as Trustee with respect to different series of Debt Securities, each such Trustee shall be a Trustee of a trust under the Indenture separate and apart from the trust administered by any other Trustee (Section 6.9), and, except as otherwise indicated herein, any action described herein to be taken by the Trustee may be taken by each such Trustee with respect to, and only with respect to, the one or more series of Debt Securities for which it is Trustee under the Indenture.

     Reference is made to the Prospectus Supplement and pricing supplement, if any, relating to the particular series of Debt Securities offered thereby for a description of the terms of such Debt Securities in respect of which this Prospectus is being delivered, including, where applicable: (i) the designation, aggregate principal amount and authorized denominations of such Debt Securities;
(ii) the percentage of the principal amount at which such Debt Securities will be issued; (iii) the date (or the manner of determining or extending the date or dates) on which the principal of such Debt Securities will be payable; (iv) whether such Debt Securities will be issued in fully registered form or in bearer form or any combination thereof; (v) whether such Debt Securities will be issued in the form of one or more global securities and whether such global securities are to be issuable in a temporary global form or permanent global form; (vi) if other than U.S. dollars, the currency or currencies or currency unit or units in which Debt Securities may be purchased or in which principal, premium (if any) and any interest may be payable is at the election of the Issuer or the purchaser, the manner in which such an election may be made and the terms of such election; (vii) the rate or rates per annum at which such Debt Securities will bear interest, if any, or the method or methods of determination of such rate or rates and the basis upon which interest will be calculated if other than that of a 360-day year consisting of twelve 30-day months; (viii) the date or dates from which such interest, if any, on such Debt Securities will accrue or the method or methods, if any, by which such date or dates are to be determined, the date or dates on which such interest, if any, will be payable, the date on which payment of such interest, if any, will commence and the Regular Record Dates for such Interest Payment Dates, if any; (ix) the date or dates, if any, on or after which, or the period or periods, if any, within which, and the price or prices at which the Debt Securities may, pursuant to any optional redemption provisions, be redeemed at the option of the Issuer or the holder thereof and the other terms and provisions of such optional redemption;
(x) information with respect to book-entry procedures relating to global Debt Securities; (xi) whether and under what circumstances the Issuer will pay Additional Amounts as contemplated by Section 10.4 of the Indenture (the term "interest," as used in this Prospectus, shall include such Additional Amounts) on such Debt Securities to any holder who is a United States Alien (as defined in the Indenture)(including any modification to the definition of such terms contained in the Indenture as originally executed) in respect of any tax, assessment or governmental charge and, if so, whether the Issuer will have the option to redeem such Debt Securities rather than pay such Additional Amounts (and the terms of any such option); (xii) any deletions from, modifications of or additions to the Events of Default or covenants of the Issuer with respect to any such Debt Securities; (xiii) if either or both of Section 4.2(2) relating to defeasance or Section 4.2(3) relating to covenant defeasance shall not be applicable to the Debt Securities of such series, or any covenants in addition to those specified in Section 4.2(3) relating to the Debt Securities of such series shall be subject to covenant defeasance, and any deletions from, or modifications or additions to, the provision of Article 4 of the Indenture relating to satisfaction and discharge in respect of the Debt Securities of such series; (xiv) any index or other method used to determine the amount of payments of principal, premium (if any) and interest, if any, on such Debt Securities;
(xv) if a trustee other than        is named for such Debt Securities, the name
of such trustee; and (xvi) any other specific terms of the Debt Securities (Section 3.1). All Debt Securities of any one series need not be issued at the same time and all the Debt Securities of any one series need not bear interest at the same rate or mature on the same date (Section 3.1).

     If any of the Debt Securities are sold for foreign currencies or foreign currency units or if the principal of, or premium, if any, or interest, if any, on any series of Debt Securities is payable in foreign currencies or foreign currency units, the restrictions, elections, tax consequences, specific terms and other information with respect to such Debt Securities and such foreign currencies or foreign currency units will be set forth in the applicable Prospectus Supplement.

     One or more series of Debt Securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. One or

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

more series of Debt Securities may be floating rate debt securities, and may be exchangeable for fixed rate debt securities. Federal income tax consequences and special considerations applicable to any such series will be described in the Prospectus Supplement relating thereto.

DENOMINATIONS, INTEREST, REGISTRATION AND TRANSFER

     Unless otherwise indicated in the Prospectus Supplement relating thereto, the Debt Securities will be issued only in fully registered form without coupons (Section 3.2). Debt Securities denominated in U.S. dollars will be issued in denominations of $1,000 or any integral multiple thereof unless otherwise provided in the Prospectus Supplement relating thereto (Section 3.2).

     Unless otherwise indicated in the Prospectus Supplement relating thereto, the principal of, and any premium or interest on, any series of Debt Securities will be payable at the corporate trust office of the Trustee, initially at
       , New York, New York [zip code], provided that, at the option of the Issuer, payment of interest may be made by check mailed to the address of the Person entitled thereto as it appears in the related Security Register or by wire transfer of funds to such Person at an account maintained within the United States (Sections 3.1, 3.7 and 10.2).

     Any interest not punctually paid or duly provided for on any Interest Payment Date with respect to a Debt Security ("Defaulted Interest") will forthwith cease to be payable to the holder of such Debt Security on the applicable regular record date and may either be paid to the Person in whose name such Debt Security is registered at the close of business on a special record date (the "Special Record Date") for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to the holder of such Debt Security not less than ten days prior to such Special Record Date, or may be paid at any time in any other lawful manner, all as more completely described in the Indenture (Section 3.7).

     Subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series will be exchangeable for other Debt Securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations upon surrender of such Debt Securities at the corporate trust office of the Trustee referred to above (Section 3.5). In addition, subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series may be surrendered for conversion or registration or transfer or exchange thereof at the corporate trust office of the Trustee. Every Debt Security surrendered for conversion, registration of transfer or exchange must be duly endorsed or accompanied by a written instrument of transfer (Section 3.5). No service charge will be made for any registration of transfer or exchange of any Debt Securities, but the Issuer may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith (Section 3.5). If the applicable Prospectus Supplement refers to any transfer agent (in addition to the Trustee) initially designated by the Issuer with respect to any series of Debt Securities, the Issuer may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that the Issuer will be required to maintain a transfer agent in each place of payment for such series. The Issuer may at any time designate additional transfer agents with respect to any series of Debt Securities (Section 10.2).

     Neither the Issuer nor the Trustee shall be required to (i) issue, register the transfer of or exchange Debt Securities of any series during a period beginning at the opening of business 15 days before any selection of Debt Securities of that series to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption; (ii) register the transfer of or exchange any Debt Security, or portion thereof, called for redemption, except the unredeemed portion of any Debt Security being redeemed in part; or (iii) issue, register the transfer of or exchange any Debt Security that has been surrendered for repayment at the option of the holder, except the portion, if any, of such Debt Security not to be so repaid (Section 3.5).

     No Debt Security shall be entitled to any benefit under the Indenture or be valid or obligatory for any purpose unless there appears on such Debt Security a certificate of authentication substantially in the form provided for in the Indenture duly executed by the Trustee by manual signature of one of its authorized officers, and such certificate upon any Debt Security shall be conclusive evidence, and the only evidence, that

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

such Debt Security has been duly authenticated and delivered under the Indenture and is entitled to the benefits of the Indenture (Section 3.3).

CONSOLIDATION, MERGER AND TRANSFER OF ASSETS

     The Indenture provides that the Issuer may not (i) consolidate with or merge into any Person or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to any Person, or (ii) permit any Person to consolidate with or merge into the Issuer, or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to the Issuer, unless (a) in the case of (i) above, such Person is organized and existing under the laws of the United States of America, and State thereof or the District of Columbia and shall expressly assume, by supplemental indenture satisfactory in form to the Trustee, the due and punctual payment of the principal of and premium, if any, and interest on all of the Debt Securities, and the performance of the Issuer's obligations under the Indenture and the Debt Securities; (b) immediately after giving effect to such transaction and treating any indebtedness which becomes an obligation of the Issuer or a Subsidiary as a result of such transaction as having been incurred by the Issuer or such Subsidiary at the time to such transaction, no Event of Default, and no event which after notice or lapse of time or both would become an Event of Default, shall have happened and be continuing; and (c) certain other conditions are met (Section 8.1).

ADDITIONAL COVENANT AND/OR MODIFICATIONS TO THE COVENANTS DESCRIBED ABOVE

     Any additional covenants of the Issuer and/or modifications to the covenants described above with respect to any Debt Securities or series thereof will be described in the Prospectus Supplement relating thereto.

EVENTS OF DEFAULT, NOTICE AND WAIVER

     Each of the following events will constitute an Event of Default with respect to any series of Debt Securities issued under the Indenture (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body): (i) default in the payment of any interest on any Debt Security of such series, or any Additional Amounts payable with respect thereto, when such interest becomes or such Additional Amounts become due and payable, and continuance of such default for a period of 30 days; (ii) default in the payment of principal of or any premium on any Debt Security of such series, or any Additional Amounts payable with respect thereto, when such principal or premium becomes or such Additional Amounts become due and payable either at maturity, upon any redemption, by declaration of acceleration or otherwise; (iii) default in the deposit of any sinking fund payment, when and as due by the terms of any Debt Security of such series; (iv) default in the performance, or breach, of any covenant or warranty of the Issuer contained in the Indenture for the benefit of such series or in the Debt Securities of such series, and the continuance of such default or breach for period of 60 days after there has been given written notice as provided in the Indenture; (v) if any event of default as defined in any mortgage, indenture or instrument under which there may be issued, or by which there may be secured or evidenced, any Indebtedness (as defined below) of the Issuer or any Subsidiary, whether such Indebtedness now exists or shall hereafter be created, shall happen and shall result in such Indebtedness in principal amount in excess of [$ ,000,000] becoming or being declared due and payable prior to the date on which it would otherwise become due and payable, and such acceleration shall not be rescinded or annulled within a period of 10 days after there shall have been given written notice as provided in the Indenture; (vi) the Issuer or any Subsidiary shall fail within 60 days to pay, bond or otherwise discharge any uninsured judgment or court order for the payment of money in excess of [$ ,000,000], which is not stayed on appeal or is not otherwise being appropriately contested in good faith; (vii) certain events in bankruptcy, insolvency or reorganization of the Issuer or any Subsidiary, and (viii) any other Event of Default provided in or pursuant to the Indenture with respect to Debt Securities of such series (Section 5.1). The term "Indebtedness" means, with respect to any Person, without duplication, (a) any liability of such Person (1) for borrowed money, or under any reimbursement obligation relating to a letter of credit, or (2) evidenced by a bond, note, debenture or similar instrument, or (3) for payment obligations arising under any conditional sale or other title retention

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

arrangement (including a purchase money obligation) given in connection with the acquisition of any businesses, properties or assets of any kind, or (4) for the payment of money relating to a capitalized lease obligation; (b) any liability of others of a type described in the preceding clause (a) that such Person has guaranteed or that is otherwise its legal liability; and (c) any amendment, supplement, modification, deferral, renewal, extension or refunding of any liability of the types referred to in clauses (a) and (b) above (Section 1.1).

     If an Event of Default with respect to the Debt Securities of any series (other than an Event of Default described in (vii) of the preceding paragraph) occurs and is continuing, either the Trustee or the holders of at least 25% in principal amount of the outstanding Debt Securities of such series by written notice as provided in the Indenture may declare the principal amount (or such lesser amount as may be provided for in the Debt Securities of such series) of all outstanding Debt Securities of such series to be due and payable immediately (Section 5.2). At any time after a declaration of acceleration has been made, but before a judgment or decree for payment of money has been obtained by the Trustee, and subject to applicable law and certain other provisions of the Indenture, the holders of a majority in aggregate principal amount of the Debt Securities of such series may, under certain circumstances, rescind and annul such acceleration (Section 5.2). An Event of Default described in (vii) of the preceding paragraph shall cause the principal amount and accrued interest (or such lesser amount as provided for in the Debt Securities of such series) to become immediately due and payable without any declaration or other act by the Trustee or any holder (Section 5.2).

     The Indenture provides that, within 90 days after the occurrence of any event which is, or after notice or lapse of time or both would become, an Event of Default thereunder with respect to the Debt Securities of any series (a "default"), the Trustee shall transmit, in the manner set forth in the Indenture, notice of such default to the holders of the Debt Securities of such series unless such default has been cured or waived; provided, however, that except in the case of a default in the payment of principal of, or premium, if any, or interest, if any, on, or Additional Amounts or any sinking fund or purchase fund installment with respect to, any Debt Security of such series, the Trustee may withhold such notice if and so long as the board of directors, the executive committee or a trust committee of directors and/or Responsible Officers of the Trustee in good faith determine that the withholding of such notice is in the best interest of the holders of Debt Securities of such series; and provided, further, that in the case of any default of the character described in (v) of the second preceding paragraph, no such notice to holders will be given until at least 30 days after the occurrence thereof (Section 6.2).

     If an Event of Default occurs and is continuing with respect to the Debt Securities of any series, the Trustee may in its discretion proceed to protect and enforce its rights and the rights of the holders of Debt Securities of such series by all appropriate judicial proceedings (Section 5.3).

     The Indenture provides that, subject to the duty of the Trustee during any default to act with the required standard of care, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders of Debt Securities, unless such holders shall have offered to the Trustee reasonable indemnity (Section 6.1). Subject to such provisions for the indemnification of the Trustee, and subject to applicable law and certain other provisions of the Indenture, the holders of a majority in aggregate principal amount of the outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Debt Securities of such series (Section 5.12).

     Under the Indenture, the Issuer is required to furnish the Trustee annually a statement as to performance by the Issuer of certain of its obligations under the Indenture and as to any default in such performance (Section 7.4). The Issuer is also required to deliver to the Trustee, within five days after occurrence thereof, written notice of any Event of Default or any event which after notice or lapse of time or both would constitute an Event of Default (Section 10.9).

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

MODIFICATION AND WAIVER

     Modification and amendments of the Indenture may be made by the Issuer and the Trustee with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding Debt Securities of each series affected thereby; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding Debt Security affected thereby, (i) change the Stated Maturity (except as otherwise permitted in the Indenture in connection with Debt Securities for which the Stated Maturity is extendible) of the principal of, or any premium or installment of interest on, or any Additional Amounts with respect to, any Debt Security, (ii) reduce the principal amount of, or the rate (or modify the calculation of such rate) of interest (except as otherwise permitted in the Indenture in connection with Debt Securities for which the interest rate may be reset) on, or any Additional Amounts with respect to, or any premium payable upon the redemption of, any Debt Security, (iii) change the obligation of the Issuer to pay Additional Amounts with respect to any Debt Security or reduce the amount of the principal of an Original Issue Discount Security that would be due and payable upon a declaration of acceleration of the Maturity thereof or the amount thereof provable in bankruptcy, (iv) change the redemption provisions of any Debt Security or adversely affect the right of repayment at the option of any holder of any Debt Security, (v) change the place of payment or the coin or currency in which the principal of, any premium or interest on or any Additional Amounts with respect to any Debt Security is payable, (vi) impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity of any Debt Security (or, in the case of redemption, on or after the Redemption Date or, in the case of repayment at the option of any holder, on or after the date for repayment), (vii) reduce the percentage in principal amount of the outstanding Debt Securities, the consent of whose holders is required in order to take certain actions, (viii) reduce the requirements for quorum or voting by holders of Debt Securities in Section 15.4 of the Indenture, (ix) modify any of the provisions in the Indenture regarding the waiver of past defaults and the waiver of certain covenants by the holders of Debt Securities except to increase any percentage vote required or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the holder of each Debt Security affected thereby, (x) make any change that adversely affects the right to convert or exchange any Debt Security into or for common stock of the Issuer or other securities in accordance with its terms, or (xi) modify any of the above provisions (Section 9.2).

     The holders of at least a majority in aggregate principal amount of the Debt Securities of any series may, on behalf of the holders of all Debt Securities of such series, waive compliance by the Issuer with certain restrictive provisions of the Indenture (Section 10.8). The holders of not less than a majority in aggregate principal amount of the outstanding Debt Securities of any series may, on behalf of the holders of all Debt Securities of such series, waive any past default and its consequences under the Indenture with respect to the Debt Securities of such series, except a default (a) in the payment of principal of (or premium, if any), any interest on or any Additional Amounts with respect to Debt Securities of such series or (b) in respect of a covenant or provision of the Indenture that cannot be modified or amended without the consent of the holder of each Debt Security of any series (Section 5.13).

     The Indenture also contains provisions permitting the Issuer and the Trustee, without the consent of any holders of Debt Securities under such Indenture, to enter into supplemental indentures, in form satisfactory to the Trustee, for any of the following purposes: (i) to evidence the succession of another corporation to the Issuer and the assumption by such successor of the obligations and covenants of the Issuer contained in the Indenture and in the Debt Securities; (ii) to add to the covenants of the Issuer, for the benefit of the holders of all or any series of Debt Securities issued under the Indenture (and if such covenants are to be for the benefit of less than all series of Debt Securities issued under the Indenture, stating that such covenants are expressly being included solely for the benefit of such series), or to surrender any right or power herein conferred upon the Issuer; (iii) to add any additional Events of Default (and if such Events of Default are to be applicable to less than all series of Debt Securities issued under the Indenture, stating that such Events of Default are expressly being included solely to be applicable to such series);
(iv) to add or change any of the provisions of the Indenture to such extent as shall be necessary to permit or facilitate the issuance of Debt Securities in bearer form, registrable or not registrable as to principal, and with or without interest coupons; (v) to change or eliminate any of the provisions of the Indenture, provided that any such change or elimination shall become

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

effective only when there is no Debt Security outstanding of any series created prior to the execution of such supplemental indenture which is entitled to the benefit of such provision; (vi) to establish the form or terms of Debt Securities of any series as otherwise permitted by the Indenture; (vii) to evidence and provide for the acceptance of appointment under the Indenture by a successor Trustee with respect to the Debt Securities of one or more series issued under the Indenture and to add to or change any of the provisions of the Indenture as shall be necessary to provide for or facilitate the administration of the trusts thereunder by more than one Trustee, pursuant to the requirements of the Indenture; (viii) to secure the Debt Securities issued under the Indenture; (ix) to cure any ambiguity, to correct or supplement any provision in such Indenture which may be defective or inconsistent with any other provision of the Indenture, or to make any other provisions with respect to matters or questions arising under the Indenture which shall not be inconsistent with any provision of the Indenture, provided such other provisions shall not adversely affect the interests of the holders of Debt Securities of any series issued under the Indenture in any material respect; or (x) to modify, eliminate or add to the provisions of the Indenture to such extent as shall be necessary to effect the qualification of the Indenture under the TIA or under any similar federal statue subsequently enacted and to add to the Indenture such other provisions as may be expressly required under the TIA (Section 9.1).

     The Indenture provides that in determining whether the holders of the requisite principal amount of Outstanding Debt Securities of a series have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of holders of Debt Securities, (i) the principal amount of an Original Issue Discount Security that shall be deemed to be outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon declaration of acceleration of the maturity thereof, (ii) the principal amount of a Debt Security denominated in a foreign currency that shall be deemed outstanding shall be the U.S. dollar equivalent, determined on the issue date for such Debt Security, of the principal amount (or, in the case of an Original Issue Discount Security, the U.S. dollar equivalent on the issue date of such Debt Security of the amount determined as provided in (i) above), (iii) the principal amount of an Indexed Security that shall be deemed outstanding shall be the principal face amount of such Indexed Security at original issuance, unless otherwise provided with respect to such Indexed Security pursuant to
Section 3.1 of the Indenture, and (iv) Debt Securities owned by the Issuer or any other obligor upon the Debt Securities or any Affiliate of the Issuer or of such other obligor shall be disregarded (Section 1.1).

     The Indenture contains provisions for convening meetings of the holders of Debt Securities of a series (Section 15.1). A meeting may be called at any time by the Trustee, and also, upon request, by the Company or the holders of at least 10% in principal amount of the Outstanding Debt Securities of such series, in any such case upon notice given as provided in the Indenture (Section 15.2). Except for any consent that must be given by the holder of each Debt Security affected by certain modifications and amendments of the Indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the Outstanding Debt Securities of that series; provided, however, that, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the holders of a specified percentage, which is less than a majority, in principal amount of the Outstanding Debt Securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the holders of such specified percentage in principal amount of the Outstanding Debt Securities of that series. Any resolution passed or decision taken at any meeting of holders of Debt Securities of any series duly held in accordance with the Indenture will be binding on all holders of Debt Securities of that series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be Persons holding or representing a majority in principal amount of the Outstanding Debt Securities of a series; provided, however, that if any action is to be taken at such meeting with respect to a consent or waiver which may be given by the holders of not less than a specified percentage in principal amount of the Outstanding Debt Securities of a series, the Persons holding or representing such specified percentage in principal amount of the Outstanding Debt Securities of such series will constitute a quorum (Section 15.4).

     Notwithstanding the foregoing provisions, if any action is to be taken at a meeting of holders of Debt Securities of any series with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that the Indenture expressly provides may be made, given or taken by the holders of a specified percentage in principal amount of all Outstanding Debt Securities affected thereby, or of the holders of such series and one or more additional series: (i) there shall be no minimum quorum requirement for such meeting and
(ii) the principal amount of the Outstanding Debt Securities of such series that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action shall be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under the Indenture (Section 15.4).

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

     The Issuer may discharge certain obligations to holders of any series of Debt Securities that have not already been delivered to the Trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by depositing with the Trustee, in trust, funds in U.S. dollars or in the Foreign Currency in which such Debt Securities are payable in an amount sufficient to pay the entire indebtedness on such Debt Securities with respect to principal (and premium, if any) and interest to the date of such deposit (if such Debt Securities have become due and payable) or to the Maturity thereof, as the case may be (Section 4.1).

     The Indenture provides that, unless the provisions of Section 4.2 thereof are made inapplicable to the Debt Securities of or within any series pursuant to
Section 3.1 thereof, the Issuer may elect either (a) to defease and be discharged from any and all obligations with respect to such Debt Securities (except for, among other things, the obligation to pay Additional Amounts, if any, upon the occurrence of certain events of taxation, assessment or governmental charge with respect to payments on such Debt Securities and other obligations to register the transfer or exchange of such Debt Securities, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency with respect to such Debt Securities and to hold moneys for payment in trust) ("defeasance") or (b) to be released from its obligations with respect to such Debt Securities under the covenants described under "Consolidation, Merger and Transfer of Assets" above or, if provided pursuant to Section 3.1 of the Indenture, its obligations with respect to any other covenant, and any omission to comply with such obligations shall not constitute a default or an Event of Default with respect to such Debt Securities ("covenant defeasance"). Defeasance or covenant defeasance, as the case may be, shall be conditioned upon the irrevocable deposit by the Company with the Trustee, in trust, of an amount in U.S. dollars or in the Foreign Currency in which such Debt Securities are payable at Stated Maturity, or Government Obligations (as defined below), or both, applicable to such Debt Securities which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) and interest on such Debt Securities on the scheduled due dates therefor (Section 4.2).

     Such a trust may only be established if, among other things, (i) the applicable defeasance or covenant defeasance does not result in a breach or violation of, or constitute a default under, the Indenture or any other material agreement or instrument to which the Issuer is a party or by which it is bound,
(ii) no Event of Default or event which with notice or lapse of time or both would become an Event of Default with respect to the Debt Securities to be defeased shall have occurred and be continuing on the date of establishment of such a trust and, with respect to defeasance only, at any time during the period ending on the 123rd day after such date and (iii) the Issuer has delivered to the Trustee an Opinion of Counsel (as specified in the Indenture) to the effect that the holders of such Debt Securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such Opinion of Counsel, in the case of defeasance, must refer to and be based upon a letter ruling of the Internal Revenue Service received by the Issuer, a Revenue Ruling published by the Internal Revenue Service or a change in applicable U.S. federal income tax law occurring after the date of the Indenture (Section 4.2).

     "Foreign Currency" means any currency, currency unit or composite currency, including, without limitation, the ECU, issued by the government of one or more countries other than the United States of America or by any recognized confederation or association of such governments (Section 1.1).

     "Government Obligations" means securities which are (i) direct obligations of the United States of America or the government or the governments in the confederation which issued the Foreign Currency in which the Debt Securities of a particular series are payable, for the payment of which its full faith and credit is pledged or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America or such government or governments, in each case where the timely payment or payments thereunder are unconditionally guaranteed as a full faith and credit obligation by the United States of America or such other government or governments, and which, in the case of clause (i) or (ii), are not callable or redeemable at the option of the issuer or issuers thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of or any other amount with respect to any such Government Obligation held by such custodian for the account of the holder of such depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian with respect to the Government Obligation or the specific payment of interest on or principal of or any other amount with respect to the Government Obligation evidenced by such depository receipt (Section 1.1).

     If after the Issuer has deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to Debt Securities of any series, (a) the holder of a Debt Security of such series is entitled to, and does, elect pursuant to Section 3.1 of the Indenture or the terms of such Debt Security to receive payment in a currency other than that in which such deposit has been made in respect of such Debt Security or (b) a Conversion Event (as defined below) occurs in respect of the Foreign Currency in which such deposit has been made, the indebtedness represented by such Debt Security shall be deemed to have been, and will be fully discharged and satisfied through the payment of the principal of (and premium, if any) and interest if any, on such Debt Security as such Debt Security becomes due out of the proceeds yielded by converting the amount or other properties so deposited in respect of such Debt Security into the currency in which such Debt Security becomes payable as a result of such election or such Conversion Event based on (x) in the case of payments made pursuant to clause (a) above, the applicable market exchange rate for such currency in effect on the second business day prior to such payment date, or (y) with respect to a Conversion Event, the applicable market exchange rate for such Foreign Currency in effect (as nearly as feasible) at the time of the Conversion Event (Section 4.2).

     "Conversion Event" means the cessation of use of (i) a Foreign Currency other than the ECU both by the government of the country or the confederation which issued such Foreign Currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community (ii) the ECU both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Union or (iii) any currency unit or composite currency other than the ECU for the purposes for which it was established. All payments of principal of (and premium, if any) and interest on any Debt Security that are payable in a Foreign Currency that ceases to be used by the government or confederation of issuance shall be made in U.S. dollars (Section 1.1).

     In the event the Issuer effects covenant defeasance with respect to any Debt Securities and such Debt Securities are declared due and payable because of the occurrence of any Event of Default other than an Event of Default with respect to Sections 10.5 and 10.6 of the Indenture (which Sections would no longer be applicable to such Debt Securities after such covenant defeasance) or with respect to any other covenant as to which there has been covenant defeasance, the amount in such Foreign Currency in which such Debt Securities are payable, and Government Obligations on deposit with the Trustee, will be sufficient to pay amounts due on such Debt Securities at the time of the Stated Maturity but may not be sufficient to pay amounts due on such Debt Securities at the time of the acceleration resulting from such Event of Default. However, the Issuer would remain liable to make payment of such amounts due at the time of acceleration.

GLOBAL SECURITIES

     The Debt Securities of a series may be issued in whole or in part in the form of one or more global securities ("Global Securities") that will be deposited with, or on behalf of, a depository (the "Depository") identified in the Prospectus Supplement relating to such series. Global Securities may be issued in either registered or bearer form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for individual certificates evidencing Debt Securities in definitive form represented thereby, a Global Security may not be transferred except as a whole by the Depository for such Global Security to a nominee of such Depository or by a nominee of such Depository to such Depository or another nominee of such Depository or by such Depository or any such nominee to a successor of such Depository or a nominee of such successor.

     The specific terms of the depositary arrangement with respect to a series of Debt Securities will be described in the Prospectus Supplement relating to such series.

BEARER SECURITIES

     The Issuer also may offer from time to time Debt Securities in bearer form ("Bearer Securities") outside the United States at varying prices and terms. Such offerings of Bearer Securities may be separate from, or simultaneous with, offerings of registered Securities in the United States. The Bearer Securities are not offered by this Prospectus and may not be purchased by U.S. persons other than foreign branches of certain U.S. financial institutions. For purposes of this Prospectus, "U.S. person" means a citizen, national or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, or an estate or trust which is subject to United States income taxation regardless of its source of income.

GOVERNING LAW

     The Indenture and the Debt Securities will be governed by, and construed in accordance with, the laws of the State of New York.

REGARDING THE TRUSTEE

     The Trustee is permitted to engage in other transactions with the Issuer and its subsidiaries and affiliates from time to time provided that if the Trustee acquires any conflicting interest it must eliminate such conflict upon the occurrence of an Event of Default, or else resign.

                              PLAN OF DISTRIBUTION

     The Issuer may sell the Debt Securities being offered hereby: (i) through one or more underwriters or dealers; (ii) through agents; (iii) directly to a limited number of purchasers or to a single purchaser; or (iv) through a combination of any such methods of sale. Such underwriters, agents or dealers may include, and may include a group of underwriters managed by, one or more of Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch & Co."), Chase Securities Inc., NationsBank Capital Markets, Inc. and Smith Barney Inc. The Prospectus Supplement with respect to each series of Debt Securities will set forth the terms of the offering of the Debt Securities of such series, including the name or names of any underwriters, dealers or agents, the purchase price of such Debt Securities, the proceeds to the Issuer from such sale, any underwriting discounts and other items constituting underwriters' compensation or agents' commissions, any initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers, and any securities exchanges on which the Debt Securities of such series may be listed. Only underwriters or agents named in the Prospectus Supplement are deemed to be underwriters or agents in connection with the Debt Securities offered hereby.

     If one or more underwriters are used in the sale, the Debt Securities will be acquired by such underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price, or at varying prices determined at the time of sale. The Debt Securities may be offered to the public through underwriting syndicates represented by managing underwriters or by one or more underwriters without a syndicate. Unless otherwise set forth in the Prospectus Supplement, the obligations of the underwriters to purchase Debt Securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all the Debt Securities of a series if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     The Debt Securities may be sold directly by the Issuer or through agents designated by the Issuer from time to time. Any agent involved in the offer or sale of the Debt Securities in respect of which this Prospectus is delivered will be named, and any commissions payable by the Issuer to such agent will be set forth, in the Prospectus Supplement or any supplement thereto. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a reasonable efforts basis for the period of its appointment.

     If so indicated in the Prospectus Supplement, the Issuer will authorize agents, underwriters or dealers to solicit offers by certain specified entities to purchase Debt Securities from the Issuer at the public offering price set forth in the Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by the Issuer. The obligations of any purchaser under such contracts will be subject to the condition that the purchase of the offered Debt Securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility in respect of the validity of performance of such contracts.

     Agents and underwriters may from time to time purchase and sell Debt Securities in the secondary market, but are not obligated to do so, and there can be no assurance that there will be a secondary market for the Debt Securities or that there will be liquidity in the secondary market if one develops. From time to time, agents and underwriters may, but are not obligated to, make a market in the Debt Securities.

     Agents and underwriters may be entitled under agreements entered into with the Issuer to indemnification by the Issuer against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof.

     Agents and underwriters may be customers of, engage in transactions with or perform services for, the Issuer or its affiliates in the ordinary course of business. The Issuer has entered into an arrangement in the ordinary course of business with an affiliate of Merrill Lynch & Co. to sell to such affiliate, and provide ongoing lending services and subservicing for, certain mortgage loans originated by the Issuer. Smith Barney Inc. currently owns beneficially 97,138 shares of Common Stock of the Parent, representing approximately 0.229% of the total outstanding capital stock of the Parent. Chase Securities Inc. ("CSI") is an affiliate of Chase, which is administrative agent and a lender under the Bank Credit Agreement, and the lender under the Revolving Loans. CSI, Chase and/or certain of their affiliates have engaged in and may in the future engage in general financing and banking transactions with the Issuer and certain of its subsidiaries and affiliates in the ordinary course of business. An affiliate of CSI owns approximately a one percent interest in Thomas H. Lee Equity Fund III, L.P., which together with certain of its affiliates, owns more than 10% of the Parent's Common Stock. In addition, NationsBank Capital Markets, Inc. is an affiliate of NationsBank, a lender under the Bank Credit Agreement.

     The place and time of delivery for the Debt Securities of any series in respect of which this Prospectus is delivered are set forth in the accompanying Prospectus Supplement.

                                 LEGAL MATTERS

     Certain legal matters with respect to the securities offered hereby will be passed upon for the Issuer by Hutchins, Wheeler & Dittmar, A Professional Corporation, Boston, Massachusetts and for any underwriters or agents by Brown & Wood LLP, New York, New York.

                                    EXPERTS

     The consolidated balance sheets of BancBoston Mortgage Corporation, as of December 31, 1995 and 1994 and the related consolidated statements of operations and retained earnings and cash flows for each of the three years in the period ended December 31, 1995, included in this Prospectus, have been audited by Coopers & Lybrand L.L.P., independent accountants, as indicated in their report with respect thereto, and is included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

     The consolidated balance sheets of Barnett Mortgage Company and subsidiaries as of December 31, 1995 and 1994 and the related consolidated statements of operations, stockholder's equity, and cash flows for each of the three years in the period ended December 31, 1995, included in this Prospectus, and the related financial statement schedule included elsewhere in the Registration Statement, have been audited by Arthur Andersen LLP, independent certified public accountants, as indicated in their report with respect thereto, and is included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

     The consolidated statements of financial condition of BancPLUS Financial Corporation and subsidiary as of December 31, 1994 and 1993 and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended, included in this Prospectus, and the related financial statement schedules included elsewhere in the Registration Statement, have been audited by KPMG Peat Marwick LLP, independent auditors, as set forth in their report included herein. In that report, that firm states that with respect to a certain subsidiary, Honolulu Mortgage Company, Inc., its opinion is based on the report of other independent auditors, namely Ernst & Young LLP. The financial statements referred to above have been included herein in reliance upon the authority of those firms as experts in accounting and auditing in giving said reports.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                               PAGE NO.
                                                                                               --------
HOMESIDE LENDING, INC.
  Unaudited Consolidated Balance Sheet at November 30, 1996..................................     F-2
  Unaudited Consolidated Statement of Income and Retained Earnings for the Three Months Ended
    November 30, 1996 and the Period March 16, 1996 through November 30, 1996................     F-3
  Unaudited Consolidated Statement of Cash Flows for the Period March 16, 1996 through
    November 30, 1996........................................................................     F-4
  Notes to Unaudited Consolidated Financial Statements.......................................     F-5

HOMESIDE LENDING, INC.
  Unaudited Pro Forma Consolidated Financial Information.....................................    F-16
  Unaudited Pro Forma Consolidated Income Statement for the Period March 16, 1996 to November
    30, 1996.................................................................................    F-17
  Unaudited Pro Forma Consolidated Income Statement for the Year Ended December 31, 1995.....    F-19

BANCBOSTON MORTGAGE CORPORATION (ACQUIRED BY HOMESIDE, INC. ON MARCH 15, 1996 AND NOW KNOWN
  AS HOMESIDE LENDING, INC.)
  Consolidated Balance Sheets at December 31, 1995 and March 15, 1996........................    F-24
  Consolidated Statements of Income and Retained Earnings (Deficit) for the Quarter Ended
    March 31, 1995 and the Period January 1, 1996 through March 15, 1996.....................    F-25
  Consolidated Statements of Cash Flows for the Quarter Ended March 31, 1995 and the Period
    January 1, 1996 through March 15, 1996...................................................    F-26
  Notes to Consolidated Financial Statements.................................................    F-27

BARNETT MORTGAGE COMPANY (ACQUIRED BY HOMESIDE, INC. ON MAY 31, 1996 AND NOW KNOWN AS
  HOMESIDE HOLDINGS, INC.)
  Consolidated Statements of Operations for the Period April 1, 1996 to May 30, 1996, the
    Period January 1, 1996 to May 30, 1996 and the Three and Six Months Ended June 30,
    1995.....................................................................................    F-29
  Consolidated Statements of Cash Flows for the Period January 1, 1996 to May 30, 1996 and
    the Six Months Ended June 30, 1995.......................................................    F-30
  Notes to Consolidated Financial Statements.................................................    F-31

BANCBOSTON MORTGAGE CORPORATION (ACQUIRED BY HOMESIDE, INC. ON MARCH 15, 1996 AND NOW KNOWN
  AS HOMESIDE LENDING, INC.)
  Report of Independent Accountants..........................................................    F-32
  Consolidated Balance Sheets at December 31, 1994 and 1995..................................    F-33
  Consolidated Statements of Operations and Retained Earnings for the Years Ended December
    31, 1993, 1994 and 1995..................................................................    F-34
  Consolidated Statements of Cash Flows for the Years Ended December 31, 1993, 1994 and
    1995.....................................................................................    F-35
  Notes to Consolidated Financial Statements.................................................    F-43

BARNETT MORTGAGE COMPANY (ACQUIRED BY HOMESIDE, INC. ON MAY 31, 1996 AND NOW KNOWN AS
  HOMESIDE HOLDINGS, INC.)
  Report of Independent Certified Public Accountants.........................................    F-52
  Consolidated Balance Sheets at December 31, 1994 and 1995..................................    F-53
  Consolidated Statements of Operations for the Years Ended December 31, 1993, 1994 and
    1995.....................................................................................    F-54
  Consolidated Statements of Stockholder's Equity for the Years Ended December 31, 1993, 1994
    and 1995.................................................................................    F-55
  Consolidated Statements of Cash Flows for the Years Ended December 31, 1993, 1994 and
    1995.....................................................................................    F-56
  Notes to Consolidated Financial Statements.................................................    F-57

BANCPLUS FINANCIAL CORPORATION AND SUBSIDIARY (ACQUIRED BY BARNETT MORTGAGE COMPANY ON
  FEBRUARY 28, 1995)
  Independent Auditors' Report...............................................................    F-69
  Consolidated Statements of Financial Condition at December 31, 1993 and 1994...............    F-70
  Consolidated Statements of Operations for the Years Ended December 31, 1993 and 1994.......    F-71
  Consolidated Statements of Stockholders' Equity for the Years Ended December 31, 1993 and
    1994.....................................................................................    F-72
  Consolidated Statements of Cash Flows for the Years Ended December 31, 1993 and 1994.......    F-73
  Notes to Consolidated Financial Statements.................................................    F-74

                             HOMESIDE LENDING, INC.
                      UNAUDITED CONSOLIDATED BALANCE SHEET
                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

                                                                         NOVEMBER 30, 1996
                                                                         -----------------
                                ASSETS
Cash and cash equivalents.............................................       $    1,183
Mortgage loans held for sale, net.....................................        1,101,229
Mortgage servicing rights receivable, net.............................        1,321,639
Accounts receivable...................................................          173,145
Premises and equipment, net...........................................           29,221
Other assets..........................................................          207,184
                                                                             ----------
Total Assets..........................................................       $2,833,601
                                                                             ==========

                 LIABILITIES AND STOCKHOLDER'S EQUITY
Notes payable to banks................................................       $2,010,813
Accounts payable and accrued liabilities..............................          140,550
Deferred income taxes payable.........................................          103,624
Long term debt........................................................           21,278
                                                                             ----------
Total Liabilities.....................................................        2,276,265
                                                                             ----------
Common stock:
     Common stock, $1.00 par value, 100 shares authorized, issued and outstanding, all pledged as a second priority pledge on
      long-term debt of the Parent Company (Notes 1 and 7)............               --
Additional paid in capital............................................          533,195
Retained earnings.....................................................           24,141
                                                                             ----------
Total Stockholder's Equity............................................          557,336
                                                                             ----------
Total Liabilities and Stockholder's Equity............................       $2,833,601
                                                                             ==========

    The accompanying notes are an integral part of this financial statement.

                             HOMESIDE LENDING, INC.

                  UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

                             (DOLLARS IN THOUSANDS)


                                                                                       FOR THE
                                                                 FOR THE THREE       PERIOD FROM
                                                                  MONTHS ENDED     MARCH 16, 1996 TO
                                                                  NOVEMBER 30,       NOVEMBER 30,
                                                                      1996               1996
                                                                 -------------     -----------------
REVENUES:
Mortgage servicing fees.......................................       $ 90,492          $ 214,156
Amortization of mortgage servicing rights.....................        (48,120)          (104,315)
                                                                     --------          ---------
     Net servicing revenue....................................         42,372            109,841
Interest income...............................................         25,241             60,230
Interest expense..............................................        (16,140)           (46,416)
                                                                     --------          ---------
     Net interest revenue.....................................          9,101             13,814
Net mortgage origination revenue..............................         16,521             43,604
Other income..................................................             79                541
                                                                     --------          ---------
     Total revenue............................................         68,073            167,800
EXPENSES:
Salaries and employee benefits................................         20,650             53,307
Occupancy and equipment.......................................          3,337              8,267
Servicing losses on investor-owned loans......................          4,957             12,953
Other expenses................................................         11,391             28,932
                                                                     --------          ---------
     Total expenses...........................................         40,335            103,459
Income before income taxes....................................         27,738             64,341
Income tax expense............................................         11,373             26,380
                                                                     --------          ---------
Net income....................................................         16,365             37,961
Retained earnings at beginning of period......................         21,596                 --
Less: Dividends declared and paid to HomeSide, Inc............        (13,820)           (13,820)
                                                                     --------          ---------
Retained earnings at end of period............................       $ 24,141          $  24,141
                                                                     ========          =========

    The accompanying notes are an integral part of this financial statement.

                             HOMESIDE LENDING, INC.

                 UNAUDITED CONSOLIDATED STATEMENT OF CASH FLOWS

                             (DOLLARS IN THOUSANDS)

                                                                               FOR THE PERIOD
                                                                                    FROM
                                                                              MARCH 16, 1996 TO
                                                                              NOVEMBER 30, 1996
                                                                              -----------------
CASH FLOWS USED IN OPERATING ACTIVITIES:
     Net income.............................................................     $    37,961
     Amortization...........................................................         107,396
     Depreciation...........................................................           3,178
     Servicing losses on investor-owned loans...............................          12,953
     Deferred income tax expense............................................          26,380
     Capitalized excess servicing rights....................................         (16,373)
     Mortgage loans originated and purchased for sale.......................      (9,081,815)
     Proceeds and principal repayments of mortgage loans held for sale......       8,853,510
     Change in accounts receivable..........................................         (78,235)
     Change in other assets and accounts payable and accrued liabilities....         (33,941)
                                                                                 -----------
     Net cash used in operating activities..................................        (168,986)
CASH FLOWS USED IN INVESTING ACTIVITIES:
     Purchase of premises and equipment.....................................          (3,354)
     Acquisition of mortgage servicing rights...............................        (344,288)
     Net purchases of risk management contracts.............................         (88,438)
     Acquisition of BBMC, net of cash acquired..............................        (133,392)
     Acquisition of BMC, net of cash acquired...............................        (106,244)
                                                                                 -----------
     Net cash used in investing activities..................................        (675,716)
CASH FLOWS PROVIDED BY FINANCING ACTIVITIES:
     Net borrowings from banks..............................................         526,480
     Payment of debt issue costs............................................         (12,773)
     Repayment of long term debt............................................            (417)
     Capital contribution from parent.......................................         346,415
     Dividends paid to parent...............................................         (13,820)
                                                                                 -----------
     Net cash provided by financing activities..............................         845,885
     Net increase in cash...................................................           1,183
     Cash and cash equivalents at beginning of period.......................              --
                                                                                 -----------
     Cash and cash equivalents at end of period.............................     $     1,183
                                                                                 ===========

    The accompanying notes are an integral part of this financial statement.

                             HOMESIDE LENDING, INC.

              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

1.  BASIS OF PRESENTATION

     The accompanying unaudited consolidated financial statements of HomeSide Lending, Inc. ("HomeSide") have been prepared in accordance with generally accepted accounting principles for interim financial information and in accordance with Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management of HomeSide, all material adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the period from March 16, 1996 (date operations began) to November 30, 1996 and the three months ended November 30, 1996 are not necessarily indicative of the results that may be expected for the fiscal year ended February 28, 1997.

     HomeSide is an indirect wholly-owned subsidiary of HomeSide, Inc. (the "Parent") (see Note 2). The Parent has no operations and its only significant assets are its investment in HHI, HomeSide and capitalized debt issuance costs. The Parent has $200 million in outstanding long-term debt. All of the stock of HomeSide is pledged as collateral on the debt of the Parent. The Parent is dependent upon dividends from HHI and HomeSide for the cash flow to service the Parent's debt.

     The accompanying interim financial statements of HomeSide have been prepared for the period March 16, 1996 to November 30, 1996 to coincide with the commencement of operations of the Parent as discussed in "ORGANIZATION" below and the end of the Parent's third fiscal quarter based on a February 28 year end. The financial statements for the third quarter of fiscal 1997 include the period September 1, 1996 to November 30, 1996.

     References to the first quarter of fiscal 1997 relate to the period March 16, 1996 to May 31, 1996. References to the second quarter of fiscal 1997 relate to the three months ended August 31, 1996. References to the third quarter of fiscal 1997 relate to the three months ended November 30, 1996. Year to date operating results include the period March 16, 1996 to November 30, 1996.

2.  ORGANIZATION

     On December 11, 1995, the Parent was formed by an investor group, consisting of Thomas H. Lee Company and Madison Dearborn Partners (collectively, the "Investors"), and signed a definitive stock purchase agreement with The First National Bank of Boston ("Bank of Boston") for the purpose of acquiring certain assets and liabilities of the mortgage banking business ("BBMC") owned by Bank of Boston. HomeSide, Inc. is the parent company of HomeSide, which is the primary operating entity. The BBMC transaction closed on March 15, 1996 and HomeSide, Inc. began operations on March 16, 1996 through its operating subsidiary, HomeSide.

     On May 31, 1996, Barnett Banks, Inc. ("Barnett") sold certain of its mortgage banking operations, primarily its servicing portfolio and proprietary mortgage banking software systems, to the Parent. Barnett received cash and an ownership interest in the Parent. For more information on these acquisitions see
Note 4.

3.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Use of estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                             HOMESIDE LENDING, INC.
      NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  Risk Management of Mortgage Loan Originations

     HomeSide has a risk management program in place to offset the risk that a change in interest rates will result in a decrease in the value of HomeSide's mortgage loan inventory and commitments to originate loans. To manage its interest rate risk exposure, HomeSide enters into forward sales agreements and purchases option contracts. These agreements and contracts are not considered trading instruments and are primarily entered into for purposes of managing interest rate risk relative to commitments to originate mortgage loans against market value declines resulting from fluctuations in interest rates.

     The cost of option contracts to manage HomeSide's fixed and variable rate loan origination commitments are capitalized and amortized as an adjustment of gain or loss on the sale of the loan over the life of the underlying option contract. Unamortized premiums are included in other assets in the accompanying consolidated balance sheet. HomeSide is not exposed to loss beyond its initial outlay to acquire the option contract.

  Risk Management of Mortgage Servicing Rights

     Mortgage servicing rights are a significant asset of HomeSide and possess economic value as they permit the owner to receive a portion of the interest coupon from the mortgagor for performing specified servicing activities. Because the underlying mortgage loan note permits the borrower to prepay the loan, the value of the related servicing rights tends to diminish in periods of declining interest rates and increase in value in periods of rising rates. This tendency of the mortgage servicing rights portfolio to change in value with changes in interest rates subjects HomeSide to substantial interest rate risk, which directly affects the volatility of reported earnings as capitalized mortgage servicing rights are carried at the lower of amortized cost or fair value. It is the policy of HomeSide to mitigate this risk through its risk management program.

     Qualifying risk management instruments with a demonstrated ability to mitigate this risk are used in this program. The risk management instruments used by HomeSide have characteristics such that they tend to increase in value as interest rates decline. Conversely, these risk management instruments tend to decline in value as interest rates rise. Accordingly, changes in value of these contracts will tend to move inversely with changes in value of HomeSide's mortgage servicing rights.

     To date, option contracts on U.S. Treasury bond futures have been purchased to manage interest rate risk on HomeSide's mortgage servicing rights. These option contracts are designated as hedges on the purchase date and such designation must be at a level at least as specific as the level at which mortgage servicing rights are evaluated for impairment. The option contracts are marked-to-market with changes in market value deferred and recognized as an adjustment to the cost of the related mortgage servicing right asset being hedged. As a result, any changes in market value that are deferred are amortized and evaluated for impairment in the same manner as the related mortgage servicing rights. Correlation between changes in value of the option and changes in the value of HomeSide's mortgage servicing rights is assessed on a quarterly basis to ensure that high correlation is maintained over the term of the hedging program.

     At November 30, 1996, the carrying value of the risk management contracts included in other assets was $162,351,000, the market value of the contracts. Further, net gains on risk management contracts of $60,181,000 were deferred as a component of mortgage servicing rights as of November 30, 1996. During the third fiscal quarter, $133,348,000 of gains were deferred as a component of mortgage servicing rights, which offset the deferred losses recorded as of the end of the second fiscal quarter. Of the gains deferred during the third fiscal quarter, $107,256,000 were realized. At any point in time, HomeSide's maximum loss exposure on its option contracts is limited to the amount paid for such contracts.

                             HOMESIDE LENDING, INC.
      NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  Mortgage loans

     Mortgage loans held for sale are carried at the lower of aggregate cost or fair value. Fair value is based on the contract prices at which the mortgage loans will be sold or, if the loans are not committed for sale, the current market price.

     Loans are placed on non-accrual status when any portion of the principal or interest is ninety days past due or earlier when concern exists as to the ultimate collectibility of principal or interest. When loans are placed on nonaccrual status, the related interest receivable is reversed against interest income of the current period. Interest payments received on nonaccrual loans are applied as a reduction of the principal balance when concern exists as to the ultimate collection of principal; otherwise, such payments are recognized as interest income. Loans are removed from nonaccrual status when principal and interest become current and they are estimated to be fully collectible.

  Mortgage servicing rights

     Mortgage servicing rights are initially recorded at fair value as of their date of acquisition or origination. Purchased mortgage servicing rights ("PMSR") represent the value of rights to service mortgage loans originated by others. Originated mortgage servicing rights ("OMSR") represent the value of mortgage servicing rights associated with mortgage loans originated by HomeSide. OMSR are capitalized in accordance with Statement of Financial Accounting Standards No. 122, "Accounting for Mortgage Servicing Rights" ("SFAS 122"). Mortgage servicing rights are amortized as a reduction of servicing fee income over the estimated servicing period in proportion to the estimated future net cash flows from the loans serviced.

     SFAS 122 also requires that capitalized mortgage servicing rights be evaluated for impairment based on the fair value of these rights. For purposes of determining impairment, HomeSide's mortgage servicing rights are stratified based on interest rate and type of loan (conventional/government). Impairment, if any, is recognized through a valuation allowance for each impaired stratum and included in the amortization of mortgage servicing rights.

     Mortgage servicing rights also includes excess mortgage servicing receivables ("EMSR"), which represent the present value of servicing fee income in excess of a normal servicing fee. When loans are sold, the estimated excess servicing is recognized as income and amortized over the estimated servicing period in proportion to the estimated future aggregate net cash flows from the loans serviced. Remaining asset balances are evaluated for impairment based on current estimates of future discounted cash flows. Such write-downs are included in amortization of mortgage servicing rights.

     The following table presents a breakdown of the components of mortgage servicing rights at November 30, 1996:

                                                                           (IN THOUSANDS)
        Mortgage servicing rights and excess servicing receivables.......    $1,486,135
        Deferred gains on risk management contracts, net.................       (60,181)
                                                                             ----------
                                                                              1,425,954
        Less: Accumulated amortization...................................      (104,315)
                                                                             ----------
                                                                             $1,321,639
                                                                             ==========

  Accounts receivable

     Accounts receivable includes advances, consisting primarily of payments for property taxes and insurance premiums, as well as principal and interest remitted to investors before they are collected from mortgagors, made in connection with loan servicing activities. Accounts receivable also includes loans purchased from

                             HOMESIDE LENDING, INC.
      NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

mortgage- backed securities serviced by HomeSide for others and mortgage claims filed primarily with the FHA and the VA.

  Premises and equipment

     Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the lesser of the estimated life of the improvement or the term of the lease.

  Deferred Charges

     Included in other assets are deferred charges of $10,297,000, representing costs incurred to obtain a $2.5 billion line of credit from an independent syndicate of banks. The deferred charges are being amortized to interest expense over the term of the related line of credit (3 years).

  Mortgage servicing fees

     Mortgage servicing fees represent fees earned for servicing mortgage loans owned by investors. The fees are generally calculated on the outstanding principal balances of the loans serviced and are recognized as income on an accrual basis.

  Servicing losses on investor-owned loans

     HomeSide records losses attributable to servicing FHA and VA loans for investors. These amounts include actual losses for final disposition of loans, accrued interest for which payment has been denied, and estimates for potential losses based on HomeSide's experience as a servicer of government loans.

     A reserve for estimated servicing losses on investor-owned loans is available for potential losses related to the mortgage servicing portfolio and is included in the balance of accounts payable and accrued liabilities.

  Interest expense

     Interest expense is reduced by credits received on borrowings with depository institutions for custodial balances placed with such institutions.

  Net mortgage origination revenue

     Net mortgage origination revenue includes gains and losses from sales of mortgage loans.

  Income taxes

     HomeSide accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Under the Statement, current tax liabilities or assets are recognized through charges or credits to the current tax provision for the estimated taxes payable or refundable for the current year.

     Deferred tax liabilities are recognized for temporary differences that will result in amounts taxable in the future and deferred tax assets are recognized for temporary differences and tax benefit carryforwards that will result in amounts deductible or creditable in the future. Net deferred tax liabilities or assets are recognized through charges or credits to the deferred tax provision. A deferred tax valuation reserve is established if it is more likely than not that all or a portion of the deferred tax assets will not be realized. Changes in the deferred tax valuation reserve are recognized through charges or credits to the deferred tax provision.

     The effect of enacted changes in tax law, including changes in tax rates, on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

                             HOMESIDE LENDING, INC.
      NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

4.  ACQUISITIONS

  Acquisition of BancBoston Mortgage Corporation

     On March 15, 1996, the Parent acquired from Bank of Boston all of the outstanding stock of BBMC, which was subsequently renamed HomeSide Lending, Inc. Certain assets and liabilities of BBMC were retained by Bank of Boston, including BBMC's mortgage retail production operations in New England.

     HomeSide made cash payments of $139,500,000 and issued $86,750,000 of common stock of HomeSide, Inc. to Bank of Boston in consideration for certain assets, net of assumed liabilities, and the stock of BBMC. On May 31, 1996, HomeSide paid an additional $5,000,000 to Bank of Boston in connection with the closing of the BMC acquisition. The transaction was accounted for under the purchase method of accounting and, accordingly, the results of operations of HomeSide are included from the date of purchase. The assets and liabilities of BBMC were recorded by HomeSide at their fair values at March 15, 1996, which totaled $1,525,314,000 and $1,221,808,000, respectively. The total purchase price paid for BBMC, including transaction costs and interest, was $247,403,000. The excess of fair value of net assets acquired over cost was $56,103,000 and was allocated entirely to mortgage servicing rights. The excess is being amortized over the estimated servicing period in proportion to the estimated future net cash flows from the loans serviced, in the same manner as mortgage servicing rights.

  Acquisition of Barnett Mortgage Company

     On May 31, 1996, the Parent acquired from Barnett certain assets, net of assumed liabilities, and the outstanding common stock of BMC, which was subsequently renamed HomeSide Holdings, Inc. (the "BMC Acquisition"). HomeSide Holdings, Inc. then became the parent company of HomeSide Lending, Inc. and transferred all of the assets and liabilities of HomeSide Holdings, Inc., with the exception of certain portions of HomeSide Holdings, Inc.'s GNMA servicing rights, to HomeSide Lending, Inc. Certain assets and liabilities of BMC were retained by Barnett, including those assets of BMC and its subsidiaries (other than Honolulu Mortgage Company, Inc.) associated with the loan origination or production activities of such entities.

     HomeSide made cash payments of $228,234,000 to Barnett in consideration for certain assets, net of assumed liabilities, and the stock of BMC. In connection with the BMC Acquisition, an affiliate of Barnett purchased 11,461,400 shares of common stock of the Parent for an aggregate purchase price of $117,985,000. The transaction was accounted for under the purchase method of accounting and, accordingly, the results of operations of HomeSide include BMC from the date of acquisition. The assets and liabilities of BMC were recorded by HomeSide at their fair values at May 31, 1996, which totaled $764,825,000 and $516,129,000, respectively. The total purchase price paid for BMC, including transaction costs and interest, was $235,432,000. The excess of fair value of net assets acquired over cost was $13,264,000 and was allocated entirely to mortgage servicing rights. The excess is being amortized over the estimated servicing period in proportion to the estimated future net cash flows from the loans serviced, in the same manner as mortgage servicing rights.

     The assets acquired and liabilities assumed in each of the transactions noted above have been recorded at their estimated fair value as of the date of the acquisition. Changes in those estimates may affect the amounts recorded and the resulting allocation of purchase price.

                             HOMESIDE LENDING, INC.
      NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Unaudited pro forma statements of operations for the year ended December 31, 1995 and the period from March 16, 1996 to November 30, 1996, assuming BBMC and BMC had been acquired as of January 1, 1995, and assuming BMC had been acquired as of March 15, 1996 are as follows (in millions):

                                                    PRO FORMA
                                                    YEAR ENDED      PRO FORMA PERIOD
                                                   DECEMBER 31,     MARCH 16, 1996 TO
                                                       1995         NOVEMBER 30, 1996
                                                 ----------------   -----------------
        Net servicing revenue..................       $235.1             $ 120.3
        Net warehouse interest (expense)
          revenue..............................         17.9                17.8
        Net mortgage origination revenue.......          0.7                44.6
        Other income...........................          0.7                 0.6
                                                     -------             -------
             Total revenues....................        254.4               183.3
        Expenses...............................       (142.7)             (116.2)
                                                     -------             -------
        Income before income taxes.............        111.7                67.1
        Income tax expense.....................        (45.7)              (27.7)
                                                     -------             -------
             Net income........................       $ 66.0             $  39.4
                                                     -------             -------

     The purchase accounting adjustments in the above pro forma statements of operations are based on the actual purchase price and the amount of assets actually acquired. In addition, gains on sales of mortgage servicing rights are not included in net servicing revenue in these pro forma results. No adjustments have been made for restructuring costs that might have been incurred during the periods presented or for cost efficiencies that might have been realized. In addition, no adjustments have been made for the capital contributions received from the Parent in connection with the Parent's offering of common stock to the public in January 1997. Accordingly, these pro forma results are not indicative of future results.

5.  NOTES PAYABLE TO BANKS

     HomeSide borrows funds on a demand basis from a syndicate of banks under a $2.5 billion line of credit collateralized by substantially all of HomeSide's assets and the servicing rights retained by HHI. The line of credit is used to provide funds for HomeSide's business of making, originating, acquiring and servicing mortgage loans. The line of credit includes both a warehouse credit facility and servicing-secured credit facility, of which the servicing secured facility is capped at $950 million. The line of credit terminates on May 31, 1999. The line of credit agreement contains covenants that impose limitations and restrictions on HomeSide, including the maintenance of certain net worth and ratio requirements. (See "Description of Bank Credit Agreement"). The amount of the unused line of credit was $449,261,000 as of November 30, 1996.

     Drawings under the line of credit bear interest at rates per annum, based on, at HomeSide's option (A) the highest of (i) the lead bank's prime rate, (ii) the secondary market rate of certificates of deposit plus 100 basis points, and
(iii) the federal funds rate in effect from time to time plus 0.5%, or (B) a eurodollar rate. As of November 30, 1996, the weighted average interest rate on the amounts borrowed was 5.98%.

     On January 15, 1997, HomeSide entered into a short term credit facility with The Chase Manhattan Bank in an aggregate principal amount of $85 million. The facility expires March 1, 1997 and drawings thereunder bear interest at the greater of (i) The Chase Manhattan Bank's prime rate, (ii) the secondary market rate for certificates of deposit (grossed up for maximum statutory requirements) plus 1%, and (iii) the federal funds effective rate from time to time plus 0.5%.

                             HOMESIDE LENDING, INC.
      NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

6.  LONG TERM DEBT

     HomeSide has a mortgage note payable on its headquarters building that is due in 2017 and bears interest at 9.50%. HomeSide's main office building is pledged as collateral. Principal payments due on the mortgage note payable are as follows:

        FISCAL YEAR                                                   (IN THOUSANDS)
        -----------
        1997........................................................      $    56
        1998........................................................          234
        1999........................................................          258
        2000........................................................          283
        2001........................................................          312
        Thereafter..................................................       12,481
                                                                          -------
                                                                          $13,624
                                                                          =======

7.  LONG TERM DEBT OF PARENT AND TRANSACTIONS WITH AFFILIATES

     On May 14, 1996, the Parent issued $200,000,000 of 11.25% notes ("Notes") maturing on May 15, 2003 and paying interest semiannually in arrears on May 15 and November 15 of each year, commencing on November 15, 1996. The Notes are redeemable at the option of the Parent, in whole or in part, at any time on or after May 15, 2001, at certain pre-set redemption prices. The indenture contains covenants that impose limitations and restrictions on HomeSide, including the maintenance of certain net worth and ratio requirements. In addition, the Notes are secured by the common stock of HomeSide, Inc. and the common stock of each of its subsidiaries. In accordance with certain of these restrictions, effective August 15, 1996, the interest rate on the Notes was increased to 11.75% until the exchange notes discussed below were issued.

     The Notes were initially issued as part of a private placement offering. The Parent filed a Form S-4 with the SEC to register notes, with terms identical to the Notes, under the Securities Act of 1933 (such registered notes also referred to herein as the "Notes"). The registration statement was declared effective during October 1996. The exchange was completed on December 9, 1996.

     The exchange notes are obligations of the Parent and are not included in the consolidated financial statements of HomeSide. However, ultimate repayment of principal and interest on the notes is dependent on the cash flows of HomeSide. During the period ended November 30, 1996, HomeSide funded $11,563,000 of interest payments on the Notes.

     On February 5, 1997, the Parent issued 8,452,500 shares of its common stock to the public at a price of $15.00 per share. The net proceeds from the offering will be used to repay $70 million of the Notes at a premium of $7.9 million. The remaining $38.8 million of net proceeds were contributed to HomeSide as additional capital and used to repay amounts outstanding under the Bank Credit Agreement.

                             HOMESIDE LENDING, INC.
      NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     During the period from March 16, 1996 to November 30, 1996, HomeSide paid $13,820,000 in dividends to the Parent to enable the Parent to service the debt and pay certain debt issuance costs. Total remaining debt service requirements (principal and interest) of the Parent which must be funded by dividends received from HomeSide (including pro forma requirements related to the repayment of $70,000,000 in principal amount of Notes from the net proceeds of the Parent's common stock offering) are as follows (in thousands):

                              FISCAL YEAR                           HISTORICAL     PRO FORMA
     -------------------------------------------------------------  ----------     ---------
     1997.........................................................   $  --         $  --
     1998.........................................................      22,500        14,625
     1999.........................................................      22,500        14,625
     2000.........................................................      22,500        14,625
     2001.........................................................      22,500        14,625
     Thereafter...................................................     256,250       106,563
                                                                      --------      --------
                                                                     $ 346,250     $ 165,063
                                                                      ========      ========

     HomeSide fulfills servicing obligations on behalf of HHI with respect to certain GNMA loans with an unpaid principal balance ("UPB") of approximately $1.0 billion as of November 30, 1996. Since the acquisition of BMC on May 31, 1996, HomeSide allocates to HHI a portion of the servicing fee income it receives based on the UPB of loans it services on behalf of HHI. HomeSide also allocates to HHI a portion of the costs incurred to service the loans and fund the related servicing rights. The allocation of income and expense to HHI did not have a material impact on HomeSide's results of operations for the periods presented.

8.  STOCKHOLDER'S EQUITY

     HomeSide's capital structure consists of 100 shares of authorized and issued, $1.00 per share par value common stock which is wholly-owned by HomeSide Holdings, Inc., a wholly-owned subsidiary of the Parent. The common stock of HomeSide is pledged as security for the Parent Notes discussed in Note 7 of Notes to Consolidated Financial Statements.

9.  SUPPLEMENTAL CASH FLOW INFORMATION

     In connection with the acquisitions of BBMC and BMC, HomeSide recorded non-cash assets and assumed liabilities, including fair value adjustments, of approximately $2,251,676,000 and $1,737,937,000, respectively.

     HomeSide paid $46,117,000 and $1,000 of interest and income taxes, respectively, during the period ended November 30, 1996.

10.  DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

     SFAS No 107, Disclosures about Fair Value of Financial Instruments, requires disclosure of fair value information about financial instruments whether or not recognized in the balance sheet, for which it is practicable to estimate fair value.

     Financial instruments include such items as mortgage loans held for sale, mortgage loans held for investment, interest rate contracts, notes payable, and other instruments.

     Fair value estimates are made as of a specific point in time based on the characteristics of the financial instruments and the relevant market information. Where available, quoted market prices are used. In other cases, fair values are based on estimates using other valuation techniques, such as discounting estimated future cash flows using a rate commensurate with the risks involved or other acceptable methods. These techniques involve uncertainties and are significantly affected by the assumptions used and the judgments made regarding risk characteristics of various financial instruments, prepayments, discount rates, estimates of future cash flows, future suspected loss experience, and other factors. Changes in assumptions could significantly affect these estimates. Derived fair value estimates cannot be substantiated by comparison to independent markets

                             HOMESIDE LENDING, INC.
      NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

and, in many cases, could not be realized in an immediate sale of the instrument. Also because of differences in methodologies and assumptions used to estimate fair value, HomeSide's fair values should not be compared to those of other companies.

     Under the Statement, fair value estimates are based on existing financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of HomeSide. For certain assets and liabilities, the information required under the Statement is supplemented with additional information relevant to an understanding of the fair value.

     The methods and assumptions used to estimate the fair values of each class of financial instruments are as follows:

  Cash and cash equivalents

     The carrying amount reported in the balance sheet approximates fair value.

  Mortgage loans held for sale

     Fair values are based on the estimated value at which the loans could be sold in the secondary market. These loans are priced to be sold with servicing rights retained, as is HomeSide's normal business practice.

  Accounts receivable

     Carrying amounts are considered to approximate fair value. All amounts that are assumed to be uncollectible within a reasonable time are written off.

  Risk management contracts

     Fair values are estimated based on actual market quotes or option models.

  Notes payable to banks

     The carrying amount of the notes payable to banks reported in the balance sheet approximates its fair value.

  Long-term debt

     Fair value of long-term debt is estimated by discounting estimated future cash flows using a rate commensurate with the risks involved.

  Commitments to originate mortgage loans

     Fair value is estimated using quoted market prices for securities backed by similar loans adjusted for differences in loan characteristics.

  Forward contracts to sell mortgages

     Forward contracts to sell mortgages, which represent legally binding agreements to sell loans to permanent investors at a specified price or yield, are valued using market prices for securities backed by similar loans and are reflected in the fair values of the mortgages held for sale, to the extent that these commitments relate to mortgage loans already originated, or of the related commitments to extend credit.

  Options on mortgage-backed securities

     The fair values of options are estimated based on actual market quotes. In some instances, quoted prices for the underlying loans or option models are used.

                             HOMESIDE LENDING, INC.
      NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  Fair Value

     The fair values of HomeSide's financial instruments as of November 30, 1996 are as follows:

                                                                CARRYING         FAIR
                                                                 AMOUNT         VALUE
                                                               ----------     ----------
        ASSETS
             Cash and cash equivalents.......................  $    1,183     $    1,183
             Mortgage loans held for sale....................   1,101,229      1,101,229
             Accounts receivable.............................     173,145        173,145
             Risk management contracts.......................     162,351        162,351
             Other assets....................................      44,833         44,833
        LIABILITIES
             Notes payable to banks..........................   2,010,813      2,010,813
             Long-term debt..................................      21,278         21,278
        OFF-BALANCE SHEET(1)
             Commitments to originate mortgage loans.........          --         20,836
             Mandatory forward contracts to sell mortgages...          --        (19,954)
             Options on mortgage-backed securities...........          --           (391)

---------------

(1) Parenthesis denote a liability

     Fair value estimates are made as of a specific point in time, based on relevant market data and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale HomeSide's entire holding of a particular financial instrument. Because no active market exists for some portion of HomeSide's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, current interest rates and prepayment trends, risk characteristics of various financial instruments, and other factors.

     These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in any of these assumptions used in calculating fair value would also significantly affect the estimates. Further, the fair value estimates were calculated as of November 30, 1996. Changes in market interest rates and prepayment assumptions could significantly change the fair value.

11.  RISK MANAGEMENT OF FINANCIAL INSTRUMENTS

     As discussed in Note 3, HomeSide purchases options contracts on U.S. Treasury bond futures to manage the interest rate risk related to the value of HomeSide's mortgage servicing rights. A summary of HomeSide's investments in purchased option instruments as of November 30, 1996 is as follows:

        Notional amount of U.S. Treasury bond future options...........     $3.5 billion
        Fair value of outstanding options..............................   $162.4 million

     Cash requirements for HomeSide's option contracts are limited to the initial premium paid. The amount of contracts purchased depends on certain factors, such as interest rates and growth in the mortgage servicing portfolio. HomeSide is subject to market risk to the extent that interest rates fluctuate; however, the purpose of the option contracts is to hedge the value of its mortgage servicing rights portfolio, which tends to react inversely with changes in the value of HomeSide's option contracts. HomeSide's credit risk on its option contracts is limited since the option contracts are traded on a national exchange, which guarantees performance by the counterparty.

                             HOMESIDE LENDING, INC.
      NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

12.  CONTINGENCIES

     HomeSide, along with its parent, is a defendant in a number of legal proceedings arising in the normal course of business. HomeSide, in management's estimation, has recorded adequate reserves in the financial statements for pending litigation. Management, after reviewing all actions and proceedings pending against or involving HomeSide, considers that the aggregate liabilities or loss, if any, resulting from the final outcome of these proceedings will not have a material effect on the financial position, operations or liquidity of HomeSide.

     For five years following the consummation of the BMC Acquisition, which occurred on May 31, 1996, Barnett is obligated to repurchase or reimburse HomeSide for any credit losses related to $101.0 million of loans serviced with recourse, which is less than 1.0% of HomeSide's total mortgage servicing portfolio.

13.  SUBSEQUENT EVENTS

     In February 1997, HomeSide filed a Shelf Registration Statement in connection with a public offering of various debt securities. The proceeds from the issuance of such securities, if drawn upon, will be used to fund HomeSide's operations and to repay portions of borrowings under the Bank Credit Agreement.

     On February 5, 1997, the Parent issued 8,452,500 shares of its Common Stock to the public at a price of $15.00 per share. A portion of the net proceeds from the Offering will be used to repay $70 million of the Parent's $200 million 11.25% notes at a premium of $7.9 million. The remaining net proceeds of $38.8 million will be contributed to HomeSide as additional capital and will be used to repay borrowings under the Bank Credit Facility.

                        UNAUDITED PRO FORMA CONSOLIDATED
                             FINANCIAL INFORMATION

     The unaudited pro forma consolidated financial information set forth below which is based upon management's assumptions and includes adjustments as described in the notes which follow, should be read in conjunction with the historical financial statements and notes thereto included elsewhere in this Prospectus. The Unaudited Pro Forma Consolidated Income Statement set forth below gives effect to the HLI Acquisition and the HHI Acquisition as though such transactions occurred on January 1, 1995. In addition, the unaudited consolidated financial information gives effect to the offering of Common Stock to the public by the Parent as if such transaction occurred on March 16, 1996. Results of operations for the period March 16, 1996 to November 30, 1996 include the period March 16, 1996 to November 30, 1996 for HomeSide and the period April 1, 1996 to May 30, 1996 for HHI. Results of operations for the year ended December 31, 1995 include the results of HLI and HHI for the twelve months ended December 31, 1995. Results of operations for the period ended November 30, 1996 reflect the consummation of such offering and the application of the proceeds thereof as if such transactions had occurred on March 16, 1996. The unaudited pro forma consolidated financial information does not purport to represent the results that actually would have occurred if the acquisition of HLI or the acquisition of HHI had in fact occurred as of the dates and is not intended to project HomeSide's financial position or results of operations that may be achieved for any future period.

               UNAUDITED PRO FORMA CONSOLIDATED INCOME STATEMENT
             FOR THE PERIOD MARCH 16, 1996 TO NOVEMBER 30, 1996(a)
                                 (IN MILLIONS)

                                                                                                      PRO FORMA
                                   HOMESIDE           HHI        HHI ACQUISITION       CAPITAL       HOMESIDE AND
                                 HISTORICAL(a)   HISTORICAL(a)   ADJUSTMENTS(b)    CONTRIBUTION(c)       HHI
                                 -------------   -------------   ---------------   ---------------   ------------
Revenues:
  Mortgage servicing fees......     $ 214.1          $20.6             $(0.8)(d)        $  --           $233.9
  Amortization of mortgage
     servicing rights..........      (104.3)          (8.3)             (1.0)(e)           --           (113.6)
                                    -------          -----             -----            -----           ------
          Net servicing
            revenue............       109.8           12.3              (1.8)              --            120.3
  Interest income..............        60.2            4.9               1.7(f)            --             66.8
  Interest expense.............       (46.4)          (3.5)              0.9(f)           1.7(m)         (47.3)
                                    -------          -----             -----            -----           ------
          Net interest
            revenue............        13.8            1.4               2.6               --             19.5
  Net mortgage origination
     revenue...................        43.6            5.0              (4.0)(g)           --             44.6
  Other income.................         0.6            0.7              (0.7)(h)           --              0.6
                                    -------          -----             -----            -----           ------
          Total revenue........       167.8           19.4              (3.9)             1.7            185.0
Expenses:
  Salaries and employee
     benefits..................        53.3           10.4              (5.5)(i)           --             58.2
  Occupancy and equipment......         8.3            1.6              (1.2)(j)           --              8.7
  Servicing losses on investor-
     owned loans...............        12.9             --                --               --             12.9
  Other expenses...............        28.9           12.2              (4.7)(k)           --             36.4
                                    -------          -----             -----            -----           ------
          Total expenses.......       103.4           24.2             (11.4)              --            116.2
Income before income taxes.....        64.4           (4.8)              7.5              1.7             68.8
Income tax expense.............        26.4           (0.9)              2.2(l)           0.6(l)          28.3
                                    -------          -----             -----            -----           ------
Net income.....................     $  38.0          $(3.9)            $ 5.3            $ 1.1           $ 40.5
                                    =======          =====             =====            =====           ======

---------------
 (a) Reflects HomeSide's and HHI's historical consolidated financial statements for the period March 16, 1996 to November 30, 1996 for HomeSide and for the period April 1, 1996 to May 30, 1996 for HHI. Pro forma adjustments to the historical financial statements have been completed in a manner consistent with the calendar periods of the related financial statements of HomeSide and HHI, respectively.

 (b) Reflects pro forma adjustments related to the HHI Acquisition as if such acquisition occurred on March 16, 1996. The adjustments reflect the application of purchase accounting to the HHI Acquisition and, as a result, the assets and liabilities have been adjusted to reflect the allocation of the purchase price.

 (c) On January 30, 1997, the Parent issued 8,452,500 shares of its common stock to the public at a price of $15.00 per share. The net proceeds from the offering will be used to repay $70 million of the Parent's $200 million 11.25% notes at a premium of $7.9 million. The remaining $38.8 million of net proceeds were contributed to HomeSide as additional capital and used to repay amounts outstanding under the Bank Credit Agreement. The pro forma adjustments assume such offering occurred on March 16, 1996.

 (d) In connection with the HHI Acquisition, all of the assets and liabilities of HHI were transferred to HomeSide, with the exception of certain servicing rights associated with GNMA loans retained by HHI. Mortgage servicing fees were reduced $0.8 million for servicing income earned on the loans not transferred. The income was earned during the period prior to being acquired by the Parent.

 (e) Amortization was increased by $1.5 million to reflect the allocation of the HHI purchase price to mortgage servicing rights and reduced $0.5 million to reflect amortization on mortgage servicing rights retained by HHI.

 (f) In 1996, HHI sold loans held for sale as participations to an affiliate of Barnett. The funding source was replaced with the Bank Credit Agreement. Consequently, interest income was increased by $1.7 million to adjust for interest income passed to the participations.


      Interest expense was reduced by $0.8 million to reflect the Bank Credit Agreement and $0.1 million to reflect the funding of mortgage servicing rights retained by HHI.

      Pro Forma interest expense is comprised of the following components:

        Warehouse interest expense..........................................  $(34.1)
        Interest credit on escrow deposits..................................    30.1
        Other interest expense
          Servicing secured interest expense................................   (20.0)
          Other interest expense............................................    (2.7)
                                                                              ------
        Total other interest expense........................................   (22.7)
                                                                              ------
                  Total interest expense....................................  $(26.7)
                                                                              ======


 (g) Origination revenue of $4.0 million generated by the loan production units retained by Barnett was eliminated.

 (h) Barnett retained mortgage loans held for investment. The interest earned on these loans of $0.7 million has been eliminated.

 (i) Salaries and employee benefits of $5.5 million for mortgage loan production units retained by Barnett were eliminated. The personnel associated with these positions were retained by Barnett.

 (j) Occupancy and equipment expenses of $1.2 million for loan production units retained by Barnett have been eliminated. The assets and operations associated with these functions were retained by Barnett.

 (k) Expenses have been reduced for mortgage loan production units retained by Barnett and certain mortgage servicing obligations retained by HHI. Other expenses have been adjusted to reflect amortization of debt issuance costs.

        Decrease in other expenses for loan production units retained by
          Barnett............................................................  $(3.8)
        Decrease in other expenses for mortgage servicing obligations
          retained by HHI....................................................   (0.2)
        Elimination of goodwill amortization.................................   (1.0)
        Amortization of debt issuance costs..................................    0.3
                                                                               -----
                  Net decrease in other expenses.............................  $(4.7)
                                                                               =====

 (l) Adjusts income tax expense for HomeSide's expected effective income tax rate.

 (m) Reduces interest expense to reflect the repayment of certain amounts outstanding under the BankCredit Agreement with proceeds received from the Parent's common stock offering. The pro forma adjustment was based on the assumed repayment of $38.8 million of borrowings at an average rate of 6.16% from March 16, 1996 to November 30, 1996.


---------------

Note: Numbers may not total or agree to financial statements due to rounding.

               UNAUDITED PRO FORMA CONSOLIDATED INCOME STATEMENT
                          YEAR ENDED DECEMBER 31, 1995
                                 (IN MILLIONS)

                                                                 PRO FORMA                                         PRO FORMA
                                                                 HOMESIDE                                        HOMESIDE FOR
                                    HLI            HLI          FOR THE HLI         HHI            HLI          THE HLI AND HHI
                               HISTORICAL(a)  ACQUISITION(b)    ACQUISITION    HISTORICAL(a)  ACQUISITION(c)     ACQUISITIONS
                               -------------  --------------  ---------------  -------------  --------------  -------------------
Revenues:
Mortgage servicing fees.......    $ 173.0                         $ 173.0         $ 108.6         $ 14.8(m)         $ 296.4
Gain on risk management
  contracts...................      108.7             --            108.7              --             --(n)           108.7
Amortization of mortgage
  servicing rights............     (108.0)        $ (7.7)(d)       (115.7)          (48.3)          (6.0)(o)         (170.0)
                                  -------         ------          -------         -------         ------            -------
Net servicing revenue.........      173.7           (7.7)           166.0            60.3            8.8              235.1
Interest income...............       24.3            5.4(e)          29.7            27.3            9.9(p)            66.9
Interest expense..............      (27.1)           1.7(f)         (25.4)          (20.4)          (3.2)(q)          (49.0)
                                  -------         ------          -------         -------         ------            -------
Net interest revenue..........       (2.8)           7.1              4.3             6.9            6.7               17.9
Net mortgage origination
  revenue.....................        3.4           (2.9)(g)          0.5             3.2           (3.0)(r)            0.7
Gain on sales of servicing
  rights......................       10.2          (10.2)(h)           --             9.1           (9.1)(s)             --
Other income..................        0.5             --              0.5             2.5           (2.3)(t)            0.7
                                  -------         ------          -------         -------         ------            -------
Total revenue.................      185.0          (13.7)           171.3            82.0            1.1              254.4
Expenses:
Salaries and employee
  benefits....................       45.4           (5.8)(i)         39.6            53.1          (21.5)(u)           71.2
Occupancy and equipment.......       10.0           (6.4)(j)          3.6             6.0           (4.2)(v)            5.4
Servicing losses on
  investor-owned loans........       10.0             --             10.0              --             --               10.0
Real estate acquired..........        1.1             --              1.1              --             --                1.1
Other expenses................       21.8            3.3(k)          25.1            52.9          (23.0)(w)           55.0
                                  -------         ------          -------         -------         ------            -------
Total expenses................       88.3           (8.9)            79.4           112.0          (48.7)             142.7
Income before income tax
  expense.....................       96.7           (4.8)            91.9           (30.0)          49.8              111.7
Income tax expense............       37.9           (3.0)(l)         34.9            (9.6)          20.4(x)            45.7
                                  -------         ------          -------         -------         ------            -------
Net income....................    $  58.8         $ (1.8)         $  57.0         $ (20.4)        $ 29.4            $  66.0(y)
                                  =======         ======          =======         =======         ======            =======

---------------
(a) Reflects HLI's and HHI's historical consolidated income statements for the year ended December 31, 1995 subject to certain reclassifications to conform with the pro forma income statement presentation. For HHI, amortization of goodwill and affiliate profit sharing amounts have been reclassified to conform with this pro forma presentation.

(b) Reflects pro forma adjustments related to HomeSide's initial capitalization and the HLI Acquisition, including related financing. The adjustments reflect the application of purchase accounting to the HLI Acquisition and, as a result, the assets and liabilities have been adjusted to reflect the allocation of the purchase price.

(c) Reflects pro forma adjustments related to the HHI Acquisition. The adjustments reflect the application of purchase accounting to the HHI Acquisition and, as a result, the assets and liabilities have been adjusted to reflect the allocation of the purchase price.

(d) Amortization of mortgage servicing rights was increased by $7.7 million to reflect the allocation of the HLI purchase price to servicing rights.

(e) In 1995, HLI sold loans held for sale as participations to an affiliate of Bank of Boston. This funding source was replaced with the Bank Credit Agreement. Consequently, interest income has been increased by $13.3 million to adjust for interest income passed to the participations. Bank of Boston retained mortgage loans held for investment. The interest earned on these loans of $7.9 million has been eliminated.


(f) Reflects the Bank Credit Agreement and initial HomeSide capital structure. The Bank Credit Agreement also replaced the funding of loans held for sale as participations to an affiliate of Bank of Boston. Consequently, interest expense has been increased by $10.3 million.

     The income earned on the escrow deposit accounts associated with the loan servicing portfolio reduces interest expense. Before the HLI Acquisition, these deposits were held at Bank of Boston and earned a higher benefit than would have been earned had they been held by an independent party. Reduction of $2.6 million is based on the benefit that would have been received from an independent party.

             New Bank Credit Agreement and capital structure..............    $ 14.6
             Participations to affiliate of Bank of Boston................     (10.3)
             Reduced benefit from escrow deposits.........................      (2.6)
                                                                              ------
                                                                              $  1.7
                                                                              ======

     Pro Forma interest expense is comprised of the following components:

             Warehouse interest expense...................................    $(24.8)
             Interest credit on escrow deposits...........................      32.1
             Other interest expense
               Servicing secured interest expense.........................     (31.3)
               Other interest expense.....................................      (1.4)
                                                                              ------
             Total other interest expense.................................     (32.7)
                                                                              ------
                       Total interest expense.............................    $(25.4)
                                                                              ======

(g) Mortgage origination revenue of $2.9 million generated by the branches retained by Bank of Boston was eliminated.

(h) Mortgage servicing rights were adjusted to fair value as part of the purchase accounting adjustments. Therefore no gain on sales would have been recognized since the proceeds received on the sales would have been equal to the cost basis of the mortgage servicing rights.

(i) The salaries and employee benefits incurred at the retail branches and the loan processing center retained by Bank of Boston of $5.8 million have been eliminated. The personnel associated with these positions were retained by Bank of Boston.

(j) Occupancy expenses for the retail branches and the loan processing center retained by Bank of Boston of $6.4 million have been eliminated. The assets and operations associated with these functions were retained by Bank of Boston.

(k) Reflects amortization of debt issuance costs of $3.6 million and elimination of goodwill amortization of $0.3 million.

(l) Adjusts income tax expense for the HLI Acquisition and the Parent's equity offering adjustments and HomeSide's expected effective rate.

(m) BancPLUS was acquired by HHI on February 28, 1995. Income for the period January 1, 1995 through February 28, 1995 was added to reflect the period BancPLUS was not owned by HHI. Also, servicing fee income was increased to reflect the new agreement on servicing fee rates paid on Barnett's mortgage loan portfolio.

     In connection with the HHI Acquisition, all of the assets and liabilities of HHI were transferred to HomeSide, with the exception of certain servicing rights associated with GNMA loans retained by HHI. Mortgage servicing fees were reduced $5.1 million for servicing income earned on these loans during the year.


             Period BancPLUS not owned by HHI................................  $ 9.9
             Servicing fee income............................................   10.0
             Servicing income on servicing retained by HHI...................   (5.1)
                                                                               -----
                  Net increase in mortgage servicing revenues................  $14.8
                                                                               =====

(n) At HHI, risk management contracts were not in place throughout 1995 and no gains were recognized in income to offset the decline in the value of the mortgage servicing rights and accelerated amortization due to changes in interest rates. No adjustments have been included to reflect the results of a risk management program had one been in place at HHI. After the HHI Acquisition, HomeSide extended its risk management practices to the combined servicing portfolio.

(o) Amortization of mortgage servicing rights was increased to reflect the period from January 1, 1995 through February 28, 1995 during which BancPLUS was not owned by HHI. Amortization was also increased to reflect the allocation of the HHI purchase price to mortgage servicing rights. Amortization was decreased to reflect amortization on mortgage servicing rights retained by HHI.

             Amortization for BancPLUS during period not owned by HHI........  $(2.9)
             Increased amortization..........................................   (5.9)
             Amortization on mortgage servicing rights retained by HHI.......    2.8
                                                                               -----
                  Net increase in amortization of mortgage servicing
                    rights...................................................  $(6.0)
                                                                               =====

(p) In 1995, HHI sold loans held for sale as participations to an affiliate of Barnett. This funding source will be replaced with the Bank Credit Agreement. Consequently, interest income was increased to adjust for interest income passed to the participations. Income for the period January 1, 1995 through February 28, 1995 was added to reflect the period BancPLUS was not owned by BMC. Barnett is retaining mortgage loans held for investment. The interest earned on these loans has been eliminated.

        Interest income on participations...................................    $9.6
        Period BancPLUS not owned by HHI....................................     1.4
        Elimination of interest income on mortgage loans held for
          investment........................................................     1.1
                                                                                ----
             Net increase in warehouse interest income......................    $9.9
                                                                                ====

(q) Reflects the Bank Credit Agreement and the initial HomeSide capital structure as well as interest expense incurred to fund the mortgage servicing rights retained by HHI.

     Interest expense for the period January 1, 1995 through February 28, 1995 was added to reflect the period BancPLUS was not owned by BMC.

     The income earned on the escrow deposit accounts associated with the loan servicing portfolio reduces interest expense. Before the HHI Acquisition, these deposits were held at Barnett and earned a higher benefit than would have been earned had they been held by an independent party. Reduction of $0.6 million is based on the benefit that would have been received from an independent party.

             New Bank Credit Agreement and capital structure................   $(1.6)
             Interest expense to fund mortgage servicing rights retained by
              HHI...........................................................     0.9
             Period BancPLUS not owned by HHI...............................    (1.9)
             Reduced benefit from escrow deposits...........................    (0.6)
                                                                               -----
                                                                               $(3.2)
                                                                               =====

     Pro Forma interest expense is comprised of the following components:

        Warehouse interest expense........................................    $(40.9)
        Interest credit on escrow deposits................................      31.2
        Servicing secured interest expense................................     (13.9)
                                                                              ------
             Total interest expense.......................................    $(23.6)
                                                                              ======

(r) Origination revenue of $3.0 million generated by the loan production units retained by Barnett was eliminated.

(s) Mortgage servicing rights were adjusted to fair value as part of the purchase accounting adjustments. Because the proceeds received on the sales would have been equal to the adjusted carrying value of the mortgage servicing rights, no gain on sales would have been recognized.

(t) Other income of $2.3 million generated by the branches retained by Barnett was eliminated.

(u) Salaries and employee benefits for the period January 1, 1995 through February 28, 1995 were added to reflect the period BancPLUS was not owned by HHI. Salaries and employee benefits for mortgage loan production units retained by Barnett were eliminated.

             Period BancPLUS not owned by HHI...............................  $  5.6
             Decrease in salaries and employee benefits for loan production
              units retained by Barnett.....................................   (27.1)
                                                                              ------
             Net decrease in salaries and employee benefits.................  $(21.5)
                                                                              ======

(v) Occupancy and equipment expenses of $4.2 million for loan production units retained by Barnett have been eliminated.

(w) Expenses have been reduced for mortgage loan production units retained by Barnett and certain mortgage servicing obligations retained by HHI. Other expenses for the period January 1, 1995 through February 28, 1995 were added to reflect the period BancPLUS was not owned by HHI. Other expenses have been adjusted to reflect amortization of debt issuance costs and amortization of goodwill.

             Decrease in other expenses for loan production units retained by Barnett....................................................  $(25.8)
             Decrease in expenses for certain mortgage servicing obligations
              retained by HHI...............................................    (1.4)
             Period BancPLUS not owned by HHI -- other expenses.............     3.9
             Amortization of debt issuance costs............................     2.0
             Adjustment to amortization of goodwill.........................    (1.7)
                                                                              ------
                  Net decrease in other expenses............................  $(23.0)
                                                                              ======

(x) Adjusts income tax expense for the HHI Acquisition and Offering Adjustments and HomeSide's expected effective rate.

(y) The pro forma financial statements for the year ended December 31, 1995 have been prepared under the accounting policies used by HLI and HHI during that period. Effective January 1, 1996, HLI and HHI prospectively adopted SFAS 122, "Accounting for Mortgage Servicing Rights." This statement, among other provisions, requires that the value of mortgage servicing rights associated with mortgage loans originated by an entity be capitalized as assets. The value of originated mortgage servicing rights (OMSR) is determined by allocating the total costs of the mortgage loans between the loans and the mortgage servicing rights based on their relative fair values. Also, the new statement requires that capitalized mortgage servicing rights be evaluated for impairment based on the fair value of these rights. For purposes of determining impairment, mortgage servicing rights that are capitalized after the adoption of this statement are stratified based on one or more of the predominant risk characteristics of the underlying loans. Impairment is recognized through a valuation allowance for each impaired stratum.

     Had this statement been adopted January 1, 1995, net mortgage origination revenue would have increased by $10.6 million and $2.8 million for pro forma HLI and pro forma HHI, respectively, for the effect on income of recording OMSR. If these provisions of SFAS 122 were applied to the pro forma financial statements for the year ended December 31, 1995, additional amortization of mortgage servicing rights of $45.0 million and $10.0 million would have been recorded for pro forma HLI and pro forma HHI, respectively, due to the interest rate environment during 1995. As a result of the above adjustments, pro forma HomeSide for the HLI Acquisition and the Offering net income would have been $27.8 million and pro forma HomeSide for the HLI and HHI Acquisitions and the Offering net income would have been $28.1 million for the year ended December 31, 1995.

---------------
Note: Numbers may not total or agree to financial statements due to rounding.

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

                        BANCBOSTON MORTGAGE CORPORATION
(Acquired by HomeSide, Inc. on March 15, 1996 and now known as HomeSide Lending,
                                     Inc.)

                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                                  DECEMBER 31, 1995   MARCH 15, 1996
                                                                  -----------------   --------------
                                                                        (DOLLARS IN THOUSANDS)
                                                                                       (UNAUDITED)
Cash and cash equivalents.....................................        $       830       $   23,216
Mortgage loans:
     Held for sale............................................           388,436           641,465
     Held for investment......................................            33,183            65,068
Accounts receivable...........................................            82,473            45,183
Accounts receivable from Bank of Boston and affiliates........               343           --
Pool loan purchases...........................................            65,272            56,261
Mortgage claims receivable, net...............................            45,422            17,563
Mortgage servicing rights receivable, net.....................           533,891           522,469
Excess mortgage servicing rights receivable, net..............            17,447            20,393
Accrued and deferred income taxes.............................            40,724            77,257
Real estate acquired..........................................             2,627             2,797
Premises and equipment, net...................................            25,386            25,071
Other assets..................................................            18,269            16,159
                                                                      ----------        ----------
Total assets..................................................        $1,254,303        $1,512,902
                                                                      ==========        ==========
                                LIABILITIES AND STOCKHOLDER'S EQUITY
Note payable to Bank of Boston................................        $  966,000        $1,256,000
Accounts payable and accrued liabilities......................            51,683           130,382
Accrued income taxes payable..................................            36,213           --
Long term debt................................................            13,816            13,790
                                                                      ----------        ----------
Total liabilities.............................................         1,067,712         1,400,172
                                                                      ----------        ----------
Common stock, $1 par value per share; 10,000 shares
  authorized;
  100 shares issued and outstanding...........................            --                 --
Additional paid in capital....................................           156,666           156,666
Retained earnings (accumulated deficit).......................            29,925           (43,936)
                                                                      ----------        ----------
Total stockholder's equity....................................           186,591           112,730
                                                                      ----------        ----------
Total liabilities and stockholder's equity....................        $1,254,303        $1,512,902
                                                                      ==========        ==========

   The accompanying notes are an integral part of these financial statements.

                        BANCBOSTON MORTGAGE CORPORATION
         (Acquired by HomeSide, Inc. on March 15, 1996 and now known as
                            HomeSide Lending, Inc.)

       CONSOLIDATED STATEMENTS OF INCOME AND RETAINED EARNINGS (DEFICIT)

                                                                                     FOR THE PERIOD
                                                                  FOR THE QUARTER   JANUARY 1, 1996
                                                                       ENDED            THROUGH
                                                                  MARCH 31, 1995     MARCH 15, 1996
                                                                  ---------------   ----------------
                                                                        (DOLLARS IN THOUSANDS)
                                                                             (UNAUDITED)
Revenues:
Mortgage servicing fees.....................................         $  43,657         $   38,977
Gain (loss) on hedge contracts..............................             3,612           (128,795)
Amortization of mortgage servicing rights...................           (23,103)            (7,245)
                                                                     ---------         ----------
     Net servicing revenue..................................            24,166            (97,063)
Interest income.............................................             4,122              8,423
Interest expense............................................            (6,079)           (10,089)
                                                                     ---------         ----------
     Net interest revenue...................................            (1,957)            (1,666)
Net mortgage origination revenue............................            (1,083)             7,638
Gain on sale of servicing rights............................             4,285                 --
Other income................................................                13                253
                                                                     ---------         ----------
     Total revenue..........................................            25,424            (90,838)
Expenses:
Salaries and employee benefits..............................            11,696             10,287
Occupancy and equipment.....................................             2,358              2,041
Servicing losses on investor-owned loans....................               733              5,560
Real estate acquired........................................               218                291
Other expenses..............................................             4,713              7,377
                                                                     ---------         ----------
                                                                        19,718             25,556
Income (loss) before income taxes...........................             5,706           (116,394)
Income tax expense (benefit)................................             2,277            (42,533)
                                                                     ---------         ----------
Net income (loss)...........................................             3,429            (73,861)
Retained (deficit) earnings at beginning of period..........           (28,901)            29,925
                                                                     ---------         ----------
Accumulated deficit at end of period........................         $ (25,472)        $  (43,936)
                                                                     =========         ==========

   The accompanying notes are an integral part of these financial statements.

                        BANCBOSTON MORTGAGE CORPORATION
(Acquired by HomeSide, Inc. on March 15, 1996 and now known as
                HomeSide Lending, Inc.)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                       FOR THE       FOR THE PERIOD
                                                                       QUARTER       JANUARY 1, 1996
                                                                        ENDED            THROUGH
                                                                    MARCH 31, 1995   MARCH 15, 1996
                                                                    --------------   ---------------
                                                                         (DOLLARS IN THOUSANDS)
                                                                              (UNAUDITED)
Cash flows provided by (used in) operating activities:
     Net income (loss)..........................................       $   3,429       $   (73,861)
     Amortization...............................................          23,185             7,327
     Depreciation...............................................             769               719
     Servicing losses on investor-owned loans...................             733             5,560
     Write down of real estate owned............................             109             1,067
     Gain (loss) on risk management contracts...................          (3,612)          128,795
     Loss on sale of mortgage servicing rights..................          (4,285)            --
     Capitalized excess mortgage servicing receivable...........             355            (3,967)
     Mortgage loans originated and purchased for sale...........        (426,918)       (2,027,741)
     Proceeds and principal repayments of mortgage loans held
       for sale.................................................         627,155         1,774,712
     Change in accounts receivable..............................             394            37,633
     Change in accrued and deferred income taxes................          (3,371)          (72,746)
     Change in pool loan purchases..............................          (2,269)            9,011
     Change in mortgage claims receivable.......................             477            25,863
     Change in other assets and accounts payable and accrued
       liabilities..............................................         (18,578)           75,167
                                                                       ---------       -----------
Net cash provided by (used in) operating activities.............         197,573          (112,461)
                                                                       ---------       -----------
Cash flows used in investing activities:
     Net origination of loans held for investment...............         (71,908)          (31,885)
     Purchase of premises and equipment.........................            (668)             (404)
     Purchase and origination of mortgage servicing rights......          (6,934)          (60,171)
     Proceeds from (purchase of) risk management contracts......           3,262           (63,426)
     Proceeds from sale of mortgage servicing rights............           4,285          --
     Proceeds from sale of real estate owned....................             559               759
                                                                       ---------       -----------
Net cash used in investing activities...........................         (71,404)         (155,127)
                                                                       ---------       -----------
Cash flows (used in) provided by financing activities:
     Net (repayments to) borrowings from Bank of Boston.........        (130,522)          290,000
     Repayment of long term debt................................             (46)              (26)
                                                                       ---------       -----------
     Net cash (used in) provided by financing activities........        (130,568)          289,974
                                                                       ---------       -----------
Net (decrease) increase in cash.................................          (4,399)           22,386
     Cash at beginning of period................................           5,653               830
                                                                       ---------       -----------
Cash at end of period...........................................       $   1,254       $    23,216
                                                                       =========       ===========
Supplemental disclosures of cash flow information:
Cash paid during the period for:
     Interest...................................................       $   9,165       $     9,211
                                                                       =========       ===========
     Income taxes...............................................       $   5,648       $    30,213
                                                                       =========       ===========

   The accompanying notes are an integral part of these financial statements.

                        BANCBOSTON MORTGAGE CORPORATION
(Acquired by HomeSide, Inc. on March 15, 1996 and now known as HomeSide Lending,
                                     Inc.)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  BASIS OF PRESENTATION

     The accompanying unaudited consolidated financial statements of BancBoston Mortgage Corporation (the "Company") have been prepared in accordance with generally accepted accounting principles for interim financial information and in accordance with Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements and should be read in conjunction with the audited consolidated financial statements of the Company for the year ended December 31, 1995. In the opinion of management of the Company, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the period January 1, 1996 to March 15, 1996 are not necessarily indicative of the results that may be expected for the year ended December 31, 1996.

     The accompanying interim financial statements of the Company have been prepared for the period January 1, 1996 to March 15, 1996, the date the Company was sold, as discussed in "ORGANIZATION" below. Results of operations for periods subsequent to March 15, 1996 will be included in future financial statements of HomeSide, Inc. Results of operations for the three months ended March 31, 1995 have been presented for comparative purposes.

2.  ORGANIZATION

     Prior to March 15, 1996, the Company was a wholly-owned subsidiary of the First National Bank of Boston (Bank of Boston), which is a wholly-owned subsidiary of Bank of Boston Corporation. Upon the close of business on March 15, 1996, Bank of Boston Corporation sold the Company to certain affiliates of Thomas H. Lee Company and Madison Dearborn Capital Partner, L.P. (Investors), creating an independent mortgage company, which was named HomeSide, Inc. Under terms of the transaction, Bank of Boston received cash and an equity interest in the new company. The investors retained a majority interest in the new company.

     On May 31, 1996, Barnett Banks, Inc. (Barnett) sold Barnett Mortgage Company (now HomeSide Holdings, Inc.), which owned certain of Barnett's mortgage banking operations, primarily its servicing portfolio and proprietary mortgage banking software systems, to HomeSide, Inc. Barnett received cash and an affiliate of Barnett acquired an ownership interest in HomeSide, Inc. for cash.

3.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The Company's accounting policies are discussed in Note 2 of the audited consolidated financial statements of the Company for the year ended December 31, 1995. The accounting policies of the Company for the periods presented in the accompanying interim financial statements conform to the policies presented in the audited consolidated financial statements for the year ended December 31, 1995, except for the adoption of Statement of Financial Accounting Standards No. 122, "Accounting for Mortgage Servicing Rights" (SFAS 122).

     On January 1, 1996, the Company adopted SFAS 122 which, among other provisions, requires that the value of mortgage servicing rights associated with mortgage loans originated by an entity be capitalized as assets. The value of the Company's originated mortgage servicing rights (OMSR) is determined by allocating the total costs of the mortgage loans between the loans and the mortgage servicing rights based on their relative fair values. Previously, OMSR were included with the cost of the related loans and considered in determining the gain or loss on sale when the loans were sold. Through March 15, 1996, the Company capitalized $2,067,000 of OMSR, which had the effect of increasing net mortgage origination revenue by $2,067,000 for the period January 1, 1996 to March 15, 1996 since a portion of the basis of loans originated for sale was allocated to OMSR.

                        BANCBOSTON MORTGAGE CORPORATION
(Acquired by HomeSide, Inc. on March 15, 1996 and now known as HomeSide Lending,
                                     Inc.)
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     SFAS 122 also requires that capitalized mortgage servicing rights be evaluated for impairment based on the fair value of these rights. For purposes of determining impairment, the Company's mortgage servicing rights are stratified based on interest rate and type of loan (conventional/government). Impairment, if any, is recognized through a valuation allowance for each impaired stratum. The Company did not record any impairment charges related to its mortgage servicing right portfolio for the period January 1, 1996 to March 15, 1996. Since SFAS 122 prohibits retroactive application, historical accounting results have not been restated and, accordingly, the accounting results for the quarter ended March 31, 1995 are not directly comparable with the period January 1, 1996 to March 15, 1996.

4.  RISK MANAGEMENT ACTIVITIES

     As discussed in the Company's audited financial statements for the year ended December 31, 1995, the Company has a risk management policy designed to protect the economic value of its mortgage servicing portfolio from declines in value due to increases in estimated prepayment speeds, which are primarily influenced by declines in interest rates. During the first quarter of 1996, long-term interest rates increased, reversing the declining trend which prevailed during 1995. As a result, from January 1, 1996 to March 15, 1996, the Company recognized a loss on risk management contracts of $128,795,000, which included a reversal of $86,500,000 in unrealized gains recognized during 1995.

                            BARNETT MORTGAGE COMPANY
(Acquired by HomeSide, Inc. on May 31, 1996 and now known as HomeSide Holdings,
                                     Inc.)

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                 FOR THE PERIOD APRIL 1, 1996 TO MAY 30, 1996, THE PERIOD JANUARY 1, 1996 TO MAY 30, 1996 AND
                  THE THREE AND SIX MONTHS ENDED JUNE 30, 1995

                                                        FOR THE PERIOD
                                       FOR THE THREE    APRIL 1, 1996      FOR THE SIX      FOR THE PERIOD
                                       MONTHS ENDED       TO MAY 30,       MONTHS ENDED     JANUARY 1, 1996
                                       JUNE 30, 1995         1996         JUNE 30, 1995     TO MAY 30, 1996
                                       -------------    --------------    --------------    ---------------
                                                                   (UNAUDITED)
Mortgage Origination Revenue:
     Mortgage origination fees........  $  3,469,496       $ 1,646,405      $  6,004,619      $  7,288,487
     Gain on sales of loans, net......       994,681        (3,382,960)        1,513,615           482,097
                                        ------------       -----------      ------------      ------------
          Total mortgage origination
            revenue...................     4,464,177        (1,736,555)        7,518,234         7,770,584
                                        ------------       -----------      ------------      ------------
Interest Income (Expense):
     Interest income..................     4,420,002         5,637,821         7,002,527        14,216,288
     Interest expense, substantially
       all to affiliates..............    (6,766,123)       (3,479,782)       (9,684,960)       (9,574,047)
                                        ------------       -----------      ------------      ------------
          Net interest income
            (expense).................    (2,346,121)        2,158,039        (2,682,433)        4,642,241
                                        ------------       -----------      ------------      ------------
Mortgage Servicing Revenue:
     Mortgage servicing income........    22,438,636        15,706,692        35,723,498        38,833,222
     Mortgage servicing income from
       affiliates.....................     6,407,273         5,464,308        12,502,709        13,626,195
     Amortization of capitalized
       mortgage servicing rights......   (12,123,793)       (8,455,734)      (20,474,792)      (25,467,112)
                                        ------------       -----------      ------------      ------------
     Net mortgage servicing revenue...    16,722,116        12,715,266        27,751,415        26,992,305
                                        ------------       -----------      ------------      ------------
Other Income..........................     6,203,385         1,678,385         7,054,383         1,739,967
                                        ------------       -----------      ------------      ------------
     Total revenues...................    25,043,557        14,815,135        39,641,599        41,145,097
                                        ------------       -----------      ------------      ------------
Expenses:
     Salaries and benefits............    14,300,768        10,401,903        23,433,243        25,172,581
     General and administrative.......    12,119,341         6,816,094        20,402,735        20,748,278
     Occupancy and equipment..........     2,424,081         1,568,623         3,941,229         3,719,982
     Amortization of goodwill.........     1,673,052           928,449         2,225,827         2,323,547
                                        ------------       -----------      ------------      ------------
          Total expenses..............    30,517,242        19,715,069        50,003,034        51,964,388
                                        ------------       -----------      ------------      ------------
Loss Before Income Taxes..............    (5,473,685)       (4,899,934)      (10,361,435)      (10,819,291)
Income Tax Benefit....................    (2,117,689)         (914,901)       (2,876,941)       (2,476,272)
                                        ------------       -----------      ------------      ------------
Net Loss..............................  $ (3,355,996)      $(3,985,033)     $ (7,484,494)     $ (8,343,019)
                                        ============       ===========      ============      ============

   The accompanying notes are an integral part of these financial statements.

                            BARNETT MORTGAGE COMPANY
(Acquired by HomeSide, Inc. on May 31, 1996 and now known as HomeSide Holdings,
                                     Inc.)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
               FOR THE PERIOD JANUARY 1, 1996 TO MAY 30, 1996 AND
                       THE SIX MONTHS ENDED JUNE 30, 1996

                                                               FOR THE SIX       FOR THE PERIOD
                                                              MONTHS ENDED       JANUARY 1, 1996
                                                              JUNE 30, 1995      TO MAY 30, 1996
                                                             ---------------     ---------------
                                                                         (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss.................................................   $  (7,484,494)      $  (8,343,019)
  Adjustments to reconcile net loss to net cash (used in)
     provided by operating activities:
     Amortization of purchased mortgage servicing rights...       19,334,513          24,141,074
     Amortization of excess servicing fees.................        1,140,279           1,326,038
     Amortization of goodwill..............................        2,225,827           2,323,547
     Depreciation and amortization of property and
       equipment...........................................        1,379,438           1,389,879
     Capitalization of excess servicing fees...............         (131,847)         (6,436,908)
     Gain on sale of mortgage servicing rights.............       (4,849,738)                 --
     Proceeds from sale of mortgage servicing rights.......        8,393,052                  --
     Origination of loans held for sale....................   (1,068,052,000)     (1,204,553,000)
     Sales of mortgage loans held for sale.................      992,831,897       1,422,203,868
     Changes in assets and liabilities:
          Accounts receivable, net.........................        1,770,362          32,354,311
          Other assets.....................................          787,082         (22,768,003)
          Accounts payable and accrued liabilities.........       (4,477,798)        (17,277,852)
          Other, net.......................................          106,024                  --
                                                              --------------      --------------
               Total adjustments...........................      (49,542,909)        232,702,954
                                                              --------------      --------------
               Net cash (used in) provided by operating
                 activities................................      (57,027,403)        224,359,935
                                                              --------------      --------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchased and originated mortgage servicing rights.......       (3,149,621)        (17,869,158)
  Net increase in loans held for investment................       (8,709,611)        (14,137,015)
  Net increase in real estate owned........................         (484,074)           (837,758)
  Purchase of property and equipment, net of retirements...         (437,833)           (647,946)
  Net assets acquired by Barnett...........................               --          10,784,220
  Business acquisitions, net of cash acquired..............     (158,747,064)                 --
                                                              --------------      --------------
          Net cash used in investing activities............     (171,528,203)        (22,707,657)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net increase (decrease) in notes payable.................       70,819,419        (233,671,822)
  Capital contributions....................................      167,331,263          28,233,505
                                                              --------------      --------------
          Net cash provided by (used in) financing
activities.................................................      238,150,682        (205,438,317)
                                                              --------------      --------------
NET INCREASE (DECREASE) IN CASH............................        9,595,076          (3,786,039)
CASH AT BEGINNING OF PERIOD................................        3,900,572          14,987,783
                                                              ==============      ==============
CASH AT END OF PERIOD......................................   $   13,495,648      $   11,201,744
                                                              ==============      ==============

   The accompanying notes are an integral part of these financial statements.

                            BARNETT MORTGAGE COMPANY
(Acquired by HomeSide, Inc. on May 31, 1996 and now known as HomeSide Holdings,
                                     Inc.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         MAY 30, 1996 AND JUNE 30, 1995

1.  BASIS OF PRESENTATION

     The consolidated financial statements include the accounts of Barnett Mortgage Company ("BMC") and its wholly owned subsidiaries, BancPLUS Financial Corporation ("BancPLUS") and Loan America Financial Corporation ("LAFC"). Wholly owned subsidiaries of BancPLUS include BancPLUS Mortgage Corp. and Honolulu Mortgage Company, Inc. ("HMC"). As discussed in Note 2, BancPLUS and LAFC were acquired in 1995 and 1994, respectively. These acquisitions were accounted for as purchases; therefore, BancPLUS and LAFC are included in the consolidated financial statements from their respective dates of acquisition. BMC is a wholly owned subsidiary of Barnett Banks, Inc. (the "Parent"). All significant intercompany accounts and transactions have been eliminated in consolidation.

2.  ORGANIZATION

     On February 28, 1995, BMC completed the acquisition of BancPLUS for approximately $167 million in cash. BancPLUS and its wholly owned subsidiaries are full service mortgage bankers based in San Antonio, Texas and Honolulu, Hawaii, who had total assets of $244 million and a servicing portfolio of $13.9 billion at the date of acquisition. The purchase price in excess of net assets acquired was $113 million.

     On October 1, 1994, BMC completed the acquisition of LAFC for $60 million. LAFC was a Miami based wholesale mortgage banking company which had assets of $180 million and a servicing portfolio of approximately $4 billion at the date of acquisition. The purchase price in excess of net assets acquired was $29 million.

     On May 31, 1996, the parent sold BMC to HomeSide, Inc. Barnett received cash and an affiliate of Barnett received an ownership interest in HomeSide, Inc. for cash. As of May 31, 1996, BMC ceased to exist as a separate company and operations for periods subsequent to that date will be included in the results of operations of HomeSide, Inc. Accordingly, a May 31, 1996, balance sheet is not presented for BMC and statement of operations data does not include periods subsequent to May 30, 1996.

3.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     BMC's accounting policies are discussed in Note 1 of the audited consolidated financial statements for the year ended December 31, 1995. The accounting policies of BMC for the periods presented in the accompanying interim financial statements conform to the policies presented in the audited consolidated financial statements for the year ended December 31, 1995, except for the adoption of Statement of Financial Accounting Standards No. 122, "Accounting for Mortgage Servicing Rights" ("SFAS 122").

     On January 1, 1996, BMC adopted SFAS 122 which, among other provisions, requires that the value of mortgage servicing rights associated with mortgage loans originated by an entity be capitalized as assets. The adoption of SFAS 122 resulted in capitalized originated mortgage servicing rights ("OMSR") of $5,892,000 and $13,353,000 for the periods April 1, 1996 to May 30, 1996 and
January 1, 1996 to May 30, 1996, respectively.

     SFAS 122 requires that capitalized mortgage servicing rights be evaluated for impairment based on the fair value of these rights. For purposes of determining impairment, BMC's mortgage servicing rights are stratified based on interest rate, fixed rate versus adjustable rate, and type of loan (conventional versus government). Impairment, if any, is recognized through a valuation allowance for each stratum. BMC did not recognize any impairment charges related to its mortgage servicing rights portfolio for the periods April 1, 1996 to May 30, 1996 and January 1, 1996 to May 30, 1996.

     Since SFAS 122 prohibits retroactive application, historical accounting results have not been restated and, accordingly, the accounting results for the periods April 1, 1996 to May 30, 1996 and January 1, 1996 to May 30, 1996 are not directly comparable with the three and six months ended June 30, 1995.

                       REPORT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
BancBoston Mortgage Corporation

     We have audited the accompanying consolidated balance sheets of BancBoston Mortgage Corporation as of December 31, 1994 and 1995, and the related consolidated statements of operations and retained earnings and cash flows for each of the three years in the period then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of BancBoston Mortgage Corporation as of December 31, 1994 and 1995, and the consolidated results of their operations and their cash flows for each of the three years in the period then ended, in conformity with generally accepted accounting principles.

     As discussed in Notes 2 and 10, BancBoston Mortgage Corporation adopted Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, and changed its method of accounting for purchased mortgage servicing rights, effective January 1, 1993. BancBoston Mortgage Corporation also changed its method of accounting for mortgage servicing fee income, effective January 1, 1994.

COOPERS & LYBRAND L.L.P.

Jacksonville, Florida

January 18, 1996, except
  for the second paragraph
  of Note 1 and the fifth
  paragraph of Note 2, as to
  which the date is March 4, 1996

                        BANCBOSTON MORTGAGE CORPORATION
(Acquired by HomeSide, Inc. on March 15, 1996 and now known as HomeSide Lending,
                                     Inc.)

                          CONSOLIDATED BALANCE SHEETS

                                                                           AT DECEMBER 31,
                                                                      -------------------------
                                                                         1994           1995
                                                                      ----------     ----------
                                                                           (IN THOUSANDS)
                                            ASSETS
Cash................................................................  $    5,653     $      830
Mortgage loans
  Held for sale.....................................................     271,215        388,436
  Held for investment...............................................      28,589         33,183
Purchased mortgage servicing rights, net............................     415,815        533,891
Excess mortgage servicing receivable, net...........................      15,333         17,447
Accounts receivable.................................................      66,390         82,473
Accounts receivable from Bank of Boston and affiliates..............         373            343
Pool loan purchases.................................................      77,477         65,272
Mortgage claims receivable, net.....................................      48,835         45,422
Deferred tax asset..................................................      31,012         40,724
Real estate acquired................................................         924          2,627
Premises and equipment, net.........................................      25,279         25,386
Other assets........................................................      19,992         18,269
                                                                      ----------     ----------
          Total Assets..............................................  $1,006,887     $1,254,303
                                                                      ==========     ==========

                              LIABILITIES & STOCKHOLDER'S EQUITY

Note payable to Bank of Boston......................................  $  779,021     $  966,000
Accounts payable and accrued liabilities............................      81,269         51,683
Accrued income taxes................................................       4,825         36,213
Long-term debt......................................................      14,007         13,816
                                                                      ----------     ----------
          Total Liabilities.........................................     879,122      1,067,712
                                                                      ----------     ----------
Commitments and Contingencies (Notes 1, 9, 11, 13 and 15)
Stockholder's Equity:
  Common stock, $1 par value per share: 10,000 shares authorized;
     100 shares issued and outstanding
  Additional paid-in capital........................................     156,666        156,666
  Retained earnings (Accumulated deficit)...........................     (28,901)        29,925
                                                                      ----------     ----------
     Total Stockholder's Equity.....................................     127,765        186,591
                                                                      ----------     ----------
          Total Liabilities & Stockholder's Equity..................  $1,006,887     $1,254,303
                                                                      ==========     ==========

   The accompanying notes are an integral part of these financial statements.

                        BANCBOSTON MORTGAGE CORPORATION
(Acquired by HomeSide, Inc. on March 15, 1996 and now known as HomeSide Lending,
                                     Inc.)

          CONSOLIDATED STATEMENTS OF OPERATIONS AND RETAINED EARNINGS

                                                                 YEARS ENDED DECEMBER 31,
                                                           ------------------------------------
                                                             1993          1994         1995
                                                           ---------     --------     ---------
                                                                      (IN THOUSANDS)
Revenues:
  Mortgage servicing fees................................  $ 111,822     $140,491     $ 173,038
  Gain (loss) on risk management contracts...............      6,688       (6,702)      108,702
  Amortization of mortgage servicing rights..............   (112,492)     (66,801)     (108,013)
                                                           ---------     --------     ---------
     Net servicing revenue...............................      6,018       66,988       173,727
                                                           ---------     --------     ---------
  Interest income........................................     50,156       31,585        24,324
  Interest expense.......................................    (44,199)     (33,952)      (27,128)
                                                           ---------     --------     ---------
     Net interest revenue................................      5,957       (2,367)       (2,804)
                                                           ---------     --------     ---------
  Net mortgage origination revenue.......................      6,173        4,983         3,417
  Gain on sales of servicing rights......................        651       10,862        10,230
  Other income...........................................         50          147           511
                                                           ---------     --------     ---------
          Total Revenue..................................     18,849       80,613       185,081
                                                           ---------     --------     ---------
Expenses:
  Salaries and employee benefits.........................     33,096       40,370        45,381
  Occupancy and equipment................................      7,966        9,012        10,009
  Servicing losses on investor-owned loans...............      2,770        7,177         9,981
  Real estate acquired...................................      1,600          253         1,054
  Other expenses.........................................     22,058       19,326        21,896
                                                           ---------     --------     ---------
          Total Expenses.................................     67,490       76,138        88,321
                                                           ---------     --------     ---------
Income (loss) before income taxes and cumulative
  effects of changes in accounting principles............    (48,641)       4,475        96,760
Income tax expense (benefit) before cumulative
  effects of changes in accounting principles:
  Current................................................     (1,425)       4,773        47,646
  Deferred...............................................    (15,859)      (2,248)       (9,712)
                                                           ---------     --------     ---------
          Total Income Tax Expense (Benefit).............    (17,284)       2,525        37,934
                                                           ---------     --------     ---------
Income (loss) before cumulative effects of changes
  in accounting principles...............................    (31,357)       1,950        58,826
Cumulative effect on prior years of:
Change in purchased mortgage servicing rights (PMSR)
  valuation method, net of tax...........................    (59,921)          --            --
Change in accounting for income taxes....................      6,093           --            --
Change in accounting for mortgage servicing fee income,
  net of tax.............................................         --        3,455            --
                                                           ---------     --------     ---------
     Net Income (Loss)...................................    (85,185)       5,405        58,826
Retained Earnings (Accumulated Deficit), January 1.......     50,879      (34,306)      (28,901)
                                                           ---------     --------     ---------
Retained Earnings (Accumulated Deficit), December 31.....  $ (34,306)    $(28,901)    $  29,925
                                                           =========     ========     =========

   The accompanying notes are an integral part of these financial statements.

                        BANCBOSTON MORTGAGE CORPORATION
(Acquired by HomeSide, Inc. on March 15, 1996 and now known as HomeSide Lending,
                                     Inc.)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                               YEARS ENDED DECEMBER 31,
                                                      -------------------------------------------
                                                         1993            1994            1995
                                                      -----------     -----------     -----------
                                                                    (IN THOUSANDS)
Cash flows (used in) provided by operating
  activities:
  Net income (loss).................................   $  (85,185)     $    5,405     $    58,826
  Adjustments to reconcile net income (loss) to cash
     (used in) provided by operations:
     Cumulative effects of change in:
       PMSR valuation, net of tax...................       59,921              --              --
       Accounting for income taxes..................       (6,093)             --              --
       Accounting for mortgage servicing fees, net
          of tax....................................           --          (3,455)             --
     Amortization...................................      117,177          67,207         108,404
     Depreciation...................................        2,243           2,621           3,133
     Servicing losses on investor-owned loans.......        2,770           7,177           9,981
     Deferred tax benefit...........................      (15,859)         (2,248)         (9,712)
     Gain on sale of mortgage servicing rights......         (651)        (10,862)        (10,230)
     (Gain) loss on risk management contracts.......       (6,688)          6,702        (108,702)
     Write down of real estate acquired.............        1,113           1,066           1,699
     Capitalized excess mortgage servicing
       receivable...................................      (13,557)         (3,653)         (7,513)
     Mortgage loans originated and purchased for
       sale.........................................   (8,525,347)     (4,673,100)     (4,816,964)
     Proceeds and principal repayments of mortgage
       loans held for sale..........................    8,395,528       5,005,969       4,694,909
     Change in accounts receivable..................      (13,827)         (7,482)        (16,053)
     Change in pool loan purchases..................       (1,345)          9,002          12,205
     Change in mortgage claims receivable...........      (13,681)          4,574          (5,383)
     Change in accrued income taxes.................       (3,584)         (1,231)         31,388
     Change in other assets and accounts payable and
       accrued liabilities..........................       (3,154)        (13,051)        (11,899)
                                                      -----------     -----------     -----------
     Net cash (used in) provided by operating
       activities...................................     (110,219)        394,641         (65,911)
                                                      -----------     -----------     -----------

Cash flows used in investing activities:
  Principal payments on mortgage loans
     held for investment............................        7,038          11,216          12,966
  Purchase of premises and equipment................       (4,170)         (5,355)         (3,141)
  Acquisition of Bell Mortgage......................           --              --            (891)
  Purchase of mortgage servicing rights.............     (124,693)       (164,047)       (193,013)
  Proceeds from risk management contracts, net......        6,688          (9,641)         27,120
  Proceeds from real estate acquired................        5,010           2,773           2,610
  Proceeds from sales of mortgage servicing
     rights.........................................          651          10,862          28,649
                                                      -----------     -----------     -----------
     Net cash used in investing activities..........     (109,476)       (154,192)       (125,700)
                                                      -----------     -----------     -----------

   The accompanying notes are an integral part of these financial statements.

                        BANCBOSTON MORTGAGE CORPORATION
(Acquired by HomeSide, Inc. on March 15, 1996 and now known as HomeSide Lending,
                                     Inc.)

              CONSOLIDATED STATEMENTS OF CASH FLOWS -- (CONTINUED)

                                                               YEARS ENDED DECEMBER 31,
                                                         1993            1994            1995
                                                      -----------     -----------     -----------
                                                                    (IN THOUSANDS)
Cash flows provided by (used in) financing
  activities:
  Borrowings from Bank of Boston....................    7,674,500       3,988,224       3,669,085
  Repayments to Bank of Boston......................   (7,455,481)     (4,228,214)     (3,482,106)
  Repayment of long-term debt.......................         (159)           (173)           (191)
                                                      -----------     -----------     -----------
     Net cash provided by (used in) financing
       activities...................................      218,860        (240,163)        186,788
                                                      -----------     -----------     -----------
Net (decrease) increase in cash.....................         (835)            286          (4,823)
  Cash at January 1.................................        6,202           5,367           5,653
                                                      -----------     -----------     -----------
  Cash at December 31...............................  $     5,367     $     5,653     $       830
                                                      ===========     ===========     ===========

Supplemental disclosures of cash flow information:
  Cash paid during the year for:
     Interest.......................................  $    44,809     $    32,819     $    27,498
                                                      ===========     ===========     ===========
     Income taxes...................................  $     2,158     $     7,864     $    16,258
                                                      ===========     ===========     ===========

Supplemental schedule of non-cash investing
  activities:
  BBMC purchased bulk mortgage servicing rights
     during the years 1993, 1994 and 1995. In
     conjunction with purchases, liabilities were
     assumed as follows:
  Accounts payable..................................  $    14,586     $    60,188     $    23,022
                                                      ===========     ===========     ===========

   The accompanying notes are an integral part of these financial statements.

                        BANCBOSTON MORTGAGE CORPORATION
(Acquired by HomeSide, Inc. on March 15, 1996 and now known as HomeSide Lending,
                                     Inc.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  ORGANIZATION

     BancBoston Mortgage Corporation (BBMC) is a wholly-owned subsidiary of The First National Bank of Boston (Bank of Boston), which is a wholly-owned subsidiary of Bank of Boston Corporation. In December 1995, Bank of Boston Corporation signed an agreement with Thomas H. Lee Company and Madison Dearborn Partners (Investors) to sell BBMC, creating an independent mortgage company. Under the terms of the agreement, Bank of Boston will receive cash and an equity interest in the new company. The Investors will acquire a majority interest in the new company. The transaction is expected to close in the first half of 1996.

     On March 4, 1996, Barnett Banks, Inc. (Barnett) entered into an agreement to sell certain of its mortgage banking operations, primarily its servicing portfolio and proprietary mortgage banking software systems to the new company. Barnett will receive cash and an ownership interest in the new company. The transaction is expected to close in the second quarter of 1996.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of presentation

     The consolidated financial statements include BBMC and its wholly-owned subsidiaries. All material intercompany transactions have been eliminated. Certain reclassifications have been made to the 1993 and 1994 financial statements to conform to the 1995 presentation.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Interest rate products

     BBMC enters into financial agreements and purchases financial instruments as part of its interest rate risk management strategy. These agreements are not considered trading instruments and are primarily entered into for purposes of managing the prepayment risk associated with mortgage servicing rights and interest rate risk relative to commitments to originate mortgage loans against market value declines resulting from fluctuations in interest rates. These instruments and agreements are designated as a part of BBMC's risk management strategy and are linked to the related assets being managed.

     BBMC acquires financial instruments, including derivative contracts (risk management contracts), to partially protect the value of mortgage servicing rights from the effects of prepayment activity caused by interest rate declines. These financial instruments increase or decrease in value in an inverse relationship to changes in market interest rates. Accordingly, as interest rates decline, these financial instruments will increase in value, and as interest rates increase, these financial instruments will decline in value. The value of these financial instruments will fluctuate daily with interest rate changes, and these fluctuations may be significant. However, the decline in the value of these financial instruments is limited to the value recorded in the balance sheet. These financial instruments primarily include options on U.S. treasury futures, forward contracts, and interest rate floors.

     As of March 4, 1996, due to rising interest rates, the risk management contracts had declined in value by the carrying amount recorded on the balance sheet at December 31, 1995 (see Note 14).

     The cost of option contracts to manage BBMC's fixed and variable rate loan origination commitments are capitalized and amortized as an adjustment of gain or loss over the life of the underlying option contract.

                        BANCBOSTON MORTGAGE CORPORATION
(Acquired by HomeSide, Inc. on March 15, 1996 and now known as HomeSide Lending,
                                     Inc.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

Unamortized premiums are included in other assets on the balance sheet. At December 31, 1995, BBMC had call options to purchase mortgage-backed securities with a total face amount of $315.0 million. The unamortized premiums associated with these options was $1.1. million at December 31, 1995. There were no put options outstanding as of the balance sheet date.

     Short-term option contracts that are used to manage interest rate risk on BBMC's mortgage servicing rights are marked-to-market with gains or losses recognized in current income. The current market value of these option contracts are included in the balance of capitalized mortgage servicing rights. At December 31, 1995, the current market value of these option contracts included in mortgage servicing rights was $84.9 million. Unrealized gains (losses) at December 31, 1995 and 1994 included in the consolidated statements of operations were $86.5 million and ($2.9) million for 1995 and 1994, respectively. All gains and losses recognized in 1993 were realized.

  Mortgage loans

     Mortgage loans held for sale are carried at the lower of aggregate cost or fair value. Fair value is based on the contract prices at which the mortgage loans will be sold or, if the loans are not committed for sale, the current market price. Loan origination fees and certain direct costs are deferred until the related mortgage loans are sold.

     Mortgage loans held for investment are stated at the lower of cost or fair value at the time the permanent investment decisions are made. Discounts, if any, are amortized over the anticipated life of the investment.

     Loans are placed on nonaccrual status when any portion of the principal or interest is ninety days past due or earlier when concern exists as to the ultimate collectibility of principal or interest. When loans are placed on nonaccrual status, the related interest receivable is reversed against interest income of the current period. Interest payments received on nonaccrual loans are applied as a reduction of the principal balance when concern exists as to the ultimate collection of principal; otherwise, such payments are recognized as interest income. Loans are removed from nonaccrual status when principal and interest become current and they are estimated to be fully collectible.

  Purchased and originated mortgage servicing rights

     Purchased mortgage servicing rights (PMSR) represent the cost of purchasing the right to service mortgage loans originated by others. PMSR are amortized as a reduction of servicing fee income over the estimated servicing period in proportion to the estimated future net cash flows from the loans serviced. Remaining PMSR asset balances are evaluated for impairment by determining their estimated recoverable amount through applying the discount rate in effect at the time the servicing was purchased to the estimated future aggregate net cash flows from the underlying mortgages. The carrying value is written down for any impairment; such write-downs are included in the amortization of mortgage servicing rights. Prior to 1993, this valuation was performed on an undiscounted basis.

     In May 1995, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 122, Accounting for Mortgage Servicing Rights. This Statement, among other provisions, requires that the value of mortgage servicing rights associated with mortgage loans originated by an entity be capitalized as assets. The value of originated mortgage servicing rights (OMSR) is determined by allocating the total costs of the mortgage loans between the loans and the mortgage servicing rights based on their relative fair values. Presently, OMSR are included with the cost of the related loans and considered in determining the gain or loss on sale when the loans are sold. Also, the new Statement requires that capitalized mortgage servicing rights be evaluated for impairment based on the fair value of these rights. For the purposes of determining impairment, mortgage servicing rights that are capitalized after the adoption of this Statement

                        BANCBOSTON MORTGAGE CORPORATION
(Acquired by HomeSide, Inc. on March 15, 1996 and now known as HomeSide Lending,
                                     Inc.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

are stratified based on one or more of the predominate risk characteristics of the underlying loans. Impairment is recognized through a valuation allowance for each impaired stratum.

     The Statement applies prospectively to fiscal years beginning after December 15, 1995. BBMC plans to adopt the Statement beginning January 1, 1996. The actual effect of implementing this new Statement on BBMC's financial position and results of operations will depend on factors including the amount and mix of originated and purchased production, the level of interest rates, and market estimates of future prepayment rates.

     Accordingly, BBMC cannot determine at this time the ultimate impact on its future earnings of applying the new methodologies of recording all mortgage servicing rights as assets, of calculating impairment, and of applying the other provisions of the Statement.

  Excess mortgage servicing receivable

     Excess mortgage servicing receivable (EMSR) represents the present value of servicing fee income in excess of a normal servicing fee. When loans are sold, the estimated excess servicing is recognized as income and amortized over the estimated servicing period in proportion to the estimated future aggregate net cash flows from the loans serviced. Remaining asset balances are evaluated for impairment based on current estimates of future discounted cash flows. Such write-downs are included in amortization of mortgage servicing rights.

  Accounts receivable

     Accounts receivable includes advances made in connection with loan servicing activities. These advances consist primarily of payments for property taxes and insurance premiums, as well as, principal and interest remitted to investors before they are collected from mortgagors.

  Pool loan purchases

     Pool loan purchases are carried at cost and consist of FHA-insured, VA-guaranteed, and conventional loans purchased from mortgage-backed securities serviced by BBMC for others. At the purchase date, these loans were delinquent or in the process of foreclosure or repayment. Losses associated with pool loan purchases are largely reimbursed by the insurer.

  Mortgage claims receivable

     Mortgage claims receivable includes claims filed primarily with the FHA and the VA. These receivables are carried at cost, less an allowance for estimated amounts that are not collectible from the mortgage insuring agencies.

  Real estate acquired

     Real estate acquired includes properties on which BBMC has foreclosed and taken title. It is initially reported at the lower of the carrying value of the loan or the fair value of the real estate obtained, less estimated selling costs. The excess, if any, of the loan balance over the fair value of the property at the time of transfer to real estate acquired is charged to the reserve for estimated servicing losses on investor-owned loans. Subsequent declines in the value of the property and costs related to holding the property are charged against income.

                        BANCBOSTON MORTGAGE CORPORATION
(Acquired by HomeSide, Inc. on March 15, 1996 and now known as HomeSide Lending,
                                     Inc.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  Premises and equipment

     Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the lesser of the estimated life of the improvement or the term of the lease.

  Other assets

     Other assets consist primarily of a prepaid pension asset of $10.1 million, allocated from the Bank of Boston, and the excess of cost over fair value of net assets acquired. The excess of cost over fair value of net assets acquired is amortized using a straight-line basis over periods varying from seven to twenty-five years.

  Mortgage servicing fees

     Mortgage servicing fees represent fees earned for servicing mortgage loans owned by investors. The fees are generally calculated on the outstanding principal balances of the loans serviced and are recognized as income on an accrual basis. Prior to 1994, these fees were recorded as income when the payments were received.

  Servicing losses on investor-owned loans

     BBMC records losses attributable to servicing FHA and VA loans for investors. These amounts include actual losses for final disposition of loans, accrued interest for which payment has been denied, and estimates for potential losses based on BBMC's experience as a servicer of government loans.

     A reserve for estimated servicing losses on investor-owned loans is available for potential losses related to the mortgage servicing portfolio and is included in the balance of accounts payable and accrued liabilities.

  Net mortgage origination revenue

     Net mortgage origination revenue includes gains and losses from sales of mortgage loans, deferred origination fees and expenses, and the present value of gains from the EMSR.

  Income taxes

     BBMC files its federal tax return through inclusion in Bank of Boston Corporation's consolidated return. Accordingly, Bank of Boston's federal tax provision is allocated to all member subsidiaries as if each member were a separate taxpayer. However, the timing of utilization of certain of BBMC's tax attributes may differ from a stand-alone tax-paying basis.

     BBMC accounts for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes, which was prospectively adopted effective January 1, 1993.
Note 10 includes additional information with respect to the adoption of this Statement. Under the Statement, current tax liabilities or assets are recognized through charges or credits to the current tax provision for the estimated taxes payable or refundable for the current year.

     Deferred tax liabilities are recognized for temporary differences that will result in amounts taxable in the future and deferred tax assets are recognized for temporary differences and tax benefit carryforwards that will result in amounts deductible or creditable in the future. Net deferred tax liabilities or assets are recognized through charges or credits to the deferred tax provision. A deferred tax valuation reserve is established if it is more likely than not that all or a portion of the deferred tax assets will not be realized. Changes in the deferred tax valuation reserve are recognized through charges or credits to the deferred tax provision.

                        BANCBOSTON MORTGAGE CORPORATION
(Acquired by HomeSide, Inc. on March 15, 1996 and now known as HomeSide Lending,
                                     Inc.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The effect of enacted changes in tax law, including changes in tax rates, on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

  Accounting changes

     Effective January 1, 1993, BBMC elected to change its method of valuing its mortgage servicing rights from an undiscounted basis to a discounted basis to conform its financial reporting to the regulatory accounting rules adopted by the bank regulators in 1993.

     The cumulative effect to January 1, 1993 of adopting this change in accounting principle was an increase in net loss of approximately $59.9 million, which is net of $30.9 million of income tax benefit. Effective January 1, 1994, BBMC changed its method of accounting for mortgage servicing fees from the cash basis to the accrual basis. The cumulative effect to January 1, 1994 of this accounting change was an increase in net income of approximately $3.5 million, which is net of income taxes of $1.9 million.

     BBMC's income (loss) before income taxes and cumulative effects of changes in accounting principles and net income (loss) for 1993 and 1994, as if the changes for the valuing of mortgage servicing rights and the change in accounting for mortgage servicing fees had been retroactively applied, would have been as follows:

                                                                         1993        1994
                                                                       --------     ------
                                                                         (IN THOUSANDS)
    Income (loss) before income taxes and cumulative effects of
      changes in accounting principles...............................  $(48,013)    $4,475
                                                                       --------     ------
    Net income (loss)................................................  $(24,850)    $1,950
                                                                       ========     ======

3.  PURCHASED MORTGAGE SERVICING RIGHTS AND EXCESS MORTGAGE SERVICING RECEIVABLE

     PMSR consist of the following:

                                                                   1994            1995
                                                                 ---------       ---------
                                                                      (IN THOUSANDS)
    PMSR.......................................................  $ 732,775       $ 954,931
    Accumulated amortization...................................   (316,960)       (421,040)
                                                                 ---------       ---------
    Balance at December 31.....................................  $ 415,815       $ 533,891
                                                                 =========       =========

     EMSR consists of the following:

                                                                     1994           1995
                                                                   --------       --------
                                                                       (IN THOUSANDS)
    EMSR.........................................................  $ 60,419       $ 66,465
    Accumulated amortization.....................................   (45,086)       (49,018)
                                                                   --------       --------
    Balance at December 31.......................................  $ 15,333       $ 17,447
                                                                   ========       ========

                        BANCBOSTON MORTGAGE CORPORATION
(Acquired by HomeSide, Inc. on March 15, 1996 and now known as HomeSide Lending,
                                     Inc.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

4.  RESERVE FOR ESTIMATED SERVICING LOSSES ON INVESTOR-OWNED LOANS

     An analysis of the reserve for estimated servicing losses on investor-owned loans is as follows:

                                                             1993        1994        1995
                                                            -------     -------     -------
                                                                    (IN THOUSANDS)
    Balance at January 1..................................  $(5,000)    $(4,700)    $(6,650)
    Servicing losses on investor-owned loans..............   (2,770)     (7,177)     (9,981)
    Charge-offs...........................................    3,462       5,304       7,473
    Recoveries............................................     (392)        (77)       (242)
                                                            -------     -------     -------
    Balance at December 31................................  $(4,700)    $(6,650)    $(9,400)
                                                            =======     =======     =======

5.  MORTGAGE SERVICING PORTFOLIO

     BBMC's residential mortgage servicing portfolio totaled $37.9 billion and $41.5 billion at December 31, 1994 and 1995, respectively, and included mortgage-backed securities of $24.0 billion and $28.5 billion in 1994 and 1995, respectively. In addition, BBMC's commercial loan servicing portfolio totaled $1.0 billion and $0.9 billion in 1994 and 1995, respectively. Related fiduciary funds are segregated in trust accounts, principally deposited with Bank of Boston, and are not included in the accompanying consolidated financial statements.

     BBMC has in force an errors and omissions policy in the amount of $20 million. Fidelity coverage up to a limit of $75 million, subject to a $1 million deductible, is provided under a Bank of Boston master program.

6.  PREMISES AND EQUIPMENT

     Premises and equipment consist of the following:

                                                                     1994           1995
                                                                   --------       --------
                                                                       (IN THOUSANDS)
    Land.........................................................  $  4,086       $  4,086
    Building.....................................................    14,251         14,477
    Furniture and equipment......................................    24,300         26,870
    Leasehold improvements.......................................       752            824
                                                                   --------       --------
                                                                     43,389         46,257
    Accumulated depreciation and amortization....................   (18,110)       (20,871)
                                                                   --------       --------
    Balance at December 31.......................................  $ 25,279       $ 25,386
                                                                   ========       ========

7.  NOTE PAYABLE TO BANK OF BOSTON

     BBMC borrows funds on a demand basis from Bank of Boston under a $1.25 billion line of credit, collateralized by substantially all of BBMC's assets. At December 31, 1994 and 1995, the interest rate was 8.5% and 6.8%, respectively, less the benefit received from balances held at Bank of Boston. Interest expense, net of this benefit, was $25.0 million, $24.6 million, and $20.5 million in 1993, 1994, and 1995, respectively.

                        BANCBOSTON MORTGAGE CORPORATION
(Acquired by HomeSide, Inc. on March 15, 1996 and now known as HomeSide Lending,
                                     Inc.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

8.  LONG-TERM DEBT

     Long-term debt consists of a 30-year mortgage note, payable monthly with interest at 9 1/2%, maturing in 2017. BBMC's main office building is pledged as collateral. Principal payments due on long-term debt are as follows:

                                                                 (IN THOUSANDS)
                1996...........................................      $   210
                1997...........................................          231
                1998...........................................          233
                1999...........................................          279
                2000...........................................          307
                Thereafter.....................................       12,556
                                                                     -------
                          Total Due............................      $13,816
                                                                     =======

9.  EMPLOYEE BENEFITS

     BBMC participates with Bank of Boston and its affiliates in a non-contributory defined benefit pension plan (Plan) covering substantially all full-time employees. Bank of Boston funds the Plan in compliance with the requirements of the Employee Retirement Income Security Act.

     The Plan is an account balance defined benefit plan in which each employee has an account to which amounts are allocated based on level of pay and years of service and which grows at a specific rate of interest. Benefits accrued prior to 1989 are based on years of service, highest average compensation, and social security benefits. Expense (income) associated with this Plan was ($0.9) million, ($1.1) million and $0.5 million in 1993, 1994 and 1995, respectively.

     BBMC also maintains non-qualified deferred compensation and retirement plans for certain officers. All benefits provided under these plans are unfunded and any payments to plan participants are made by BBMC. As of December 31, 1994 and 1995, approximately $0.8 million and $0.7 million, respectively, were included in accrued expenses and other liabilities for these plans. For the years ended December 31, 1993, 1994, and 1995, expense related to these plans was $0.1 million, $0.2 million and $0.2 million, respectively.

     BBMC also participates with Bank of Boston and its affiliates in a thrift incentive plan. Under this plan, employer contributions are generally based on the amount of eligible employee contributions. The amounts charged to operating expense under this plan were $0.5 million, $0.8 million, and $0.2 million in 1993, 1994, and 1995, respectively.

     BBMC participates with Bank of Boston and its affiliates by providing certain health and life insurance benefits for retired employees. Eligible employees currently receive credits up to $10 thousand based on years of service, which are used to purchase post-retirement health care coverage. Life insurance coverage is dependent on years of service at retirement. Amounts charged to employee benefits expense for these benefits were $0.6 million in 1993, $0.6 million in 1994, and $0.5 million in 1995.

                        BANCBOSTON MORTGAGE CORPORATION
(Acquired by HomeSide, Inc. on March 15, 1996 and now known as HomeSide Lending,
                                     Inc.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The components of post-retirement benefits expense for the three years ended December 31 were as follows:

                                                                    1993     1994     1995
                                                                    ----     ----     ----
                                                                        (IN THOUSANDS)
    Service cost (benefits earned during the period)..............  $ 44     $ 63     $ 53
    Interest cost on projected benefit obligation.................   280      282      264
    Amortization:
      Unrecognized net asset......................................   250      250      250
      Unamortized gain............................................   (20)     (11)     (53)
                                                                    ----     ----     ----
    Net post-retirement benefit cost..............................  $554     $584     $514
                                                                    ====     ====     ====

     BBMC's unfunded accumulated post-retirement benefit obligation for the two years ended December 31 was as follows:

                                                                        1994        1995
                                                                       -------     -------
                                                                         (IN THOUSANDS)
    Accumulated post-retirement benefit obligation for retirees......  $ 3,711     $ 3,515
    Unrecognized net gain............................................    1,385       1,541
    Unrecognized net obligation......................................   (4,500)     (4,250)
                                                                       -------     -------
    Post-retirement benefit liability................................  $   596     $   806
                                                                       =======     =======

     Assumptions used in actuarial computations were:

                                                1993              1994              1995
                                            -------------     -------------     -------------
    Rate of increase in future
      compensation
      levels..............................           4.50%             4.50%             4.50%
    Weighted average discount rate........           7.50%             8.25%             7.25%
    Medical inflation rate................  12% declining     11% declining      8% declining
                                            to 5% in 2001     to 5% in 2001     to 5% in 1999

     An increase of 1% in the assumed health care cost trend rate would result in an increase of 4.8%, 5.9%, and 5.8% in the accumulated post-retirement benefit obligation and 4.1%, 4.9%, and 4.9% in annual post-retirement benefit expense in 1993, 1994, and 1995, respectively.

10.  INCOME TAXES

     The components of the net deferred tax asset at December 31 are as follows:

                                                                        1994        1995
                                                                       -------     -------
                                                                         (IN THOUSANDS)
    PMSR.............................................................  $27,223     $34,008
    EMSR.............................................................    9,303       8,957
    Reserve for estimated servicing losses on investor-owned loans...    2,529       3,657
    Other............................................................   (2,385)     (1,301)
    Valuation reserve................................................   (5,658)     (4,597)
                                                                       -------     -------
    Net deferred tax assets, net of reserve..........................  $31,012     $40,724
                                                                       =======     =======

     The deferred tax assets, net of the valuation reserve, can be realized from the reversal of existing deferred tax liabilities and by carryback to previous years with taxable income. The valuation reserve has been primarily established against state deferred tax assets where carryback is not permitted.

                        BANCBOSTON MORTGAGE CORPORATION
(Acquired by HomeSide, Inc. on March 15, 1996 and now known as HomeSide Lending,
                                     Inc.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The components of the provision for (benefit from) income taxes for the years ending December 31 are as follows:

                                                             1993        1994        1995
                                                           --------     -------     -------
                                                                    (IN THOUSANDS)
    Current tax provision (benefit)......................  $ (1,425)    $ 4,773     $47,646
    Deferred tax
      Benefit on income..................................   (15,859)     (2,587)     (8,651)
      Change in valuation reserve........................        --         339      (1,061)
                                                           --------     -------     -------
    Net deferred tax benefit.............................   (15,859)     (2,248)     (9,712)
    Income tax provision (benefit) before cumulative
      effect of changes in accounting principles.........   (17,284)      2,525      37,934
    Change in accounting for:
      PMSR...............................................   (30,868)         --          --
      Income taxes.......................................    (6,093)         --          --
      Mortgage servicing fee.............................        --       1,860          --
                                                           --------     -------     -------
    Total income tax provision (benefit).................  $(54,245)    $ 4,385     $37,394
                                                           ========     =======     =======

     Effective January 1, 1993, BBMC adopted prospectively SFAS No. 109, which principally affects accounting for deferred taxes. The cumulative effect to January 1, 1993 of adopting this new Standard was a decrease in net loss of $6.1 million.

     The following table reconciles the expected federal tax provision (benefit) on income (loss) before cumulative effect of changes in accounting principles, based on the federal statutory tax rate of 35% in 1993, 1994, and 1995, to the actual tax provision (benefit) before cumulative effect of changes in accounting principles:

                                                                  1993        1994       1995
                                                                --------     ------     -------
                                                                        (IN THOUSANDS)
Expected tax provision (benefit) applicable to income (loss)
  before cumulative effect of changes in accounting
  principles..................................................  $(17,024)    $1,567     $33,866
Effect of:
  State income taxes, net of federal tax benefits.............        --        381       3,774
  Federal tax rate change to 35% on deferred tax assets.......      (408)        --          --
  Other.......................................................       148        577         294
                                                                --------     ------     -------
Actual tax provision (benefit) before cumulative effect of
  changes in accounting principles............................  $(17,284)    $2,525     $37,934
                                                                ========     ======     =======

                        BANCBOSTON MORTGAGE CORPORATION
(Acquired by HomeSide, Inc. on March 15, 1996 and now known as HomeSide Lending,
                                     Inc.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

11.  LEASE COMMITMENTS

     BBMC leases office facilities and equipment under noncancelable leases that include renewal options and escalation clauses which extend into 1999. Rental expense for leases of office facilities and equipment was $3.6 million in both 1993 and 1994 and $3.9 million in 1995. BBMC's minimum future lease commitments are as follows:

                                                                     (IN THOUSANDS)
            1996...................................................      $1,996
            1997...................................................         622
            1998...................................................         280
            1999...................................................          52
            Thereafter.............................................          --
                                                                         ------
                      Total........................................      $2,950
                                                                         ======

12.  OFF-BALANCE SHEET FINANCIAL INSTRUMENTS

     BBMC purchases financial instruments and enters into financial agreements with off-balance sheet risk in the normal course of business through the origination and selling of mortgage loans and the management of the risk of fluctuations in interest rates. These instruments involve, to varying degrees, elements of credit and interest rate risk. Credit risk is the possibility that a loss may occur if a counterparty to a transaction fails to perform according to the terms of the contract. Interest rate risk is the possibility that a change in interest rates will cause the value of a financial instrument to decrease or become more costly to settle. Financial instruments primarily used by BBMC include commitments to extend credit, mandatory and optional forward commitments, commitments to purchase mortgage servicing rights, and other instruments to minimize the interest rate risk of capitalized servicing assets, primarily options on treasury bond futures.

  Options and forward contracts

     BBMC purchases options and forward contracts to protect the value of mortgage servicing assets from exposure to increases in prepayment activity and to reduce the impact of interest rate fluctuations on its lending commitments. The notional amount of the options and forward contracts is the amount upon which interest and other payments under the contract are based and is generally not exchanged. Therefore, the notional amounts should not be taken as the measure of credit risk or a reflection of future cash requirements. The risk associated with options and forwards is the exposure to current and expected market movements in the interest rates and the ability of the counterparties to meet the terms of the contracts. The cash requirements associated with these options and forward contracts, aside from the initial purchase price, are minimal. These contracts generally require future performance on the part of the counterparty upon exercise of the option or execution of the forward contract by BBMC.

     BBMC is exposed to credit loss in the event of nonperformance by the counterparties to the various instruments. BBMC controls credit and market risk associated with interest rate products by establishing and monitoring limits as to the types and degree of risks that may be undertaken. BBMC's exposure to credit risk in the event of default by the counterparties for the options is $123.3 million which was due at December 31, 1995.

     BBMC's exposure to credit risk in the event of default by the counterparty for mandatory forward commitments to sell mortgage loans is the difference between the contract price and the current market price, offset by any available margins retained by BBMC or an independent clearing agent. The amount of credit risk as of December 31, 1995, if all counterparties failed completely and if the margins, if any, retained by BBMC

                        BANCBOSTON MORTGAGE CORPORATION
(Acquired by HomeSide, Inc. on March 15, 1996 and now known as HomeSide Lending,
                                     Inc.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

or an independent clearing were to become unavailable, was approximately $24.1 million for mandatory forward commitments of mortgage-backed securities.

     The following is a summary of BBMC's notional amounts and fair values of interest rate products as of December 31, 1994 and 1995.

                                                            1994                      1995
                                                   ----------------------   ------------------------
                                                                ESTIMATED                  ESTIMATED
                                                   NOTIONAL       FAIR       NOTIONAL        FAIR
                                                    AMOUNT      VALUE(1)      AMOUNT       VALUE(1)
                                                   --------     ---------   ----------     ---------
                                                                    (IN THOUSANDS)
Purchased commitments to sell mortgage loans:
  Mandatory forward contracts....................  $286,430       $4,413    $1,169,559      $ (9,798)
  Options on mortgage-backed securities..........    87,000          172       315,000            --
Risk management contracts:
  Purchased......................................   371,000        2,157     3,107,500       118,753
  Sold...........................................        --           --       295,000       (33,833)

---------------
(1) Fair value represents the amount at which a given instrument could be exchanged in an arms length transaction with a third party as of the balance sheet date.

(2) See Note 14 for additional disclosures on fair value of financial instruments.


  Commitments to originate mortgage loans

     BBMC regularly enters into commitments to originate mortgage loans at a future date subject to compliance with stated conditions. Commitments to originate mortgage loans have off-balance sheet risk to the extent BBMC does not have matching commitments to sell loans, which exposes BBMC to lower of cost or market valuation adjustments in a rising interest rate environment. Additionally, the extension of a commitment, which is subject to BBMC's credit review and approval policies, gives rise to credit exposure when certain borrowing conditions are met and the loan is made. Until such time, it represents only potential exposure. The obligation to lend may be voided if the customer's financial condition deteriorates or if the customer fails to meet certain conditions. Commitments to originate mortgage loans do not necessarily reflect future cash requirements since some of the commitments are expected to expire without being drawn upon. Commitments to originate mortgage loans totaled $194.5 million at December 31, 1994 and $885.6 million at December 31, 1995.

  Mortgage loans sold with recourse

     BBMC sells mortgage loans with recourse to various investors and retains the servicing rights on these loans. The total outstanding balance of loans sold with recourse does not necessarily represent future cash outflows. The total outstanding principal balance of loans sold with recourse was $9.0 million at December 31, 1994 and $6.8 million at December 31, 1995.

  Servicing commitments to investors

     BBMC is required to submit to certain investors, primarily GNMA, guaranteed principal and interest payments from the underlying mortgage loans regardless of actual collections.

  Purchase mortgage servicing rights commitments

     BBMC routinely enters into commitments to purchase mortgage servicing rights associated with mortgages originated by third parties, subject to compliance with stated conditions. These commitments to

                        BANCBOSTON MORTGAGE CORPORATION
(Acquired by HomeSide, Inc. on March 15, 1996 and now known as HomeSide Lending,
                                     Inc.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

purchase mortgage servicing rights, expiring during 1996, correspond to mortgage loans having an aggregate loan principal balance of approximately $2.7 billion at December 31, 1995.

  Geographical concentration of credit risk

     BBMC is engaged in business nationwide and has no material concentration of credit risk in any geographic region.

13.  OTHER RELATED PARTY TRANSACTIONS

     BBMC services mortgage loans for Bank of Boston and its affiliates. The balances of those portfolios totaled $3.3 billion and $2.0 billion at December 31, 1994 and 1995, respectively. Related servicing fees are included in mortgage servicing fees and were $5.4 million, $8.4 million and $7.6 million in 1993, 1994, and 1995, respectively.

     BBMC reimburses Bank of Boston and its affiliates for certain occupancy and supplies costs. Total costs reimbursed were $.0.7 million in 1993, 1994, and 1995.

     BBMC services real estate acquired by the Bank of Boston and its affiliates. Related expenses are reimbursed and were $0.3 million in 1993, $2.1 million in 1994, and $1.7 million in 1995.

     An affiliate of Bank of Boston purchases a 99.25% participation in mortgages in the process of being sold to permanent investors. The principal balances sold under this agreement aggregated approximately $3.6 billion and $6.5 billion in 1994 and 1995, respectively.

     BBMC purchased mortgage servicing rights from Bank of Boston during 1995 and capitalized $4.8 million in mortgage servicing rights associated with this transaction.

     BBMC sold mortgage loans to Bank of Boston and its affiliates in its normal course of business. These sales totaled $1.3 billion, $0.4 billion, and $0.5 billion in 1993, 1994, and 1995, respectively. Included in mortgage loans held for sale at December 31 are loans which will be sold to Bank of Boston and its affiliates totaling $94.5 million and $18.1 million for 1994 and 1995, respectively.

     Miscellaneous administrative services are provided by related companies. These services did not have a material impact on the consolidated financial statements.

14.  DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

     SFAS No. 107, Disclosures about Fair Value of Financial Instruments, requires disclosure of fair value information about financial instruments whether or not recognized in the balance sheet, for which it is practicable to estimate fair value.

     Financial instruments include such items as mortgage loans held for sale, mortgage loans held for investment, interest rate contracts, notes payable, and other instruments.

     Fair value estimates are made as of a specific point in time based on the characteristics of the financial instruments and the relevant market information. Where available, quoted market prices are used. In other cases, fair values are based on estimates using other valuation techniques, such as discounting estimated future cash flows using a rate commensurate with the risks involved or other acceptable methods. These techniques involve uncertainties and are significantly affected by the assumptions used and the judgments made regarding risk characteristics of various financial instruments, prepayments, discount rates, estimates of future cash flows, future expected loss experience, and other factors. Changes in assumptions could significantly affect these estimates. Derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in an immediate sale of the instrument. Also, because of differences

                        BANCBOSTON MORTGAGE CORPORATION
(Acquired by HomeSide, Inc. on March 15, 1996 and now known as HomeSide Lending,
                                     Inc.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

in methodologies and assumptions used to estimate fair value, BBMC's fair values should not be compared to those of other companies.

     Under the Statement, fair value estimates are based on existing financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of BBMC. For certain assets and liabilities, the information required under the Statement is supplemented with additional information relevant to an understanding of the fair value.

     The methods and assumptions used to estimate the fair values of each class of financial instruments are as follows:

  Cash

     The carrying amount reported in the balance sheet approximates fair value.

  Mortgages held for sale

     Fair values are based on the estimated value at which the loans could be sold in the secondary market. These loans are priced to be sold with servicing rights retained, as is BBMC's normal business practice.

  Mortgages held for investment

     Fair value is estimated using market quotes for securities backed by similar loans or by discounting contractual cash flows, adjusted for credit risk and prepayment estimates. These loans are priced with servicing rights retained. Discount rates are obtained from secondary market sources.

  Accounts receivable, pool loan purchases, and mortgage claims receivable, net

     Carrying amounts are considered to approximate fair value. All amounts that are assumed to be uncollectible within a reasonable time are written off.

  Excess mortgage servicing receivable

     Fair value is based on the present value of expected future net cash flows and the current estimated servicing life.

  Risk management contracts

     Fair values are estimated based on actual market quotes or option models.

  Note payable to Bank of Boston

     The carrying amount of the note payable to Bank of Boston reported in the balance sheet approximates its fair value.

  Long-term debt

     Fair value of long-term debt is estimated by discounting estimated future cash flows using a rate commensurate with the risks involved.

  Commitments to originate mortgage loans

     Fair value is estimated using quoted market prices for securities backed by similar loans adjusted for differences in loan characteristics.

                        BANCBOSTON MORTGAGE CORPORATION
(Acquired by HomeSide, Inc. on March 15, 1996 and now known as HomeSide Lending,
                                     Inc.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  Forward contracts to sell mortgages

     Forward contracts to sell mortgages, which represent legally binding agreements to sell loans to permanent investors at a specified price or yield, are valued using market prices for securities backed by similar loans and are reflected in the fair values of the mortgages held for sale, to the extent that these commitments relate to mortgage loans already originated, or of the related commitments to extend credit.

  Options on mortgage-backed securities

     The fair values of options are estimated based on actual market quotes. In some instances, quoted prices for the underlying loans or option models are used.

     The estimated fair values of BBMC's financial instruments are as follows:

                                                      1994                      1995
                                              ---------------------     ---------------------
                                              CARRYING       FAIR       CARRYING       FAIR
                                               AMOUNT       VALUE        AMOUNT       VALUE
                                              --------     --------     --------     --------
                                                              (IN THOUSANDS)
    ASSETS
    Cash....................................  $  5,653     $  5,653     $    830     $    830
    Mortgages held for sale.................   271,215      272,535      388,436      395,984
    Mortgages held for investment...........    28,589       26,988       33,183       35,003
    Accounts receivable.....................    66,763       66,763       82,816       82,816
    Pool loan purchases.....................    77,477       77,477       65,272       65,272
    Mortgage claims receivable..............    48,835       48,835       45,422       45,422
    Excess mortgage servicing receivable....    15,333       20,700       17,447       19,117
    Risk management contracts, classified
      as PMSR, and other assets(2)..........     3,727        2,157       84,520       84,920
    LIABILITIES
    Note payable to Bank of Boston..........   779,021      779,021      966,000      966,000
    Long-term debt..........................    14,007       13,853       13,816       16,211
    OFF-BALANCE SHEET(1)
    Commitments to originate mortgage
      loans.................................                 (1,455)                    1,094
    Mandatory forward contracts to sell
      mortgages(2)..........................                  4,413                    (9,798)
    Options on mortgage-backed
      securities(2).........................                    172                        --
    Risk management contracts...............                 (6,998)                       --

---------------

(1) Parentheses denote a liability
(2) See Note 12 for additional disclosures on notional amounts


     Fair value estimates are made as of a specific point in time, based on relevant market data and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale BBMC's entire holding of a particular financial instrument. Because no active market exists for some portion of BBMC's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, current interest rates and repayment trends, risk characteristics of various financial instruments, and other factors.

     These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in any of these assumptions used in calculating fair value would also significantly affect the estimates. Further, the fair value estimates were calculated as of

                        BANCBOSTON MORTGAGE CORPORATION
(Acquired by HomeSide, Inc. on March 15, 1996 and now known as HomeSide Lending,
                                     Inc.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

December 31, 1994 and 1995. Changes in market interest rates and prepayment assumption could significantly change the fair value.

15.  CONTINGENCIES

     BBMC is a defendant in a number of legal proceedings arising in the normal course of business. BBMC, in management's estimation, has recorded adequate reserves in the financial statements for pending litigation. Management, after reviewing all actions and proceedings pending against or involving BBMC, considers that the aggregate liability or loss, if any, resulting from the final outcome of these proceedings will not have a material effect on the financial position or results of operations of BBMC.

     During 1994, BBMC settled a class action lawsuit pertaining to escrow practices. BBMC agreed to change its escrow calculations to the aggregate method and, as a result, refunded approximately $45.0 million in excess escrow balance to mortgagors. In addition, BBMC paid interest on these excess funds in the amount of approximately $1.3 million. The change in escrow calculations did not have a material impact on the consolidated financial statements.

16.  ACQUISITION OF BELL MORTGAGE

     On June 1, 1995, BBMC purchased the assets and liabilities of Bell Mortgage Company (Bell Mortgage), a privately-held mortgage origination company located in Minneapolis, Minnesota, for $0.9 million in cash. The acquisition of Bell Mortgage was accounted for as a purchase. Accordingly, the purchase price was allocated to net assets acquired based upon their estimated fair market value. As of a result of the acquisition, goodwill of $0.4 million was recorded and is being amortized over a 7-year period using the straight-line method.

     Also, under the terms of the agreement, the shareholders of Bell Mortgage will receive additional contingent cash payments based on Bell Mortgage reaching specific performance goals over the next 3 years. These additional cash payments will be recorded as additions to goodwill and will be amortized over the remainder of the original 7-year period using the straight-line method.

     Results of operations after the acquisition date are included in the 1995 consolidated financial statements. Proforma financial results would not have been materially different as a result of this acquisition.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholder of Barnett Mortgage Company:

     We have audited the accompanying consolidated balance sheets of BARNETT MORTGAGE COMPANY (a Florida corporation and a wholly owned subsidiary of Barnett Banks, Inc.) and subsidiaries as of December 31, 1994 and 1995 and the related consolidated statements of operations, stockholder's equity, and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Barnett Mortgage Company and subsidiaries as of December 31, 1994 and 1995 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Jacksonville, Florida
March 8, 1996

                            BARNETT MORTGAGE COMPANY
(Acquired by HomeSide, Inc. on May 31, 1996 and now known as HomeSide Holdings,
                                     Inc.)

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1994 AND 1995

                                                                      1994             1995
                                                                  ------------     ------------
                                ASSETS
CASH............................................................  $  3,900,572     $ 14,987,783
MORTGAGE LOANS:
  Held for sale, net............................................   183,913,568      465,879,840
  Held for investment, net......................................    14,699,097       19,225,181
CAPITALIZED MORTGAGE SERVICING RIGHTS:
  Purchased mortgage servicing rights, net......................    85,574,002      240,059,235
  Excess mortgage servicing rights, net.........................     6,887,431       10,729,518
ACCOUNTS RECEIVABLE, Net:
  Mortgage claims receivable....................................    14,667,507       40,810,317
  Amounts due from affiliates...................................       170,894        3,296,638
  Other receivables.............................................     3,704,721       20,784,599
PROPERTY AND EQUIPMENT, net.....................................    18,565,631       25,263,834
REAL ESTATE OWNED, net..........................................       731,091          600,061
GOODWILL, net...................................................    25,690,047      138,674,988
OTHER ASSETS....................................................       967,476       14,318,185
                                                                  ------------     ------------
                                                                  $359,472,037     $994,630,179
                                                                  ============     ============
                LIABILITIES AND STOCKHOLDER'S EQUITY
LIABILITIES:
  Notes payable.................................................  $248,214,485     $653,055,514
  Drafts payable................................................     9,208,104       11,573,446
  Accounts payable and accrued liabilities......................     9,791,502       63,789,362
  Deferred tax liability........................................     7,355,676       34,383,877
                                                                  ------------     ------------
          Total liabilities.....................................   274,569,767      762,802,199
                                                                  ------------     ------------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDER'S EQUITY:
  Common stock, $100 par value; 10,000 shares authorized,
     issued, and outstanding....................................     1,000,000        1,000,000
  Additional paid-in capital....................................    81,141,958      248,453,974
  Retained earnings (accumulated deficit).......................     2,760,312      (17,625,994)
                                                                  ------------     ------------
          Total stockholder's equity............................    84,902,270      231,827,980
                                                                  ------------     ------------
                                                                  $359,472,037     $994,630,179
                                                                  ============     ============

   The accompanying notes are an integral part of these consolidated balance sheets.

                            BARNETT MORTGAGE COMPANY
(Acquired by HomeSide, Inc. on May 31, 1996 and now known as HomeSide Holdings,
                                     Inc.)
                     CONSOLIDATED STATEMENTS OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995

                                                       1993             1994             1995
                                                   ------------     ------------     ------------
MORTGAGE ORIGINATION REVENUE:
  Mortgage origination fees......................  $    357,900     $  3,276,304     $ 17,103,976
  Gain (loss) on sales of loans, net.............     5,687,882          691,969      (13,920,382)
                                                   ------------     ------------     ------------
          Total mortgage origination revenue.....     6,045,782        3,968,273        3,183,594
                                                   ------------     ------------     ------------
INTEREST INCOME (EXPENSE):
  Interest income................................       855,053        3,459,860       27,264,470
  Interest expense, substantially all to
     affiliates..................................    (1,415,372)      (4,911,433)     (20,427,661)
                                                   ------------     ------------     ------------
          Net interest income (expense)..........      (560,319)      (1,451,573)       6,836,809
                                                   ------------     ------------     ------------
MORTGAGE SERVICING REVENUE:
  Mortgage servicing income......................    20,559,829       27,130,545       83,502,311
  Mortgage servicing income from affiliates......    18,325,974       20,016,790       25,057,174
  Amortization of capitalized mortgage servicing
     rights......................................   (11,547,048)     (17,783,184)     (48,282,193)
  Gain on sales of servicing.....................             0                0        9,096,134
                                                   ------------     ------------     ------------
          Net mortgage servicing revenue.........    27,338,755       29,364,151       69,373,426
                                                   ------------     ------------     ------------
OTHER INCOME.....................................     6,296,519        4,491,999        2,592,125
                                                   ------------     ------------     ------------
          Total revenues.........................    39,120,737       36,372,850       81,985,954
                                                   ------------     ------------     ------------
EXPENSES:
  Salaries and benefits..........................    13,913,978       17,473,917       53,070,150
  General and administrative.....................    12,432,134       14,923,734       41,849,355
  Affiliate profit sharing.......................    10,773,786        3,533,551        6,242,191
  Occupancy and equipment........................     1,809,949        2,702,169        5,959,537
  Amortization of goodwill.......................             0          259,275        4,839,536
                                                   ------------     ------------     ------------
          Total expenses.........................    38,929,847       38,892,646      111,960,769
                                                   ------------     ------------     ------------
INCOME (LOSS) BEFORE INCOME TAXES................       190,890       (2,519,796)     (29,974,815)
INCOME TAX PROVISION (BENEFIT)...................        87,040         (461,411)      (9,588,509)
                                                   ------------     ------------     ------------
NET INCOME (LOSS)................................  $    103,850     $ (2,058,385)    $(20,386,306)
                                                   ============     ============     ============

 The accompanying notes are an integral part of these consolidated statements.

                            BARNETT MORTGAGE COMPANY
(Acquired by HomeSide, Inc. on May 31, 1996 and now known as HomeSide Holdings,
                                     Inc.)

                CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995

                                                                        RETAINED
                                                      ADDITIONAL        EARNINGS
                                        COMMON         PAID-IN        (ACCUMULATED
                                        STOCK          CAPITAL          DEFICIT)          TOTAL
                                      ----------     ------------     ------------     ------------
BALANCE, December 31, 1992..........  $1,000,000     $ 16,910,146     $  4,714,847     $ 22,624,993
  Capital contributions.............           0        3,527,674                0        3,527,674
  Net income........................           0                0          103,850          103,850
                                      ----------     ------------     ------------     ------------
BALANCE, December 31, 1993..........   1,000,000       20,437,820        4,818,697       26,256,517
  Capital contributions.............           0       60,704,138                0       60,704,138
  Net loss..........................           0                0       (2,058,385)      (2,058,385)
                                      ----------     ------------     ------------     ------------
BALANCE, December 31, 1994..........   1,000,000       81,141,958        2,760,312       84,902,270
  Capital contributions.............           0      167,312,016                0      167,312,016
  Net loss..........................           0                0      (20,386,306)     (20,386,306)
                                      ----------     ------------     ------------     ------------
BALANCE, December 31, 1995..........  $1,000,000     $248,453,974     $(17,625,994)    $231,827,980
                                      ==========     ============     ============     ============

 The accompanying notes are an integral part of these consolidated statements.

                            BARNETT MORTGAGE COMPANY
(Acquired by HomeSide, Inc. on May 31, 1996 and now known as HomeSide Holdings,
                                     Inc.)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
                                    (NOTE 7)

                                                       1993           1994             1995
                                                   ------------   -------------   ---------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)..............................   $   103,850    $ (2,058,385)    $ (20,386,306)
                                                    -----------    ------------     -------------
  Adjustments to reconcile net income (loss) to
     net cash used in operating activities:
     Amortization of purchased mortgage servicing
       rights....................................     9,321,064      15,288,479        45,816,361
     Amortization of excess servicing fees.......     2,225,984       2,494,705         2,465,832
     Amortization of goodwill....................             0         259,275         4,839,536
     Depreciation and amortization of property
       and equipment.............................     1,430,339       1,776,267         3,191,009
     Capitalization of excess servicing fees.....    (3,657,824)     (1,258,180)       (7,081,112)
     Origination of loans held for sale..........             0    (508,150,116)   (3,318,208,729)
     Sales of mortgage loans held for sale.......             0     456,864,511     3,106,918,971
     Proceeds from sales of mortgage servicing
       rights....................................             0               0        10,437,502
     Gain on sales of servicing rights...........             0               0        (9,096,134)
     Deferred income tax provision (benefit).....      (309,391)         91,933        (1,250,725)
     Changes in assets and liabilities:
       Accounts receivable, net..................    (3,931,488)      2,067,746        (8,164,924)
       Other assets..............................      (292,732)      1,254,075       (11,285,808)
       Accounts payable and accrued
          liabilities............................   (11,438,834)     (7,700,318)        9,488,879
       Other, net................................       209,676          45,104         6,807,216
                                                    -----------    ------------     -------------
          Total adjustments......................    (6,443,206)    (36,966,519)     (165,122,126)
                                                    -----------    ------------     -------------
          Net cash used in operating
            activities...........................    (6,339,356)    (39,024,904)     (185,508,432)
                                                    -----------    ------------     -------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchased mortgage servicing rights............   (31,569,835)    (22,487,973)      (21,563,279)
  Net increase in loans held for investment......      (457,402)     (1,593,575)       (3,152,365)
  Net increase (decrease) in real estate owned...          (421)       (166,405)        1,751,036
  Purchases of property and equipment, net of
     retirements.................................    (4,232,868)       (220,543)         (556,054)
  Business acquisitions, net of cash acquired....             0     (58,824,244)     (158,747,064)
                                                    -----------    ------------     -------------
          Net cash used in investing
            activities...........................   (36,260,526)    (83,292,740)     (182,267,726)
                                                    -----------    ------------     -------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net increase in notes payable..................    43,004,351      64,990,122       211,666,829
  Capital contributions..........................             0      59,765,851       167,196,540
                                                    -----------    ------------     -------------
          Net cash provided by financing
            activities...........................    43,004,351     124,755,973       378,863,369
                                                    -----------    ------------     -------------
NET INCREASE IN CASH.............................       404,469       2,438,329        11,087,211

CASH AT BEGINNING OF YEAR........................     1,057,774       1,462,243         3,900,572
                                                    -----------    ------------     -------------
CASH AT END OF YEAR..............................   $ 1,462,243    $  3,900,572     $  14,987,783
                                                    ===========    ============     =============

 The accompanying notes are an integral part of these consolidated statements.

                            BARNETT MORTGAGE COMPANY
(Acquired by HomeSide, Inc. on May 31, 1996 and now known as HomeSide Holdings,
                                     Inc.)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1994 AND 1995

1.  SIGNIFICANT ACCOUNTING POLICIES AND NATURE OF OPERATIONS

     Barnett Mortgage Company and its wholly owned subsidiaries (the "Company") originate, purchase, and service residential mortgage loans. The Company operates nationally with offices in 25 states.

     The accounting and reporting policies of the Company conform to generally accepted accounting principles and prevailing practices within the mortgage banking industry.

  Principles of Consolidation and Basis of Presentation

     The consolidated financial statements include the accounts of Barnett Mortgage Company ("BMC") and its wholly owned subsidiaries, BancPLUS Financial Corporation ("BancPLUS") and Loan America Financial Corporation ("LAC"). Wholly-owned subsidiaries of BancPLUS include BancPLUS Mortgage Corp. and Honolulu Mortgage Company ("HMC"). As discussed in Note 2, BancPLUS and LAC were acquired in 1994 and 1995, respectively. These acquisitions were accounted for as purchases; therefore, BancPLUS and LAC are included in the consolidated financial statements from their respective dates of acquisition. BMC is a wholly owned subsidiary of Barnett Banks, Inc. (the "Parent"). All significant intercompany accounts and transactions have been eliminated in consolidation.

     Certain previously reported amounts have been reclassified to conform to current presentation.

  Use of Estimates in the Preparation of Financial Statements

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosed amount of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Mortgage Loans

     Mortgage loans held for sale are carried at the lower of aggregate cost or market. Cost is defined as the unpaid principal balance of the mortgage loans, adjusted for discounts and premiums, including deferred costs and fees. Differences between the net carrying amount of mortgage loans held for sale and the amount received from the sale, net of the recognition of any commitment fees paid, are recognized as gains or losses from the sale of mortgage loans. At December 31, 1994 and 1995, mortgage loans held for sale were carried at cost, which was less than their market values. Mortgage loans held for sale originated by the Parent's banking subsidiaries (the "Affiliate Banks") are not included in the Company's mortgage loans held for sale. These loans are funded and owned by the Affiliate Banks. The Company will purchase such loans from the Affiliate Banks and sell them to the secondary market simultaneously. Gains and losses from the sales of loans are recorded in the accompanying statements of operations. At December 31, 1995, the Affiliate Banks owned approximately $135,323,000 in mortgage loans held for sale.

     Mortgage loans held for investment are stated at the lower of cost or fair market value at the time the permanent investment decisions are made and primarily consist of (i) mortgage loans originated on behalf of employees of the Parent and the Affiliate Banks who are relocating, (ii) seasoned loans obtained in acquisitions by the Affiliate Banks which management has chosen to retain rather than sell, and (iii) loans in the final stages of foreclosure which were repurchased by the Company.

                            BARNETT MORTGAGE COMPANY
(Acquired by HomeSide, Inc. on May 31, 1996 and now known as HomeSide Holdings,
                                     Inc.)
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Interest income on mortgage loans is recorded on the accrual basis. Loans are placed on nonaccrual status and accrued interest is reversed when the collectibility of interest and principal is uncertain, generally after the loans become 120 days past due.

  Capitalized Mortgage Servicing Rights

     Capitalized mortgage servicing rights include purchased mortgage servicing rights ("PMSRs") and excess servicing fees. The Company capitalizes the cost of purchased mortgage servicing rights ("bulk"), servicing rights acquired through the purchase of mortgage loans originated by others ("flow") and servicing rights acquired in connection with acquisitions ("acquired") (Note 2). These amounts are capitalized and amortized in proportion to and over the life of the net servicing income, primarily using a discounted cash flow method for flow and acquired purchases and to a maximum of seven years using the sum-of-the-years-digits method for bulk purchases. PMSRs, net, represent PMSRs of $116,326,941 and $308,722,024 at December 31, 1994 and 1995, respectively, net of accumulated amortization of $30,752,939 and $68,662,789, respectively.

     Excess servicing fees are stated net of accumulated amortization and represent the present value of servicing yields in excess of industry standards. These amounts are capitalized and amortized over the estimated life of the underlying loans, primarily to a maximum of eight years using the sum-of-the-years-digits method, to provide for the recognition of a normal servicing fee in each year. Excess servicing fees, net, represent excess servicing fees at December 31, 1994 and 1995 of $14,876,068 and $20,640,470,
respectively, net of accumulated amortization of $7,988,637 and $9,910,952, respectively.

     The Company evaluates the effect of prepayments on the net realizable value of purchased mortgage servicing rights and excess servicing fees on a disaggregated undiscounted basis. If needed, the Company records additional amortization or write-downs based on this evaluation.

  Accounts Receivable

     Mortgage claims receivable includes loan servicing advances made in connection with loan servicing activities and claims receivable. Loan servicing advances consist primarily of payments for property taxes and insurance premiums, as well as principal and interest remitted to investors before they are collected from mortgagors. Claims receivable includes claims filed on foreclosed mortgages, primarily with the FHA and the VA.

     Reserves for estimated losses on loan servicing advances are based on management's continuing evaluation of potential losses. The allowance for losses included in accounts receivable was $320,654 and $1,542,989 at December 31, 1994 and 1995, respectively.

  Property and Equipment

     Property and equipment are recorded at cost, less accumulated depreciation. Depreciation is provided on a straight-line basis using estimated useful lives of 12 to 50 years for buildings and improvements and 3 to 20 years for furniture and equipment. Leasehold improvements are amortized over their estimated useful lives or the terms of the related leases, whichever is shorter.

  Real Estate Owned

     Real estate owned represents real estate acquired by foreclosure and is carried at the lower of cost or appraised value minus estimated costs to sell. Any additional declines are charged to other expense and are recorded in a valuation reserve on an asset-by-asset basis. Net costs of maintaining and operating foreclosed properties are charged to expense as incurred.

                            BARNETT MORTGAGE COMPANY
(Acquired by HomeSide, Inc. on May 31, 1996 and now known as HomeSide Holdings,
                                     Inc.)
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  Deferred Commitment Fees

     Deferred commitment fees, which are included in other assets, primarily consist of fees paid to permanent investors to ensure the ultimate sale of loans and put option fees paid for the option of selling mortgage-backed securities. Fees paid to permanent investors are recognized as an adjustment to the sales price when loans are sold. Any gain or loss resulting from either the exercise or expiration of put option fees is included in gain (loss) on sales of loans.

  Goodwill

     Net assets acquired in purchase transactions (Note 2) are recorded at fair value at the date of acquisition. Goodwill, representing the excess of the purchase price over the fair value of the net assets purchased, is being amortized on a straight-line basis over 25 years. The Company reviews its goodwill periodically for events or changes in circumstances that may indicate that the carrying amounts of the assets are not recoverable on an undiscounted cash flow basis.

  Reserve for Losses

     A reserve for losses is maintained for estimated foreclosure losses. The required level of reserves is determined on an undiscounted basis by analysis of such factors such as the prevailing stages of delinquencies, anticipated reinstatement rates from the various stages of delinquency, and loss experience on similar loans serviced. This reserve represents that portion of the estimated foreclosure losses for which the Company does not have an outstanding receivable as of the date of the financial statements, but for which an expected loss is estimated based on loan delinquencies and other characteristics of the loans serviced. This reserve is included in accounts payable and accrued liabilities in the accompanying financial statements.

  Mortgage Origination Fees

     Mortgage origination fees consist primarily of (i) fees received from borrowers on loans originated for sale, (ii) fees received from certain correspondents, and (iii) fees received from an affiliate (Note 5). Mortgage origination fees are deferred and recognized as income when the related loans are sold.

  Mortgage Servicing Revenue

     Mortgage servicing fees consist primarily of servicing fees and late charges received for servicing loans owned by investors and affiliates. Servicing fees are calculated on the basis of the outstanding principal balance of loans serviced and are recorded as income when received. Loan servicing costs are charged to expense as incurred.

     Late charges are recognized when assessed and are recorded in mortgage claims receivable net of an allowance for estimated waived or otherwise uncollectible amounts. Accrued late fees, net of allowance, totaled $1,998,380 and $1,554,393 at December 31, 1994 and 1995, respectively. In addition, amounts greater than 120 days past due are written off.

  Statement of Financial Accounting Standards No. 122

     In May 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 122, "Accounting for Mortgage Servicing Rights". This statement, among other provisions, requires that the value of mortgage servicing rights associated with mortgage loans originated by an entity be capitalized as assets. The value of originated mortgage servicing rights ("OMSRs") is determined by allocating the total cost of the mortgage loans between the loans and the mortgage servicing rights based on their relative fair values. Presently, OMSRs are included with the cost of the related loans and

                            BARNETT MORTGAGE COMPANY
(Acquired by HomeSide, Inc. on May 31, 1996 and now known as HomeSide Holdings,
                                     Inc.)
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

considered in determining the gain or loss on sale when the loans are sold. Also, the statement requires that capitalized mortgage servicing rights be evaluated for impairment based on the fair value of these rights. For the purposes of determining impairment, mortgage servicing rights that are capitalized after the adoption of this statement are stratified based on one or more of the predominate risk characteristics of the underlying loans. Impairment is recognized through a valuation allowance for each impaired stratum.

     The statement applies prospectively to fiscal years beginning after December 15, 1995. The Company plans to adopt the statement beginning January 1, 1996. The actual effect of implementing this statement on the Company's financial position and results of operations will depend on factors determined at the end of a reporting period, including the amount and mix of originated and purchased production, the level of interest rates, and market estimates of future prepayment rates. Accordingly, the Company cannot determine at this time the ultimate impact on its future earnings of applying the new methodologies of recording all mortgage servicing rights as assets, of calculating impairment, and of applying the other provisions of the statement; however, the adoption of the statement will accelerate the timing of income recognition from origination activities.

  Consolidated Statements of Cash Flows

     The Company defines cash as cash in banks.

2.  ACQUISITIONS

     On February 28, 1995, the Company completed the acquisition of BancPLUS for approximately $167 million in cash. BancPLUS and its wholly owned subsidiaries, BancPLUS Mortgage Corp. and HMC, are full-service mortgage bankers based in San Antonio, Texas, and Honolulu, Hawaii, who had total assets of $244 million and a servicing portfolio of $13.9 billion at the date of acquisition. The purchase price in excess of net assets acquired was $113 million.

     On October 1, 1994, the Company completed the acquisition of LAC for $60 million. LAC was a Miami-based wholesale mortgage banking company which had assets of $180 million and a servicing portfolio of approximately $4 billion at the date of acquisition. The purchase price in excess of net assets acquired, as adjusted for changes in estimates in 1995, was $29 million.

     These acquisitions are included in the consolidated financial statements from their respective dates of acquisition. Unaudited pro forma statements of operations for 1994 and 1995, assuming BancPLUS and LAC had been acquired as of January 1, 1994, are as follows (in thousands):

                                                                      1994          1995
                                                                    ---------    ---------
    Mortgage origination revenue..................................  $  26,149    $   4,631
    Interest income (expense), net................................       (148)       6,137
    Mortgage servicing revenue....................................     87,437       74,646
    Other income..................................................      5,830        2,744
                                                                    ---------    ---------
              Total revenues......................................    119,268       88,158
    Expenses......................................................   (136,439)    (115,997)
                                                                    ---------    ---------
    Loss before income taxes and affiliate profit sharing.........    (17,171)     (27,839)
    Affiliate profit sharing......................................     (3,534)      (6,242)
    Income tax benefit............................................      4,741       10,780
                                                                    ---------    ---------
              Net loss............................................  $ (15,964)   $ (23,301)
                                                                    =========    =========

                            BARNETT MORTGAGE COMPANY
(Acquired by HomeSide, Inc. on May 31, 1996 and now known as HomeSide Holdings,
                                     Inc.)
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

The above pro forma statements of operations assume that the Parent contributed capital equal to the purchase price as of January 1, 1994. The purchase accounting adjustments are reflected based on the actual purchase price and the amount of assets actually acquired. In addition, gains on sales of mortgage servicing rights are included in mortgage servicing revenue in these pro forma results. No adjustments have been made for restructuring costs that might have been incurred during the periods presented or for cost efficiencies that might have been realized. Accordingly, these pro forma results are not indicative of future results.

3.  PROPERTY AND EQUIPMENT

     Property and equipment at December 31, 1994 and 1995 consisted of the following:

                                                                1994           1995
                                                            -----------    -----------
        Building and improvements.........................  $14,720,814    $23,494,585
        Furniture and equipment...........................   11,584,787     12,881,277
                                                            -----------    -----------
                                                             26,305,601     36,375,862
        Less accumulated depreciation.....................    7,739,970     11,112,028
                                                            -----------    -----------
                                                            $18,565,631    $25,263,834
                                                            ===========    ===========

4.  INCOME TAXES

     The Company's results of operations are included in the Parent's consolidated income tax return. The Company's income tax provision and related asset or liability are computed based on income tax rates as if the Company filed a separate income tax return. Pursuant to a tax-sharing agreement with the Parent, the Company is reimbursed for the tax effect of current operating losses utilized in the consolidated return.

     The components of the provision (benefit) for income taxes for the years ended December 31, 1993, 1994, and 1995 are as follows:

                                                   1993          1994           1995
                                                 ---------     ---------     -----------
        Current:
          Federal..............................  $ 377,258     $(514,431)    $(7,504,840)
          State................................     19,173       (38,913)       (832,944)
                                                 ---------     ---------     -----------
                                                   396,431      (553,344)     (8,337,784)
                                                 ---------     ---------     -----------
        Deferred:
          Federal..............................   (296,983)       87,016      (1,080,141)
          State................................    (12,408)        4,917        (170,584)
                                                 ---------     ---------     -----------
                                                  (309,391)       91,933      (1,250,725)
                                                 ---------     ---------     -----------
        Provision (benefit) for income taxes...  $  87,040     $(461,411)    $(9,588,509)
                                                 =========     =========     ===========

                            BARNETT MORTGAGE COMPANY
(Acquired by HomeSide, Inc. on May 31, 1996 and now known as HomeSide Holdings,
                                     Inc.)
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The differences between federal income tax computed at the statutory rate of 35 percent and the actual tax provision are shown below:

                                                     1993          1994             1995
                                                   --------     -----------     ------------
    Income (loss) before taxes...................  $190,890     $(2,519,796)    $(29,974,815)
                                                   ========     ===========     ============
    Tax provision (benefit) at the statutory
      rate.......................................  $ 66,812     $  (881,929)    $(10,491,185)
    Increase (decrease) in taxes:
      State income tax, net of federal benefit...     4,590         (22,098)        (539,470)
      Goodwill...................................         0          90,746        1,693,838
      Other......................................    15,638         351,870         (251,692)
                                                   --------     -----------     ------------
              Total income tax provision
                (benefit)........................  $ 87,040     $  (461,411)    $ (9,588,509)
                                                   ========     ===========     ============
    Effective tax rate...........................        46%            (18)%            (32)%
                                                   ========     ===========     ============

     Deferred income taxes reflect the impact of temporary differences between the financial statement carrying amounts and the tax bases of assets and liabilities due to differences in the timing of recognition of revenues and expenses and differences related to acquisitions. The tax effects of temporary differences which create deferred tax assets and liabilities at December 31, 1994 and 1995 are detailed below:

                                                                   1994            1995
                                                                -----------     -----------
    Deferred tax assets:
      Reserves................................................  $         0     $ 5,109,268
      Net operating loss carryforwards........................    4,044,430       3,146,010
      Late charges............................................      629,351         954,969
      Property and equipment..................................      651,825         321,215
      Other...................................................      930,060       1,571,175
                                                                -----------     -----------
              Gross deferred tax assets.......................    6,255,666      11,102,637
              Valuation allowance.............................            0      (3,146,010)
                                                                -----------     -----------
              Deferred tax asset..............................    6,255,666       7,956,627
                                                                -----------     -----------
    Deferred tax liabilities:
      Capitalized servicing rights............................   13,310,651      41,520,994
      Other...................................................      300,691         819,510
                                                                -----------     -----------
              Deferred tax liability..........................   13,611,342      42,340,504
                                                                -----------     -----------
    Net deferred tax liability................................  $ 7,355,676     $34,383,877
                                                                ===========     ===========

     The Company's $34,383,877 net deferred tax liability includes a valuation allowance of $3,146,010, representing LAC's preaffiliation federal and state net operating loss carryforwards for which realization is uncertain.

5.  RELATED-PARTY TRANSACTIONS

     The Company services loans (Note 8) for the Affiliate Banks. Total loan servicing income relating to loans owned by the Affiliate Banks was approximately $18,326,000, $20,017,000, and $25,057,000 in 1993, 1994, and 1995,
respectively.

     Through March 1995, the Company received earnings credits from the Parent or its subsidiaries in exchange for maintaining fiduciary deposit accounts. Revenue recognized as a result of this arrangement was

                            BARNETT MORTGAGE COMPANY
(Acquired by HomeSide, Inc. on May 31, 1996 and now known as HomeSide Holdings,
                                     Inc.)
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

$2,456,000, $2,365,000, and $523,000 in 1993, 1994, and 1995, respectively, and has been included in other income. Subsequent to March 1995, the Company received earnings credits in the form of reduced interest expense.

     Notes payable at December 31, 1995, includes advances from lines of credit with the Parent and the Affiliate Banks which bear interest at a rate of LIBOR plus 1%, reduced in proportion to compensating balances maintained with Affiliate Banks.

     Amounts payable to the Parent and Affiliate Banks which are included in accounts payable and accrued liabilities at December 31, 1994 and 1995 were $2,170,000 and $7,680,000, respectively.

     The Company performs certain centralized processing functions for certain Affiliate Banks. Included in other income was approximately $2,559,000, $2,171,000, and $1,972,000 in fees for these services for the years ended December 31, 1993, 1994, and 1995, respectively.

     The Company recorded certain expenses related to transactions with the Parent and the Affiliate Banks as follows:

                                                      1993            1994            1995
                                                  ------------    ------------    ------------
    Management fees.............................   $   465,729     $   721,141     $ 2,914,794
    Affiliate revenue sharing...................    10,773,786       3,533,551       6,242,191
    Rent expense................................     1,267,130       1,292,498       1,316,448
    Interest expense............................     1,415,372       3,281,503      17,588,548
    Information processing support..............       328,556       1,953,244       3,505,484
    Internal audit fees.........................        91,933         358,800         421,392
                                                   -----------     -----------     -----------
                                                   $14,342,506     $11,140,737     $31,988,857
                                                   ===========     ===========     ===========

     The Company pays its Parent a management fee for traditional corporate support functions, such as accounting operations, financial reporting and analysis, human resources, marketing, and strategic planning. Affiliate revenue sharing is a distribution to the Affiliate Banks and is based on each affiliate's annual loan production.

     The Parent funds certain additions to building and improvements through capital contributions. The Parent made noncash capital contributions of $3,527,674, $938,287, and $115,476 to the Company for the net cost of building facilities in 1993, 1994, and 1995, respectively. In addition, the Parent has made additional capital contributions to fund acquisitions. During 1994 and 1995, the Parent contributed $59,800,000 and $167,100,000, respectively to the Company to fund the acquisitions of LAC and BancPLUS, respectively.

     LAC and BancPLUS Mortgage Corp. sell a certain amount of their loan production to an Affiliate Bank. Total loans sold to the Affiliate Bank, at cost, during 1994 and 1995 were $204 million and $324 million, respectively. Additionally, BMC charges the Affiliate Bank a fee, which totaled $509,000 and $809,000 during 1994 and 1995, respectively, for arranging these transactions and providing certain support services.

                            BARNETT MORTGAGE COMPANY
(Acquired by HomeSide, Inc. on May 31, 1996 and now known as HomeSide Holdings,
                                     Inc.)
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

6.  NOTES PAYABLE

     At December 31, 1994, LAC had available mortgage warehouse credit facilities which permitted the Company to borrow a maximum amount of $275 million, collateralized by the mortgage loans held for sale by LAC. The following table summarizes information regarding these facilities as of December 31, 1994:

        Balance at end of year.......................................   $ 174,015,589
        Weighted average interest rate at end of year................            7.23%
        Maximum amount outstanding...................................   $ 174,015,589
        Average amount outstanding...................................     150,825,062
        Contractual interest rate at end of year.....................    1.25% to 8.5%
        Weighted average interest rate during the year...............            5.58%

     These facilities expired on May 27, 1995. The Company replaced these facilities with a borrowing arrangement from the Parent and the Affiliate Banks (Note 5). Also, during 1995, the Company entered into a credit facility for $200 million, of which $0 was outstanding at December 31, 1995.

7.  SUPPLEMENTAL CASH FLOW INFORMATION

     The Company transferred $890,203, $235,000, and $1,669,000 from mortgage loans to real estate acquired by foreclosure in 1993, 1994, and 1995, respectively. These transactions have been excluded from the accompanying consolidated statements of cash flows.

     For the years ended December 31, 1993, 1994, and 1995, income taxes of $255,605, $396,431 and $2,852,641, respectively, were paid to the Parent. Interest paid during the same years was $1,259,372, $4,578,611 and $18,529,118, respectively.

8.  LOAN SERVICING

     The Company was servicing 243,116 and 445,665 loans at December 31, 1994 and 1995, respectively. The remaining principal balances on serviced loans totaled approximately $18.4 billion and $33.4 billion at December 31, 1994 and 1995, respectively. At December 31, 1995, the geographic distribution of loans serviced was 38% in Florida, 14% in California, and 48% in other states. Loans serviced for others are not included in the accompanying consolidated balance sheets. The accompanying balance sheets also do not include funds held in fiduciary deposit accounts, as these funds are not assets of the Company. These amounts averaged $262,000,000 and $407,000,000 during 1994 and 1995, respectively.

     In connection with its loan servicing activities, the Company makes certain payments of property taxes and insurance premiums in advance of collecting them from specific mortgagors and makes certain payments of attorneys' fees and other costs related to loans in foreclosure. Also, in connection with servicing mortgage-backed securities guaranteed by Government National Mortgage Association ("GNMA") or Federal National Mortgage Association ("FNMA"), the Company advances certain principal and interest payments to security holders prior to their collection from specific mortgagors. These advances are presented as receivables in the accompanying consolidated balance sheets.

     Conforming conventional loans serviced by the Company are securitized through FNMA or Federal Home Loan Mortgage Corporation ("FHLMC") programs on a nonrecourse basis, whereby foreclosure losses are generally the responsibility of FNMA and FHLMC and not the Company. Similarly, the government loans serviced by the Company are securitized through GNMA programs, whereby the Company is insured against loss by the FHA or partially guaranteed against loss by the VA.

                            BARNETT MORTGAGE COMPANY
(Acquired by HomeSide, Inc. on May 31, 1996 and now known as HomeSide Holdings,
                                     Inc.)
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The Company is exposed to potential losses on loans partially guaranteed by the VA in the event the VA elects to pay its guarantee amount instead of repurchasing the loans. The Company incurred losses of $809,000, in 1995, but did not incur any significant losses in 1993 or 1994 related to these loans. The Company has also fulfilled certain pool commitments with loans that were sold with recourse. Total principal outstanding of loans sold with recourse was $64,415,000 and $144,490,000 at December 31, 1994 and 1995, respectively.
Management believes that its reserves for losses are adequate for any contingencies that may arise from these loans.

9.  COMMITMENTS AND CONTINGENCIES

     The Company's fidelity bond requirements are satisfied through a policy with underwriters at Lloyd's of London ("Lloyd's"). Maximum coverage is $75,000,000 per occurrence, with a self-insurance program covering losses under the deductible of $5,000,000 for the Parent as a whole. The Company is only liable for losses up to its $250,000 deductible. At December 31, 1995, the Company had errors and omissions insurance coverage through a policy with Lloyd's in the amount of $35,000,000. Premiums on both policies have been paid through August 1996.

     The Company leases office space and equipment under various operating leases expiring through 1998. Substantially all lease agreements for office space contain renewal options and provide for increases in rental payments based on the lessor's operating costs or the consumer price index.

     The following is a schedule of future minimum rental payments, exclusive of any contingent operating charges under certain leasing arrangements that have initial or remaining noncancelable lease terms in excess of one year at December 31, 1995:

            Year ending December 31:
              1996...................................................  $2,274,796
              1997...................................................   1,200,805
              1998...................................................     681,885
              1999...................................................     395,047
                                                                       ----------
                      Total..........................................  $4,552,533
                                                                       ==========

     The Company is a party to certain pending legal proceedings arising from matters incidental to its business. In the opinion of management and counsel, the aggregate unreserved liability or loss, if any, of legal proceedings will not have a significant effect on the consolidated financial condition, results of operations or liquidity of the Company.

                            BARNETT MORTGAGE COMPANY
(Acquired by HomeSide, Inc. on May 31, 1996 and now known as HomeSide Holdings,
                                     Inc.)
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

10.  DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following disclosure of the estimated fair value of financial instruments as of December 31, 1995 is made in accordance with the requirements of SFAS No. 107, "Disclosures About Fair Value of Financial Instruments." The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is necessary to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts:

                                                                         1994
                                                            -------------------------------
                                                              CARRYING          ESTIMATED
                                                               AMOUNT           FAIR VALUE
                                                            ------------       ------------
    Assets:
      Cash................................................  $  3,900,572       $  3,900,572
      Accounts receivable, net............................    18,543,122         18,543,122
      Mortgage loans held for sale, net...................   183,913,568        185,101,884
      Mortgage loans held for investment, net.............    14,699,097         14,365,427
    Liabilities:
      Notes payable.......................................   248,214,485        248,214,485
      Accounts payable and accrued liabilities............     9,791,502          9,791,502
    Off-balance sheet financial instruments:
      Commitments to extend credit and sell loans.........             0            605,854

                                                                         1995
                                                            -------------------------------
                                                              CARRYING          ESTIMATED
                                                               AMOUNT           FAIR VALUE
                                                            ------------       ------------
    Assets:
      Cash................................................  $ 14,987,783       $ 14,987,783
      Accounts receivable, net............................    64,891,554         64,891,554
      Mortgage loans held for sale, net...................   465,879,840        471,241,851
      Mortgage loans held for investment, net.............    19,225,181         19,225,181
    Liabilities:
      Notes payable.......................................   653,055,514        653,055,514
      Accounts payable and accrued liabilities............    63,789,362         63,789,362
    Off-balance sheet financial instruments:
      Commitments to extend credit and sell loans.........             0         (4,084,450)

     The fair value estimates as of December 31, 1994 and 1995 are based on pertinent information available to management as of the respective dates. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since those dates, and therefore, current estimates of fair value may differ significantly from the amounts presented herein.

     The following describes the methods and assumptions used by the Company in estimating fair value amounts:

     Cash, Accounts Receivable, Notes Payable, and Accounts Payable and Accrued Liabilities

     The carrying amount approximates fair value.

                            BARNETT MORTGAGE COMPANY
(Acquired by HomeSide, Inc. on May 31, 1996 and now known as HomeSide Holdings,
                                     Inc.)
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Mortgage Loans Held for Sale

     Fair value is estimated using the quoted market prices for securities backed by similar types of loans and dealer commitments to purchase loans on a servicing retained basis.

     Mortgage Loans Held for Investment

     Fair value is estimated using quoted market prices for sales of whole loans with similar characteristics, such as repricing dates, product type, and size. In 1995, management's estimates of fair value of these loans does not materially differ from cost.

     Off-Balance Sheet Financial Instruments

     Fair value represents the gain or loss on the Company's unclosed commitments to originate or purchase loans and the Company's commitments to sell loans. Both types of commitments take into consideration the remaining terms of the agreements and the present creditworthiness of the counterparties.

11.  DERIVATIVE FINANCIAL INSTRUMENTS AND FINANCIAL
     INSTRUMENTS WITH OFF-BALANCE SHEET RISK

     During December, 1995, the Company purchased options to buy $500 million of U.S. Treasury securities in order to reduce its exposure to the impact of falling interest rates on the value of its capitalized mortgage servicing assets. The cost of the options of $6,600,000, net of accumulated amortization of $41,000, is included in other assets. These options were terminated in January 1996 and the realized gain was reflected as a reduction of PMSRs.

     The Company is a party to financial instruments with off-balance sheet risk in the normal course of business through the production and sale of mortgage loans and the management of interest rate risk. These instruments include short-term commitments (interest rate and points) to extend credit, mortgage-backed securities mandatory forward commitments, put options to sell mortgage-backed securities, and loans sold with recourse. These instruments involve, to varying degrees, elements of credit and interest rate risk.

     The Company's exposure to credit loss in the event of nonperformance by the other party for commitments to extend credit, mortgage-backed securities mandatory forward commitments, put options to sell mortgage-backed securities, and loans sold with recourse is represented by the contractual or notional amounts of these instruments. As these off-balance sheet financial instruments have essentially the same credit risk involved in extending loans, the Company generally uses the same credit and collateral policies in making these commitments and conditional obligations as it does for on-balance sheet instruments.

     At December 31, 1994 and 1995, financial instruments having potential credit risk in excess of those reported in the consolidated balance sheets are as follows:

    CONTRACTUAL OR NOTIONAL AMOUNTS                                 1994           1995
    -------------------------------                             ------------   ------------
    Commitments to extend credit..............................  $133,000,000   $418,000,000
    Commitments to sell mortgage loans and mortgage-backed
      securities..............................................   288,000,000    863,000,000
    Loans sold with recourse..................................    64,415,000    144,490,000

                            BARNETT MORTGAGE COMPANY
(Acquired by HomeSide, Inc. on May 31, 1996 and now known as HomeSide Holdings,
                                     Inc.)
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

12.  CONCENTRATION OF CREDIT RISK

     The Company has identified certain credit risk concentrations in relation to its on- and off-balance sheet financial instruments. A credit risk concentration results when the Company has a significant credit exposure to an individual or a group engaged in similar activities or is affected similarly by economic conditions.

     A significant portion of the Company's financial instruments is transacted with other financial institutions, various government agencies, and individual investors. The Company does not have a credit risk concentration with any one financial institution, agency, or individual. However, of the loans held by the Company and sold with recourse, a majority are secured by residential real estate in Florida.

13.  RETIREMENT PLAN

     The Company participates in the Parent's retirement, management and incentive compensation, and health and welfare plans. The Company's share of pension and 401(k) plans' costs and expenses allocated annually by the Parent are as follows:

                                                                     PENSION       401(K)
                                                                      PLANS         PLAN
                                                                     --------     --------
    Year ended December 31:
      1993.........................................................  $ 96,192     $240,367
      1994.........................................................   143,148      245,739
      1995.........................................................   268,938      837,956

     The Company remits amounts expensed to the Parent for retirement plans and for health and welfare plans. Amounts for the management and incentive compensation plans are remitted directly to employees or to plans maintained on their behalf.

     Information from the Parent's retirement plans' administrator is not available to permit the Company to determine its share of the vested and nonvested retirement plan benefit obligations and plan assets. The weighted average discount rate and rate of increase in future compensation levels used in determining the actual present value of the projected benefit obligations were 8.90% and 4.50%, respectively, in 1994 and 7.30% and 4.00% in 1995. The expected long-term rate of return on assets was 9.00% and 9.50% in 1994 and 1995, respectively.

     The Parent has estimated the accumulated postretirement benefit obligation on a consolidated basis only and allocates costs to each subsidiary. No specific estimate has been made for each subsidiary.

14.  SUBSEQUENT EVENT

     On March 4, 1996, the Parent entered into a transaction in which the stock of Barnett Mortgage Company would be acquired by a newly formed entity in exchange for one-third ownership of the new entity and cash. Under the terms of the transaction, the Parent would retain its mortgage production units, continue to originate mortgages and retain certain other assets.

                          INDEPENDENT AUDITORS' REPORT

Board of Directors
BancPLUS Financial Corporation:

     We have audited the accompanying consolidated statements of financial condition of BancPLUS Financial Corporation and subsidiary as of December 31, 1993 and 1994, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We did not audit the financial statements of Honolulu Mortgage Company, Inc., a wholly-owned subsidiary of BancPLUS Mortgage Corp., which statements reflect total assets constituting 16% and 20% and total revenues constituting 17% and 14% of the related 1993 and 1994 consolidated totals, respectively. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Honolulu Mortgage Company, Inc., is based solely on the report of the other auditors.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, based on our audits and the report of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of BancPLUS Financial Corporation and subsidiary as of December 31, 1993 and 1994, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

     As discussed in note 2(j) to the consolidated financial statements, the Company changed its method of accounting for income taxes in 1993 to adopt the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes."

                                                         KPMG PEAT MARWICK LLP

San Antonio, Texas
March 17, 1995

                 BANCPLUS FINANCIAL CORPORATION AND SUBSIDIARY
          (Acquired by Barnett Mortgage Company on February 28, 1995)
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                           DECEMBER 31, 1993 AND 1994
                (IN THOUSANDS OF DOLLARS, EXCEPT FOR SHARE DATA)

                                                                           1993         1994
                                                                         --------     --------
ASSETS
Cash and cash equivalents..............................................  $  4,096     $  7,901
Mortgage loans held for sale, at lower of cost or market (note 6)......   417,695      120,871
Accounts receivable and accrued interest, net of allowance for
  uncollectible amounts of $3,031 in 1993 and $2,621 in 1994...........    33,941       29,836
Mortgage loan administration contracts, net of accumulated amortization
  of $91,079 in 1993 and $116,167 in 1994 (note 3).....................   118,265      117,716
Real estate acquired through foreclosure...............................       599        1,694
Properties and equipment, net (note 4).................................    10,595       10,435
Prepaid expenses and other assets......................................     8,100        5,640
                                                                         --------     --------
          Total assets.................................................  $593,291     $294,093
                                                                         ========     ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Notes payable (note 5)...............................................   508,342      237,586
  Accounts payable and accrued expenses................................    54,073       23,490
  Reserves for losses..................................................    13,300       11,400
                                                                         --------     --------
          Total liabilities............................................   575,715      272,476
                                                                         --------     --------
Commitments and contingencies (notes 3, 5, 6, 8, 10 and 11)
Stockholders' equity (note 5):
  Common stock, par value $.01 per share -- 200,000 shares authorized;
     100,000 shares issued and outstanding.............................         1            1
  Preferred stock, par value $.01 per share ($10,000 liquidation preference) -- 100,000,000 shares authorized; 1,284,783 and
     1,460,125 shares issued and outstanding in 1993 and 1994,
     respectively......................................................        13           15
  Additional paid-in capital...........................................    20,174       20,173
  Retained earnings (accumulated deficit)..............................    (2,612)       1,428
                                                                         --------     --------
          Total stockholders' equity...................................    17,576       21,617
                                                                         --------     --------
          Total liabilities and stockholders' equity...................  $593,291     $294,093
                                                                         ========     ========

          See accompanying notes to consolidated financial statements.

                 BANCPLUS FINANCIAL CORPORATION AND SUBSIDIARY
          (Acquired by Barnett Mortgage Company on February 28, 1995)
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     YEARS ENDED DECEMBER 31, 1993 AND 1994
                           (IN THOUSANDS OF DOLLARS)

                                                                              1993      1994
                                                                            --------   -------
INCOME
  Loan administration.....................................................   $69,471   $62,253
  Loan origination........................................................    42,053    16,184
  Gain on sale of mortgage loan administration contracts..................    11,334    24,348
  Interest income, net of interest expense of $23,732 in 1993 and $15,959
     in 1994..............................................................    (1,004)   (2,019)
  Other...................................................................     1,199     1,190
                                                                             -------   -------
          Total income....................................................   123,053   101,956
                                                                             -------   -------
EXPENSES
  Personnel...............................................................    48,977    42,798
  Occupancy and equipment.................................................     5,803     6,924
  Provision for foreclosure costs.........................................     4,528     3,050
  Amortization of mortgage loan administration contracts..................    58,808    25,175
  Other general and administrative........................................    17,198    15,797
                                                                             -------   -------
          Total expenses..................................................   135,314    93,744
                                                                             -------   -------
          Income (loss) before income taxes, extraordinary item, and
        cumulative effect of a change in accounting principle.............   (12,261)    8,212
Income taxes (note 9).....................................................    (4,228)    3,107
                                                                             -------   -------
          Income (loss) before extraordinary item and cumulative effect of
        a change in accounting principle..................................    (8,033)    5,105
Extraordinary loss resulting from extinguishment of debt, net of income
  tax benefit of $548 (note 5)............................................        --    (1,064)
Cumulative effect on prior years of a change in accounting for income
  taxes...................................................................      (264)       --
                                                                             -------   -------
          Net income (loss)...............................................   $(8,297)  $ 4,041
                                                                             =======   =======

          See accompanying notes to consolidated financial statements.

                 BANCPLUS FINANCIAL CORPORATION AND SUBSIDIARY
          (Acquired by Barnett Mortgage Company on February 28, 1995)
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                     YEARS ENDED DECEMBER 31, 1993 AND 1994
                           (IN THOUSANDS OF DOLLARS)

                                                                               RETAINED
                                                              ADDITIONAL       EARNINGS          TOTAL
                                     COMMON     PREFERRED      PAID-IN       (ACCUMULATED     STOCKHOLDERS'
                                     STOCK        STOCK        CAPITAL         DEFICIT)          EQUITY
                                     ------     ---------     ----------     ------------     ------------
Balance at December 31, 1992.......    $1          $12          $20,175         $ 5,685          $25,873
  Net loss.........................    --           --               --          (8,297)          (8,297)
  Preferred stock
     dividends-in-kind.............    --            1               (1)             --               --
                                       --
                                                   ---          -------         -------          -------
Balance at December 31, 1993.......     1           13           20,174          (2,612)          17,576
  Net income.......................    --           --               --           4,041            4,041
  Preferred stock
     dividends-in-kind.............    --            2               (1)             (1)              --
                                       --
                                                   ---          -------         -------          -------
Balance at December 31, 1994.......    $1          $15          $20,173         $ 1,428          $21,617
                                       ==          ===          =======         =======          =======

          See accompanying notes to consolidated financial statements.

                 BANCPLUS FINANCIAL CORPORATION AND SUBSIDIARY
          (Acquired by Barnett Mortgage Company on February 28, 1995)
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                     YEARS ENDED DECEMBER 31, 1993 AND 1994
                           (IN THOUSANDS OF DOLLARS)

                                                                     1993              1994
                                                                  -----------       -----------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income (loss).............................................   $   (8,297)       $   4,041
                                                                   ----------        ----------
  Adjustments to reconcile net income (loss) to net cash
     provided by operating activities:
     Depreciation...............................................        1,559             1,958
     Amortization...............................................       58,832            25,199
     Provision for foreclosure costs............................        4,528             3,050
     Capitalized excess servicing fees..........................       (1,161)             (330)
     Non-cash interest expense..................................        1,168             1,497
     Gain on sales of servicing.................................      (11,334)          (24,348)
     Proceeds from sales of servicing...........................        8,924            32,065
     Extraordinary loss resulting from extinguishment of debt...           --             1,064
     Cumulative effect of a change in accounting principle......          264                --
     Deferred tax benefit.......................................       (4,583)             (270)
     Changes in operating assets and liabilities:
       Increase in accounts receivable and other assets.........       (9,040)           (4,713)
       Loans originated or acquired for sale....................   (3,240,339)       (1,703,896)
       Proceeds from sales of loans.............................    3,127,539         1,991,424
       Net increase (decrease) in warehouse debt................      110,735          (269,085)
       Increase (decrease) in accounts payable and accrued
          expenses..............................................        9,823            (9,647)
                                                                   ----------        ----------
          Total adjustments to net income (loss)................       56,915            43,968
                                                                   ----------        ----------
          Net cash provided by operating activities.............       48,618            48,009
                                                                   ----------        ----------
CASH FLOWS FROM INVESTING ACTIVITIES
  Purchases of mortgage loan administration contracts...........      (33,455)          (38,198)
  Real estate acquired through foreclosure......................       (1,421)           (1,648)
  Proceeds from sales of foreclosed real estate.................          816             1,259
  Purchases of properties and equipment.........................       (4,117)           (1,796)
                                                                   ----------        ----------
          Net cash used in investing activities.................      (38,177)          (40,383)
                                                                   ----------        ----------
CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from notes payable...................................      725,150           400,936
  Principal payments on notes payable...........................     (739,084)         (402,630)
  Loan fees paid................................................           --            (2,127)
                                                                   ----------        ----------
          Net cash used in financing activities.................      (13,934)           (3,821)
                                                                   ----------        ----------
          Net increase (decrease) in cash and cash
            equivalents.........................................       (3,493)            3,805
CASH AND CASH EQUIVALENTS
  Beginning of year.............................................        7,589             4,096
                                                                   ----------        ----------
  End of year...................................................   $    4,096        $    7,901
                                                                   ==========        ==========

          See accompanying notes to consolidated financial statements.

                 BANCPLUS FINANCIAL CORPORATION AND SUBSIDIARY
          (Acquired by Barnett Mortgage Company on February 28, 1995)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1993 AND 1994

(1)  REPORTING ENTITY

     BancPLUS Financial Corporation (the Company) was incorporated in 1991 for the purpose of acquiring all of the capital stock of BancPLUS Mortgage Corp. (BancPLUS Mortgage), and its only substantive operations to date have involved such activities. The purchase of the stock of BancPLUS Mortgage was effective as of September 1, 1991.

     The accompanying consolidated financial statements include the operations of the Company and BancPLUS Mortgage. All significant intercompany balances and transactions have been eliminated in consolidation.

(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) Mortgage Loans Held for Sale

     Mortgage loans held for sale are stated at the lower of cost or market value as determined in the aggregate. The cost basis of mortgage loans includes loan principal outstanding, adjusted for discounts or premiums. Loan fees and direct costs associated with the origination of mortgage loans, which are deferred and recognized when the loans are sold, are reflected as deferred revenue in the financial statements. Commitment fees paid to permanent investors are recognized as expense when the related loans are sold or when it becomes evident that the commitment will not be used. The market value of mortgage loans covered by investor commitments is based on commitment prices. The market value of uncommitted mortgage loans is determined by current investor yield requirements. Differences between the carrying amounts of mortgage loans and sales proceeds are recognized at the time of sale.

     When mortgage loans are sold with servicing rights retained and the actual servicing fees to be received differ from normal servicing fees for similar loans, an additional gain or loss is recognized. This gain or loss represents the present value of the difference between the actual and the normal servicing fees over the remaining lives of the loans, adjusted for anticipated prepayments. The excess servicing fees receivable resulting from the recognition of these gains are included in mortgage loan administration contracts.

     Loans are placed on nonaccrual status when any portion of the principal or interest is ninety days past due or earlier when concern exists as to the ultimate collectibility of principal or interest. When loans are placed on nonaccrual status, the related interest receivable is reversed against interest income of the current period. Interest payments received on nonaccrual loans are applied as a reduction of the principal balance when concern exists as to the ultimate collection of principal; otherwise, such payments are recognized as interest income. Loans are removed from nonaccrual status when principal and interest become current and they are estimated to be fully collectible.

  (b) Allowance for Uncollectible Receivables

     An allowance is maintained for estimated uncollectible advances made primarily in connection with BancPLUS Mortgage's responsibilities as servicer for loans in Government National Mortgage Association (GNMA) pools. The allowance represents that portion of the advances made as of the date of the financial statements that are not expected to be reimbursed. The allowance is increased by provisions charged to earnings and reduced by receivable charge-offs, net of recoveries.

  (c) Mortgage Loan Administration Contracts

     Mortgage loan administration contracts are recorded at cost, which does not exceed the present value of future net servicing income, net of amortization. Mortgage loan administration contracts are amortized in the

                 BANCPLUS FINANCIAL CORPORATION AND SUBSIDIARY
          (Acquired by Barnett Mortgage Company on February 28, 1995)
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

current period on an accelerated method that approximates the proportion that current net servicing income bears to anticipated total net servicing income from the related loans. In connection with the periodic evaluation of the amortization of mortgage loan administration contracts, the Company compares the recorded investment in mortgage loan administration contracts to the value of the expected future net servicing income determined on a disaggregated, undiscounted basis. Differences representing an excess of recorded investment over expected future net servicing income are charged to earnings through an additional current period charge to amortization.

     Included in mortgage loan administration contracts at December 31, 1994 was $2,428,000 of excess servicing fees receivable. This amount represents the present value of future servicing fees in excess of the normal fee. These receivables are amortized in the current period on an accelerated method that approximates the proportion that the current servicing fees bear to anticipated total servicing fees to be received from the related loans. The receivable balance is revalued periodically using current prepayment estimates and original discount rates and, if so indicated, is written down to the present value of the estimated remaining future excess service fee revenue through an additional charge to amortization. If the receivable balance is less than the present value of the estimated remaining future excess service fee revenue due to favorable prepayment experience, amortization is adjusted prospectively.

  (d) Reserve for Losses

     A reserve for losses is maintained for estimated foreclosure losses associated primarily with BancPLUS Mortgage's responsibilities as servicer for loans in GNMA pools. The required level of reserves is determined on an undiscounted basis by analysis of such factors as the prevailing level of loan delinquencies, anticipated reinstatement rates from the various stages of delinquency, and loss experience on similar loans serviced. This reserve represents that portion of the estimated foreclosure losses for which BancPLUS Mortgage does not have an outstanding receivable as of the date of the financial statements, but for which an expected loss is estimable based on loan delinquencies and other characteristics of the loans serviced. The reserve is increased by provisions charged to earnings and by purchase price adjustments on certain acquisitions of mortgage loan administration contracts. The reserve is reduced by charge-offs, net of recoveries.

  (e) Real Estate Acquired Through Foreclosure

     Real estate properties acquired through foreclosure are recorded at the lower of cost or fair value on their acquisition dates and at the lower of such initial amount or current fair value thereafter.

  (f) Properties and Equipment

     Properties and equipment are stated at cost less accumulated depreciation and are depreciated using the straight-line method over their estimated useful lives.

     Maintenance, repairs, and minor renewals are charged to expense. Betterments and major renewals are capitalized. Upon retirement or disposition, both the asset cost and the related accumulated depreciation are written off and gains or losses are included in operations.

  (g) Loan Administration

     Loan administration fees represent a participation in interest collections on loans serviced for investors, normally based on a stipulated percentage of the outstanding monthly principal balance of the loans. Loan administration fees are recognized as income when received. Loan administration costs are charged to expense as incurred.

                 BANCPLUS FINANCIAL CORPORATION AND SUBSIDIARY
          (Acquired by Barnett Mortgage Company on February 28, 1995)
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  (h) Loan Origination

     Fees and direct loan costs associated with the origination of single-family residential loans held for sale are recognized when the related loans are sold. Direct loan costs have not been reclassified against loan origination income.

  (i) Cash Equivalents

     Cash equivalents include all highly liquid investments with a maturity of three months or less at the date of acquisition.

  (j) Federal Income Taxes

     BancPLUS Financial Corporation files a consolidated federal income tax return which includes the operations of BancPLUS Mortgage.

     Effective January 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" and has reported the cumulative effect of this change in accounting for income taxes in the consolidated statement of operations for the year ended December 31, 1993. Statement 109 required a change from the deferred method of accounting for income taxes required under APB Opinion 11 to the asset and liability method of accounting for income taxes. Under the asset and liability method specified in Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recoverable or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period that includes the enactment date.

(3)  SERVICING INFORMATION

     BancPLUS Mortgage acts as a correspondent for investors in securing and servicing loans. BancPLUS Mortgage was servicing approximately 197,000 loans with an aggregate unpaid principal balance of approximately $14,013,000,000 at December 31, 1994. Amounts capitalized in connection with acquiring the right to service mortgage loans were approximately $35,970,000 and $25,980,000 for the years ended December 31, 1993 and 1994, respectively.

     As of December 31, 1994, 24% of the servicing portfolio balance was secured by properties in California, 13% in Texas, and 13% in Hawaii. There were no other state concentrations in excess of 10% and there were loans in all 50 states. The portfolio included approximately 26% Federal Housing Administration
(FHA) loans in Government National Mortgage Association (GNMA) pools and 11% Department of Veterans Affairs (VA) loans in GNMA pools. Federal National Mortgage Association (FNMA) loans comprised approximately 37% of the portfolio and Federal Home Loan Mortgage Corporation (FHLMC) loans comprised approximately 19% of the portfolio. The remaining 7% of the portfolio was spread among various other investors.

     BancPLUS Mortgage is generally required to advance, from corporate funds, escrow and foreclosure costs for loans which it services. A portion of these advances is not recoverable for the loans in GNMA pools. Upon foreclosure, an FHA or VA property is typically conveyed to the Department of Housing and Urban Development (HUD) or VA. However, VA has the authority to deny conveyance of the foreclosed property and to reimburse BancPLUS Mortgage based on a percentage of the loan's outstanding principal balance. BancPLUS Mortgage assumes responsibility for the disposition of properties on which VA has denied conveyance.

                 BANCPLUS FINANCIAL CORPORATION AND SUBSIDIARY
          (Acquired by Barnett Mortgage Company on February 28, 1995)
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Included in the servicing portfolio at December 31, 1994 were approximately $79,656,000 of loans serviced for FNMA or private investors and $1,166,000 of uninsured conventional loans for which there is recourse to BancPLUS Mortgage in the event of foreclosure.

     Anticipated losses associated with these activities are provided for in the consolidated financial statements. Actual losses have been within management's expectations.

     Custodial funds for the payment of insurance and taxes and unremitted principal and interest are segregated in separate bank accounts excluded from BancPLUS Mortgage's assets and liabilities. Such custodial funds approximated $212,754,000 at December 31, 1994.

     The Company carries blanket fidelity bond coverage in the aggregate amount of $15,700,000 and errors and omissions coverage in the aggregate amount of $16,000,000 at December 31, 1994.

(4)  PROPERTIES AND EQUIPMENT

     The following is a detail of properties and equipment at December 31, 1993 and 1994 (in thousands):

                                                            ESTIMATED
                                                           USEFUL LIFE
                                                            IN YEARS        1993        1994
                                                           -----------     -------     -------
    Building and improvements............................     5 - 30       $ 6,660     $ 7,186
    Data processing equipment............................     3 -  7         3,439       4,109
    Furniture, fixtures, and equipment...................     5 -  7         3,573       4,042
                                                                           -------     -------
                                                                            13,672      15,337
    Less accumulated depreciation........................                   (3,077)     (4,902)
                                                                           -------     -------
              Properties and equipment, net..............                  $10,595     $10,435
                                                                           =======     =======

(5)  NOTES PAYABLE

     Notes payable consisted of the following at December 31, 1993 and 1994 (in thousands):

                                                                       1993         1994
                                                                     --------     --------
    Committed operating lines of credit:
      Mortgage loans credit facility...............................  $258,645     $ 88,239
      Receivables credit facility..................................    12,183        3,800
      Working capital credit facility..............................     2,600           --
      Pool advance credit facility.................................        --          198
                                                                     --------     --------
         Total committed operating lines of credit.................   273,428       92,237
    Uncommitted operating lines of credit:
      Mortgage loans and mortgage backed securities credit
         facility..................................................   123,444       24,764
      Term debt....................................................    62,500       76,368
      Subordinated notes...........................................    40,857       40,880
      Mortgage on corporate headquarters...........................     3,613        3,337
      Notes payable to related party...............................     4,500           --
                                                                     --------     --------
              Total notes payable..................................  $508,342     $237,586
                                                                     ========     ========

     The committed operating lines permitted BancPLUS Mortgage to borrow an aggregate maximum amount of $282,000,000 at December 31, 1994. These agreements expire during 1995. The uncommitted operating lines permitted BancPLUS Mortgage to borrow an additional aggregate maximum amount of

                 BANCPLUS FINANCIAL CORPORATION AND SUBSIDIARY
          (Acquired by Barnett Mortgage Company on February 28, 1995)
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

$275,000,000 at December 31, 1994. These agreements also expire during 1995. Borrowings under these agreements bear interest at rates ranging from the federal funds rate plus 1% to a range of prime minus .75% to prime plus 1.25%, reduced in proportion to compensating balances maintained at the banks. Commitment fees paid relating to committed operating lines of credit outstanding at December 31, 1994 totaled $901,000 and ranged from .31% to .57%. These amounts are amortized over the term of the commitments and are included as a component of interest expense. Non-usage fees for the committed operating lines range from .125% to .25%.

     These operating lines of credit are secured by mortgage loans and mortgage backed securities and all rights relating to or to be reimbursed for principal and interest advances and foreclosure advances. All of these operating lines of credit are cross-collateralized and cross-defaulted.

     The agreements provide for various financial covenants, the most restrictive of which place limitations on debt, other investments, transactions with affiliates, and the payment of dividends. The agreements also require the maintenance of certain financial ratios, including minimums for net worth, portfolio size, and funds from operations. As of December 31, 1994, BancPLUS Mortgage was in compliance with all requirements of the creditor banks.

     BancPLUS Mortgage had notes payable outstanding to a group of banks which provided $76,368,000 of acquisition term financing at December 31, 1994. The notes mature in 2000 and bear interest at prime plus 1.25%, reduced in proportion to the amount of compensating balances maintained at the banks. Quarterly installments of principal in the amount of $3,632,000 plus interest are due through the year 1999. A final principal payment of $3,728,000 plus interest is due February 7, 2000. The notes are secured by the servicing portfolios of both BancPLUS Mortgage and Honolulu Mortgage Company, Inc., a wholly-owned subsidiary of BancPLUS Mortgage (subject to the restrictions required by GNMA, FNMA, and FHLMC), and all of the issued and outstanding shares of capital stock of certain BancPLUS Mortgage subsidiaries. These notes contain financial covenants similar to those contained in the operating lines of credit agreements. BancPLUS Mortgage met all of the requirements of the creditor banks at December 31, 1994.

     As of December 31, 1993 and 1994, BancPLUS Financial Corporation had $41,000,000 of 11.5% subordinated notes outstanding. The notes become due February 26, 2001 with annual redemptions of one-third of the original principal to begin February 26, 1999. In connection with the issuance of those notes, the note holders also acquired warrants to purchase 9,170 Stock Units (see note 10).

     BancPLUS Mortgage has executed as co-maker with its subsidiary, Fiesta Investments, Inc., a mortgage in the face amount of $4,150,000 to provide financing for the purchase and improvement of its corporate headquarters. As of December 31, 1994, $3,337,000 was outstanding on the note, which bears interest at prime plus 1% (prime plus 2% beginning in 1995). The note requires monthly principal installments of approximately $23,000 and matures on December 31, 1996.

     Substantially all of the BancPLUS Mortgage debt is guaranteed by BancPLUS Financial Corporation.

     Aggregate cash payments for interest were $22,779,000 and $14,733,000 during the years ended December 31, 1993 and 1994, respectively.

     During the first quarter of 1994, BancPLUS Mortgage refinanced all of its operating lines of credit and term debt through a group of banks. As a result of this refinancing, the Company recognized an extraordinary loss of $1,064,000 resulting from the write-off of certain unamortized commitment fees relating to the refinanced debt.

                 BANCPLUS FINANCIAL CORPORATION AND SUBSIDIARY
          (Acquired by Barnett Mortgage Company on February 28, 1995)
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(6)  COMMITMENTS AND CONTINGENCIES

     BancPLUS Mortgage had commitments at set prices and rates, which generally were less than a year in duration, to make and purchase loans of approximately $61,259,000 and to sell loans of approximately $107,344,000 at December 31, 1994. BancPLUS Mortgage also had commitments to make and purchase loans of approximately $55,200,000 at December 31, 1994 for which prices and rates had not been set. Market risk exists on the commitments to make and purchase loans for which prices and rates are set as a result of potential future fluctuations in mortgage interest rates. To mitigate this risk, BancPLUS Mortgage has entered into sales agreements which, viewed independent of the related commitments to make or purchase loans, are subject to offsetting market risk should there be fluctuations in mortgage interest rates. All loans in the warehouse are covered by these forward sales agreements. BancPLUS Mortgage conducts forward sales on a percentage of the loans in process and, to a lesser extent, may use options to hedge all or a portion of any remaining loans in process. Gains or losses on options are deferred and recognized at the time the related mortgage loans are sold or upon expiration of the option term. At December 31, 1994, such options had a carrying value of $197,000 and a fair value of $134,000.

     All loans are collateralized by the underlying real estate. The gross amount of the commitments to make and purchase loans represents BancPLUS Mortgage's maximum exposure to credit risk. To mitigate credit risk, BancPLUS Mortgage securitizes and sells conventional loans on a non-recourse basis, and securitizes and sells government loans through programs under which VA partially guarantees or FHA insures BancPLUS Mortgage against credit risk.

     BancPLUS Mortgage has been named as a defendant in various lawsuits arising in the normal course of business. Management intends to vigorously defend the lawsuits and is of the opinion that their resolution will not have a material adverse effect on the accompanying financial statements.

     BancPLUS Mortgage has obligations under various operating leases. Lease expense was $3,670,000 and $4,628,000 for the years ended December 31, 1993 and 1994, respectively. Additionally, BancPLUS Mortgage leases a portion of its corporate headquarters facility to outside tenants. The future minimum rent payments and receipts as of December 31, 1994 relating to these leasing activities were as follows (in thousands):

                                                                     LEASE       LEASE
                                                                    PAYMENTS     INCOME
                                                                    --------     ------
        1995......................................................   $2,272       $601
        1996......................................................    1,713        449
        1997......................................................      978        247
        1998......................................................      532         95
        1999 and thereafter.......................................      399         13

(7)  FAIR VALUE OF FINANCIAL INSTRUMENTS

     Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments", requires that the Company disclose estimated fair values for its financial instruments. Fair value estimates along with the methods and assumptions used in developing such estimates are set forth below for the Company's financial instruments.

     Cash, Receivables and Payables -- The carrying amount approximates fair value because these instruments are of short duration and do not present significant credit concerns.

     Mortgage Loans Held for Sale -- The fair value of mortgage loans held for sale and covered by investor commitments is based on commitment prices. The fair value of uncommitted mortgage loans is determined using current investor yield requirements.

                 BANCPLUS FINANCIAL CORPORATION AND SUBSIDIARY
          (Acquired by Barnett Mortgage Company on February 28, 1995)
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Excess Servicing Fees Receivable -- The fair value of excess servicing fees receivable is determined by discounting the expected future cash flows using current prepayment estimates.

     Notes Payable -- The carrying amount approximates fair value due to the variable interest rates associated with this debt. The fair value of the subordinated notes is determined in accordance with the redemption requirements of the notes.

     The estimated fair values of the Company's financial instruments are summarized as follows (in thousands):

                                                                      AT DECEMBER 31, 1994
                                                                     -----------------------
                                                                     CARRYING     ESTIMATED
                                                                      AMOUNT      FAIR VALUE
                                                                     --------     ----------
    FINANCIAL ASSETS:
      Cash and cash equivalents....................................  $  7,901       $  7,901
      Mortgage loans held for sale.................................   120,871        120,895
      Receivables, net of allowance................................    29,836         29,836
      Excess servicing fees receivable.............................     2,428          4,230
                                                                     --------       --------
              Total financial assets...............................  $161,036       $162,862
                                                                     ========       ========
    FINANCIAL LIABILITIES:
      Notes payable................................................   237,586        237,706
      Payables.....................................................    23,490         23,490
                                                                     --------       --------
              Total financial liabilities..........................  $261,076       $261,196
                                                                     ========       ========
    UNRECOGNIZED FINANCIAL INSTRUMENTS:
      Fixed commitments to make and purchase loans.................    61,259         61,294
      Floating commitments to make and purchase loans..............    51,359         51,359
                                                                     --------       --------
              Total commitments to make and purchase loans.........  $112,618       $112,653
                                                                     ========       ========
      Commitments to sell loans, into which specific loans have not
         been allocated............................................  $ 14,830       $ 14,877
                                                                     ========       ========

     Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument. Because no ready market exists for a portion of the Company's financial instruments, fair value estimates are based on judgments regarding future expected losses, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

     Fair value estimates are based on existing on- and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Other significant assets that are not considered financial instruments include mortgage loan administration contracts, net of excess servicing fees receivable and properties and equipment. In addition, the tax ramifications related to the realization of unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.

                 BANCPLUS FINANCIAL CORPORATION AND SUBSIDIARY
          (Acquired by Barnett Mortgage Company on February 28, 1995)
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(8)  EMPLOYEE BENEFIT PLANS

     BancPLUS Mortgage sponsors a savings and investment plan in which employees may contribute a portion of their compensation. BancPLUS Mortgage matches a portion of employee contributions, subject to the plan's defined vesting schedule.

     Honolulu Mortgage Company, Inc. sponsors a retirement plan which covers substantially all of its employees. This retirement plan includes an employee savings option with partial matching by Honolulu Mortgage Company, Inc. Annual contributions are discretionary as defined in the plan agreement and such contributions are funded on a current basis.

     Total expense relating to these plans was $468,000 and $680,000 for the years ended December 31, 1993 and 1994, respectively.

(9)  INCOME TAXES

     The components of income taxes for the years ended December 31, 1993 and 1994 were as follows (in thousands):

                                                                     1993        1994
                                                                    -------     ------
        Current expense...........................................  $   355     $3,377
        Deferred benefit..........................................   (4,583)      (270)
                                                                    -------     ------
             Total................................................  $(4,228)    $3,107
                                                                    =======     ======

     The expected income taxes for the years ended December 31, 1993 and 1994 differ from the recorded amounts as follows (in thousands):

                                                                       1993          1994
                                                                     --------       ------
    Income (loss) before income taxes, extraordinary item, and
      cumulative effect of a change in accounting principle........  $(12,261)      $8,212
                                                                     ========       ======
    Income tax at 34% statutory rate...............................    (4,169)       2,792
    Increase (decrease) in tax resulting from:
      State and local income taxes.................................        28          248
      Other, net...................................................       (87)          67
                                                                     --------       ------
              Income tax expense (benefit).........................  $ (4,228)      $3,107
                                                                     ========       ======

                 BANCPLUS FINANCIAL CORPORATION AND SUBSIDIARY
          (Acquired by Barnett Mortgage Company on February 28, 1995)
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1993 and 1994 are presented below (in thousands):

                                                                        1993         1994
                                                                       ------       ------
    Deferred tax assets:
      Accruals not currently deductible for income tax purposes......  $  673       $1,005
      Valuation allowances...........................................   5,475        4,771
      Excess of tax over book basis for organization costs...........     896          700
      Properties and equipment, principally due to differences in
         depreciation................................................     130           88
      Deferred installment sale income...............................      --          304
      Other..........................................................     103          150
                                                                       ------       ------
              Total deferred tax assets..............................   7,277        7,018
                                                                       ------       ------
    Deferred tax liabilities:
      Excess of book over tax basis for mortgage loan administration
         contracts...................................................   5,972        5,136
      Accounts receivable, principally due to allowance for
         uncollectible accounts......................................     412          533
      Other..........................................................      --          186
                                                                       ------       ------
              Total deferred tax liabilities.........................   6,384        5,855
                                                                       ------       ------
              Net deferred tax asset.................................  $  893       $1,163
                                                                       ======       ======

     Management believes that realization of the deferred tax assets is more likely than not based on the expectation that such benefits will be utilized in future consolidated tax returns.

     At December 31, 1993, the net deferred tax asset of $893,000 was comprised of $1,377,000 of deferred income tax benefit (included in prepaid expenses and other assets) and $484,000 of deferred state income taxes payable (included in accounts payable and accrued expenses). Prepaid expenses and other assets also included $983,000 of current income taxes recoverable at December 31, 1993. At December 31, 1994, the net deferred tax asset of $1,163,000 was comprised of $1,473,000 of deferred income tax benefit (included in prepaid expenses and other assets) and $310,000 of deferred state income taxes payable (included in accounts payable and accrued expenses). Accounts payable and accrued expenses also included $1,411,000 of current income taxes payable at December 31, 1994.

     Aggregate cash payments for income taxes were $1,907,000 and $1,470,000 during the years ended December 31, 1993 and 1994, respectively.

(10)  STOCKHOLDERS' EQUITY AND RELATED PARTY TRANSACTIONS

     Under a Management Shareholders Agreement between the Company and its shareholders, certain restrictions exist with respect to the transfer of shares between shareholders which provide that the Company has a right of first refusal on any transfer of shares to third parties. The terms of this Management Shareholders Agreement include provisions whereby the Company may be required to acquire the outstanding shares of specified "management shareholders" at "fair value" in the event of termination of employment of such individuals in certain cases. The agreement provides that any requirement of the Company to purchase shares of terminated management shareholders expires on the day the common stock of the Company is listed or admitted to trading on a national securities exchange or quoted by NASDAQ.

     The Company's preferred stock outstanding has a stated $1.30 per share annual dividend which is payable quarterly and is cumulative. The Company declared preferred stock dividends-in-kind, recorded at par value, of 159,300 and 181,041 shares during 1993 and 1994, respectively of which 41,755 and 47,454 were issued

                 BANCPLUS FINANCIAL CORPORATION AND SUBSIDIARY
          (Acquired by Barnett Mortgage Company on February 28, 1995)
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

January 1, 1994 and 1995, respectively. The preferred shares have a liquidation preference of $10 per share (exclusive of accrued dividends) and are redeemable at the Company's option on or after October 31, 1996 for $10 per share.

     In connection with the issuance of the 11.5% subordinated notes, the note holders acquired warrants to purchase 9,170 Stock Units at a price of $202.71 per Unit. The warrants expire February 26, 2001. Each Stock Unit entitles the holder to acquire 1 share of common stock and 10.271 shares of preferred stock as of the warrant issuance date, adjusted proportionately for subsequent issuances of stock. The value of the warrants of $186,000 was allocated to additional paid in capital at the date of issuance.

     Effective October 18, 1991, the Company granted options to the Chairman and Chief Executive Officer of BancPLUS Mortgage to purchase up to 5,263 shares of common stock at $95 per share and 52,632 shares of preferred stock at $9.50 per share. The options are exercisable immediately and expire in ten years. Any exercise must be made to acquire a proportionate number of common and preferred shares. As of December 31, 1994, none of the options had been exercised.

     From time to time, the Company's mortgage banking subsidiaries may make mortgage loans to its officers and employees in the normal course of business. The terms of such mortgage loans will be substantially similar to those provided to the public, but may, in certain circumstances, be more favorable to such officers or employees. It is the Company's policy to waive the origination fee on officer and employee residential mortgage loans. Such mortgage loans are sold to investors in the secondary market in the ordinary course of business.

     Substantially all of the Company's net assets are attributable to BancPLUS Mortgage's net assets, which are restricted. (See Note 5).

(11) BANCPLUS GROUP PERFORMANCE SHARE PLAN

     Effective April 28, 1993, the Company adopted the BancPLUS Group Performance Share Plan, pursuant to which designated employees of BancPLUS Mortgage may be awarded "Performance Shares" entitling them to cash bonus payments in the event of (1) distributions to common shareholders (after outstanding preferred stock has been effectively redeemed and specified distributions have been made to existing common shareholders), (2) termination of employment in certain cases or (3) a change of control of the Company. These Performance Shares vest ratably over a five-year period subsequent to the date of grant unless the Company determines a different vesting schedule at the time of grant. As of December 31, 1994, none of the events which trigger a cash bonus have occurred.

     A maximum of 3,627 Performance Shares are currently authorized under the BancPLUS Group Performance Share Plan. As of December 31, 1994, a total of 3,500 Performance Shares have been issued under the Plan.

(12) SUBSEQUENT EVENTS

     On February 28, 1995, all of the outstanding stock of BancPLUS Financial Corporation was acquired by Barnett Mortgage Company. Barnett Mortgage Company is a wholly-owned subsidiary of Barnett Banks, Inc., a registered bank holding company headquartered in Jacksonville, Florida. The acquisition will be accounted for as a purchase.

     On February 28, 1995, the Company also repaid all its subordinated notes outstanding and redeemed all of its outstanding preferred stock, stock warrants, stock options, and Performance Shares. Additionally, BancPLUS Mortgage repaid the mortgage on its corporate headquarters.

===============================================================================

  NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT, THE APPLICABLE PRICING SUPPLEMENT OR THE PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS SUPPLEMENT, THE APPLICABLE PRICING SUPPLEMENT AND THE PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE ISSUER OR THE AGENTS. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT, THE APPLICABLE PRICING SUPPLEMENT OR THE PROSPECTUS NOR ANY SALE MADE HEREUNDER AND THEREUNDER SHALL UNDER ANY CIRCUMSTANCE CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE AFFAIRS OF THE ISSUER SINCE THE DATE HEREOF. THIS PROSPECTUS SUPPLEMENT, THE APPLICABLE PRICING SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                            ------------------------

                               TABLE OF CONTENTS

                                                  PAGE
                                                  -----
                 PROSPECTUS SUPPLEMENT

Prospectus Summary..............................    S-3
Risk Factors....................................   S-11
Description of Notes............................   S-18
Special Provisions Relating to Foreign Currency
  Notes.........................................   S-33
Certain United States Federal Income Tax
  Considerations................................   S-36
Plan of Distribution............................   S-44
                      PROSPECTUS
Additional Information..........................      2
HomeSide........................................      3
Use of Proceeds.................................      5
Selected Consolidated Financial Information.....      6
Management's Discussion and Analysis of
  Financial Condition and Results of Operations
  -- HomeSide...................................     11
Management's Discussion and Analysis of
  Financial Condition and Results of Operations
  -- HLI........................................     19
Management's Discussion and Analysis of
  Financial Condition and Results of Operations
  -- HHI........................................     31
Industry Overview...............................     41
Business........................................     44
    HomeSide....................................     44
    HLI -- Historical Business..................     55
    HHI -- Historical Business..................     59
The Acquisitions................................     64
Management......................................     66
Security Ownership of Certain Beneficial Owners
  and Management................................     73
Certain Relationships and Related
  Transactions..................................     75
Description of Bank Credit Agreement............     79
Description of the Parent Notes.................     83
Description of Debt Securities..................     84
Plan of Distribution............................     94
Legal Matters...................................     95
Experts.........................................     95
Index to Financial Statements...................    F-1

UNTIL              , 1997 (90 DAYS AFTER THE DATE OF THIS PROSPECTUS
SUPPLEMENT), ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS AND PROSPECTUS SUPPLEMENT. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS AND PROSPECTUS SUPPLEMENT, WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.
===============================================================================

                                 $1,000,000,000

                                      LOGO

                             HOMESIDE LENDING, INC.
                               MEDIUM-TERM NOTES
                            DUE NINE MONTHS OR MORE
                               FROM DATE OF ISSUE

                            ------------------------


                             PROSPECTUS SUPPLEMENT

                            ------------------------

                              MERRILL LYNCH & CO.

                             CHASE SECURITIES INC.

                       NATIONSBANK CAPITAL MARKETS, INC.

                               SMITH BARNEY INC.
                                            , 1997

===============================================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The expenses in connection with the issuance and distribution of the securities being registered hereby, other than underwriting discounts and commissions, to be paid by the Registrants, are estimated as follows:

        Registration fee under Securities Act...........................    $303,031
        Legal fees......................................................       *
        Accounting fees.................................................       *
        Printing and engraving..........................................       *
        Transfer agent fees.............................................       *
        Miscellaneous...................................................       *
                                                                            --------
             Total......................................................    $  *
                                                                            ========

---------------

     *  To be provided by Amendment.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Sections 607.0850 of the Florida Business Corporation Act permits a corporation to indemnify its directors and officers against liability incurred in their capacity as such or by reason of service at the request of the corporation as a director, officer, employee or agent of another corporation (i) if such director or officer acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful; and (ii) in certain other circumstances.

     Article IX of the By-laws of the HLI provides as follows:

                                INDEMNIFICATION

     SEC. 1. The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a Director or officer of the corporation or served, at the written request of the President of the corporation, as a Director or officer of another corporation (all of whom are hereinafter in this Article referred to in the aggregate as "indemnified persons" and in the singular as an "indemnified person") against expenses (including attorneys' fees except as otherwise stated in Section 3 of this Article), judgements, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, has no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by a judgement, order, settlement, adjudication or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

     SEC. 2. The corporation shall indemnify any indemnified person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgement in its favor against expenses (including attorneys' fees except as otherwise stated in Section 3 of this Article) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

     SEC. 3. The corporation will be entitled to participate at it own expense in the defense and, if it so elects, to assume the defense of any claim, action, suit or proceeding. If the corporation elects to assume the defense, such defense shall be conducted by counsel of good standing, chosen by it. In the event the corporation elects to assume the defense of any such claim, action, suit or proceeding and retain such counsel, the indemnified persons shall bear the fees and expense of any additional counsel retained by them, unless there are conflicting interests as between the corporation and the indemnified persons that are for valid reasons objected to in writing by the indemnified persons.

     SEC. 4. In discharging his duty to the corporation, an indemnified person, when acting in good faith, may rely upon financial statements of the corporation represented to him to be correct by the officer of the corporation having charge of its books of accounts, or stated in a written report by an independent public or certified public accountant or firm of such accountants fairly to reflect the financial condition of such corporation.

     SEC. 5. Any indemnification under this Article IX (unless ordered by a court) shall be made only as authorized in the specific case upon a determination (1) by the Board of Directors by a majority vote of a quorum consisting of Directors who were not parties to such action, suit or proceeding, or (2) if such quorum is not obtainable, or, even if obtainable, when a quorum of disinterested Directors so directs, by independent legal counsel in a written opinion that the indemnified person has met the standards of conduct set forth in this Article IX or (3) by the stockholder or stockholders.

     SEC. 6. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors in the manner provided in Section 5 of this Article IX upon receipt of an undertaking by or on behalf of the indemnified person to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the corporation as authorized in this Article IX.

     SEC. 7. The indemnification provided by this Article IX shall not be deemed exclusive of any other rights to which any indemnified person may be entitled under any agreement, vote of stockholders or disinterested Directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office and shall inure to the benefit of the heirs, executors and administrators of such a person.

     SEC. 8. The Board of Directors shall have power on behalf of the corporation to grant indemnification to any person other than an indemnified person to such extent as the Board in its discretion may from time to time and at any time determine, but in no event to exceed the indemnification provided by this Article IX.

     SEC. 9. If any part of this Article IX shall be found, in any action, suit or proceeding, to be invalid or ineffective, the validity and the effect of the remaining parts shall not be affected.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     During the past three years the Company has not issued any securities.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits. Unless otherwise indicated, all Exhibits are incorporated by reference to the Parent's Registration Statement on Form S-4, No. 333-06737.

   1.1*        Form of Distribution Agreement.

   3.1*        Certificate of Incorporation of HomeSide Lending, Inc.

   3.2*        By-Laws of HomeSide Lending, Inc.

   4.1**       Form of Indenture.

   4.2*        Form of Fixed Rate Medium-Term Note.

   4.3*        Form of Floating Rate Medium-Term Note.

   5.1*        Opinion of Hutchins, Wheeler & Dittmar, A Professional Corporation regarding legality of the securities being registered.

  10.1         Stock Purchase Agreement dated December 11, 1995 between HomeAmerica Capital,
               Inc. (currently known as HomeSide, Inc.) and The First National Bank of Boston
               (the "BBMC Purchase Agreement").

  10.2         Amendment No. 1, dated as of March 15, 1996, to the BBMC Purchase Agreement.

  10.3         Marketing Agreement dated as of March 15, 1996 between HomeSide, Inc. and The
               First National Bank of Boston.

  10.4         Repurchase of Mortgage Loan Servicing Rights Letter Agreement between The
               First National Bank of Boston and BancBoston Mortgage Corporation (currently known as HomeSide Lending, Inc.)

  10.5         Operating Agreement effective as of March 15, 1996 between The First National
               Bank of Boston and BancBoston Mortgage Corporation (currently known as
               HomeSide Lending, Inc.)

  10.6         Brokered Loan Purchase and Sale Agreement dated as of March 15, 1996 between
               BancBoston Mortgage Corporation (currently known as HomeSide Lending, Inc.)
               and each of The First National Bank of Boston, Bank of Boston Connecticut,
               Rhode Island Hospital Trust National Bank and Bank of Boston Florida, N.A.

  10.7         Master Take-Out Commitment dated as of March 15, 1996 between BancBoston
               Mortgage Corporation (currently known as HomeSide Lending, Inc.) and each of
               The First National Bank of Boston, Bank of Boston Connecticut, Rhode Island
               Hospital Trust National Bank and Bank of Boston Florida, N.A.

  10.8         Neighborhood Assistance Corporation of America Mortgage Loan Take-Out
               Commitment dated as of March 15, 1996 between BancBoston Mortgage Corporation
               (currently known as HomeSide Lending, Inc.) and The First National Bank of
               Boston.

  10.9+        PMSR Flow Agreement dated as of March 15, 1996 between BancBoston Mortgage
               Corporation (currently known as HomeSide Lending, Inc.) and each of The First
               National Bank of Boston, Bank of Boston Connecticut, Rhode Island Hospital
               Trust National Bank and Bank of Boston Florida, N.A.

  10.10+       Mortgage Loan Servicing Agreement dated as of March 15, 1996 between
               BancBoston Mortgage Corporation (currently known as HomeSide Lending, Inc.)
               and each of The First National Bank of Boston, Bank of Boston Connecticut,
               Rhode Island Hospital Trust National Bank and Bank of Boston Florida, N.A.

  10.11        Stock Purchase Agreement dated as of March 4, 1996 between GrantAmerica, Inc.
               (currently known as HomeSide, Inc.) and Barnett Banks, Inc. (the "BMC Purchase
               Agreement").

  10.12        Amendment No. 1, dated as of May 31, 1996, to the BMC Purchase Agreement.

  10.13        Tax Indemnity Letter Agreement dated as of March 4, 1996 between Barnett
               Mortgage Company (currently known as HomeSide Holdings, Inc.) and Barnett
               Banks, Inc.

  10.14        Amended and Restated Shareholder Agreement dated as of May 31, 1996 among
               HomeSide, Inc. and the shareholders thereof.

  10.15        Amended and Restated Registration Rights Agreement dated as of May 31, 1996 between HomeSide, Inc. and certain shareholders thereof.

  10.16        Marketing Agreement dated as of May 31, 1996 between HomeSide, Inc. and
               Barnett Banks, Inc.

  10.17        Transitional Services Agreement dated as of May 31, 1996 between Barnett
               Banks, Inc., Barnett Mortgage Company (currently known as HomeSide Holdings,
               Inc.) and HomeSide, Inc.

  10.18        Operating Agreement dated as of May 31, 1996 between HomeSide Lending, Inc.
               and Barnett Banks, Inc.

  10.19+       Mortgage Loan Servicing Agreement dated as of April, 1996 between HomeSide
               Lending, Inc. and Barnett Banks, Inc.

  10.20+       PMSR Flow Agreement dated as of May 31, 1996 between HomeSide Lending, Inc.
               and Barnett Banks, Inc.

  10.21        Correspondent Agreement dated May 16, 1996 between HomeSide Lending, Inc. and
               Barnett Banks, Inc.

  10.22        Delegated Underwriting Agreement dated as of May 15, 1996 between HomeSide
               Lending, Inc. and HomeSide Holdings, Inc.

  10.23*       Amended and Restated Credit Agreement dated as of January 31, 1997 among
               HomeSide Lending, Inc., Honolulu Mortgage Company, Inc., the Lenders parties thereto and The Chase Manhattan Bank, as Administrative Agent (the "Credit
               Agreement").

  10.24*       Amended and Restated Holdings Pledge Agreement dated as of February   , 1997
               between HomeSide, Inc. and The Chase Manhattan Bank, as Administrative Agent
               for the Lenders parties to the Credit Agreement.

  10.25*       Amended and Restated HomeSide Pledge Agreement dated as of February   , 1997
               between HomeSide Lending, Inc. and The Chase Manhattan Bank, as Administrative
               Agent for the Lenders parties to the Credit Agreement.

  10.26*       Amended and Restated BMC Pledge Agreement dated as of February   , 1997
               between HomeSide Holdings, Inc. and The Chase Manhattan Bank, as
               Administrative Agent for the Lenders parties to the Credit Agreement.

  10.27        Registration Rights Agreement dated as of May 14, 1996 among HomeSide, Inc.
               and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated,
               Smith Barney Inc. and Friedman, Billings, Ramsey & Co., Inc.

  10.28*       Amended and Restated Holdings Guaranty dated as of February   , 1997 by
               HomeSide, Inc. in favor of The Chase Manhattan Bank, as Administrative Agent for the Lenders parties to the Credit Agreement.

  10.29*       Amended and Restated HomeSide Guaranty dated as of February   , 1997 by
               HomeSide Lending, Inc. in favor of The Chase Manhattan Bank, as Administrative
               Agent for the Lenders parties to the Credit Agreement.

  10.30*       Amended and Restated Subsidiaries Guaranty dated as of February   , 1997 by
               each of SWD Properties, Inc., Stockton Plaza, Inc., HomeSide Mortgage
               Securities, Inc. and Honolulu Mortgage Company, Inc. in favor of The Chase
               Manhattan Bank, as Administrative Agent for the Lenders parties to the Credit
               Agreement.

  10.31*       Amended and Restated BMC Guaranty dated as of February   , 1997 by HomeSide
               Holdings, Inc. in favor of The Chase Manhattan Bank, as Administrative Agent for the Lenders parties to the Credit Agreement.

  10.32*       Amended and Restated Security and Collateral Agency Agreement dated as of
               February   , 1997 between HomeSide Lending, Inc. and The Chase Manhattan Bank, as Administrative Agent for the Lenders parties to the Credit Agreement.

  10.33*       Amended and Restated Security and Collateral Agency Agreement dated as of
               February   , 1997 between Honolulu Mortgage Company, Inc. and The Chase
               Manhattan Bank, as Administrative Agent for the Lenders parties to the Credit
               Agreement.

  10.34*       Amended and Restated Security and Collateral Agency Agreement dated as of
               February   , 1997 between HomeSide Holdings, Inc. and The Chase Manhattan
               Bank, as Administrative Agent for the Lenders parties to the Credit Agreement.

  10.35        Intercreditor Agreement dated as of May 31, 1996 between HomeSide, Inc.,
               HomeSide Holdings, The Bank of New York, as Trustee, and Chemical Bank, as
               Administrative Agent under the Credit Agreement.

  10.36        HomeSide, Inc. Time Accelerated Restricted Stock Option Plan.

  10.37        HomeSide, Inc. Non-Qualified Stock Option Plan.

  10.38        Class B Non-Voting Common Stock Issuance Agreement dated as of March 14, 1996 between HomeSide, Inc. and Smith Barney Inc.

  10.39        Transitional Services Agreement dated as of March 15, 1996 between The First
               National Bank of Boston and BancBoston Mortgage Corporation (currently known as HomeSide Lending, Inc.)

  10.40        Transitional Services Agreement dated as of March 15, 1996 between The First
               National Bank of Boston and BancBoston Mortgage Corporation (currently known as HomeSide Lending, Inc.)

  10.41        Management Agreement dated as of March 15, 1996 between BancBoston Mortgage
               Corporation (currently known as HomeSide Lending, Inc.) and The First National
               Bank of Boston.

  10.42        Management Agreement dated as of March 15, 1996 between BancBoston Mortgage
               Corporation (currently known as HomeSide Lending, Inc.) and Thomas H. Lee
               Company.

  10.43        Management Agreement dated as of March 15, 1996 between BancBoston Mortgage
               Corporation (currently known as HomeSide Lending, Inc.) and Madison Dearborn
               Partners, Inc.

  10.44        Management Stockholder Agreement dated as of May 15, 1996 between HomeSide,
               Inc., The First National Bank of Boston, Thomas H. Lee Equity Fund III, L.P.
               and certain affiliates thereof, Madison Dearborn Capital Partners, L.P. and certain employees of HomeSide, Inc. and its subsidiaries.

  10.45        Management Agreement dated as of May 31, 1996 between HomeSide Lending, Inc.
               and Barnett Banks, Inc.

  10.46        Form of HomeSide Severance Agreement

  10.47        Loan and Security Agreement dated January 15, 1997 between HomeSide Lending,
               Inc. and The Chase Manhattan Bank.

  12.1**       HomeSide Lending, Inc. -- Computation of the Ratio of Earnings to Fixed
               Charges.

  12.2**       BancBoston Mortgage Corporation -- Computation of the Ratio of Earnings to
               Fixed Charges.

  12.3**       Barnett Mortgage Company -- Computation of the Ratio of the Ratio of Earnings
               to Fixed Charges.

  21.1         List of subsidiaries of HomeSide Lending, Inc.

  23.1**       Consent of Arthur Andersen LLP

  23.2**       Consent of Coopers & Lybrand L.L.P.

  23.3**       Consent of KPMG Peat Marwick LLP

  23.4         Consent of Hutchins, Wheeler & Dittmar, A Professional Corporation (included in Exhibit 5.1)

  24.1         Powers of Attorney (contained on the signature page to this Registration
               Statement).

  25.1*        Form of T-1 Statement of Eligibility Under Trust Indenture Act of 1939 of
               [name of trustee].

  27.1**       Financial Data Schedule

---------------
 + Portions of this Exhibit have been omitted pursuant to an order of the Securities and Exchange Commission granting confidential treatment.

 * This Exhibit will be filed with a subsequent amendment to this Registration Statement.

** This Exhibit is filed with this Registration Statement.


     (b) Financial Statement Schedules.

     Schedule II -- Valuation and Qualifying Accounts and Reserves For the three years ended December 31, 1995 For Barnett Mortgage Company (at page S-1).

     Schedule II -- Valuation and Qualifying Accounts and Reserves For the year ended December 31, 1994 For BancPLUS Financial Corporation and Subsidiary (at page S-2).

     Schedules other than those listed above have been omitted since the information is not applicable, not required or is included in the financial statements or notes thereto.

ITEM 17.  UNDERTAKINGS.

     (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 14 above or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (b) The undersigned registrant hereby undertakes (1) that for purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective; and (2) that for the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF JACKSONVILLE, STATE OF FLORIDA, ON THE 5TH DAY OF FEBRUARY, 1997.

                                          HOMESIDE LENDING, INC.

                                                     /s/ JOE K. PICKETT
                                          By:

                                            ------------------------------------
                                                       JOE K. PICKETT
                                            CHAIRMAN AND CHIEF EXECUTIVE OFFICER

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

               SIGNATURE                                 TITLE                       DATE
----------------------------------------  ----------------------------------- ------------------
           /s/ JOE K. PICKETT             Chairman of the Board, Chief          February 5, 1997
----------------------------------------    Executive Officer and Director
             JOE K. PICKETT                 (Principal Executive Officer)

           /s/ HUGH R. HARRIS             President, Chief Operating Officer    February 5, 1997
----------------------------------------    and Director
             HUGH R. HARRIS

           /s/ KEVIN D. RACE              Executive Vice President and Chief    February 5, 1997
----------------------------------------    Financial Officer (Principal
             KEVIN D. RACE                  Financial and Accounting Officer)

          /s/ ROBERT J. JACOBS            Executive Vice President,             February 5, 1997
----------------------------------------    Secretary, General Counsel and
            ROBERT J. JACOBS                Director

                            BARNETT MORTGAGE COMPANY

         SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS AND RESERVES
                  FOR THE THREE YEARS ENDED DECEMBER 31, 1995
                             (DOLLARS IN THOUSANDS)

                                                             ADDITIONS
                                                -----------------------------------
                                    BALANCE AT  ACQUIRED   CHARGED TO   CHARGES TO                BALANCE AT
                                    BEGINNING     FROM      COSTS AND      OTHER                     END
            DESCRIPTION             OF PERIOD   BANCPLUS    EXPENSES     ACCOUNTS    DEDUCTIONS   OF PERIOD
----------------------------------- ----------  ---------  -----------  -----------  -----------  ----------
YEAR ENDED DECEMBER 31, 1995
Reserve for losses                    $   --     $11,300     $             $  --       $    --     $ 11,300
YEAR ENDED DECEMBER 31, 1994
Reserve for losses                        --                      --          --            --           --
YEAR ENDED DECEMBER 31, 1993
Reserve for losses                    $   --                 $    --       $  --       $    --     $     --

                 BANCPLUS FINANCIAL CORPORATION AND SUBSIDIARY

          SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS AND RESERVES
                   FOR THE TWO YEARS ENDED DECEMBER 31, 1994
                             (DOLLARS IN THOUSANDS)

                                                    ADDITIONS
                                              ----------------------
                                  BALANCE AT  CHARGED TO  CHARGED TO                      BALANCE AT
                                  BEGINNING   COSTS AND     OTHER                            END
          DESCRIPTION             OF PERIOD    EXPENSES    ACCOUNTS       DEDUCTIONS      OF PERIOD
-------------------------------   ----------  ----------  ----------      ----------      ----------
Year ended December 31, 1994
Reserve for losses                 $ 13,300     $--         $--            $ (1,900)(a)    $ 11,400
Year ended December 31, 1993
Reserve for losses                   14,700      --          --              (1,400)(a)      13,300

---------------

(a) Represents losses incurred on dispositions of foreclosure claims and VA buydowns.

                                 EXHIBIT INDEX

     Unless otherwise indicated, all Exhibits are incorporated by reference to the Parent's Registration Statement on Form S-4, No. 333-06737.

                                                                                        PAGE
                                                                                        -----
   1.1*        Form of Distribution Agreement.......................................

   3.1*        Certificate of Incorporation of HomeSide Lending, Inc................

   3.2*        By-Laws of HomeSide Lending, Inc.....................................

   4.1**       Form of Indenture....................................................

   4.2*        Form of Fixed Rate Medium-Term Note..................................

   4.3*        Form of Floating Rate Medium-Term Note...............................

   5.1*        Opinion of Hutchins, Wheeler & Dittmar, A Professional Corporation
               regarding legality of the securities being registered................

  10.1         Stock Purchase Agreement dated December 11, 1995 between HomeAmerica
               Capital, Inc. (currently known as HomeSide, Inc.) and The First
               National Bank of Boston (the "BBMC Purchase Agreement")..............

  10.2         Amendment No. 1, dated as of March 15, 1996, to the BBMC Purchase
               Agreement............................................................

  10.3         Marketing Agreement dated as of March 15, 1996 between HomeSide, Inc.
               and The First National Bank of Boston................................

  10.4         Repurchase of Mortgage Loan Servicing Rights Letter Agreement between
               The First National Bank of Boston and BancBoston Mortgage Corporation
               (currently known as HomeSide Lending, Inc.)..........................

  10.5         Operating Agreement effective as of March 15, 1996 between The First
               National Bank of Boston and BancBoston Mortgage Corporation
               (currently known as HomeSide Lending, Inc.)..........................

  10.6         Brokered Loan Purchase and Sale Agreement dated as of March 15, 1996 between BancBoston Mortgage Corporation (currently known as HomeSide
               Lending, Inc.) and each of The First National Bank of Boston, Bank of
               Boston Connecticut, Rhode Island Hospital Trust National Bank and
               Bank of Boston Florida, N.A..........................................

  10.7         Master Take-Out Commitment dated as of March 15, 1996 between
               BancBoston Mortgage Corporation (currently known as HomeSide Lending,
               Inc.) and each of The First National Bank of Boston, Bank of Boston
               Connecticut, Rhode Island Hospital Trust National Bank and Bank of
               Boston Florida, N.A..................................................

  10.8         Neighborhood Assistance Corporation of America Mortgage Loan Take-Out
               Commitment dated as of March 15, 1996 between BancBoston Mortgage
               Corporation (currently known as HomeSide Lending, Inc.) and The First
               National Bank of Boston..............................................

  10.9+        PMSR Flow Agreement dated as of March 15, 1996 between BancBoston
               Mortgage Corporation (currently known as HomeSide Lending, Inc.) and each of The First National Bank of Boston, Bank of Boston
               Connecticut, Rhode Island Hospital Trust National Bank and Bank of
               Boston Florida, N.A..................................................

  10.10+       Mortgage Loan Servicing Agreement dated as of March 15, 1996 between
               BancBoston Mortgage Corporation (currently known as HomeSide Lending,
               Inc.) and each of The First National Bank of Boston, Bank of Boston
               Connecticut, Rhode Island Hospital Trust National Bank and Bank of
               Boston Florida, N.A..................................................

  10.11        Stock Purchase Agreement dated as of March 4, 1996 between
               GrantAmerica, Inc. (currently known as HomeSide, Inc.) and Barnett
               Banks, Inc. (the "BMC Purchase Agreement")...........................

                                                                                        PAGE
                                                                                        -----
  10.12        Amendment No. 1, dated as of May 31, 1996, to the BMC Purchase
               Agreement............................................................

  10.13        Tax Indemnity Letter Agreement dated as of March 4, 1996 between
               Barnett Mortgage Company (currently known as HomeSide Holdings, Inc.)
               and Barnett Banks, Inc...............................................

  10.14        Amended and Restated Shareholder Agreement dated as of May 31, 1996 among HomeSide, Inc. and the shareholders thereof....................

  10.15        Amended and Restated Registration Rights Agreement dated as of May
               31, 1996 between HomeSide, Inc. and certain shareholders thereof.....

  10.16        Marketing Agreement dated as of May 31, 1996 between HomeSide, Inc.
               and Barnett Banks, Inc...............................................

  10.17        Transitional Services Agreement dated as of May 31, 1996 between
               Barnett Banks, Inc., Barnett Mortgage Company (currently known as
               HomeSide Holdings, Inc.) and HomeSide, Inc...........................

  10.18        Operating Agreement dated as of May 31, 1996 between HomeSide
               Lending, Inc. and Barnett Banks, Inc.................................

  10.19+       Mortgage Loan Servicing Agreement dated as of April, 1996 between
               HomeSide Lending, Inc. and Barnett Banks, Inc........................

  10.20+       PMSR Flow Agreement dated as of May 31, 1996 between HomeSide
               Lending, Inc. and Barnett Banks, Inc.................................

  10.21        Correspondent Agreement dated May 16, 1996 between HomeSide Lending,
               Inc. and Barnett Banks, Inc..........................................

  10.22        Delegated Underwriting Agreement dated as of May 15, 1996 between
               HomeSide Lending, Inc. and HomeSide Holdings, Inc....................

  10.23*       Amended and Restated Credit Agreement dated as of January 31, 1997 among HomeSide Lending, Inc., Honolulu Mortgage Company, Inc., the
               Lenders parties thereto and The Chase Manhattan Bank, as
               Administrative Agent (the "Credit Agreement")........................

  10.24*       Amended and Restated Holdings Pledge Agreement dated as of February
                 , 1997 between HomeSide, Inc. and The Chase Manhattan Bank, as
               Administrative Agent for the Lenders parties to the Credit
               Agreement............................................................

  10.25*       Amended and Restated HomeSide Pledge Agreement dated as of February
                 , 1997 between HomeSide Lending, Inc. and The Chase Manhattan Bank, as Administrative Agent for the Lenders parties to the Credit
               Agreement............................................................

  10.26*       Amended and Restated BMC Pledge Agreement dated as of February   ,
               1997 between HomeSide Holdings, Inc. and The Chase Manhattan Bank, as
               Administrative Agent for the Lenders parties to the Credit
               Agreement............................................................

  10.27        Registration Rights Agreement dated as of May 14, 1996 among
               HomeSide, Inc. and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner
               & Smith Incorporated, Smith Barney Inc. and Friedman, Billings,
               Ramsey & Co., Inc....................................................

  10.28*       Amended and Restated Holdings Guaranty dated as of February   , 1997
               by HomeSide, Inc. in favor of The Chase Manhattan Bank, as
               Administrative Agent for the Lenders parties to the Credit
               Agreement............................................................

  10.29*       Amended and Restated HomeSide Guaranty dated as of February   , 1997
               by HomeSide Lending, Inc. in favor of The Chase Manhattan Bank, as
               Administrative Agent for the Lenders parties to the Credit
               Agreement............................................................

                                                                                        PAGE
                                                                                        -----
  10.30*       Amended and Restated Subsidiaries Guaranty dated as of February   ,
               1997 by each of SWD Properties, Inc., Stockton Plaza, Inc., HomeSide
               Mortgage Securities, Inc. and Honolulu Mortgage Company, Inc. in
               favor of The Chase Manhattan Bank, as Administrative Agent for the
               Lenders parties to the Credit Agreement..............................

  10.31*       Amended and Restated BMC Guaranty dated as of February   , 1997 by
               HomeSide Holdings, Inc. in favor of The Chase Manhattan Bank, as
               Administrative Agent for the Lenders parties to the Credit
               Agreement............................................................

  10.32*       Amended and Restated Security and Collateral Agency Agreement dated
               as of February   , 1997 between HomeSide Lending, Inc. and The Chase
               Manhattan Bank, as Administrative Agent for the Lenders parties to the Credit Agreement.................................................

  10.33*       Amended and Restated Security and Collateral Agency Agreement dated
               as of February   , 1997 between Honolulu Mortgage Company, Inc. and
               The Chase Manhattan Bank, as Administrative Agent for the Lenders
               parties to the Credit Agreement......................................

  10.34*       Amended and Restated Security and Collateral Agency Agreement dated
               as of February   , 1997 between HomeSide Holdings, Inc. and The Chase
               Manhattan Bank, as Administrative Agent for the Lenders parties to the Credit Agreement.................................................

  10.35        Intercreditor Agreement dated as of May 31, 1996 between HomeSide,
               Inc., HomeSide Holdings, The Bank of New York, as Trustee, and
               Chemical Bank, as Administrative Agent under the Credit Agreement....

  10.36        HomeSide, Inc. Time Accelerated Restricted Stock Option Plan.........

  10.37        HomeSide, Inc. Non-Qualified Stock Option Plan.......................

  10.38        Class B Non-Voting Common Stock Issuance Agreement dated as of March
               14, 1996 between HomeSide, Inc. and Smith Barney Inc.................

  10.39        Transitional Services Agreement dated as of March 15, 1996 between
               The First National Bank of Boston and BancBoston Mortgage Corporation
               (currently known as HomeSide Lending, Inc.)..........................

  10.40        Transitional Services Agreement dated as of March 15, 1996 between
               The First National Bank of Boston and BancBoston Mortgage Corporation
               (currently known as HomeSide Lending, Inc.)..........................

  10.41        Management Agreement dated as of March 15, 1996 between BancBoston
               Mortgage Corporation (currently known as HomeSide Lending, Inc.) and
               The First National Bank of Boston....................................

  10.42        Management Agreement dated as of March 15, 1996 between BancBoston
               Mortgage Corporation (currently known as HomeSide Lending, Inc.) and
               Thomas H. Lee Company................................................

  10.43        Management Agreement dated as of March 15, 1996 between BancBoston
               Mortgage Corporation (currently known as HomeSide Lending, Inc.) and
               Madison Dearborn Partners, Inc.......................................

  10.44        Management Stockholder Agreement dated as of May 15, 1996 between
               HomeSide, Inc., The First National Bank of Boston, Thomas H. Lee
               Equity Fund III, L.P. and certain affiliates thereof, Madison
               Dearborn Capital Partners, L.P. and certain employees of HomeSide,
               Inc. and its subsidiaries............................................

  10.45        Management Agreement dated as of May 31, 1996 between HomeSide
               Lending, Inc. and Barnett Banks, Inc.................................

  10.46        Form of HomeSide Severance Agreement.................................

  10.47        Loan and Security Agreement dated January 15, 1997 between HomeSide
               Lending, Inc. and The Chase Manhattan Bank...........................

  12.1**       HomeSide Lending, Inc. -- Computation of the Ratio of Earnings to
               Fixed Charges........................................................

                                                                                        PAGE
                                                                                        -----
  12.2**       BancBoston Mortgage Corporation -- Computation of the Ratio of
               Earnings to Fixed Charges............................................

  12.3**       Barnett Mortgage Company -- Computation of the Ratio of the Ratio of
               Earnings to Fixed Charges............................................

  21.1         List of subsidiaries of HomeSide Lending, Inc........................

  23.1**       Consent of Arthur Andersen LLP.......................................

  23.2**       Consent of Coopers & Lybrand L.L.P...................................

  23.3**       Consent of KPMG Peat Marwick LLP.....................................

  23.4         Consent of Hutchins, Wheeler & Dittmar, A Professional Corporation
               (included in Exhibit 5.1)............................................

  24.1         Powers of Attorney (contained on the signature page to this
               Registration Statement)..............................................

  25.1*        Form of T-1 Statement of Eligibility Under Trust Indenture Act of
               1939 of [name of trustee]............................................

  27.1**       Financial Data Schedule..............................................

---------------
 + Portions of this Exhibit have been omitted pursuant to an order of the Securities and Exchange Commission granting confidential treatment.

 * This Exhibit will be filed with a subsequent amendment to this Registration Statement.

** This Exhibit is filed with this Registration Statement.